As filed with the Securities and Exchange Commission on June 5, 2013

Registration No. 333-187867

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WILLIAM LYON HOMES, INC.

(Exact name of registrant as specified in its charter)

California	1531	33-0253855
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AND

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	1531	33-0864902
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AND

The Other Registrants Named in the Table of Additional Registrants Below

4695 MacArthur Court, 8th Floor

Newport Beach, CA, 92660

(949) 833-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William H. Lyon

Chief Executive Officer

William Lyon Homes

4695 MacArthur Court, 8th Floor

Newport Beach, CA, 92660

(949) 833-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Cary Hyden, Esq.

Michael A. Treska, Esq.

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

(714) 540-1235

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note (1)	Proposed maximum aggregate offering price	Amount of registration fee
8.500% Senior Notes due 2020 (1)	$325,000,000	100% of Principal Amount	$325,000,000	$44,330(2)
Guarantees of 8.500% Senior Notes due 2020 (3)	—	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid in connection with the initial filing of this registration statement on April 11, 2013.
(3)	Consists of guarantees of the 8.500% Senior Notes due 2020 of William Lyon Homes, Inc. by William Lyon Homes and the additional guarantor registrants listed on the Table of Additional Registrants below.
(4)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Additional Registrants (as Guarantors of 8.500% Senior Notes due 2020)

Exact Name as specified in its charter *	State or other jurisdiction of incorporation or organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
California Equity Funding, Inc.	California	1531	33-0830016
PH-LP Ventures	California	1531	33-0799119
Duxford Financial, Inc.	California	1531	33-0640824
Sycamore CC, Inc.	California	1531	33-0981307
Presley CMR, Inc.	California	1531	33-0603862
William Lyon Southwest, Inc.	Arizona	1531	86-0978474
PH-Rielly Ventures	California	1531	33-0827710
HSP Inc.	California	1531	33-0636045
PH Ventures-San Jose	California	1531	33-0785089
Presley Homes	California	1531	33-0905035
Lyon Mayfield, Inc.	Delaware	1531	37-1650559
WLH Enterprises	California	1531	33-0013333
Lyon East Garrison Company I, LLC	California	1531	41-2065692
Laguna Big Horn, LLC	Delaware	1531	20-0892590
Lyon Waterfront LLC	Delaware	1531	04-3671928
Circle G at the Church Farm North Joint Venture, LLC	Arizona	1531	20-3431322
Duxford Insurance Services LLC	California	1531	36-4588232
Whitney Ranch Village 5 LLC	Delaware	1531	20-1595256
Lyon Mayfield, LLC	Delaware	1531	37-1650573
Mountain Falls, LLC	Nevada	1531	20-1119631
Mountain Falls Golf Course, LLC	Nevada	1531	20-1223291

*	Each additional registrant is a wholly-owned direct or indirect subsidiary of William Lyon Homes. The notes are fully and unconditionally guaranteed by the additional registrants and William Lyon Homes on a joint and several basis, subject to customary release provisions. See “Description of the Notes—Note Guarantees” for a summary of the circumstances under which a note guarantee may be released. The address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices is c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California, telephone (949) 833-3600. The name, address, and telephone number of the agent for service for each additional registrant is William H. Lyon, Chief Executive Officer, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California, telephone (949) 833-3600.

The information in this preliminary prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offering, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2013

PRELIMINARY PROSPECTUS

$325,000,000

William Lyon Homes, Inc.

Exchange Offer for

8.500% Senior Notes due 2020 and Related Guarantees

We are offering to issue up to $325,000,000 aggregate principal amount of our 8.500% Senior Notes due 2020, which will be unconditionally guaranteed on a senior unsecured basis by William Lyon Homes, our parent company, and certain of its existing and future direct and indirect subsidiaries (the “exchange notes”), in an exchange offer that will be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for any and all of our $325,000,000 aggregate principal amount of outstanding 8.500% Senior Notes due 2020 that we issued on November 8, 2012, which are unconditionally guaranteed on a senior unsecured basis by our parent company and certain of its existing and future direct and indirect subsidiaries (the “outstanding notes”). We are offering to exchange the outstanding notes for the exchange notes to satisfy our obligations in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act.

The Exchange Offer

•

We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable, except in limited circumstances as described below.

•	You may withdraw tenders of your outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at midnight, New York City time, on the evening of , 2013, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•

The terms of the exchange notes to be issued in the exchange offer are identical in all material respects to the outstanding notes, except that the exchange notes will be freely tradable, except in limited circumstances as described below.

Resales of the Exchange Notes

•

The exchange notes may be resold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the notes on any securities exchange or market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the related indenture. In general, the outstanding notes may not be offered or sold, except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We currently do not anticipate that we will register the resale of the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 15 for a discussion of certain risks that you should consider before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with such resales. See “Plan of Distribution.”

If you are an affiliate of ours or any guarantor, or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, then you cannot rely on the applicable interpretations of the Securities and Exchange Commission and you must comply with the registration requirements of the Securities Act in connection with any resale of the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you any information or to make any representations about the transaction we discuss in this prospectus other than as contained in this prospectus. If you are given any information or representation that is not discussed in this prospectus, you must not rely on that information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

As used in this prospectus, references to the “Company,” “we,” “us,” and “our,” and similar expressions, refer to William Lyon Homes, a Delaware corporation, and its subsidiaries. In addition, “Parent” refers to William Lyon Homes and “California Lyon” or the “Issuer” refers to William Lyon Homes, Inc., a California corporation and wholly owned subsidiary of Parent and the issuer of the notes offered hereby. However, in the cover page of this prospectus and the sections of this prospectus titled “Prospectus Summary—The Exchange Offer,” “Prospectus Summary—The Exchange Notes,” “The Exchange Offer” and “Description of the Notes,” references to “we,” “us” and “our” and similar expressions refer only to William Lyon Homes, Inc. and not to its subsidiaries or Parent.

i

WHERE YOU CAN FIND MORE INFORMATION

In connection with the exchange offer, we have filed with the United States Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act with respect to the exchange offer. As permitted by SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, we refer you to the registration statement, including its exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files periodic reports, proxy statements and other information with the SEC. Materials that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov from which interested persons can electronically access reports, proxy statements and other information relating to SEC registrants, including our Company.

We maintain a website at www.lyonhomes.com. You may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on our website does not constitute part of, and is not incorporated by reference into, this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights important information about our business and the exchange offer. It does not include all the information you should consider before deciding to participate in the exchange offer. For a more complete understanding of our business and the exchange offer, you should read this entire prospectus, especially the description of the terms and conditions of the notes discussed under “Description of the Notes” and the risks of investing in the notes discussed under “Risk Factors” in this prospectus.

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. We have a distinguished legacy of more than 55 years of homebuilding operations, over which time we have sold in excess of 75,000 homes. Our markets are characterized by attractive long-term housing fundamentals and, based upon the Burns Home Value Index, eight of our markets have experienced double-digit year-over-year home price appreciation. We hold leading market share positions in most of our markets and we have a significant land supply with more than 13,200 lots owned or controlled as of March 31, 2013, representing an approximately 12-year supply of lots based upon our home closings during the twelve month period ended March 31, 2013.

We have a proven expertise in understanding the needs of our homebuyers and tailoring our product offerings to meet such needs, which allows us to maximize the yield on our land investments by pairing product with market demand. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history recognizing our achievements.

In 2012 we delivered 950 homes, with an average selling price of approximately $275,000, and recognized home sales revenues and total revenues of $261.3 million and $398.3 million, respectively. In the three months ended March 31, 2013, we delivered 268 homes, with an average selling price of approximately $285,200, and recognized home sales revenues and total revenues of $76.4 million and $80.9 million, respectively. We have experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with our disciplined operating strategy, has resulted in five consecutive quarters of growth in our net new home orders, home closings and unit backlog. As of March 31, 2013, we were selling homes in 22 communities and had a consolidated backlog of 498 sold but unclosed homes, with an associated sales value of $170.8 million, representing a 50% and 115% increase in units and dollars, respectively, as compared to the backlog at March 31, 2012. As of April 28, 2013, we had a consolidated backlog of more than 550 units with a sales value of more than $200 million. The average selling price for homes in our backlog as of April 28, 2013 was approximately $363,600, representing a significant increase relative to the average selling price of $285,200 for homes closed in the three month period ended March 31, 2013. We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to rebound.

General Corporate Information and History

The Company’s predecessor, The Presley Companies, or Presley, was formed in 1956. In 1987, General William Lyon purchased 100% of the stock of Presley, which subsequently went public in 1991 and was listed on the New York Stock Exchange under the symbol “PDC.” In 1999, Presley acquired William Lyon Homes, Inc., a

California corporation, and changed its name to William Lyon Homes and its ticker symbol to “WLS.” The Company was subsequently taken private in 2006 by way of a tender offer by General William Lyon for the shares of the Company that were then publicly owned.

Today, the Company’s principal executive offices are located at 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660 and its telephone number is (949) 833-3600. The Company’s website address is www.lyonhomes.com. Information contained on the Company’s website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

Recent Events

Initial Public Offering

On May 21, 2013, Parent announced the closing of its initial public offering of Class A Common Stock. In connection with the initial public offering, Parent completed a common stock recapitalization which included a 1-for-8.25 reverse stock split of its Class A Common Stock (the “Class A Reverse Split”), the conversion of all outstanding shares of Parent’s Class C Common Stock, Class D Common Stock and Convertible Preferred Stock into Class A Common Stock on a one-for-one basis and as automatically adjusted for the Class A Reverse Split, and a 1-for-8.25 reverse stock split of its Class B Common Stock. Upon completion of the initial public offering, Parent had 27,623,629 shares of Class A Common Stock outstanding, excluding shares issuable upon exercise of outstanding stock options, and 3,813,885 shares of Class B Common Stock outstanding, excluding shares underlying a warrant to purchase additional shares of Class B Common Stock.

Warrant Amendment

On May 21, 2013, Parent and the holder of Parent’s outstanding Warrant to Purchase Shares of Class B Common Stock, dated February 25, 2012 (the “Warrant”), entered into Amendment No. 1 to the Warrant (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the Warrant was amended to extend the term from five years to ten years, and the Warrant will now expire on February 24, 2022. All other terms of the Warrant will remain in full force and effect.

The Exchange Offer

In this prospectus, (1) the term “outstanding notes” refers to our outstanding 8.500% Senior Notes due 2020 and the related guarantees issued in a private placement on November 8, 2012, in a total aggregate principal amount of $325,000,000; (2) the term “exchange notes” refers to our 8.500% Senior Notes due 2020 and the related guarantees offered by this prospectus in exchange for the outstanding notes; and (3) the term “notes” refers, collectively, to the outstanding notes and the exchange notes. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to William Lyon Homes, Inc. and not to its subsidiaries or Parent unless otherwise stated or the context otherwise requires.

The summary below describes the principal terms of the exchange offer. See also the section of this prospectus titled “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the exchange offer.

General	In connection with a private placement, we entered into a registration rights agreement with the purchasers of the outstanding notes in which we agreed, among other things, to use our commercially reasonable efforts to cause the exchange offer described in this prospectus to be consummated within 240 days after the date of the original issue of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

•	the offer and sale of the exchange notes will have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights that are applicable to the outstanding notes under the registration rights agreement; and

•	the provisions of the registration rights agreement that provide for payment of additional amounts upon a registration default are no longer applicable.

The Exchange Offer	We are offering to exchange up to $325,000,000 aggregate principal amount of our 8.500% Senior Notes due 2020 and the related guarantees, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding 8.500% Senior Notes due 2020 and the related guarantees.

Outstanding notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer.

Resale	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Expiration Date	The exchange offer expires at midnight, New York City time, on the evening of , 2013, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw any tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes	Each exchange note bears interest at the rate of 8.500% per annum from the most recent date on which interest has been paid on the notes or, if no interest has been paid, from November 8, 2012. The interest on the notes is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2013. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are not an “affiliate” of ours or of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture under which the outstanding notes were issued, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes and related guarantees under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture under which the outstanding notes were issued. In general, the outstanding notes may not be offered or sold, except in a transaction that is registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not anticipate that we will register the offer and sale of the outstanding notes under the Securities Act.

U.S. Federal Income Tax Consequences of the Exchange Offer	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association, is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to William Lyon Homes, Inc. and not to its subsidiaries or Parent unless otherwise stated or the context otherwise requires.

Issuer	William Lyon Homes, Inc.

Notes Offered	$325.0 million aggregate principal amount of 8.500% Senior Notes due 2020.

Maturity Date	November 15, 2020.

Interest	The exchange notes will bear interest at a rate of 8.500% per annum.

Interest Payment Dates	The interest on the exchange notes is payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2013. Interest will accrue from and including the most recent date on which interest has been paid on the outstanding notes or, if no interest has been paid, from November 8, 2012.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several unsecured basis, subject to customary release provisions summarized under “Description of the Notes—Note Guarantees,” by William Lyon Homes, our parent company, and certain of our existing and future wholly-owned subsidiaries.

For the three months ended March 31, 2013, our non-guarantor subsidiaries did not account for any of our total revenues.

As of March 31, 2013, our non-guarantor subsidiaries accounted for:

•	$30.2 million, or approximately 5% of our total assets; and

•	$8.4 million, or approximately 2% of our total liabilities.

Ranking	The exchange notes and the guarantees will be our and the guarantors’ senior unsecured obligations. The exchange notes and guarantees will:

•	rank senior in right of payment to our and our guarantors’ existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness;

•	be effectively subordinated to our and the guarantors’ existing and future senior secured indebtedness, to the extent of the assets securing such indebtedness; and

•	be structurally subordinated to all existing and future liabilities (including trade payables) of each of our subsidiaries that do not guarantee the notes.

As of March 31, 2013, our non-guarantor subsidiaries had approximately $8.4 million of outstanding liabilities, which would rank effectively senior to the notes offered hereby, with respect to the assets of such non-guarantor subsidiaries.

Optional Redemption	We will be entitled to redeem the exchange notes at any time and from time to time after issuance in whole or in part in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control	If a change of control event occurs, each holder of exchange notes will have the right to require us to purchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes—Change of Control.”

Certain covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or make payments in respect of subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to pay dividends or to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of our assets.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Notes—Certain Covenants.”

Use of proceeds	We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

Risk Factors

You should carefully consider the information under “Risk Factors” and all other information included in this prospectus before deciding to exchange your outstanding notes for exchange notes.

SUMMARY FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial data. The selected historical consolidated statement of operations data, other financial data and operating data for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the years ended December 31, 2011 and 2010 has been derived from the Company’s audited consolidated financial statements and the related notes included elsewhere herein. The selected historical consolidated statement of operations data, other financial data and operating data for the quarterly period ended March 31, 2013 and the period from February 25, 2012 through March 31, 2012 and balance sheet data as of March 31, 2013 have been derived from our unaudited financial statements and the related notes included elsewhere herein.

The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations. Upon emergence from In re William Lyon Homes, et. al, Case No. 11-14019, or the Chapter 11 Cases, on February 25, 2012, or the Emergence Date, we adopted fresh start accounting as prescribed under Accounting Standards Codification No. 852, Reorganizations, or ASC 852, which required us to value our assets and liabilities at their related fair values. In addition, we adjusted our accumulated deficit to zero at the Emergence Date. Items such as accumulated depreciation, amortization and accumulated deficit were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, prepaid and other assets, accounts payable, certain accrued liabilities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to the Emergence Date. Items such as real estate inventories, property, plant and equipment, certain notes receivable, certain accrued liabilities and notes payable were adjusted from amounts previously reported. Unless otherwise stated or the context otherwise requires, reference hereinafter to the “Successor” reflects the operations of the Company after the Emergence Date, and after giving effect to the application of ASC 852, from February 25, 2012 through March 31, 2012 and December 31, 2012 and any reference to the “Predecessor” refers to the operations of the Company prior to the Emergence Date. Because we adopted fresh start accounting at emergence from bankruptcy and because of the significance of liabilities subject to compromise that were relieved upon emergence from bankruptcy, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our consolidated financial statements included in this prospectus for further details relating to fresh start accounting.

You should read this summary in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and accompanying notes included elsewhere herein.

	Successor(1)			Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Period From February 25, through December 31, 2012	Period from February 25, through March 31, 2012 (unaudited)	Period From January 1, through February 24, 2012	Year Ended December 31,
($ in thousands except per share data)					2011	2010
Statement of Operations Data
Revenues
Home sales	$76,434	$244,610	$15,109	$16,687	$207,055	$266,865
Lots, land and other sales	—	104,325	—	—	—	17,204
Construction services	4,419	23,825	3,195	8,883	19,768	10,629

Total revenues	80,853	372,760	18,304	25,570	226,823	294,698

Operating income (loss)	(812)	4,666	(2,962)	(2,684)	(148,015)	(117,843)
Loss before reorganization items and (provision) benefit from income taxes	(2,009)	(4,325)	(4,629)	(4,961)	(171,706)	(135,867)
Reorganization items, net(2)	(464)	(2,525)	(353)	233,458	(21,182)	—
Net (loss) income	(2,473)	(6,861)	(4,982)	228,497	(192,898)	(135,455)
Net (loss) income available to common stockholders	$(3,522)	$(11,602)	$(5,351)	$228,383	$(193,330)	$(136,786)

(Loss) income per common share:
Basic and diluted	$(0.03)	$(0.11)	$(0.06)	$228,383	$(193,330)	$(136,786)
Weighted average common shares outstanding
Basic and diluted	120,300,654	103,037,842	92,368,169	1,000	1,000	1,000

Other Financial Data:
Adjusted homebuilding gross margin(3)	$17,738	$64,135	$3,173	$3,449	$40,468	$57,876
Adjusted homebuilding gross margin percentage(3)	23.2%	26.2%	21.0%	20.7%	19.6%	21.7%
Adjusted EBITDA(4)	$4,593	$39,792	$(728)	$(8,435)	$(21,357)	$16,612
Adjusted EBITDA margin percentage(5)	5.7%	10.7%	(4.0%)	(33.0%)	(9.4%)	4.5%

Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	361	956	146	175	669	650
Number of homes closed	268	883	61	67	614	760
Average sales price of homes closed	$285	$277	$248	$249	$337	$351
Cancellation rate	12%	15%	8%	8%	18%	19%
Average number of sales locations	23	18	20	20	19	18
Backlog at end of period, number of homes(6)	498	406	332	246	139	84
Backlog at end of period, aggregate sales value(6)	$170,798	$115,449	$79,408	$63,434	$29,329	$30,077

(1)

Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Prepackaged Joint Plan of Reorganization (the “Plan”); and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the periods from February 25, 2012 through March 31, 2012 and from February 25, 2012 through December 31, 2012 as the successor entity. As such, the application of fresh start accounting as described in Note 3 of the “Notes to Consolidated Financial

Statements” is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	The Company recorded reorganization items of $(0.5) million, $(2.5) million, $(0.4) million, $233.5 million and $(21.2) million during the three months ended March 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from February 25, 2012 through March 31, 2012, the period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011, respectively. See Note 4 of “Notes to Consolidated Financial Statements.”
(3)	Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and allows investors to make better comparisons with our competitors. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Successor(1)				Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Three Months Ended December 31, 2012	Period from February 25 through December 31, 2012	Period from February 25, through March 31, 2012 (unaudited)	Period from January 1 through February 24, 2012	Three Months Ended December 31, 2011	Year Ended December 31,
							2011	2010
(dollars in thousands)
Home sales revenue	$76,434	$98,633	$244,610	$15,109	$16,687	$58,983	$207,055	$266,865
Cost of home sales	(63,328)	(81,048)	(203,203)	(13,063)	(14,598)	(54,849)	(184,489)	(225,751)

Homebuilding gross margin	13,106	17,585	41,407	2,046	2,089	4,134	22,566	41,114
Add: Interest in cost of sales	4,632	11,528	22,728	1,127	1,360	6,565	18,082	16,762

Adjusted homebuilding gross margin	$17,738	$29,113	$64,135	$3,173	$3,449	$10,699	$40,648	$57,876

Adjusted homebuilding gross margin percentage	23.2%	29.5%	26.2%	21.0%	20.7%	18.1%	19.6%	21.7%

(4)	Adjusted EBITDA is a financial measure that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA means net (loss) income plus (i) provision for (benefit from) income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) non-cash impairment charges, (v) gain (loss) on retirement of debt, (vi) loss on sale of fixed assets, (vii) depreciation and amortization, (viii) distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (ix) equity in (income) loss of unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (x) stock based compensation expense and (xi) reorganization items. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s earnings before debt service. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. A reconciliation of net (loss) income attributable to the Company to adjusted EBITDA is provided as follows:

	Successor(1)			Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Period From February 25, through December 31, 2012	Period From February 25 through March 31, 2012 (unaudited)	Period From January 1, through February 24, 2012	Year Ended December 31,
					2011	2010
Net (loss) income attributable to William Lyon Homes	$(2,548)	$(8,859)	$(5,059)	$228,383	$(193,330)	$(136,786)
Provision for (benefit from) income taxes	—	11	—	—	10	(412)

Interest expense

Interest incurred	7,151	30,526	4,234	7,145	61,464	62,791
Interest capitalized	(5,867)	(21,399)	(2,520)	(4,638)	(36,935)	(39,138)
Amortization of capitalized interest included in cost of sales	4,632	27,791	1,127	1,360	18,082	16,762
Non-cash impairment charge	—	—	—	—	128,314	111,860
Gain (loss) on extinguishment of debt	—	1,392	—	—	—	(5,572)
Loss on sale of fixed assets	—	—	—	—	83	122
Depreciation and amortization	914	6,631	1,490	586	3,875	3,718
Distributions of income from unconsolidated joint ventures	—	—	—	—	685	4,183
Equity in (income) loss of unconsolidated joint ventures	—	—	—	—	(3,605)	(916)
Stock-based compensation	311	3,699	—	—	—	—
Non-cash reorganization items	—	—	—	(241,271)	—	—

Adjusted EBITDA	$4,593	$39,792	$(728)	$(8,435)	$(21,357)	$16,612

(5)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (4) above, divided by total revenues during the period.
(6)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of December 31, 2012, 352 represent homes completed or under construction and 54 represent homes not yet under construction.

The table below reflects our balance sheet data as of March 31, 2013 on an actual basis:

As of March 31, 2013
(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$66,404
Real estate inventories—Owned	439,491
Real estate inventories—Not owned	39,029
Total assets	598,906
Total debt	347,269
Total liabilities	458,240
Redeemable convertible preferred stock	71,571
Total William Lyon Homes stockholders’ equity	59,501

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

We have an excess of fixed charges to earnings. The following table presents our historical excess of fixed charges and preferred stock dividends to earnings for the periods indicated.

	Successor(1)			Predecessor(1)
	Three Months Ended March 31, 2013	Period From February 25, through December 31, 2012	Period from February 25, through March 31, 2012	Period From January 1, through February 24, 2012	Year Ended December 31,
					2011	2010	2009	2008
Excess of fixed charges to earnings (loss) (2)	$(3,708)	$—	$(6,375)	$(16,050)	$(86,347)	$(52,871)	$(150,218)	$(82,117)
Excess of combined fixed charges and preferred stock dividends to earnings (loss) (1)	$(4,682)	$(2,097)	$(6,667)	N/A	N/A	N/A	N/A	N/A

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Prepackaged Joint Plan of Reorganization (the “Plan”); and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-emergence, predecessor entity and the periods from February 25, 2012 through March 31, 2012 and from February 25, 2012 through December 31, 2012 as the successor entity. As such, the application of fresh start accounting as described in Note 3 of the “Notes to Consolidated Financial Statements” is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	The term “fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) portion of rent expense considered to be interest, and (d) preference security dividend requirements of consolidated subsidiaries. The term “preference security dividend” is the amount of pre-tax earnings that is required to pay dividends on outstanding preference securities. The term “earnings” means the sum of (a) pre-tax income from continuing operations and (b) fixed charges.

RISK FACTORS

The exchange notes involve substantial risks similar to those associated with the outstanding notes. In addition to the other information in this prospectus, you should carefully consider the following risks before deciding to exchange your outstanding notes for exchange notes. If any of the following risks actually occur, our business, prospects, liquidity, financial condition or operating results could be materially adversely affected, which, in turn, could adversely affect our ability to pay interest or principal on the exchange notes or otherwise fulfill our obligations under the indenture. In addition, please read “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

Risks Related to Our Business

Our long-term growth depends upon our ability to acquire land at reasonable prices.

Our business depends on its ability to obtain land for the development of its residential communities at reasonable prices and with terms that meet its underwriting criteria. Our ability to obtain land for new residential communities may be adversely affected by changes in the general availability of land, the willingness of land sellers to sell land at reasonable prices given the deterioration in market conditions, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density, and other market conditions. If the supply of land appropriate for development of residential communities is limited because of these factors, or for any other reason, the number of homes that we build and sell may continue to decline. Additionally, our ability to open new projects could be impacted if we elect not to purchase lots under option contracts. To the extent that we are unable to purchase land timely or enter into new contracts for the purchase of land at reasonable prices, due to the lag time between the time we acquire land and the time we begin selling homes, the our home sales revenue and results of operations could be negatively impacted and/or we could be required to scale back our operations in a given market.

Limitations on the availability and increases in the cost of mortgage financing can adversely affect demand for housing.

In general, housing demand is negatively impacted by the unavailability of mortgage financing, as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, and factors that increase the upfront or monthly cost of financing a home such as increases in interest rates, insurance premiums or limitations on mortgage interest deductibility. Most buyers finance their home purchases through third-party lenders providing mortgage financing. Over the last several years, many third-party lenders have significantly increased underwriting standards, and many subprime and other alternate mortgage products are no longer available in the marketplace in spite of a decrease in mortgage rates. If these trends continue and mortgage loans continue to be difficult to obtain, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes would be adversely affected, which would adversely affect our results of operations through reduced home sales revenue, gross margin and cash flow.

Even if potential customers do not need financing, changes in the availability of mortgage products or increase in mortgage costs may make it harder for them to sell their current homes to potential buyers who need financing, which has in some cases led to lower demand for new homes. Mortgage interest rates have recently been at historic lows, and there can be no assurance that such rates will remain low and increases in interest rates could adversely affect our results of operations through reduced home sales and cash flow.

Adverse changes in general economic conditions or conditions in our industry could reduce the demand for homes and, as a result, could negatively impact our results of operations.

The homebuilding industry is cyclical and highly sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels.

The national recession, credit market disruption, high unemployment levels, the absence of home price stability, and the decreased availability of mortgage financing, among other factors, have adversely impacted the homebuilding industry and our operations and financial condition over the last several years. Although the housing market appears to be recovering in most of the geographies in which we operate, we cannot predict the pace or scope of the recovery. If market conditions deteriorate or do not improve as anticipated, our results of operations and financial condition could be adversely impacted.

These changes may occur on a national scale or may acutely affect some of the regions or markets in which we operate more than others. An oversupply of alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties, can also adversely impact our ability to sell new homes, depress new home prices and reduce our margins on the sales of new homes. High levels of foreclosures not only contribute to additional inventory available for sale, but also reduce appraised values for new homes, potentially resulting in lower sales prices.

We cannot predict the duration or ultimate magnitude of any economic downturn or reversal in the recovery of the homebuilding industry or the extent or sustainability of a recovery, particularly the sustainability of current improvements in the homebuilding market. Nor can we provide assurance that our response to a homebuilding downturn or the government’s attempts to address the troubles in the overall economy would be successful.

Difficulty in obtaining sufficient capital could result in increased costs and delays in completion of projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land and begin development. We expect that we will seek additional capital from time to time from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. Land acquisition, development and construction activities may be adversely affected by any shortage or increased cost of financing or the unwillingness of third parties to engage in joint ventures. Any difficulty in obtaining sufficient capital for planned development expenditures could cause project delays and any such delay could result in cost increases and may adversely affect our sales and future results of operations and cash flows.

Our business is geographically concentrated, and therefore, our sales, results of operations, financial condition and business would be negatively impacted by a decline in the general economy or the homebuilding industry in such regions.

We presently conduct all of our business in five geographic regions: Southern California, Northern California, Arizona, Nevada and, as of December 2012, Colorado. Our geographic concentration could adversely impact us if the homebuilding business in its current markets should decline, since there may not be a balancing opportunity in a stronger market in other geographic regions.

In addition, a prolonged economic downturn in one or more of these areas, particularly within California, could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. We generate a significant portion of our revenue and a significant amount of our profits from, and we hold approximately one-half of the dollar value of our real estate inventory in, California. During the downturn from 2008 to 2010, land values, the demand for new homes and home prices have declined substantially in California, negatively impacting our profitability and financial position. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. There can be no assurance that our profitability and financial position will not be further impacted if the challenging conditions in California continue or worsen.

Increases in our cancellation rate could have a negative impact on the our home sales revenue and home building gross margins.

During the years ended December 31, 2012, 2011 and 2010, we experienced cancellation rates of 14%, 18% and 19%, respectively. In the three months ended March 31, 2013, we experienced a cancellation rate of 12%, compared to 9% during the same period in 2012. Cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and our results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Many of these factors are beyond our control. Increased levels of home order cancellations would have a negative impact on our home sales revenue and financial and operating results.

Financial condition and results of operations may be adversely affected by any decrease in the value of land inventory, as well as by the associated carrying costs.

We continuously acquire land for replacement and expansion of land inventory within the markets in which we build. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases, and thus, we may have bought and developed land on which homes cannot be profitably built and sold. We employ measures to manage inventory risks which may not be successful.

We incur many costs even before we begin to build homes in a community, including costs of preparing land and installing roads, sewage and other utilities, as well as taxes and other costs related to ownership of the land on which we plan to build homes. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market, and we may have to sell homes at significantly lower margins or at a loss, which conditions may persist for extended periods of time. If the rate at which we sell and deliver homes slows or falls, or if we delay the opening of new home communities for sales due to adjustments in our marketing strategy or other reasons, each of which has occurred throughout the housing downturn, we may incur additional costs and it will take a longer period of time for us to recover our costs, including the costs we incurred in acquiring and developing land.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect our business, prospects, liquidity, financial condition or results of operations.

As a homebuilder, we are subject to numerous risks, many of which are beyond management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting our sales and profitability. Many of our projects are located in California, which has experienced significant earthquake activity and seasonal wildfires. Areas in Colorado have also been subjected to seasonal wildfires and soil subsidence. In addition to directly damaging our projects, earthquakes or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could adversely affect our business, prospects, liquidity, results of operations or financial condition.

Our business and results of operations are dependent on the availability and skill of subcontractors.

Substantially all construction work is done by subcontractors with us acting as the general contractor. Accordingly, the timing and quality of construction depend on the availability and skill of our unaffiliated, third party subcontractors. While we have been able to obtain sufficient materials and subcontractors during times of material shortages and believes that our relationships with suppliers and subcontractors are good, we do not have long-term contractual commitments with any subcontractors or suppliers.

We may not be able to compete effectively against competitors in the homebuilding industry.

The homebuilding industry is highly competitive and there are relatively low barriers to entry. Homebuilders compete for, among other things, homebuying customers, desirable properties, financing, raw materials and skilled labor. We compete both with large homebuilding companies, some of which have greater financial, marketing and sales resources than we do, and with smaller local builders. Our competitors may independently develop land and construct housing units that are substantially similar to our products. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We currently build in several of the top markets in the nation and, therefore, we expect to continue to face additional competition from new entrants into our markets. We also compete for sales with individual resales of existing homes and with available rental housing. These competitive conditions can result in:

•	our delivering fewer homes;

•	our selling homes at lower prices;

•	our offering or increasing sales incentives, discounts or price concessions for our homes;

•	our experiencing lower housing gross profit margins, particularly if we cannot raise our selling prices to cover increased land development, home construction or overhead costs;

•	our selling fewer homes or experiencing a higher number of cancellations by homebuyers;

•	impairments in the value of our inventory and other assets;

•	difficulty in acquiring desirable land that meets our investment return or marketing standards, and in selling our interests in land that no longer meet such standards on favorable terms;

•	difficulty in our acquiring raw materials and skilled management and trade labor at acceptable prices;

•	delays in the development of land and/or the construction of our homes; and/or

•	difficulty in securing external financing, performance bonds or letter of credit facilities on favorable terms.

These competitive conditions may have a material adverse effect on our business and consolidated financial statements by decreasing our revenues, impairing our ability to successfully implement our current strategies, increasing our costs and/or diminishing growth in our local or regional homebuilding businesses.

We may not be successful in integrating acquisitions or implementing our growth strategies.

In December 2012, we acquired Village Homes, and we may in the future consider growth or expansion of our operations in our current markets or in new markets, whether through strategic acquisitions of homebuilding companies or otherwise. The magnitude, timing and nature of any future expansion will depend on a number of factors, including our ability to identify suitable additional markets and/or acquisition candidates, the negotiation of acceptable terms, our financial capabilities and general economic and business conditions. Our expansion into new or existing markets, whether through acquisition or otherwise, could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations, and any future acquisitions could result in the dilution of existing shareholders if we issue our common shares as consideration. Acquisitions also involve numerous risks, including difficulties in the assimilation of the acquired company’s operations, the incurrence of unanticipated liabilities or expenses, the risk of impairing inventory and other assets related to the acquisition, the diversion of management’s attention and resources from other business concerns, risks associated with entering markets in which we have limited or no direct experience and the potential loss of key employees of the acquired company.

Our success depends on key executive officers and personnel.

Our success is dependent upon the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in the homebuilding industry and in our divisional markets. In particular, we are dependent upon the services of General William Lyon, Chairman of the Board and Executive Chairman, William H. Lyon, Chief Executive Officer, and Matthew R. Zaist, President and Chief Operating Officer, as well as the services of the California region and other division presidents and division management teams and personnel in the corporate office. The loss of the services or limitation in the availability of any of these executives or key personnel, for any reason, could hinder the execution of our business strategy and have a material adverse effect upon our business, prospects, liquidity, financial condition or results of operation. Further, such a loss could be negatively perceived in capital markets.

Power shortages or price increases could have an adverse impact on operations.

In prior years, certain areas in Northern and Southern California have experienced power and resource shortages, including mandatory periods without electrical power, changes to water availability and significant increases in utility and resource costs. Shortages of natural resources, particularly water, may make it more difficult to obtain regulatory approval of new developments. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. Furthermore, power shortages and rate increases may adversely affect the regional economies in which we operate, which may reduce demand for housing. Our operations may be adversely impacted if further rate increases and/or power shortages occur.

Construction defect, home warranty, soil subsidence and building-related and other claims may be asserted against us in the ordinary course of business, and we may be subject to liability for such claims.

As a homebuilder, we have been, and continue to be, subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. These claims are common to the homebuilding industry and can be costly.

California law provides that consumers can seek redress for patent (i.e., observable) defects in new homes within three or four years (depending on the type of claim asserted) from when the defect is discovered or should have been discovered. If the defect is latent (i.e., non-observable), consumers must still seek redress within three or four years (depending on the type of claim asserted) from the date when the defect is discovered or should have been discovered, but in no event later than ten years after the date of substantial completion of the work on the construction. Consumers purchasing homes in Arizona, Nevada and Colorado may also be able to obtain redress under state laws for either patent or latent defects in their new homes. Because California, our largest market, is one of the most highly regulated and litigious jurisdictions in the United States, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of our competitors who have smaller or no California operations.

With respect to certain general liability exposures, including construction defect claims, product liability claims and related claims, assessment of claims and the related liability and reserve estimation process is highly judgmental due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it can be difficult to determine the extent to which the assertion of these claims will expand. Although we have obtained insurance for construction defect claims subject to applicable self-insurance retentions, such policies may not be available or adequate to cover liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. Furthermore, any product liability or warranty claims made against us, whether or not they are viable, may lead to negative publicity, which could impact our reputation and our home sales.

Increased insurance costs and reduced insurance coverages may affect the results of our operations and increase the potential exposure to liability.

Recently, lawsuits have been filed against builders asserting claims of personal injury and property damage, including arising from the presence of mold in residential dwellings. Some of these lawsuits have resulted in substantial monetary judgments or settlements against these builders. Our insurance may not cover all of the potential claims, including personal injury claims, or such coverage may become prohibitively expensive. If we are unable to obtain adequate insurance coverage, a material adverse effect on our business, prospects, liquidity, results of operations or financial condition could result.

The costs of insuring against construction defect, product liability and director and officer claims are substantial and the cost of insurance for our operations has risen, deductibles and retentions have increased and the availability of insurance has diminished. Significant increases in the cost of insurance coverage or significant limitations on coverage could have a material adverse effect on our business, prospects, liquidity, results of operations or financial condition from such increased costs or from liability for significant uninsurable or underinsured claims.

Material and labor shortages could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious material shortages from time to time, including shortages of insulation, drywall, cement, steel and lumber. These material shortages can be more severe during periods of strong demand for housing and during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. From time to time, we have experienced volatile price swings in the cost of materials, including in particular, the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction. We generally are unable to pass on increases in construction costs to customers who have already entered into sales contracts, as those sales contracts generally fix the price of the homes at the time the contracts are signed, which may be in advance of the construction of the home. Sustained increases in construction costs may, over time, erode our gross margins from home sales, particularly if pricing competition restricts the ability to pass on any additional costs of materials or labor, thereby decreasing gross margins from home sales, which in turn could harm our operating results.

The residential construction industry also experiences labor shortages and disruptions from time to time, including: work stoppages; labor disputes; shortages in qualified trades people; lack of availability of adequate utility infrastructure and services; our need to rely on local subcontractors who may not be adequately capitalized or insured; and delays in availability, or fluctuations in prices, of building materials. Additionally, we could experience labor shortages as a result of subcontractors going out of business or leaving the residential construction market due to low levels of housing production and volumes. Any of these circumstances could give rise to delays in the start or completion of our communities, increase the cost of developing one or more of our communities and increase the construction cost of our homes. To the extent that market conditions prevent the recovery of increased costs, including, among other things, subcontracted labor, finished lots, building materials, and other resources, through higher sales prices, our gross margins from home sales and results of operations could be adversely affected. Increased costs of lumber, framing, concrete, steel and other building materials could cause increases in construction costs. We generally are unable to pass on increases in construction costs to customers who have already entered into sales contracts, as those sales contracts generally fix the price of the homes at the time the contracts are signed, which may be in advance of the construction of the home. Sustained increases in construction costs may, over time, erode our gross margins from home sales, particularly if pricing competition restricts the ability to pass on any additional costs of materials or labor, thereby decreasing gross margins from home sales.

Elimination or reduction of the tax benefits associated with owning a home could prevent potential customers from buying our homes and could adversely affect our business or financial results.

Changes in federal tax law may affect demand for new homes. Significant expenses of owning a home, including mortgage interest and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes, subject to certain limitations. If the federal government or a state government changes its income tax laws to eliminate or substantially modify these income tax deductions, the after-tax cost of owning a new home would increase for many potential customers. The resulting loss or reduction of homeowners’ tax deductions, if such tax law changes were enacted without offsetting provisions, could adversely affect demand for new homes. No meaningful prediction can be made as to whether any such proposals will be enacted and, if enacted, the particular form such laws would take, but enactment of such proposals may have an adverse effect on the homebuilding industry in general and on our business in particular.

Inflation could adversely affect our business, prospects, liquidity, financial condition or results of operations, particularly in a period of oversupply of homes or declining home sale prices.

Inflation can adversely affect us by increasing costs of land, materials and labor. However, we may be unable to offset these increases with higher sales prices. In addition, inflation is often accompanied by higher interest rates, which have a negative impact on housing demand. In such an environment, we may be unable to raise home prices sufficiently to keep up with the rate of cost inflation, and, accordingly, our margins could decrease. Furthermore, if we need to lower the price of our homes to meet demand, the value of our land inventory may decrease. Moreover, with inflation, the costs of capital can increase and purchasing power of our cash resources can decline. Efforts by the government to stimulate the economy may not be successful, but have increased the risk of significant inflation and its resulting adverse effect on our business, prospects, liquidity, financial condition or results of operations.

Our business is seasonal in nature and quarterly operating results can fluctuate.

Our quarterly operating results generally fluctuate by season. We typically achieve our highest new home sales orders in the spring and summer, although new homes sales order activity is also highly dependent on the number of active selling communities and the timing of new community openings. Because it typically takes us three to six months to construct a new home, we deliver a greater number of homes in the second half of the calendar year as sales orders convert to home deliveries. As a result, our revenues from homebuilding operations are higher in the second half of the year, particularly in the fourth quarter, and we generally experience higher capital demands in the first half of the year when we incur construction costs. If, due to construction delays or other causes, we cannot close our expected number of homes in the second half of the year, our financial condition and full year results of operations may be adversely affected.

We may be unable to obtain suitable bonding for the development of our communities.

We provide bonds in the ordinary course of business to governmental authorities and others to ensure the completion of our projects and/or in support of obligations to build community improvements such as roads, sewers, water systems and other utilities, and to support similar development activities by certain of our unconsolidated joint ventures. As a result of the deterioration in market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. We may also be required to provide performance bonds and/or letters of credit to secure our performance under various escrow agreements, financial guarantees and other arrangements. If we are unable to obtain performance bonds and/or letters of credit when required or the cost or operational restrictions or conditions imposed by issuers to obtain them increases significantly, we may not be able to develop or may be significantly delayed in developing a community or communities and/or may incur significant additional expenses, and, as a result, our business, prospects, liquidity, financial condition or results of operation could be materially and adversely affected.

We periodically conduct certain of our operations through unconsolidated joint ventures with independent third parties in which we do not have a controlling interest and we can be adversely impacted by joint venture partners’ failure to fulfill their obligations.

We have participated in land development joint ventures, or JVs, in which we have less than a controlling interest. We have entered into JVs in order to acquire attractive land positions, to manage our risk profile and to leverage our capital base. Our JVs are typically entered into with developers, other homebuilders and financial partners to develop finished lots for sale to the JV’s members and other third parties. However, our JV investments are generally very illiquid, due to a lack of a controlling interest in the JVs. In addition, our lack of a controlling interest results in the risk that the JV will take actions that we disagree with, or fail to take actions that we desire, including actions regarding the sale of the underlying property, which could materially and adversely affect our business, prospects, liquidity, financial condition or results of operation.

We are the managing member in joint venture limited liability companies and may become a managing member or general partner in future joint ventures, and therefore may be liable for joint venture obligations.

Certain of our active JVs are organized as limited liability companies. We are the managing member in some of these and may serve as the managing member or general partner, in the case of a limited partnership JV, in future JVs. As a managing member or general partner, we may be liable for a JV’s liabilities and obligations should the JV fail or be unable to pay these liabilities or obligations. These risks include, among others, that a partner in the JV may fail to fund its share of required capital contributions, that a partner may make poor business decisions or delay necessary actions, or that a partner may have economic or other business interests or goals that are inconsistent with our own.

Fluctuations in real estate values may require us to write—down the book value of our real estate assets.

The homebuilding industry is subject to significant variability and fluctuations in real estate values. As a result, we may be required to write-down the book value of certain real estate assets in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and some of those write downs could be material. Any material write—downs of assets could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

On February 24, 2012, we adopted fresh start accounting under ASC 852, and recorded all real estate inventories at fair value. Subsequent to February 24, 2012 and throughout each quarter of 2012 and the first quarter of 2013, there were no indicators of impairment, as sales prices and sales absorption rates have improved. For the year ended December 31, 2012 and the three months ended March 31, 2013, there were no impairment charges recorded.

During 2011, we incurred non-cash impairment losses on real estate assets amounting to $128.3 million. As required by U.S. GAAP, in connection with our emergence from the Chapter 11 Cases, we adopted the fresh start accounting provisions of ASC 852, effective February 24, 2012. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for our assets immediately after restructuring. The reorganization value is allocated to the respective fair value of assets. We engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities. In conjunction with the valuation of all of our assets, we re-set value on certain land holdings in the early stages of development, based on: (i) “as-is” development stages of the property instead of a discounted cash flow approach, (ii) relative comparables on similar stage properties that had recently sold, on a per acre basis, and (iii) location of the property, among other factors. As a result, we re-valued these particular assets as of February 24, 2012, and since the date of emergence from the Chapter 11 Cases is within six weeks of year end, management made the assumption that the values are approximately the same, and recorded the book value as fair value as of December 31, 2011. Therefore, the adjustment to fair value was made on December 31, 2011, with no subsequent adjustment necessary at February 24, 2012, on these particular assets. The difference between the new value applied to the property on December 31, 2011 and the carrying value as of December 31, 2011, was recorded as impairment loss on real estate assets.

In addition, we incurred non-cash impairment losses on real estate assets of $111.9 million for the year ended December 31, 2010. We assess our projects on a quarterly basis, when indicators of impairment exist. Indicators of impairment include a decrease in demand for housing due to soft market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for home buyers, sales absorption rates below management expectations, a decrease in the value of the underlying land and a decrease in projected cash flows for a particular project. We were required to write down the book value of our impaired real estate assets in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 360, Property, Plant and Equipment, or ASC 360.

Governmental laws and regulations may increase our expenses, limit the number of homes that we can build or delay completion of projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area, as well as governmental taxes, fees and levies on the acquisition and development of land parcels. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved, if approved at all. We are subject to determinations by these authorities as to the adequacy of water and sewage facilities, roads and other local services. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. Although we do not typically purchase land that is not entitled, to the extent that projects that are not entitled, purchased lands may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays, may be precluded entirely from developing in certain communities or may otherwise be restricted in our business activities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which we operate. Such moratoriums can occur prior or subsequent to commencement of our operations, without notice or recourse. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs increase, which could negatively affect our business, prospects, liquidity, financial condition and results of operations.

We are subject to environmental laws and regulations, which may increase costs, limit the areas in which we can build homes and delay completion of projects.

We are also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, including significant fines and penalties for any violation, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas, which could negatively affect our results of operations. Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas.

Risks Related to Our Capital Structure

We have substantial outstanding indebtedness and may incur additional debt in the future.

We are highly leveraged. At March 31, 2013, the total outstanding principal amount of our debt was $347.3 million. Our high level of indebtedness could have detrimental consequences, including the following:

•

the ability to obtain additional financing as needed for working capital, land acquisition costs, building costs, other capital expenditures, or general corporate purposes, or to refinance existing indebtedness before its scheduled maturity, may be limited;

•

we will need to use a substantial portion of cash flow from operations to pay interest and principal on our existing notes, the exchange notes and other indebtedness, which will reduce the funds available for other purposes;

•

if we are unable to comply with the terms of the agreements governing our indebtedness, the holders of that indebtedness could accelerate that indebtedness and exercise other rights and remedies against us; and

•

if we have a higher level of indebtedness than some of our competitors, it may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in the industry, including increased competition.

•	the terms of any refinancing may not be as favorable as the debt being refinanced.

We cannot be certain that cash flow from operations will be sufficient to allow us to pay principal and interest on debt, support operations and meet other obligations. If we do not have the resources to meet these and other obligations, we may be required to refinance all or part of the existing debt, including the existing notes and the exchange notes, sell assets or borrow more money. We may not be able to do so on acceptable terms, in a timely manner, or at all. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition or results of operations.

The agreements governing our debt, including the outstanding notes and the exchange notes, impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions.

The agreements governing our debt impose significant operating and financial restrictions. These restrictions limit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain equity interests;

•	pay dividends or distributions, repurchase equity or prepay subordinated debt;

•	make certain investments;

•	sell assets;

•	incur liens;

•	create certain restrictions on the ability of restricted subsidiaries to transfer assets;

•	enter into transactions with affiliates;

•	create unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of our assets.

In addition, we may in the future enter into other agreements refinancing or otherwise governing indebtedness which impose yet additional restrictions and covenants, including covenants limiting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. These restrictions may adversely affect our ability to finance future operations or capital needs or to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness.

Risks Relating to the Exchange Offer

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your outstanding notes will continue to be subject to existing transfer restrictions and you may not be able to sell them freely.

We will not accept your outstanding notes for exchange if you do not follow the proper exchange offer procedures. We will issue exchange notes as part of the exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents (or permitted equivalents thereof) by the expiration date of the exchange offer, we will not accept your outstanding notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we may not accept your outstanding notes for exchange. For more information, see “The Exchange Offer—Procedures for Tendering Outstanding Notes.”

If you do not exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the confidential offering circular distributed in connection with the private offerings of the outstanding notes. In general, the outstanding notes may not be offered or sold unless in transactions that are registered, or exempt from registration, under, or not subject to, the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information on how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the aggregate principal amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to reduction in liquidity. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for exchange notes registered under the Securities Act and you will no longer be entitled to have your outstanding notes registered for resale under the Securities Act.

Risks Related to the Exchange Notes

The exchange notes are not secured by our assets, or the assets of the guarantors, and our secured creditor will be entitled to remedies available to a secured creditor, which give them priority over you to collect amounts due to them.

As of March 31, 2013, we had $347.3 million of debt outstanding. The exchange notes and the related guarantees will not be secured by any of our assets or any of the assets of the guarantors. In contrast, our obligations under certain construction notes and the CB&T Loan are, and additional secured debt that we will be permitted to incur pursuant to the terms of the indenture will be, secured by certain of our assets and assets of the guarantors.

Because the exchange notes and the related guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

•	there is a default in payment under our secured indebtedness; or

•	there is an acceleration of any indebtedness under our secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our and our guarantors’ assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. Only when our obligations under our secured debt are satisfied in full will the proceeds of the collateral securing such indebtedness be available, subject to other permitted liens, to satisfy obligations under the exchange notes and guarantees. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the exchange notes and the note guarantees.

Fraudulent transfer and other laws may permit a court to void the issuance of the exchange notes and the note guarantees, and if that occurs, you may not receive any payments on the note guarantees.

The issuance of the exchange notes and the note guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the exchange notes and the note guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance if (1) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or a note guarantee, and, in the case of (3) only, one of the following is also true:

•	we or any of the guarantors were or was insolvent or rendered insolvent by reason of issuing the exchange notes or the note guarantees;

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•

we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature. If a court were to find that the issuance of the exchange notes or a note guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such note guarantee or further subordinate the exchange notes or such note guarantee to presently existing and future indebtedness of ours or such guarantor, require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such note guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard used, that the issuance of the exchange notes and the note guarantees would not be subordinated to our or any guarantor’s other debt. If the note guarantees were legally challenged, any note guarantee could also be subject to the claim that, since the note guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable subsidiary guarantor were incurred for less than fair consideration. Therefore, a court could void the obligations under the note guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the exchange notes. In addition, a recent bankruptcy court decision in Florida questioned the validity of a customary savings clause in a note guarantee.

The exchange notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The exchange notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guarantors of the exchange notes. In the event of a bankruptcy, insolvency, liquidation, dissolution or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The indenture and our other debt agreements allow our non-guarantor subsidiaries to incur additional debt, all of which would be structurally senior to the exchange notes and the note guarantees to the extent of the assets of those non-guarantor subsidiaries. As of March 31, 2013, our non-guarantor subsidiaries had approximately $8.4 million of outstanding liabilities, which would rank effectively senior to the notes offered hereby, with respect to the assets of such non-guarantor subsidiaries. The holders of the notes are structurally subordinated to creditors of the non-guarantors and are subject to the foregoing risks concerning the amount of such structural subordination, among others.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

We may be unable to repurchase the exchange notes upon a change of control as required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest thereon. In such circumstances, we cannot assure you that we would have sufficient funds available to repay all of our indebtedness that would become payable upon a change of control and to repurchase all of the exchange notes. Our failure to purchase the exchange notes would be a default under the indenture.

Other Risks

Because of the adoption of Debtor in Possession Accounting and Fresh Start Accounting, financial information for certain periods and periods subsequent thereto will not be comparable to financial information for other periods.

Upon the filing by us and certain of our direct and indirect wholly-owned subsidiaries of voluntary petitions under chapter 11 of Title 11 of the United States Code, as amended, or the Chapter 11 Petitions, we adopted Debtor in Possession Accounting, in accordance with ASC 852. Upon our emergence from the Chapter 11 Cases, we adopted Fresh Start Accounting, in accordance with ASC 852, pursuant to which the midpoint of the range of our reorganization value was allocated to our assets in conformity with the procedures specified by Accounting Standards Codification No. 805, Business Combinations. Accordingly, our financial statements for the period from December 19, 2011 through February 24, 2012 will not be comparable in many respects to our financial statements prior to December 19, 2011 or subsequent to February 24, 2012. The lack of comparable historical financial information may discourage investors from purchasing our securities. The lack of comparable historical financial information may discourage investors from purchasing our securities.

We may not be able to benefit from our tax attributes.

In connection with our emergence from Chapter 11 bankruptcy proceedings, we were able to retain the tax basis in our assets as well as a portion of our U.S. net operating loss and tax credit carryforwards, or the Tax Attributes. Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. Implementation of the Plan upon our emergence from Chapter 11 bankruptcy proceedings triggered a change in ownership for purposes of Section 382 and our annual Section 382 limitation is $3.6 million. As a result, our future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds our annual limitation, and we may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the Code could further diminish our ability to utilize Tax Attributes. Our tax attributes are reflected as a deferred tax asset for financial statement purposes, against which we have currently recorded a full valuation allowance.

Future terrorist attacks against the United States or increased domestic or international instability could have an adverse effect on our operations.

Adverse developments in the war on terrorism, future terrorist attacks against the United States, or any outbreak or escalation of hostilities between the United States and any foreign power, including the armed conflicts in Iraq and Afghanistan, may cause disruption to the economy, us, our employees and our customers, which could adversely affect our revenues, operating expenses and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Investors are cautioned that this prospectus and any accompanying prospectus supplement contain forward-looking statements. Statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions constitute forward-looking statements. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and our possible future actions, which may be provided by management are also forward-looking statements. Forward-looking statements are based upon expectations and projections about future events and are subject to assumptions, risks and uncertainties about, among other things, our business, economic and market factors and the homebuilding industry.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a number of factors. The principal factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, worsening in general economic conditions either nationally or in regions in which we operate, worsening in markets for residential housing, our ability to acquire land at reasonable prices, changes in home mortgage interest rates or limitations on the availability of mortgage financing, difficulty in obtaining sufficient capital for completion of projects, increases in our cancellation rate, a decrease in the value of our land inventory, competition in the homebuilding industry, any construction defect, soil subsidence and building-related and other claims asserted against us, inability to obtain suitable bonding for the development of our communities, changes in prices of homebuilding materials, labor shortages, adverse weather conditions, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, changes in governmental laws and regulations, inability to comply with financial and other covenants under our debt instruments, whether the we are able to refinance the outstanding balances of our debt obligations at their maturity, our ability to use our deferred tax assets and the timing of receipt of regulatory approvals and the opening of projects. These and other risks and uncertainties are more fully described in the section in the prospectus entitled “Risk Factors.” While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our past performance or past or present economic conditions in our housing markets are not indicative of future performance or conditions. Investors are urged not to place undue reliance on forward-looking statements. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights or additional interest upon a failure to fulfill certain obligations under the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2013. The information in this table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2013
(In thousands, except per share amounts)	(unaudited)
Cash and cash equivalents	$66,404

Debt:
8.5% Senior Notes due November 15, 2020	325,000

Construction notes payable	22,269

Total debt	347,269

Redeemable Convertible Preferred Stock, par value $0.01 per share, 80,000,000 shares authorized, 77,005,744 issued and outstanding	71,571

Equity:
William Lyon Homes stockholders’ equity
Preferred Stock, par value $0.01 per share, no shares authorized, no shares issued and outstanding	—
Class A Common Stock, par value $0.01 per share, 340,000,000 shares authorized, 70,121,378 issued and outstanding	701
Class B Common Stock, par value $0.01 per share, 50,000,000 shares authorized, 31,464,548 issued and outstanding	315
Class C Common Stock, par value $0.01 per share, 120,000,000 shares authorized, 16,020,338 issued and outstanding	160
Class D Common Stock, par value $0.01 per share, 30,000,000 shares authorized, 3,084,585 issued and outstanding	31
Additional paid-in capital	73,418
Accumulated deficit	(15,124)

Total William Lyon Homes stockholders’ equity	59,501

Noncontrolling interest	9,594

Total equity	69,095

Total capitalization	487,935

DESCRIPTION OF OUR BUSINESS

Our Company

We are one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, we are primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. Our core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. We have a distinguished legacy of more than 55 years of homebuilding operations, over which time we have sold in excess of 75,000 homes. Our markets are characterized by attractive long-term housing fundamentals and, based upon the Burns Home Value Index, eight of our markets have experienced double-digit year-over-year home price appreciation. We hold leading market share positions in most of our markets and we have a significant land supply with more than 11,800 lots owned or controlled as of March 31, 2013, representing a 12-year supply of lots based upon our home closings during the twelve month period ended March 31, 2013.

We have a proven expertise in understanding the needs of our homebuyers and tailoring our product offerings to meet such needs, which allows us to maximize the yield on our land investments by pairing product with market demand. We build and sell across a diverse range of product lines at a variety of price points with an emphasis on sales to entry-level, first-time move-up and second-time move-up homebuyers. We are committed to achieving the highest standards in design, quality and customer satisfaction and have received numerous industry awards and commendations throughout our operating history recognizing our achievements.

In 2012 we delivered 950 homes, with an average selling price of approximately $275,000, and recognized home sales revenues and total revenues of $261.3 million and $398.3 million, respectively. In the three months ended March 31, 2013, we delivered 268 homes, with an average selling price of approximately $285,200, and recognized home sales revenues and total revenues of $76.4 million and $80.9 million, respectively. We have experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with our disciplined operating strategy, has resulted in five consecutive quarters of growth in our net new home orders, home closings and unit backlog. Most recently, the improving market conditions and increase in pricing are reflected in our average sales price of homes in backlog of $343,000 at March 31, 2013, which is 20% higher than the average sales price of homes closed for the three months ended March 31, 2013 of $285,200. In 2012, our net new home orders per average active selling community increased to 5.2 sales per month as compared to 2.9 sales per month in 2011, while our home closings increased approximately 55%. In addition, our homebuilding gross margin percentage and adjusted homebuilding gross margin percentage increased to 17.8% and 29.5%, respectively, for the three months ended December 31, 2012, as compared to 7.0% and 18.1%, respectively, for the three months ended December 31, 2011. For the three months ended March 31, 2013, homebuilding gross margin percentage and adjusted homebuilding gross margin percentage increased to 17.1% and 23.2%, respectively, as compared to 13.0% and 20.8%, respectively, for the three months ended March 31, 2012. As of March 31, 2013, we were selling homes in 22 communities and had a consolidated backlog of 498 sold but unclosed homes, with an associated sales value of $170.8 million, representing a 50% and 115% increase in units and dollars, respectively, as compared to the backlog at March 31, 2012. As of April 28, 2013, we had a consolidated backlog of more than 550 units with a sales value of more than $200 million. The average selling price for homes in our backlog as of March 31, 2013 and April 28, 2013 was approximately $343,000 and $363,600, respectively, representing a significant increase relative to the average selling price of $285,200 for homes closed in the three month period ended March 31, 2013. We believe that the attractive fundamentals in our markets, our leading market share positions, our long-standing relationships with land developers, our significant land supply and our focus on providing the best possible customer experience position us to capitalize on meaningful growth as the U.S. housing market continues to rebound.

The Company’s Markets

The Company is currently operating in five reportable operating segments: Southern California, Northern California, Arizona, Nevada, and Colorado. Each of the segments has responsibility for the management of the Company’s homebuilding and development operations within its geographic boundaries.

The following table sets forth homebuilding revenue from each of the Company’s homebuilding segments for the three months ended March 31, 2013, the period from February 25, 2012 to March 31, 2012, the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the years ended December 31, 2011, and 2010 (in thousands):

	Successor(1)			Predecessor(1)	Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Period From February 25, through December 31, 2012	Period From February 25, through March 31, 2012 (unaudited)	Period From January 1, through February 24, 2012	Year Ended December 31,
					2011	2010
Southern California(2)	$10,146	$99,671	$ 5,501	$5,640	$110,969	$195,613
Northern California(3)	10,019	54,207	2,535	4,250	54,141	38,891
Arizona(4)	21,629	47,989	3,788	4,316	20,074	16,595
Nevada(5)	14,761	37,307	3,285	2,481	21,871	15,766
Colorado(6)	19,879	5,436	—	—	—	—

	$76,434	$244,610	$15,109	$16,687	$207,055	$266,865

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. All of the required information related to each operating segment is reflected in Note 3 of “Notes to Condensed Consolidated Financial Statements,” for the three months ended March 31, 2013 and Note 6 of “Notes to Consolidated Financial Statements,” for the years ending December 31, 2012, 2011, and 2010, respectively.
(2)

The Southern California Segment consists of operations in Orange, Los Angeles, and San Diego counties. The offices are located in a leased office building at 4695 MacArthur Court, 8th Floor, Newport Beach, CA 92660. The operating segment is led by a California Region President.

(3)	The Northern California Segment consists of operations in Contra Costa, Placer, Sacramento, San Joaquin, Santa Clara and Solano counties. The offices are located in a leased office building at 4000 Executive Parkway, Suite 250, San Ramon, CA 94583. The operating segment is led by a division manager and a California Region President.
(4)	The Arizona Segment consists of operations in the Phoenix metropolitan area. The offices are located in a leased office building at 8840 E. Chaparral Road, Suite 200, Scottsdale, AZ 85250. The operating segment is led by a division president.
(5)	The Nevada Segment consists of operations in the Las Vegas metropolitan area. The offices are located in a leased office building at 500 Pilot Road, Suite G, Las Vegas, NV 89119. The operating segment is led by a division president.
(6)	The Colorado Segment consists of operations in Douglas, Grand, Jefferson, and Larimer counties. The offices are located in a leased office building at 8480, East Orchard Road, Suite 1000, Greenwood Village, CO 80111. The operating segment is led by a division president. Colorado became the Company’s fifth operating segment on December 7, 2012, upon acquisition of various entities which operate under the name Village Homes.

Strategy and Lot Position

The Company and its consolidated joint ventures owned approximately 10,682 lots and had options to purchase an additional 2,529 lots as of March 31, 2013. As used in this prospectus, “entitled” land has a development agreement and/or vesting tentative map, or a final recorded plat or map from the appropriate county or city government. Development agreements and vesting tentative maps generally provide for the right to develop the land in accordance with the provisions of the development agreement or vesting tentative map unless an issue arises concerning health, safety or general welfare. The Company’s sources of developed lots for its homebuilding operations are (1) purchase of smaller projects with shorter life cycles (merchant homebuilding) and (2) development of master-planned communities.

				Owned Inventory
	Owned Lots	Controlled Lots	Total Lots	Book Value ($ in millions)
Active developments
Southern California	1,092	96	1,188	$158
Northern California	265	637	902	23
Arizona	4,079	1,396	5,475	149
Nevada	702	192	894	39
Colorado	498	208	706	33

Total Active Developments	6,636	2,529	9,165	$402

Future developments
Arizona	1,903	—	1,903	$23
Nevada	2,143	—	2,143	15

Total Future Developments	4,046	—	4,046	$38

Total	10,682	2,529	13,211	$440

				Owned Inventory
			Total lots owned	Book Value ($ in millions)
Development status
Deposits on land				$34
Land under development			8,717	185
Finished lots			1,248	125
Homes under construction or completed			628	79
Model homes			89	17

Total			10,682	$440

Land Acquisition and Development

The Company estimates that its current inventory of lots owned and controlled is adequate to supply its homebuilding operations at current operating levels (including future land sales) for the next three years and a portion of future home closings for a multi-year period thereafter.

To manage the risks associated with land ownership and development, the Company has a Corporate Land Committee. Members are the Executive Chairman, CEO, President and COO (Chairman of the Land Committee), VP & CFO and SVP of Finance and Acquisition. As potential land acquisitions are being analyzed, the Corporate Land Committee must approve all purchases prior to being submitted to the board. Due to the risks inherent in unentitled land, the Company requires the board of directors to approve all purchases of unentitled land in excess of $1.0 million, however, as of December 31, 2012, all of the Company’s land is entitled. For entitled land, the board of directors approves purchases of $3.0 million or higher.

Prior to committing to the acquisition of land, the Company conducts feasibility studies covering pertinent aspects of the proposed commitment. These studies may include a variety of elements from technical aspects such as title, zoning, soil and seismic characteristics, to marketing studies that review population and employment trends, schools, transportation access, buyer profiles, sales forecasts, projected profitability, cash requirements, and assessment of political risk and other factors. Prior to acquiring land, the Company considers assumptions concerning the needs of the targeted customer and determines whether the underlying land price enables the Company to meet those needs at an affordable price. Before purchasing land, the Company attempts to project the commencement of construction and sales over a reasonable time period. The Company utilizes outside architects and consultants, under close supervision, to help review acquisitions and design products.

Homebuilding and Market Strategy

The Company currently has a wide variety of product lines which enables it to meet the specific needs of each of its markets. Although the Company primarily emphasizes sales to the entry-level and move-up home markets, it believes that a diversified product strategy enables it to best serve a wide range of buyers and adapt quickly to a variety of market conditions. In order to reduce exposure to local market conditions, the Company’s sales locations are geographically dispersed.

Because the decision as to which product to develop is based on the Company’s assessment of market conditions and the restrictions imposed by government regulations, home styles and sizes vary from project to project. The Company’s attached housing ranges in size from 957 to 2,729 square feet, and the detached housing ranges from 1,284 to 5,417 square feet. Due to the Company’s product and geographic diversification strategy, the prices of the Company’s homes also vary substantially. Base sales prices for the Company’s attached housing ranged from approximately $302,000 to $567,000 during the three months ended March 31, 2013, and base sales prices for detached housing ranged from approximately $122,000 to $392,000 during the three months ended March 31, 2013. On a consolidated basis, the average sales prices of homes closed for the three months ended March 31, 2013 was $285,000.

The Company generally standardizes and limits the number of home designs within any given product line. This standardization permits on-site mass production techniques and bulk purchasing of materials and components, thus enabling the Company to better control and sometimes reduce construction costs and home construction cycles.

The Company contracts with a number of architects and other consultants who are involved in the design process of the Company’s homes. Designs are constrained by zoning requirements, building codes, energy efficiency laws and local architectural guidelines, among other factors. Engineering, landscaping, master-planning and environmental impact analysis work are subcontracted to independent firms which are familiar with local requirements.

Substantially all construction work is done by subcontractors with the Company acting as the general contractor. The Company manages subcontractor activities with on-site supervisory employees and management control systems. The Company does not have long-term contractual commitments with its subcontractors or suppliers; instead it contracts development work by project and where possible by phase size of 10 to 20 home sites. The Company generally has been able to obtain sufficient materials and subcontractors during times of material shortages. The Company believes its relationships with its suppliers and subcontractors are in good standing.

Description of Projects and Communities Under Development

The Company’s homebuilding projects usually take two to five years to develop. The following table presents project information relating to each of the Company’s homebuilding operating segments as of March 31, 2013 and only includes projects with lots owned as of March 31, 2013, lots consolidated in accordance with certain accounting principles as of March 31, 2013 or homes closed for the quarter ended March 31, 2013.

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion(1)	Cumulative Homes Closed as of March 31, 2013(2)	Backlog at March 31, 2013 (3)(4)	Lots Owned as of March 31, 2013(5)	Homes Closed for the Period Ended March 31, 2013	YTD Orders as of March 31, 2013	Sales Price Range(6)
SOUTHERN CALIFORNIA
San Diego County:
Escondido
Contempo	2013	84	—	—	84	—	—	$260,000 - 300,000
San Diego
Atrium	2013	80	—	—	80	—	—	$345,000 - 430,000
Riverside County:
Riverside
Bridle Creek	2015	10	—	—	10	—	—	$415,000 - 436,000
San Bernardino County:
Yucaipa
Vista Bella/Redcort	2013	198	—	—	198	—	—	$240,000 - 265,000
Orange County:
Irvine
Lyon Branches(7)	2013	48	—	11	48	—	11	$1,005,000 - 1,170,000
Willow Bend	2013	58	—	—	58	—	—	$1,065,000 - 1,230,000
Rancho Mission Viejo
Lyon Cabanas	2013	97	—	—	97	—	—	$300,000 - 400,000
Lyon Villas	2013	96	—	—	96	—	—	$386,000 - 426,000
Los Angeles County:
Hawthorne 360 South Bay (8):
The Flats	2010	188	81	30	107	2	17	$372,000 - 542,000
The Courts	2010	118	118	—	—	6	3	$435,000 - 567,000
The Rows	2012	94	16	14	78	4	12	$518,000 - 678,000
The Lofts	2013	9	—	—	9	—	—	$410,000 - 570,000
The Gardens	2013	12	—	8	12	—	8	$575,000 - 730,000
The Townes	2013	96	—	—	96	—	—	$570,000 - 665,000
The Terraces	2013	93	—	—	93	—	—	$665,000 - 780,000
Azusa
Rosedale Gardenia	2011	81	56	14	25	8	15	$340,000 - 400,000
Sage Court	2011	64	63	1	1	2	2	$310,000 - 400,000

SOUTHERN CALIFORNIA TOTAL		1,426	334	78	1,092	22	68

NORTHERN CALIFORNIA
Contra Costa County:
Pittsburgh Vista Del Mar Villages(7)	2007	102	50	—	52	—	—	$325,000 - 360,000
Vineyard II	2012	131	20	24	42	15	24	$459,000 - 484,000
Antioch Waterford	2013	130	—	—	130	—	—	$335,000 - 390,000
San Joaquin County:
Lathrop
The Ranch @ Mossdale Landing	2010	168	127	26	41	16	29	$283,000 - 328,000

NORTHERN CALIFORNIA TOTAL.		531	197	50	265	31	53

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion(1)	Cumulative Homes Closed as of March 31, 2013(2)	Backlog at March 31, 2013(3)(4)	Lots Owned as of March 31, 2013(5)	Homes Closed for the Period Ended March 31, 2013	YTD Orders as of March 31, 2013	Sales Price Range(6)
ARIZONA
Maricopa County:
Gilbert
Lyon’s Gate
Land(9)	N/A	—	—	—	213	—	—	N/A
Queen Creek
Hastings Property
Villas	2012	337	104	60	233	52	34	$155,000 - 192,000
Manor	2012	141	56	39	85	24	15	$224,000 - 272,000
Estates	2012	153	18	30	135	12	16	$277,000 - 332,000
Church Farms North	2015	2,310	—	—	2,310	—	—	$159,000 - 324,000
Mesa
Lehi Crossing
Settlers Landing	2012	235	7	16	228	3	16	$214,000 - 254,000
Wagon Trail	2013	244	6	10	238	6	7	$229,000 - 286,000
Monument Ridge	2013	248	2	9	246	2	3	$253,000 - 325,000
Pioneer Point	2014	101	—	—	101	—	—	$290,000 - 391,000
Land 75 X 120(9)	N/A	—	—	—	28	—	—	N/A
Peoria
Agua Fria	2012	264	2	1	262	1	2	$164,000 - 198,000
Surprise
Rancho Mercado	2017	1,903	—	—	1,903	—	—	$128,000 - 345,000

ARIZONA TOTAL		5,936	195	165	5,982	100	93

NEVADA
Clark County:
North Las Vegas
Serenity Ridge	2013	108	—	27	108	—	21	$442,000 - 525,000
Tularosa at Mountain’s Edge .	2011	140	82	26	58	22	23	$209,000 - 252,000
Las Vegas
Flagstone
Crossings	2011	77	58	16	19	11	17	$310,000 - 343,000
West Park
Villas	2006	191	117	41	74	10	26	$187,000 - 220,000
Courtyards	2006	113	104	7	9	12	3	$190,000 - 243,000
Mesa Canyon	2013	49	—	—	49	—	—	$273,000 - 290,000
Tierra Este	2013	118	—	—	118	—	—	$203,000 - 230,000
Lyon Estates	2013	129	—	—	129	—	—	$450,000 - 505,000
Rhapsody	2014	63	—	—	63	—	—	$222,000 - 250,000
The Fields at Aliente	2011	60	60	—	—	4	—	$184,000 - 218,000
Sterling Ridge 65’ Lots	2014	137	—	—	4	—	—	$622,000 - 667,000
Sterling Ridge 75’ Lots	2014	62	—	—	3	—	—	$707,000 - 775,000
Nye County:
Pahrump
Mountain Falls
Series I	2011	116	48	6	68	7	8	$133,000 - 164,000
Series II	2014	218	—	—	218	—	—	$179,000 - 207,000
Land (9)	N/A	—	—	—	1,925	—	—	N/A

NEVADA TOTAL		1,581	469	123	2,845	66	98

Project (County or City)	Year of First Delivery	Estimated Number of Homes at Completion(1)	Cumulative Homes Closed as of March 31, 2013(2)	Backlog at March 31, 2013(3)(4)	Lots Owned as of March 31, 2013(5)	Homes Closed for the Period Ended March 31, 2013	YTD Orders as of March 31, 2013	Sales Price Range(6)
COLORADO(10)
Douglas County
Castle Rock
Watercolor at The Meadows	2012	31	9	16	22	8	12	$289,000 - 366,000
Cliffside	2013	41	—	—	41	—	—	$406,000 - 436,000
Parker
Idyllwilde	2012	42	13	15	29	8	15	$301,000 - 409,000
Grand County
Granby
Granby Ranch	2012	54	5	6	49	4	2	$417,000 - 467,000
Jefferson County
Arvada
Villages of Five Parks	2012	49	21	15	28	16	2	$344,000 - 384,000
Candelas	2013	66	—	—	22	—	—	$337,000 - 367,000
Larimer County
Fort Collins
Observatory Village	2012	50	14	30	36	13	18	$304,000 - 354,000
Timnath Ranch	2013	271	—	—	271	—	—	$281,000 - 355,000

COLORADO TOTAL		604	62	82	498	49	49

GRAND TOTALS		10,078	1,257	498	10,682	268	361

(1)	The estimated number of homes to be built at completion is subject to change, and there can be no assurance that the Company will build these homes.
(2)	“Cumulative Homes Closed” represents homes closed since the project opened, and may include prior years, in addition to the homes closed during the current year presented.
(3)	Backlog consists of homes sold under sales contracts that have not yet closed, and there can be no assurance that closings of sold homes will occur.
(4)	Of the total homes subject to pending sales contracts as of December 31, 2012, 352 represent homes completed or under construction.
(5)	Lots owned as of December 31, 2012 include lots in backlog at December 31, 2012.
(6)	Sales price range reflects base price only and excludes any lot premium, buyer incentive and buyer selected options, which vary from project to project.
(7)	Project is a joint venture and is consolidated as a VIE in accordance with ASC 810, Consolidation.
(8)	All or a portion of the lots in this project are not owned as of December 31, 2012. The Company consolidated the purchase price of the lots in accordance with certain accounting rules, and considers the lots owned at December 31, 2012.
(9)	Represents a parcel of undeveloped land held for future sale. The Company does not plan to develop homes on this land, thus the “year of first delivery” and “sales price range” are not applicable.
(10)	Colorado division was acquired on December 7, 2012, as part of the Village Homes Acquisition. Estimated number of homes at completion is the number of homes to be built post-acquisition. Homes closed and year to date orders are from acquisition date through December 31, 2012.

Sales and Marketing

The management team responsible for a specific project develops marketing objectives, formulates pricing and sales strategies and develops advertising and public relations programs for approval of senior management. The Company makes extensive use of advertising and other promotional activities, including on-line media, newspaper advertisements, brochures, direct mail and the placement of strategically located sign boards in the immediate areas of its developments. In addition, the Company markets all of its products through the internet via email lists and interest lists, as well as its website at www.lyonhomes.com. In general, the Company’s advertising emphasizes each project’s strengths, the quality and value of its products and its reputation in the marketplace.

The Company normally builds, decorates, furnishes and landscapes three to eight model homes for each product line and maintains on-site sales offices, which typically are open seven days a week. Management believes that model homes play a particularly important role in the Company’s marketing efforts. Consequently, the Company expends a significant amount of effort in creating an attractive atmosphere at its model homes. Interior decorations vary among the Company’s models and are carefully selected based upon the lifestyles of targeted buyers. Structural changes in design from the model homes are not generally permitted, but home buyers may select various other optional construction and design amenities.

The Company employs in-house salaried sales personnel to sell its homes. In some cases, outside brokers are also involved in the selling of the Company’s homes, particularly in the Arizona and Nevada markets. The Company typically engages its sales personnel on a long-term, rather than a project-by-project basis, which it believes results in a more motivated sales force with an extensive knowledge of the Company’s operating policies and products. Sales personnel are trained by the Company and attend weekly meetings to be updated on the availability of financing, construction schedules and marketing and advertising plans.

The Company strives to provide a high level of customer service during the sales process and after a home is sold. The participation of the sales representatives, on-site construction supervisors and the post-closing customer service personnel, working in a team effort, is intended to foster the Company’s reputation for quality and service, and ultimately lead to enhanced customer retention and referrals.

The Company’s homes are typically sold before or during construction through sales contracts which are usually accompanied by a small cash deposit. Such sales contracts are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company and its joint ventures’ projects was approximately 14% during 2012 and 18% during 2011. On a consolidated basis, the cancellation rate increased to 12% in the first quarter of 2013 compared to 9% in the first quarter of 2012. Cancellation rates are subject to a variety of factors beyond the Company’s control such as the downturn in the homebuilding industry and current economic conditions. The Company and its joint ventures’ inventory of completed and unsold homes was 19 homes as of December 31, 2012 and 73 homes as of December 31, 2011.

Warranty

The Company provides its homebuyers with a one-year limited warranty covering workmanship and materials. The Company also provides its homebuyers with a limited warranty that covers “construction defects,” as defined in the limited warranty agreement provided to each home buyer, for the length of its legal liability for such defects (which may be up to ten years in some circumstances), as determined by the law of the state in which the Company builds. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with the Company and requires that homebuyers agree to the definitions and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration. The Company began providing this type of limited warranty at the end of 2001. In connection with the limited warranty covering construction defects, the Company obtained an insurance policy which expires on December 31, 2013, unless amended or renewed. The Company has been informed by the insurance carrier that this insurance policy will respond to construction defect claims on homes that close during each policy period for the duration of the Company’s legal liability and that the policy will respond, upon satisfaction of the applicable self-insured retention, to potential losses relating to construction, including soil subsidence. The insurance policy provides a single policy of insurance to the Company and the subcontractors enrolled in its insurance program. As a result, the Company is no longer required to obtain proof of insurance from these subcontractors nor be named as an additional insured under their individual insurance policies. The Company still requires that subcontractors not enrolled in the insurance program provide proof of insurance and name the Company as an additional insured under their insurance policy. Furthermore, the Company generally requires that its subcontractors provide the Company with an indemnity prior to receiving payment for their work.

There can be no assurance, however, that the terms and limitations of the limited warranty will be enforceable against the homebuyers, that the Company will be able to renew its insurance coverage or renew it at reasonable rates, that the Company will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building-related claims or that claims will not arise out of uninsurable events not covered by insurance and not subject to effective indemnification agreements with the Company’s subcontractors.

Seasonality

The Company’s operations are historically seasonal, with the highest new order activity in the spring and summer, which is impacted by the timing of project openings and competition in surrounding projects, among other factors. In addition, the Company’s home deliveries typically occur in the third and fourth quarter of each fiscal year, based on the construction cycle times of our homes between three and six months. As a result, the Company’s revenues, cash flow and profitability are higher in that same period.

Customer Financing

The Company seeks to assist its home buyers in obtaining mortgage financing for qualified buyers. Substantially all home buyers utilize long-term mortgage financing to purchase a home and mortgage lenders will usually make loans only to qualified borrowers.

Information Systems and Controls

The Company assigns a high priority to the development and maintenance of its budget and cost control systems and procedures. The Company’s division offices are connected to corporate headquarters through a fully integrated accounting, financial and operational management information system. Through this system, management regularly evaluates the status of its projects in relation to budgets to determine the cause of any variances and, where appropriate, adjusts the Company’s operations to capitalize on favorable variances or to limit adverse financial impacts.

Regulation

The Company and its competitors are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulation which imposes restrictive zoning and density requirements in order to limit the number of homes that can ultimately be built within the boundaries of a particular project. The Company and its competitors may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future in the states in which it operates. Because the Company usually purchases land with entitlements, the Company believes that the moratoriums would adversely affect the Company only if they arose from unforeseen health, safety and welfare issues such as insufficient water or sewage facilities. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. However, these are normally locked-in when the Company receives entitlements.

The Company and its competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former uses of the site. These environmental laws may result in delays, may cause the Company and its competitors to incur substantial compliance and other costs, including significant fines and penalties for any violation, and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. The Company’s projects in California are especially susceptible to restrictive government regulations and environmental laws. However, environmental laws have not, to date, had a material adverse impact on the Company’s operations. The Company’s wholly-owned subsidiary, California Lyon, is licensed as a general building contractor in California, Arizona and Nevada. In addition, California Lyon holds a corporate real estate license under the California Real Estate Law.

Competition

The homebuilding industry is highly competitive, particularly in the low and medium-price range where the Company currently concentrates its activities. The Company does not believe it has a significant market position in any geographic area which it serves due to the fragmented nature of the market. A number of the Company’s competitors have larger staffs, larger marketing organizations and substantially greater financial resources than those of the Company. However, the Company believes that it competes effectively in its existing markets as a result of its product and geographic diversity, substantial development expertise and its reputation as a low-cost producer of quality homes. Further, the Company sometimes gains a competitive advantage in locations where changing regulations make it difficult for competitors to obtain entitlements and/or government approvals which the Company has already obtained.

Corporate Organization and Personnel

We carry out much of our business through our wholly owned subsidiaries, most notably California Lyon, our primary operating subsidiary.

The Company’s executive officers and divisional presidents average more than 21 years of experience in the homebuilding and development industries within California or the Southwestern United States. The Company combines decentralized management in those aspects of its business where detailed knowledge of local market conditions is important (such as governmental processing, construction, land development and sales and marketing), with centralized management in those functions where the Company believes central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters).

As of March 31, 2013, the Company employed 242 full-time and 27 part-time employees, including corporate staff, supervisory personnel of construction projects, warranty service personnel for completed projects, as well as persons engaged in administrative, finance and accounting, engineering, golf course operations, sales and marketing activities.

The Company believes that its relations with its employees have been good. Some employees of the subcontractors the Company utilizes are unionized, but none of the Company’s employees are union members. Although there have been temporary work stoppages in the building trades in the Company’s areas of operation, none has had any material impact upon the Company’s overall operations.

Deferred Tax Assets

We have significant deferred tax assets that, to the extent realizable, will, in part, offset future taxable income and reduce our cash income tax requirements. Our net deferred tax assets as of March 31, 2013 and December 31, 2012 were $120.0 million and $200.0 million, respectively, against which we currently have recorded a full valuation allowance. The sources of our deferred tax assets consist primarily of tax basis in excess of book basis on our real estate inventory that may be utilized to offset future book gains when that inventory is sold and net operating losses that we have generated since the tax year ended December 31, 2011 that can be carried forward to offset future taxable income. We expect that the exclusion of cancellation of indebtedness income of approximately $203.2 million under Section 109 of the Code will reduce our net deferred tax asset on January 1, 2013 in a tax affected amount of approximately $80.9 million, resulting in a remaining net deferred tax asset of $119.1 million as of January 1, 2013. Our ability to realize certain of these tax benefits is subject to limitation under Section 382 of the Code as a result of prior changes in the ownership of our stock. See “Risk Factors—We may not be able to benefit from our tax attributes.”

Legal Proceedings

We are a party to certain legal proceedings with respect to a variety of matters in the ordinary course of business. We do not believe that any legal proceedings to which we are a party would have a material impact on our results of operations, financial position or cash flows. However, in the future, we could incur judgments or fines or enter into settlements of claims that could have a material adverse effect on our results of operations, financial positions or cash flows.

Prepackaged Joint Plan of Reorganization

On February 25, 2012, Parent and certain of its subsidiaries consummated the principal transactions of a Prepackaged Joint Plan of Reorganization, or the Plan, which had been approved by the bankruptcy court following the filing by Parent and certain of its subsidiaries of voluntary bankruptcy petitions, and which Plan included the issuance of shares of Parent’s Class A Common Stock and 12% Senior Subordinated Secured Notes due 2017, in exchange for claims held by the holders of the formerly outstanding notes of California Lyon, an amendment dated February 25, 2012, or the Amended Term Loan, of California Lyon’s then-outstanding loan agreement, or the Prepetition Term Loan, in each case, with ColFin WLH Funding, LLC and certain other lenders, the issuance of shares of Parent’s Class B Common Stock and a warrant to purchase additional shares of Class B Common Stock in exchange for cash consideration invested by the Lyon family, and the issuance of shares of Parent’s Convertible Preferred Stock and Class C Common Stock in exchange for cash consideration. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Chapter 11 Reorganization” for additional disclosure regarding the Plan.

UNAUDITED PRO FORMA OPERATING STATEMENTS

(in thousands except number of shares and per share amounts)

The following unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2012 and 2011 and the accompanying notes thereto have been prepared to illustrate the effects of certain adjustments related to the consummation of the Plan, giving effect to the adjustments as if the Company had emerged from bankruptcy on January 1, 2011. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated statements of operations.

The unaudited pro forma condensed consolidated statements of operations does not purport to project our future operating results as of any future date or for any future period. The unaudited pro forma condensed consolidated statements of operations are also not necessarily indicative of what our results of operations would have been if the effectiveness of the Plan had actually occurred as of January 1, 2011.

	Period Ended December 31, 2012	Plan of Reorganization Adjustments		Pro forma Year Ended December 31, 2012	Year Ended December 31, 2011	Plan of Reorganization Adjustments		Pro forma Year Ended December 31, 2011
Operating revenue
Home sales	$261,297	—		$261,297	$207,055	—		$207,055
Lots, land and other sales	104,325	—		104,325	—	—		—
Construction services	32,708	—		32,708	19,768	—		19,768

	398,330	—		398,330	226,823	—		226,823

Operating costs
Cost of sales—homes	(217,801)	524	(a)	(217,277)	(184,489)	982	(f)	(183,507)
Cost of sales—lots, land and other	(94,786)	—		(94,786)	(4,234)	—		(4,234)
Impairment loss on real estate assets	—	—		—	(128,314)	—		(128,314)
Construction services	(29,639)	—		(29,639)	(18,164)	—		(18,164)
Sales and marketing	(15,872)	—		(15,872)	(16,848)	—		(16,848)
General and administrative	(29,397)	—		(29,397)	(22,411)	—		(22,411)
Amortization of intangible assets	(5,757)	4,084	(b)	(1,673)	—	(3,151	)(g)	(3,151)
Other	(3,096)	—		(3,096)	(3,983)	—		(3,983)

	(396,348)	4,608		(391,740)	(378,443)	(2,169)		(380,612)

Equity in income of unconsolidated joint ventures	—	—		—	3,605	—		3,605

Operating income (loss)	1,982	4,608		6,590	(148,015)	(2,169)		(150,184)
Loss on extinguishment of debt	(1,392)	—		(1,392)	—	—		—
Interest expense, net of amounts capitalized	(11,634)	363	(c)	(11,271)	(24,529)	9,778	(h)	(14,751)
Other income, net	1,758	—		1,758	838	—		838

Loss before reorganization items and provision for income taxes	(9,286)	4,971		(4,315)	(171,706)	7,609		(164,097)
Reorganization items, net	230,933	(230,933	)(d)	—	(21,182)	21,182	(i)	—

Income (loss) before provision for income taxes	221,647	(225,962)		(4,315)	(192,888)	28,791		(164,097)
Provision for incomes taxes	(11)	—		(11)	(10)	—		(10)

Net income (loss)	221,636	(225,962)		(4,326)	(192,898)	28,791		(164,107)
Less: Net income attributable to noncontrolling interest	(2,112)	—		(2,112)	(432)	—		(432)

Net income (loss) attributable to William Lyon Homes	219,524	(225,962)		(6,438)	(193,330)	28,791		(164,539)
Preferred stock dividends	(2,743)	(459	)(e)	(3,202)	—	(3,023	)(j)	(3,023)

Net income (loss) available to common stockholders	$216,781	$(226,421)		$(9,640)	$(193,330)	$25,768		$(167,562)

Income (loss) per common share, basic and diluted	$2.10	—		$(0.10)	$(193,330)	—		$(1.81)
Weighted average common shares outstanding, basic and diluted	103,037,842	—		101,434,476	1,000	92,367,169	(k)	92,368,169
Weighted average additional common shares outstanding if preferred shares converted to common shares	68,002,529	—		67,526,058	—	64,831,831	(k)	64,831,831

(a)	Reflects adjustments made to cost of sales based on the fair value of inventory per the plan or reorganization. Adjustments were made to real estate inventories on a per project basis, were allocated pro rata to the number of homes in the project, and relieved to cost of sales based on the number of homes closed during the period.
(b)	Reflects the adjustment to amortization of intangible assets based on the Company emerging from Chapter 11 on January 1, 2011. The adjustment is comprised primarily of $4.0 million relating to amortization of homes in backlog that would have been fully amortized in the prior year, as well as adjustments to amortization of construction management contracts and joint venture management contracts for the period from January 1, 2012 through February 24, 2012.
(c)	Reflects the adjustment to interest expense based on the Prepetition Term Loan of $206.0 million at 14% interest and the old notes of $283.5 million at interest rates between 7.5% and 10.75%, post-bankruptcy emergence Amended Term Loan of $235.0 million at 10.25% interest, zero old notes and existing notes of $75.0 million at 12% interest for the period from January 1, 2012 through February 24, 2012.
(d)	Reflects the reversal of reorganization items comprised of cancellation of debt of $298.9 million, plan implementation adjustments of $49.3 million, professional fees of $9.7 million and write-off of deferred loan costs of $8.3 million.
(e)	Reflects the amount of preferred stock dividends that would have been accrued for the period from January 1, 2012 through February 24, 2012.
(f)	Reflects adjustments made to cost of sales based on the fair value of inventory per the plan of reorganization. Adjustments were made to real estate inventories on a per project basis, were allocated pro rata to the number of homes in the project, and relieved to cost of sales based on the number of homes closed during the year.
(g)	Reflects the adjustment to amortization of intangible assets based on the Company emerging from Chapter 11 on January 1, 2011. The Company would have recorded intangible assets relating to homes in backlog with a fair value of $2.4 million, which would have been fully amortized during the 2011 period, as all the homes in backlog at January 1, 2011 closed during the 2011 period. Additionally, the Company would have recorded intangible assets relating to construction management contracts of $4.6 million and joint venture management contracts of $0.8 million and would have recorded amortization expense based on the number of homes closed of $0.6 million and $0.2 million respectively.
(h)	Reflects the adjustment to interest expense based on California Lyon’s pre-bankruptcy petition loan agreement with ColFin WLH Funding, LLC and certain other lenders, or the Prepetition Term Loan, of $206.0 million at 14% interest and old notes of $283.5 million at interest rates between 7.5% and 10.75% versus the Amended Term Loan of $235.0 million at 10.25% interest, no outstanding balance on old notes and existing notes of $75.0 million at 12% interest for the 2011 period.
(i)	Reflects the reversal of reorganization items, which is comprised of legal and professional fees incurred in connection with the Chapter 11 cases.
(j)	Reflects the amount of preferred stock dividends that would have been accrued had the Company emerged from Chapter 11 on January 1, 2011.
(k)	Reflects the weighted average common shares outstanding in accordance with the plan of reorganization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth certain of the Company’s historical financial data. The selected historical consolidated statement of operations data, other financial data and operating data as of December 31, 2012 and 2011 and for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the years ended December 31, 2011 and 2010 has been derived from the Company’s audited consolidated financial statements and the related notes included elsewhere herein. The selected historical consolidated financial data as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 has been derived from the Company’s audited financial statements for such years, which are not included herein. The selected historical consolidated statement of operations data, other financial data and operating data for the quarterly period ended March 31, 2013 and the period from February 25, 2012 through March 31, 2012 and balance sheet data as of March 31, 2013 have been derived from our unaudited financial statements and the related notes included elsewhere herein.

Unless otherwise stated or the context otherwise requires, any reference hereinafter to the “Successor” reflects the operations of the Company post-emergence from February 25, 2012, or the Emergence Date, through March 31, 2012 and December 31, 2012 as applicable, and any reference to the “Predecessor” refers to the operations of the Company pre-emergence prior to the Emergence Date. As a result of the consummation of the Plan on the Emergence Date, the Company adopted Fresh Start Accounting in accordance with ASC 852.

The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations. Fresh start accounting required us to value our assets and liabilities to their related fair values. In addition, we adjusted our accumulated deficit to zero at the Emergence Date. Items such as accumulated depreciation, amortization and accumulated deficit were reset to zero. We allocated the reorganization value to the individual assets and liabilities based on their estimated fair values. Items such as accounts receivable, prepaid and other assets, accounts payable, certain accrued liabilities and cash, whose fair values approximated their book values, reflected values similar to those reported prior to emergence from bankruptcy. Items such as real estate inventories, property, plant and equipment, certain notes receivable, certain accrued liabilities and notes payable were adjusted from amounts previously reported. Because we adopted fresh start accounting at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence from bankruptcy, the historical financial statements of the Predecessor and the financial statements of the Successor are not comparable. Refer to the notes to our consolidated financial statements included in this prospectus for further details relating to fresh start accounting.

You should read this summary in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and accompanying notes included elsewhere herein.

	Successor(1)			Predecessor(1)
($ in thousands except per share data)	Three Months Ended March 31, 2013 (unaudited)	Period from February 25, through December 31, 2012	Period From February 25, through March 31, 2012 (unaudited)	Period from January 1, through February 24, 2012	Year Ended December 31,
					2011	2010	2009	2008
Statement of Operations Data:
Revenues
Home Sales	$76,434	$244,610	$15,109	$16,687	$207,055	$266,865	$253,874	$468,452
Lots, land and other sales	—	104,325	—	—	—	17,204	21,220	39,512
Construction services	4,419	23,825	3,195	8,883	19,768	10,629	34,149	18,114

Total revenues	80,853	372,760	18,304	25,570	226,823	294,698	309,243	526,078

Operating income (loss)	(812)	4,666	(2,962)	(2,684)	(148,015)	(117,843)	(161,301)	(193,859)
Loss before reorganization items and (provision) benefit from income taxes	(2,009)	(4,325)	(4,629)	(4,961)	(171,706)	(135,867)	(122,861)	(163,676)
Reorganization items, net(2)	(464)	(2,525)	(353)	223,458	(21,182)	—	—	—
Net (loss) income	(2,473)	(6,861)	(4,982)	228,497	(192,898)	(135,455)	(20,593)	(122,084)
Net (loss) income available to common stockholders	$(3,522)	$(11,602)	$(5,351)	$228,383	(193,330)	$(136,786)	$(20,525)	$(111,638)

(Loss) income per common share:
Basic and diluted	$(0.03)	$(0.11)	$(0.06)	$228,383	$(193,330)	$(136,786)	$(20,525)	$(111,638)
Weighted average common shares outstanding
Basic and diluted:	120,300,654	103,037,842	92,368,169	1,000	1,000	1,000	1,000	1,000
Other Financial Data:
Adjusted homebuilding gross margin(3)	$17,738	$64,135	$3,173	$3,449	$40,468	$57,876	$52,366	$67,083
Adjusted homebuilding gross margin percentage(3)	23.2%	26.2%	21.0%	20.7%	19.6%	21.7%	20.6%	14.3%
Adjusted EBITDA(4)	$4,593	$39,792	$(728)	$(8,435)	$(21,357)	$16,612	$(95,666)	$3,191
Adjusted EBITDA margin percentage(5)	5.7%	10.7%	(4.0%)	(33.0%)	(9.4%)	4.5%	(30.9%)	0.6%
Operating Data (including consolidated joint ventures) (unaudited):
Number of net new home orders	361	956	146	175	669	650	869	1,221
Number of homes closed	268	883	61	67	614	760	915	1,260
Average sales price of homes closed	$285	$277	$248	$249	$337	$351	$278	$372
Cancellation rates	12%	15%	8%	8%	18%	19%	21%	28%
Average number of sales locations	23	18	20	20	19	18	25	44
Backlog at end of period, number of homes(6)	498	406	332	246	139	84	194	240
Backlog at end of period, aggregate sales value(6)	$170,798	$115,449	$79,408	$63,434	$29,329	$30,077	$56,472	$80,750

	Successor(1)		Predecessor(1)
	March 31, 2013	December 31, 2012	December 31
			2011	2010	2009	2008
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$66,404	$71,075	$20,061	$71,286	$117,587	$67,017
Real estate inventories—Owned	439,491	421,630	398,534	488,906	523,336	754,489
Real estate inventories—Not owned	39,029	39,029	47,408	55,270	55,270	107,763
Total assets	598,906	581,147	496,951	649,004	860,099	1,044,843
Total debt	347,269	338,248	563,492	519,731	590,290	670,905
Redeemable convertible preferred stock	71,571	71,246	—	—	—	—
Total William Lyon Homes stockholders’ equity (deficit)	59,501	62,712	(179,516)	13,814	150,600	171,125

(1)	Successor refers to William Lyon Homes and its consolidated subsidiaries on and after the Emergence Date, after giving effect to: (i) the cancellation of shares of our common stock issued prior to February 25, 2012; (ii) the issuance of shares of new common stock, and settlement of existing debt and other adjustments in accordance with the Plan; and (iii) the application of fresh start accounting. Predecessor refers to William Lyon Homes and its consolidated subsidiaries up to the Emergence Date. In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as the pre-bankruptcy emergence, predecessor entity and the period from February 25, 2012 through March 31, 2012 and from February 25, 2012 through December 31, 2012 as the successor entity. As such, the application of fresh start accounting as described in Note 2 of the “Notes to Consolidated Financial Statements” is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting.
(2)	The Company recorded reorganization items of $(0.5) million, $(2.5) million, $(0.4) million, $233.5 million and $(21.2) million during the three months ended March 31, 2013, the period from February 25, 2012 through December 31, 2012, the period from February 25, 2012 through March 31, 2012, the period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011, respectively. See Note 4 of “Notes to Consolidated Financial Statements.”

(3)	Adjusted homebuilding gross margin is a non-U.S. GAAP financial measure used by management and our local divisions in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who also break out and adjust gross margins in a similar fashion. A reconciliation of adjusted homebuilding gross margin to homebuilding gross margin is provided as follows:

	Successor(1)				Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Three Months Ended December 31, 2012	Period from February 25, through March 31, 2012 (unaudited)	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Three Months Ended December 31, 2011	Year Ended December 31,
							2011	2010	2009	2008
(dollars in thousands)
Home sales revenue	$76,434	$98,633	$15,109	$244,610	$16,687	$58,983	$207,055	$266,865	$253,874	$468,452
Cost of home sales	(63,328)	(81,048)	(13,063)	(203,203)	(14,598)	(54,849)	(184,489)	(225,751)	(219,486)	(439,276)

Homebuilding gross margin	13,106	17,585	2,046	41,407	2,089	4,134	22,566	41,114	34,388	29,176
Add: Interest in cost of sales	4,632	11,528	1,127	22,728	1,360	6,565	18,082	16,762	17,978	37,907

Adjusted homebuilding gross margin	$17,738	$29,113	$3,173	$64,135	$3,449	$10,699	$40,648	$57,876	$52,366	$67,083

Adjusted homebuilding gross margin percentage	23.2%	29.5%	21.0%	26.2%	20.7%	18.1%	19.6%	21.7%	20.6%	14.3%

(4)	Adjusted EBITDA is a financial measure that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA means net (loss) income plus (i) provision for (benefit from) income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) non-cash impairment charges, (v) gain (loss) on retirement of debt, (vi) loss on sale of fixed assets, (vii) depreciation and amortization, (viii) distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (ix) equity in (income) loss of unconsolidated joint ventures less equity in income of unconsolidated joint ventures, (x) stock based compensation expense and (xi) reorganization items. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s earnings before debt service. Adjusted EBITDA should not be considered as an alternative for net (loss) income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. A reconciliation of net (loss) income attributable to the Company to adjusted EBITDA is provided as follows:

	Successor(1)			Predecessor(1)
	Three Months Ended March 31, 2013 (unaudited)	Period from February 25, through December 31, 2012	Period From February 25, through March 31, 2012 (unaudited)	Period from January 1, through February 24, 2012	Year Ended December 31,
					2011	2010	2009	2008
Net (loss) income attributable to William Lyon Homes	$(2,548)	$(8,859)	$(5,059)	$228,383	$(193,330)	$(136,786)	$(20,525)	$111,638
Provision for (benefit from) income taxes	—	11	—	—	10	(412)	(101,908)	(41,592)
Interest expense
Interest incurred	7,151	30,526	4,234	7,145	61,464	62,791	48,782	66,748
Interest capitalized	(5,867)	(21,399)	(2,520)	(4,638)	(36,935)	(39,138)	12,880	(42,308)
Amortization of capitalized interest included in cost of sales	4,632	27,791	1,127	1,360	18,082	16,762	17,978	37,907
Non-cash impairment charge	—	—	—	—	128,314	111,860	45,269	141,207
Gain (loss) on extinguishment of debt	—	1,392	—	—	—	(5,572)	(78,144)	(54,044)
Loss on sale of fixed assets	—	—	—	—	83	122	3,009	—
Depreciation and amortization	914	6,631	1,490	586	3,875	3,718	1,493	2,218
Distributions of income from unconsolidated joint ventures	—	—	—	—	685	4,183	840	816
Equity in (income) loss of unconsolidated joint ventures	—	—	—	—	(3,605)	(916)	420	3,877
Stock-based compensation	311	3,699	—	—	—	—	—	—
Non-cash reorganization items	—	—	—	(241,271)	—	—	—	—

Adjusted EBITDA	$4,593	$39,792	$(728)	$(8,435)	$(21,357)	$16,612	$(95,666)	$3,191

(5)	Adjusted EBITDA margin percentage is calculated as Adjusted EBITDA, as defined in (4) above, divided by total revenues during the period.
(6)	Backlog consists of homes sold under pending sales contracts that have not yet closed, some of which are subject to contingencies, including mortgage loan approval and the sale of existing homes by customers. There can be no assurance that homes sold under pending sales contracts will close. Of the total homes sold subject to pending sales contracts as of March 31, 2013 and December 31, 2012, 416 and 352, respectively, represent homes completed or under construction and 82 and 54, respectively, represent homes not yet under construction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of results of operations and financial condition should be read in conjunction with the “Selected Historical Consolidated Financial Data,” the “Consolidated Financial Statements,” the “Notes to Consolidated Financial Statements,” and other financial information appearing elsewhere in this prospectus. As used herein, “on a consolidated basis” means the total of operations in wholly-owned projects and in consolidated joint venture projects.

Overview

The Company is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada and Colorado. The Company’s core markets include Orange County, Los Angeles, San Diego, the San Francisco Bay Area, Phoenix, Las Vegas and Denver. The Company has a distinguished legacy of more than 55 years of homebuilding operations, over which time it has sold in excess of 75,000 homes. For the three months ended March 31, 2013, or the first quarter of 2013, the Company had revenues from homes sales of $76.4 million, a 140% increase from $31.8 million for the three months ended March 31, 2012, which includes the “Predecessor” entity from January 1, 2012 through February 24, 2012, and the “Successor” entity from February 25, 2012 through March 31, 2012, or the first quarter of 2012, on a consolidated basis, which includes results from all five reportable operating segments. The Company had net new home orders of 361 homes in the first quarter of 2013, a 12% increase from 321 in the first quarter of 2012, and the average sales price for homes closed increased 15% to $285,200 in the first quarter of 2013 from $248,400 in the first quarter of 2012. For the year ended December 31, 2012, which includes the “Predecessor” entity from January 1, 2012 through February 24, 2012, and the “Successor” entity from February 25, 2012 through December 31, 2012, or the 2012 period, on a combined basis, which includes results from all five reportable operating segments, the Company had revenues from homes sales of $261.3 million, a 26% increase from $207.1 million for the year ended December 31, 2011, or the 2011 period. The Company had net new home orders of 1,131 homes in the 2012 period, a 69% increase from 669 in the 2011 period, and the average sales price for homes closed decreased 18% to $275,100 in the 2012 period from $337,200 in the 2011 period.

The Company acquired Village Homes of Denver, Colorado on December 7, 2012, which marked the beginning of the Colorado segment. Financial data included herein as of December 31, 2012, and for the period from February 25, 2012 through December 31, 2012, includes operations of the Colorado segment from December 7, 2012 (date of acquisition) through December 31, 2012.

Chapter 11 Reorganization

On December 19, 2011, Parent and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, or the Chapter 11 Petitions, in the U.S. Bankruptcy Court for the District of Delaware, or the Bankruptcy Court, to seek approval of the Plan of Parent and certain of its subsidiaries. Prior to filing the Chapter 11 Petitions, Parent’s wholly-owned subsidiary, William Lyon Homes, Inc., or California Lyon, was in default under the Prepetition Term Loan, due to its failure to comply with certain financial covenants in the Prepetition Term Loan. In addition, the Company became increasingly uncertain of its ability to repay or refinance its then-outstanding 7 5/8% Senior Notes when they matured on December 15, 2012. Beginning in April 2010, California Lyon entered into a series of amendments and temporary waivers with the lenders under the Prepetition Term Loan related to these defaults, which prevented acceleration of the indebtedness outstanding under the Prepetition Term Loan and enabled the Company to negotiate a financial reorganization to be implemented through the bankruptcy process with its key constituents prior to the Chapter 11 Petitions. The Chapter 11 Petitions were jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019, or the Chapter 11 Cases. The sole purpose of the Chapter 11 Cases was to restructure the debt obligations and strengthen the balance sheet of the Parent and certain of its subsidiaries.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 25, 2012, Parent and its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share, or the Class A Common Stock, and $75 million aggregate principal amount of old notes, issued by California Lyon, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon;

•

the amendment of the Prepetition Term Loan, or the Amended Term Loan, which resulted, among other things, in the increase in the principal amount outstanding under the Prepetition Term Loan, the reduction in the interest rate payable under the Prepetition Term Loan, and the elimination of any prepayment penalty under the Prepetition Term Loan;

•

the issuance, in exchange for cash and land deposits of $25 million, of 31,464,548 shares of Parent’s new Class B Common Stock, $0.01 par value per share, or Class B Common Stock, and a warrant to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, and 12,966,366 shares of Parent’s new Class C Common Stock, $0.01 par value per share, or Class C Common Stock, in exchange for aggregate cash consideration of $60 million; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock pursuant to an agreement with Luxor to backstop the offering of shares of Class C Common Stock and shares of Convertible Preferred Stock in connection with the Plan.

Basis of Presentation

The accompanying consolidated financial statements included herein have been prepared under U.S. Generally Accepted Accounting Principles, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission, or the SEC, and are presented on a going concern basis, which assumes the Company will be able to operate in the ordinary course of its business and realize its assets and discharge its liabilities for the foreseeable future.

Consequences of Chapter 11 Cases—Debtor in Possession Accounting

Accounting Standards Codification Topic 852-10-45, Reorganizations-Other Presentation Matters, which is applicable to companies in Chapter 11 proceedings, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for the periods subsequent to the filing of the Chapter 11 Cases (defined below) distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations for the year ended December 31, 2011 and all subsequent periods through the date of emergence. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided or used by reorganization items must be disclosed separately in the statement of cash flows. The Company applied ASC 852-10-45 effective on December 19, 2011 and is segregating those items as outlined above for all reporting periods subsequent to such date through the date of emergence, as applicable.

The Predecessor consolidated financial statements included in the consolidated financial statements provide for the outcome of the Plan, in particular:

•	pre-petition liabilities, the amounts that will ultimately be allowed for claims or contingencies, or the status and priority thereof;

•	the reorganization items upon confirmation of the reorganization;

•	the fair value of all asset, liability and equity accounts and the effect of any changes that may be made in the capitalization.

In preparing the consolidated financial statements for the Predecessor, we applied ASC 852, which requires that the financial statements for periods subsequent to the reorganization filing distinguish transactions and events that were directly associated with the reorganization from the ongoing operations of the business. Accordingly, professional fees associated with the Plan, interest income earned during the reorganization process and certain gains and losses resulting from reorganization of our business have been reported separately as reorganization items. In addition, interest expense has been reported only to the extent that it was paid or expected to be paid during the reorganization process or that it is probable that it will be an allowed priority, secured, or unsecured claim under the Plan.

Upon emergence from the reorganization process, we adopted fresh start accounting in accordance with ASC 852. The adoption of fresh start accounting results in our becoming a new entity for financial reporting purposes. Accordingly, the Consolidated Financial Statements on or after February 25, 2012 are not comparable to the Consolidated Financial Statements prior to that date. See Note 2 of “Notes to Consolidated Financial Statements”.

Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value to its assets pursuant to Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, and Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures, or ASC 820. The excess reorganization value over the fair value of tangible and identifiable intangible assets is recorded as goodwill on the Consolidated Balance Sheet. Deferred taxes are determined in conformity with Accounting Standards Codification Topic 740, Income Taxes, or ASC 740. For additional information regarding the impact of fresh start accounting on our Consolidated Balance Sheet as of December 31, 2012, see Note 3 of “Notes to Consolidated Financial Statements.”

Results of Operations

The U.S. housing market continues to improve from the cyclical low points reached during the 2008—2009 national recession. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and excellent housing affordability. Historically, strong housing markets have been associated with great affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics.

In the three months ended March 31, 2013 and the year ended December 31, 2012, the Company delivered 268 and 950 homes, respectively, with an average selling price of approximately $285,200 and $275,100, respectively, and recognized home sales revenues and total revenues of $76.4 million and $80.9 million, respectively, during the three months ended March 31, 2012, and $261.3 million and $398.3 million, respectively, during the year ended December 31, 2012. The Company has experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with the Company’s disciplined operating strategy, has resulted in five consecutive quarters of period over period growth in net new home orders, home closings and unit backlog. The improving market conditions and increase in pricing is reflected in our average sales price of homes in backlog of $343,000 at March 31, 2013 which is 20% higher than the average sales price of $285,200 for homes sold in the three months ended March 31, 2013.

As of March 31, 2013 the Company was selling homes in 22 communities and had a consolidated backlog of 498 sold but unclosed homes, with an associated sales value of $170.8 million, representing a 50% and 115% increase in units and dollars, respectively, as compared to the backlog at March 31, 2012. As of December 31, 2012, the company had a consolidated backlog of 406 sold but unclosed homes, with an associated sales value of $115.4 million. The Company believes that the attractive fundamentals in its markets, its leading market share positions, its long-standing relationships with land developers, its significant land supply and its focus on providing the best possible customer experience, positions the Company to capitalize on meaningful growth as the U.S. housing market continues to rebound.

Homebuilding gross margin percentage and adjusted homebuilding gross margin percentage increased to 17.1% and 23.2%, respectively, for the three months ended March 31, 2013, as compared to 13.0% and 20.8%, respectively, for the three months ended March 31, 2012. Homebuilding gross margin percentage and adjusted homebuilding gross margin percentage was 16.6% and 25.9%, respectively, for the year ended December 31, 2012. The increase in gross margins is primarily related to an increase in net sales prices during the period and an increase in absorption, which decreases certain project related costs. The increase in gross margins is also attributed to the impact of fresh start accounting which resulted in a net decrease to the cost basis of our properties, which subsequently increased gross margins.

The Company benefits from a sizeable and well-located lot supply. As of March 31, 2013, the Company and its consolidated joint ventures owned 10,682 lots, all of which are entitled, and had options to purchase an additional 2,529 lots, an increase over 10,593 lots owned and options to purchase 1,249 lots as of December 31, 2012. The Company’s lot supply reflects its balanced approach to land investment. The Company has a diverse mix of finished lots available for near-term homebuilding operations and longer-term strategic land positions to support future growth. The Company believes that its current inventory of owned and controlled lots is sufficient to supply the vast majority of its projected future home closings for the next three years and a portion of future home closings for a multi-year period thereafter. The Company’s meaningful supply of owned lots allows it to be selective in identifying new land acquisition opportunities, with a primary focus on optioning and acquiring land to drive closings, revenues and earnings growth in 2015 and beyond, and largely insulates it from the heavy competition for near-term finished lots.

The Company also benefits from an attractive book value basis in its inventory, which was adjusted to fair value in February 2012 in conjunction with the restructuring and in accordance with fresh start accounting requirements. To facilitate the adoption of fresh start accounting, the Company engaged a third-party valuation firm to assist in a comprehensive assessment of the Company’s enterprise value and the allocation of value to its assets and liabilities. In the assessment, the Company generally utilized assumptions for future home sales paces and prices based upon then-prevailing market conditions in late 2011, which represented conditions near the trough of the recent U.S. housing downturn.

The Company acquired Village Homes of Denver, Colorado on December 7, 2012 which marked the Company’s entry into the Colorado market and the beginning of the Colorado segment. Financial data included herein as of December 31, 2012, includes operations of the Colorado segment from December 7, 2012 (date of acquisition) through December 31, 2012. There were no operations in our Colorado division for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012, therefore year over year comparisons are not meaningful (“N/M”) as indicated in the comparative tables below.

Comparisons of the Three Months Ended March 31, 2013 to March 31, 2012

Revenues from homes sales increased 140% to $76.4 million during the three months ended March 31, 2013 compared to $31.8 million during the three months ended March 31, 2012. The increase is primarily due to an increase of 109% in homes closed to 268 homes during the first quarter of 2013 compared to 128 homes during the first quarter of 2012, along with an increase in the average sales price of homes closed to $285,200 in the first quarter of 2013 compared to $248,400 in the first quarter of 2012. The number of net new home orders for the three months ended March 31, 2013 increased 12% to 361 homes from 321 homes for the three months ended March 31, 2012.

The average number of sales locations of the Company increased to 23 locations for the three months ended March 31, 2013 compared to 20 for the three months ended March 31, 2012 due to the addition of the Colorado division which added five new communities, and the addition of four communities in Arizona, offset by the close out of communities in California.

In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as Predecessor and the period from February 25, 2012 through March 31, 2012 as Successor. As such, the application of fresh start accounting is reflected in the period from February 25, 2012 through March 31, 2012 and not the period from January 1, 2012 through February 24, 2012. The accounts reflected in the tables below, including gross margin percentage, sales and marketing expense, and general and administrative expense, are affected by the fresh start accounting. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting. These items are described period over period “on a combined basis”, which combines the predecessor and successor entities for the three months ended March 31, 2012.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012	Amount	%
Number of Net New Home
Orders
Southern California	68	83	45	38	(15)	(18%)
Northern California	53	55	32	23	(2)	(4%)
Arizona	93	123	30	93	(30)	(24%)
Nevada	98	60	39	21	38	63%
Colorado	49	—	—	—	49	N/M

Total	361	321	146	175	40	12%

Cancellation Rate	12%	9%			3%

The weekly average sales rates remained consistent at 1.2 sales per project during the first quarter of 2013 and the first quarter of 2012. The increase in net new homes orders was driven by the addition of our Colorado division and the 63% improvement in Nevada. Total orders in Southern California and Northern California decreased due to a 50% decrease in average sales locations, however sales per location increased in Southern California from 10.4 in the first quarter of 2012 to 17.0 in the first quarter of 2013 and increased in Northern California from 13.8 in the first quarter of 2012 to 26.5 in the first quarter of 2013. In Arizona, sales per location in the first quarter of 2012 were exceptionally high at 61.5, and have returned to a more normalized rate in the first quarter of 2013. In addition, we have opened new communities in well located areas with strong homebuyer demand. The increase in net new home orders positively impacts the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods.

Cancellation rates during the first quarter of 2013 increased to 12% from 9% during the first quarter of 2012, which is common in an increasing market, but have improved from 14% for the year ended December 31, 2012.

	Successor
	Three Months Ended March 31,		Increase (Decrease)
	2013	2012	Amount	%
Average Number of Sales
Locations
Southern California	4	8	(4)	(50%)
Northern California	2	4	(2)	(50%)
Arizona	6	2	4	200%
Nevada	6	6	—	0%
Colorado	5	—	5	N/M

Total	23	20	3	15%

The average number of sales locations for the Company increased to 23 locations for the three months ended March 31, 2013 compared to 20 for the three months ended March 31, 2012. Southern California and Northern California decreased by four and two sales locations, respectively, in the first quarter of 2013 compared to the first quarter of 2012, while Arizona increased by four sales locations and Nevada remained consistent in the 2013 period compared to the first quarter of 2012. For the three months ended March 31, 2013, the Colorado division had five sales locations, with no comparable amount in the first quarter of 2012.

	Successor
	March 31,		Increase (Decrease)
	2013	2012	Amount	%
Backlog (units)
Southern California	78	82	(4)	(5%)
Northern California	50	56	(6)	(11%)
Arizona	165	146	19	13%
Nevada	123	48	75	156%
Colorado	82	—	82	N/M

Total	498	332	166	50%

The Company’s backlog at March 31, 2013 increased 50% from 332 units at March 31, 2012 to 498 units at March 31, 2013. The increase is primarily attributable to an increase in net new home orders during the period driven by the Nevada division, which had a 63% increase in net new home orders, which contributed to a 156% increase in backlog, as well as the addition of our Colorado division. The increase in backlog at March 31, 2013 reflects an increase in the number of homes closed to 268 during the three months ended March 31, 2013 from 128 during the three months ended March 31, 2012, and a 12% increase in total net new order activity to 361 homes during the three months ended March 31, 2013 from 321 homes during the three months ended March 31, 2012. All divisions continue their strong performance due to increased homebuyer confidence and demand.

	Successor
	March 31,		Increase (Decrease)
	2013	2012	Amount	%
Backlog (dollars)
Southern California	$46,513	$34,025	$12,488	37%
Northern California	17,561	17,231	330	2%
Arizona	40,889	20,369	20,520	101%
Nevada	33,832	7,783	26,049	335%
Colorado	32,003	—	32,003	N/M

Total	$170,798	$79,408	$91,390	115%

The dollar amount of backlog of homes sold but not closed as of March 31, 2013 was $170.8 million, up 115% from $79.4 million as of March 31, 2012. The increase during this period reflects a 50% increase in the number of homes in backlog to 498 homes as of March 31, 2013 compared to 332 homes as of March 31, 2012. The increase in the dollar amount of backlog reflects an increase in average sales prices for new home orders, as well as the addition of our Colorado division. The Company experienced an increase of 43% in the average sales price of homes in backlog to $343,000 as of March 31, 2013 compared to $239,200 as of March 31, 2012. The increase is driven by a higher price point of our actively selling projects in Arizona in three new communities that opened in the second quarter of 2012, and one new community in Southern California that opened in the first quarter of 2013, as well as an average sales price of homes in backlog in Colorado of $390,300 with no comparable amount in the three months ended March 31, 2012. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in the subsequent period as compared to the previous period.

In Southern California, the dollar amount of backlog increased 37% to $46.5 million as of March 31, 2013 from $34.0 million as of March 31, 2012, which is attributable to a 44% increase in the average sales price of homes in backlog to $596,300 as of March 31, 2013 compared to $484,400 as of March 31, 2012, offset by a 5% decrease in the number of homes in backlog in Southern California to 78 homes as of March 31, 2013 compared to 82 homes as of March 31, 2012, and a 18% decrease in net new home orders to 68 for the three months ended March 31, 2013 compared to 83 homes for the three months ended March 31, 2012. In Southern California, the cancellation rate decreased to 6% for the three months ended March 31, 2013 from 9% for the three months ended March 31, 2012.

In Northern California, the dollar amount of backlog increased 2% to $17.6 million as of March 31, 2013 from $17.2 million as of March 31, 2012, which is attributable to a 14% increase in the average sales price of homes in backlog to $351,200 as of March 31, 2013 compared to $307,700 as of March 31, 2012, offset by an 11% decrease in the number of units in backlog to 50 as of March 31, 2013 from 56 as of March 31, 2012, along with a 4% decrease in net new home orders in Northern California to 53 homes for the three months ended March 31, 2013 compared to 55 homes for the three months ended March 31, 2012. In Northern California, the cancellation rate decreased to 13% for the three months ended March 31, 2013 from 21% for the three months ended March 31, 2012.

In Arizona, the dollar amount of backlog increased 101% to $40.9 million as of March 31, 2013 from $20.4 million as of March 31, 2012, which is attributable to a 13% increase in the number of units in backlog to 165 as of March 31, 2013 from 146 as of March 31, 2012, and a 78% increase in the average sales price of homes in backlog to $247,800 as of March 31, 2013 compared to $139,500 as of March 31, 2012, offset by a 24% decrease in net new home orders in Arizona to 93 homes during the three months ended March 31, 2013 compared to 123 homes during the three months ended March 31, 2012. In Arizona, the cancellation rate increased to 15% for the three months ended March 31, 2013 from 2% for the three months ended March 31, 2012.

In Nevada, the dollar amount of backlog increased 335% to $33.8 million as of March 31, 2013 from $7.8 million as of March 31, 2012, which is attributable to a 156% increase in the number of units in backlog to 123 as of March 31, 2013 from 48 as of March 31, 2012, along with a 63% increase in net new home orders in Nevada to 98 homes during the three months ended March 31, 2013 compared to 60 homes during the three months ended March 31, 2012, and a 70% increase in the average sales price of homes in backlog to $275,100 as of March 31, 2013 compared to $162,100 as of March 31, 2012. In Nevada, the cancellation rate increased to 13% for the three months ended March 31, 2013 from 8% for the three months ended March 31, 2012.

In Colorado, the dollar amount of backlog was $32.0 million as of March 31, 2013, with no comparable amount as of March 31, 2012.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012	Amount	%
Number of Homes Closed
Southern California	22	23	10	13	(1)	(4%)
Northern California	31	24	9	15	7	29%
Arizona	100	52	25	27	48	92%
Nevada	66	29	17	12	37	128%
Colorado	49	—	—	—	49	N/M

Total	268	128	61	67	140	109%

During the three months ended March 31, 2013, the number of homes closed increased 109% to 268 in the 2013 period from 128 in the first quarter of 2012. The increase in home closings is primarily attributable to an increase in beginning backlog for the period of 192% to 406 units at December 31, 2012 compared to 139 units at December 31, 2011. There was a 29% increase in Northern California to 31 homes closed in the first quarter of 2013 compared to 24 homes closed in the first quarter of 2012, a 92% increase in homes closed in Arizona to 100 in the first quarter of 2013 from 29 in the first quarter of 2012, and a 128% increase in homes closed in Nevada to 66 in the first quarter of 2013 compared to 52 in the first quarter of 2012, offset by a 4% decrease in Southern California to 22 homes closed in the 2013 period compared to 23 homes closed in the first quarter of 2012. Colorado had 49 home closings during the first quarter of 2013, with no comparable activity in the first quarter of 2012.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012	Amount	%
		(dollars in thousands)
Home Sales Revenue
Southern California	$10,146	$11,141	$5,501	$5,640	$(995)	(9%)
Northern California	10,019	6,785	2,535	4,250	3,234	48%
Arizona	21,629	8,104	3,788	4,316	13,525	167%
Nevada	14,761	5,766	3,285	2,481	8,995	156%
Colorado	19,879	—	—	—	19,879	N/M

Total	$76,434	$31,796	$15,109	$16,687	$44,638	140%

The increase in homebuilding revenue of 140% to $76.4 million for the first quarter of 2013 from $31.8 million for the first quarter of 2012 is primarily attributable to a 109% increase in the number of homes closed to 268 during the first quarter of 2013 from 128 in the first quarter of 2012, along with a 15% increase in the average sales price of homes closed to $285,200 during the first quarter of 2013 from $248,400 during the first quarter of 2012, as well as the addition of our Colorado division. The increase in average home sale price resulted in a $9.9 million increase in revenue, as well as a $34.8 million increase in revenue attributable to a 109% increase in the number of homes closed.

	Successor	Combined	Successor	Predecessor	Increase (Decrease)
	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012	Amount	%
Average Sales Price of Homes Closed
Southern California	$461,200	$484,400	$550,100	$433,800	$(23,200)	(5%)
Northern California	323,200	282,700	281,700	283,300	40,500	14%
Arizona	216,300	155,800	151,500	159,900	60,500	39%
Nevada	223,700	198,800	193,200	206,800	24,900	13%
Colorado	405,700	—	—	—	405,700	N/M

Total	$285,200	$248,400	$247,700	$249,100	$36,800	15%

The average sales price of homes closed for the first quarter of 2013 increased primarily due to increasing price points of our actively selling projects to projects available to first time buyers or first time “move up” buyers. In the Southern California segment, the overall average sales price decrease is primarily due to a change in product mix, in which the number of homes closed with a sale price in excess of $500,000 was 8 in the first quarter of 2013 and 13 in the first quarter of 2012. The increase in average sales prices for the period was due to new projects that were released during the latter half of 2012 with an average sales price of $324,800 which is above the prior period overall average of $248,400. On a same store basis, which represents projects that were open during the comparable periods, average sales prices increased 8% from $299,200 in the first quarter of 2012 to $323,600 in the first quarter of 2013.

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Homebuilding Gross Margin Percentage
Southern California	21.8%	12.3%	11.8%
Northern California	20.5%	23.4%	14.6%
Arizona	15.0%	10.6%	11.6%
Nevada	20.9%	11.5%	12.0%
Colorado	12.6%	—	—

Total	17.1%	13.5%	12.5%

Adjusted Homebuilding Gross Margin Percentage	23.2%	21.0%	20.7%

Gross margins were positively impacted in the Successor period by the Company’s lower book value basis in its inventory, which was adjusted to fair value in February 2012 in conjunction with the restructuring and in accordance with fresh start accounting requirements. In assessing the inventory value, the Company generally utilized assumptions for future home sales paces and prices based upon then-prevailing market conditions in late 2011, which represented conditions near the trough of the recent U.S. housing downturn.

For homebuilding gross margins, the comparison of the Successor entity for the three months ended March 31, 2013 and the Successor entity from February 25, 2012 through March 31, 2012 are as follows:

•

In Southern California, homebuilding gross margins increased 9.5% to 21.8% during the first quarter of 2013 compared to 12.3% during the first quarter of 2012. The increase was due to a decrease in the average cost per home closed of 25% from $482,600 in the first quarter of 2012 to $360,500 in the first quarter of 2013, offset by a 16% decrease in the average sales price of homes closed from $550,100 in the first quarter of 2012 to $461,200 in the first quarter of 2013. On a same store basis, average sales prices increased 4.0% to $468,300 in the first quarter of 2013 compared to $450,100 in the first quarter of 2012.

•

In Northern California, homebuilding gross margins decreased 2.9% to 20.5% in the first quarter of 2013 from 23.4% in the first quarter of 2012. The decrease was due to an increase in the average cost per home closed of 19% from $215,900 in the first quarter of 2012 to $256,800 in the first quarter of 2013, offset by a 15% increase in the average sales price of homes closed from $281,700 in the first quarter of 2012 to $323,200 in the first quarter of 2013. On a same store basis, average sales prices increased 25.8% to $254,800 in the first quarter of 2013 compared to $202,500 in the first quarter of 2012, driven by an increase in one community.

•

In Arizona, homebuilding gross margins increased 4.4% to 15.0% in the first quarter of 2013 from 10.6% in the first quarter of 2012. The increase was due to a 43% increase in the average sales price of homes closed of $216,300 in the first quarter of 2013 from $151,500 in the first quarter of 2012, offset by an increase in the average cost per home closed of 36% from $135,600 in the first quarter of 2012 to $183,800 in the first quarter of 2013. Average sales prices increased 42.8% to $216,300 in the first quarter of 2013 compared to $151,500 in the first quarter of 2012.

•

In Nevada, homebuilding gross margins increased 9.4% to 20.9% in the first quarter of 2013 from 11.5% in the first quarter of 2012. The increase was due to a 16% increase in the average sales price of homes closed of $223,700 in the first quarter of 2013 from $193,200 in the first quarter of 2012, slightly offset by an increase in the average cost per home closed of 3% from $171,100 in the first quarter of 2012 to $177,000 in the first quarter of 2013. On a same store basis, average sales prices increased 9.1% to $232,800 in the first quarter of 2013 compared to $213,400 in the first quarter of 2012.

•	In Colorado, homebuilding gross margins were 12.6% during the first quarter of 2013, with no comparable amount in the first quarter of 2012.

For homebuilding gross margins, the comparison of the Successor entity for the three months ended March 31, 2013 and the Predecessor entity from January 1, 2012 through February 24, 2012 are as follows:

•

In Southern California, homebuilding gross margins increased 10% in the first quarter of 2013 to 21.8% from 11.8% in the first quarter of 2012. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently decreased gross margins by 1.4% in the first quarter of 2013. On a same store basis, average sales prices increased 13.3% to $436,600 in the first quarter of 2013 compared to $381,100 in the first quarter of 2012. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Northern California, homebuilding gross margins increased 5.9% in the first quarter of 2013 to 20.5% from 14.6% in the first quarter of 2012. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently decreased gross margins by 1.4% in the first quarter of 2013. On a same store basis, average sales prices increased 18.2% to $254,800 in the first quarter of 2013 compared to $215,600 in the first quarter of 2012. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Arizona, homebuilding gross margins increased 3.4% in the first quarter of 2013 to 15.0% from 11.6% in the first quarter of 2012. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently decreased gross margins by 0.5% in the first quarter of 2013. Average sales prices increased 35.4% to $216,300 in the first quarter of 2013 compared to $159,800 in the first quarter of 2012. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•

In Nevada, homebuilding gross margins increased 8.9% in the first quarter of 2013 to 20.9% from 12.0% in the first quarter of 2012. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 1.0% in the first quarter of 2013. On a same store basis, average sales prices increased 8.4% to $232,800 in the first quarter of 2013 compared to $214,800 in the first quarter of 2012. In addition, the Company has experienced increases in sales prices and decreases in incentives during 2013.

•	In Colorado, homebuilding gross margins were 12.6% during the first quarter of 2013, with no comparable amount in the first quarter of 2012.

For the comparison of the Successor entity for the three months ended March 31, 2013 and the Successor entity from February 25, 2012 through March 31, 2012, adjusted homebuilding gross margin percentage, which excludes previously capitalized interest included in cost of sales, was 23.2% for the first quarter of 2013 compared to 21.0% for the first quarter of 2012. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

For the comparison of the Successor entity for the three months ended March 31, 2013 and the Predecessor entity from January 1, 2012 through February 24, 2012, adjusted homebuilding gross margin percentage was 23.2% for the first quarter of 2013 compared to 20.7% for the first quarter of 2012.

Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
	(dollars in thousands)
Home sales revenue	$76,434	$15,109	$16,687
Cost of home sales	63,328	13,063	14,598

Homebuilding gross margin	13,106	2,046	2,089
Add: Interest in cost of sales	4,632	1,127	1,360

Adjusted homebuilding gross margin	$17,738	$3,173	$3,449

Adjusted homebuilding gross margin percentage	23.2%	21.0%	20.7%

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $4.4 million for the three months ended March 31, 2013, $3.2 million for the period from February 25, 2012 through March 31, 2012, and $8.9 million for the period from January 1, 2012 through February 24, 2012. The decrease is primarily due to a decrease in the number of construction services projects in the first quarter of 2013, compared to the first quarter of 2012. See Note 1 of “Notes to Condensed Consolidated Financial Statements” for further discussion.

Sales and Marketing Expense

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
	(in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$1,096	$449	$942
Northern California	662	215	463
Arizona	1,000	210	260
Nevada	825	219	279
Colorado	1,085	—	—

Total	$4,668	$1,093	$1,944

For the comparison of the Successor entity for the three months ended March 31, 2013 to the Successor entity from February 25, 2012 through March 31, 2012, sales and marketing expense as a percentage of homebuilding revenue decreased to 6.1% in the first quarter of 2013 compared to 7.2% in the first quarter of 2012, reflecting the impact of higher housing revenues in the current period. This is primarily attributable to a decrease in commission expense as a percentage of home sales revenue to 3.6% in the first quarter of 2013 from 4.1% in the first quarter of 2012 due to an increase in average sales prices.

For the comparison of the Successor entity for the three months ended March 31, 2013 to the Predecessor entity from January 1, 2012 through February 24, 2012, sales and marketing expense as a percentage of revenue decreased to 6.1% in the first quarter of 2013 compared to 11.6 % in the first quarter of 2012. This is primarily attributable to the cost of operating the sales models and base sales person compensation incurred on a monthly basis relative to the respective revenue in each period.

General and Administrative Expense

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
	(in thousands)
General and Administrative
Expense
Homebuilding
Southern California	$1,402	$470	$707
Northern California	394	191	222
Arizona	692	223	318
Nevada	696	248	357
Colorado	618	—	—
Corporate	4,722	1,081	1,698

Total	$8,524	$2,213	$3,302

For the comparison of the Successor entity for the three months ended March 31, 2013 to the Successor entity from February 25, 2012 through March 31, 2012, general and administrative expense as a percentage of homebuilding revenues, decreased to 11.2% in the first quarter of 2013 compared to 14.6% in the first quarter of 2012, reflecting the impact of higher housing revenues in the current period, partially offset by an increase in salaries and benefits in the first quarter of 2013.

For the comparison of the Successor entity for the three months ended March 31, 2013 to the Predecessor entity from January 1, 2012 through February 24, 2012, general and administrative expense as a percentage of homebuilding revenues decreased to 11.2% in the first quarter of 2013 compared to 19.8% in the first quarter of 2012. This is primarily attributable to the fixed costs of salaries and benefits incurred on a monthly basis relative to the respective revenue in each period.

Other Items

Combined other operating costs remained relatively consistent at $0.5 million in the first quarter of 2013 compared to $0.8 million in the first quarter of 2012.

Interest activity for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Interest incurred	$7,151	$4,234	$7,145
Less: Interest capitalized	5,867	2,520	4,638

Interest expense, net of amounts capitalized	$1,284	$1,714	$2,507

Cash paid for interest	$222	$1,189	$8,924

The decrease in interest incurred for the three months ended March 31, 2013, compared to the interest incurred for the period from January 1, 2012 through February 24, 2012 and the period from February 25, 2012 through March 31, 2012 reflects the decrease in interest rates, as well as a decrease in the Company’s overall debt.

Reorganization Items

During the three months ended March 31, 2013, the Company incurred reorganization costs of $0.5 million compared to $0.4 million during the period from February 25, 2012 through March 31, 2012 for legal and professional fees. During the period from January 1, 2012 through February 24, 2012, the Company recorded reorganization items of $233.5 million associated with or resulting from the reorganization and restructuring of the business, which primarily consists of a gain of approximately $298.8 million which resulted from cancellation of debt. The overall gain was partially offset by approximately $49.3 million in adjustments related to plan implementation and fresh start adjustments, approximately $7.8 million in professional fees, and approximately $8.3 million of debt financing cost write-off.

Preferred Stock Dividends

The preferred stock dividends were $1.0 million in the first quarter of 2013 compared to $0.3 million in the 2012 period due to the issuance of preferred stock in conjunction with the Company’s reorganization.

Net (Loss) Income Attributable to William Lyon Homes

As a result of the foregoing factors, net (loss) income attributable to William Lyon Homes for the three months ended March 31, 2013, for the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, was a net loss of $2.5 million, a net loss of $5.1 million, and net income of $228.4 million, respectively.

Lots Owned and Controlled

The table below summarizes the Company’s lots owned and controlled as of the periods presented:

	Successor
	March 31,		Increase (Decrease)
	2013	2012	Amount	%
Lots Owned
Southern California	1,092	690	402	58%
Northern California	265	743	(478)	(64%)
Arizona	5,982	6,142	(160)	(3%)
Nevada	2,845	2,647	198	7%
Colorado	498	—	498	N/M

Total	10,682	10,222	460	5%

Lots Controlled(1)
Southern California	96	307	(211)	(69%)
Northern California	637	—	637	100%
Arizona	1,396	—	1,396	100%
Nevada	192	—	192	100%
Colorado	208	—	208	N/M

Total	2,529	307	2,222	724%

Total Lots Owned and Controlled	13,211	10,529	2,682	25%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed joint ventures.

Total lots owned and controlled has increased 25% to 13,211 lots owned and controlled at March 31, 2013 from 10,529 lots at March 31, 2012. The increase is primarily due to certain lot acquisitions during the period and the lots acquired through the purchase of Village Homes in December 2012, offset by the closing of 1,090 homes since March 31, 2012.

The Company experienced increased homebuilding gross margin percentages of 16.6% for the year ended December 31, 2012 compared to 10.9% in the 2011 period particularly impacted by an increase in Northern California’s homebuilding gross margin percentages to 22.2% in the 2012 period compared to 11.1% in the 2011 period. Also contributing to the overall increase, was an increase in Nevada’s homebuilding gross margin percentages to 15.5% in the 2012 period from 9.7% in the 2011 period, an increase in Arizona’s homebuilding gross margin percentages to 13.1% in the 2012 period compared to 11.8% in the 2011 period, and an increase in Southern California’s homebuilding gross margin percentages to 15.9% in the 2012 period from 10.9% in the 2011 period. Colorado’s homebuilding gross margin percentages were 14.9% in the 2012 period with no comparable amount in the 2011 period. The increase in gross margins is primarily related to an increase in absorption, which decreases certain project related costs, and an increase in net sales prices during the year. The increase in gross margins is also attributed to the impact of fresh start accounting which resulted in a net decrease to the cost basis of our properties, which subsequently increased gross margins.

Comparisons of the Year Ended December 31, 2012 to December 31, 2011

On a combined basis, which combines the predecessor and successor entities for the year ended December 31, 2012, revenues from homes sales increased 26% to $261.3 million during the year ended December 31, 2012 compared to $207.1 million during the year ended December 31, 2011. The increase is primarily due to an increase of 55% in homes closed to 950 homes during the 2012 period compared to 614 homes during the 2011 period, offset by a decrease in the average sales price of homes closed to $275,100 in the 2012 period compared to $337,200 in the 2011 period. On a combined basis, the number of net new home orders for the year ended December 31, 2012 increased 69% to 1,131 homes from 669 homes for the year ended December 31, 2011.

The average number of sales locations of the Company decreased to 18 locations for the year ended December 31, 2012 compared to 19 at December 31, 2011. The Company’s number of new home orders per average sales location increased 78% to 62.8 for the year ended December 31, 2012 as compared to 35.2 for the year ended December 31, 2011.

In relation to the adoption of fresh start accounting in conjunction with the confirmation of the Plan, the results of operations for 2012 separately present the period from January 1, 2012 through February 24, 2012 as Predecessor and the period from February 25, 2012 through December 31, 2012 as Successor. As such, the application of fresh start accounting as described in Note 3 of the “Notes to Consolidated Financial Statements” is reflected in the period from February 25, 2012 through December 31, 2012 and not the period from January 1, 2012 through February 24, 2012. The accounts reflected in the tables below, include gross margin percentage, sales and marketing expense, and general and administrative expense, are affected by the fresh start accounting. Certain statistics including (i) net new home orders, (ii) average number of sales locations, (iii) backlog, (iv) number of homes closed, (v) homes sales revenue and (vi) average sales price of homes closed are not affected by the fresh start accounting. These items are described period over period “on a combined basis”, which combines the Predecessor and Successor entities for the year ended December 31, 2012.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,		Amount	%
			2012	2011
Number of Net New Home Orders
Southern California	213	38	251	211	40	19%
Northern California	165	23	188	147	41	28%
Arizona	322	93	415	202	213	105%
Nevada	247	21	268	109	159	146%
Colorado	9	—	9	—	9	N/M

Total	956	175	1,131	669	462	69%

Cancellation Rate			14%	18%	(4%)

Net new home orders in each segment increased period over period primarily attributable to improving market conditions. Excluding our Colorado division which only had sales activity from December 7, 2012 through December 31, 2012, the weekly average sales rates for the period were 1.2 sales per project during the 2012 period compared to 0.7 sales per project during the 2011 period. In Arizona, net new home orders more than doubled from 202 in the 2011 period to 415 in the 2012 period driven by the opening of three new projects in the second quarter of 2012 and an additional three new projects in the fourth quarter of 2012. In Nevada, net new home orders more than doubled from 109 in the 2011 period to 268 in the 2012 period. The increase in net new home orders is due to an improvement in the housing market and overall homebuyer demand. In addition, we have opened new communities in well located areas with strong homebuyer demand. The increase in net new home orders positively impacts the number of homes in backlog, which are homes that will close in future periods. As new home orders and backlog increase, it has a positive impact on revenues and cash flow in future periods.

Cancellation rates during the 2012 period decreased to 14% from 18% during the 2011 period. The change includes a decrease in Southern California’s cancellation rate to 15% in the 2012 period compared to 24% in the 2011 period, a decrease in Nevada’s cancellation rate to 14% in the 2012 period from 20% in the 2011 period, offset by an increase in Northern California’s cancellation rate to 23% in the 2012 period from 18% in the 2011 period and an increase in Arizona’s cancellation rate to 10% in the 2012 period from 7% in the 2011 period. The cancellation rate in Colorado was 10% in the 2012 period, with no comparable amount in the 2011 period. The overall lower cancellation rate is due to an increase in the number of highly qualified, credit worthy customers purchasing homes.

	Successor	Predecessor	Increase (Decrease)
	Year Ended December 31,
	2012	2011	Amount	%
Average Number of Sales Locations
Southern California	6	7	(1)	(14%)
Northern California	3	4	(1)	(25%)
Arizona	3	2	1	50%
Nevada	6	6	—	0%

Total	18	19	(1)	(5%)

The average number of sales locations for the Company decreased to 18 locations for the year ended December 31, 2012 compared to 19 at December 31, 2011. Southern California and Northern California each decreased by one sales location in the 2012 period compared to the 2011 period, while Arizona increased by one sales location and Nevada remained consistent in the 2012 period compared to the 2011 period. As of December 31, 2012, the Colorado division had five sales locations, however it is not included in the table above as there were only operations from December 7, 2012 (date of acquisition) through December 31, 2012.

	Successor	Predecessor	Increase (Decrease)
	December 31,
	2012	2011	Amount	%
Backlog (units)
Southern California	32	22	10	45%
Northern California	28	25	3	12%
Arizona	172	75	97	129%
Nevada	92	17	75	441%
Colorado	82	—	82	N/M

Total	406	139	267	192%

The Company’s backlog at December 31, 2012 increased 192% from 139 units at December 31, 2011 to 406 units at December 31, 2012. The increase is primarily attributable to an increase in net new home orders during the period driven by the Nevada division, which had a 146% increase in net new home orders, which contributed to a 441% increase in backlog, and the Arizona division, which had a 105% increase in net new home orders, which contributed to a 129% increase in backlog. The increase in backlog at year end reflects an increase in the number of homes closed to 950 during the year ended December 31, 2012 from 614 during the year ended December 31, 2011, and a 69% increase in total net new order activity to 1,131 homes during the year ended December 31, 2012 from 669 homes during the year ended December 31, 2011. All divisions showed improved performance due to increased homebuyer confidence and improvement in all of our markets.

	Successor	Predecessor	Increase (Decrease)
	December 31,
	2012	2011	Amount	%
		(dollars in thousands)
Backlog (dollars)
Southern California	$15,640	$8,148	$7,492	92%
Northern California	8,948	7,125	1,823	26%
Arizona	37,287	10,294	26,993	262%
Nevada	20,487	3,762	16,725	445%
Colorado	33,087	—	33,087	N/M

Total	$115,449	$29,329	$86,120	294%

The dollar amount of backlog of homes sold but not closed as of December 31, 2012 was $115.4 million, up 294% from $29.3 million as of December 31, 2011. The increase during this period reflects a 192% increase in the number of homes in backlog to 406 homes as of December 31, 2012 compared to 139 homes as of December 31, 2011. The increase in the dollar amount of backlog reflects an increase in average sales prices for new home orders. The Company experienced an increase of 35% in the average sales price of homes in backlog to $284,400 as of December 31, 2012 compared to $211,000 as of December 31, 2011. The increase is driven by a higher price point of our actively selling projects in Arizona in three new communities that opened in 2012, as well as an average sales price of homes in backlog in Colorado of $403,500 with no comparable amount in the year ended December 31, 2011. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in the subsequent period as compared to the previous period.

In Southern California, the dollar amount of backlog increased 92% to $15.6 million as of December 31, 2012 from $8.1 million as of December 31, 2011, which is attributable to a 45% increase in the number of homes in backlog in Southern California to 32 homes as of December 31, 2012 compared to 22 homes as of December 31, 2011, and a 19% increase in net new home orders to 251 for the year ended December 31, 2012 compared to 211 homes for the year ended December 31, 2011, and a 32% increase in the average sales price of homes in backlog to $488,800 as of December 31, 2012 compared to $370,400 as of December 31, 2011. In Southern California, the cancellation rate decreased to 15% for the year ended December 31, 2012 from 24% for the year ended December 31, 2011.

In Northern California, the dollar amount of backlog increased 26% to $8.9 million as of December 31, 2012 from $7.1 million as of December 31, 2011, which is attributable to a 12% increase in the number of units in backlog to 28 as of December 31, 2012 from 25 as of December 31, 2011, along with a 12% increase in the average sales price of homes in backlog to $319,600 as of December 31, 2012 compared to $285,000 as of December 31, 2011, as well as a 28% increase in net new home orders in Northern California to 188 homes for the year ended December 31, 2012 compared to 147 homes for the year ended December 31, 2011. In Northern California, the cancellation rate increased to 23% for the year ended December 31, 2012 from 18% for the year ended December 31, 2011.

In Arizona, the dollar amount of backlog increased 262% to $37.3 million as of December 31, 2012 from $10.3 million as of December 31, 2011, which is attributable to a 129% increase in the number of units in backlog to 172 as of December 31, 2012 from 75 as of December 31, 2011, along with a 105% increase in net new home orders in Arizona to 415 homes during the year ended December 31, 2012 compared to 202 homes during the year ended December 31, 2011, and a 58% increase in the average sales price of homes in backlog to $216,800 as of December 31, 2012 compared to $137,300 as of December 31, 2011. In Arizona, the cancellation rate increased to 10% for the year ended December 31, 2012 from 7% for the year ended December 31, 2011.

In Nevada, the dollar amount of backlog increased 445% to $20.5 million as of December 31, 2012 from $3.8 million as of December 31, 2011, which is attributable to a 441% increase in the number of units in backlog to 92 as of December 31, 2012 from 17 as of December 31, 2011, along with a 146% increase in net new home orders in Nevada to 268 homes during the year ended December 31, 2012 compared to 109 homes during the year ended December 31, 2011, and a slight increase in the average sales price of homes in backlog to $222,700 as of December 31, 2012 compared to $221,300 as of December 31, 2011. In Nevada, the cancellation rate decreased to 14% for the year ended December 31, 2012 from 20% for the year ended December 31, 2011.

In Colorado, the dollar amount of backlog was $33.1 million as of December 31, 2012, with no comparable amount as of December 31, 2011.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,		Amount	%
			2012	2011
Number of Homes Closed
Southern California	228	13	241	223	18	8%
Northern California	170	15	185	141	44	31%
Arizona	291	27	318	135	183	136%
Nevada	181	12	193	115	78	68%
Colorado	13	—	13	—	13	N/M

Total	883	67	950	614	336	55%

During the year ended December 31, 2012, the number of homes closed increased 55% to 950 in the 2012 period from 614 in the 2011 period. The increase in home closings is primarily attributable to an increase in beginning backlog for the period of 65% to 139 units at December 31, 2011 compared to 84 units at December 31, 2010. There was a 136% increase in Arizona to 318 homes closed in the 2012 period compared to 135 homes closed in the 2011 period, a 31% increase in homes closed in Northern California to 185 in the 2012 period from 141 in the 2011 period, and a 68% increase in homes closed in Nevada to 193 in the 2012 period compared to 115 in the 2011 period. Colorado had 13 home closings during the 2012 period, with no comparable activity in the 2011 period.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,		Amount	%
			2012	2011
		(dollars in thousands)
Home Sales Revenue
Southern California	$99,671	$5,640	$105,311	$110,969	$(5,658)	(5%)
Northern California	54,207	4,250	58,457	54,141	4,316	8%
Arizona	47,989	4,316	52,305	20,074	32,231	161%
Nevada	37,307	2,481	39,788	21,871	17,917	82%
Colorado	5,436	—	5,436	—	5,436	N/M

Total	$244,610	$16,687	$261,297	$207,055	$54,242	26%

The increase in homebuilding revenue of 26% to $261.3 million for the period ending 2012 from $207.1 million for the period ending 2011 is primarily attributable to a 55% increase in the number of homes closed to 950 during the 2012 period from 614 in the 2011 period, offset by an 18% decrease in the average sales price of homes closed to $275,100 during the 2012 period from $337,200 during the 2011 period. The decrease in average home sale price resulted in a $59.0 million decrease in revenue, offset by a $113.2 million increase in revenue attributable to a 55% increase in the number of homes closed.

	Successor	Predecessor	Combined	Predecessor	Increase (Decrease)
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,		Amount	%
			2012	2011
Average Sales Price of Homes Closed
Southern California	$437,200	$433,800	$437,000	$497,600	$(60,600)	(12%)
Northern California	318,900	283,300	316,000	384,000	(68,000)	(18%)
Arizona	164,900	159,900	164,500	148,700	15,800	11%
Nevada	206,100	206,800	206,200	190,200	16,000	8%
Colorado	418,200	—	418,200	—	418,200	N/M

Total	$277,000	$249,100	$275,100	$337,200	$(62,100)	(18%)

The average sales price of homes closed for the 2012 period decreased primarily due to a lower price point of our actively selling projects to projects available to first time buyers or first time “move up” buyers. In the Southern California and Northern California segments, the overall average sales price decrease is primarily due to a change in product mix, in which the number of homes closed with a sale price in excess of $500,000 was 153 in the 2011 period and 81 in the 2012 period. The decrease in average sales prices for the period was due to new projects that were released during 2012 with an average sales price of $326,900, which is below the prior period average of $337,200.

	Successor	Predecessor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
Homebuilding Gross Margin Percentage
Southern California	16.1%	11.8%	10.9%
Northern California	22.8%	14.6%	11.1%
Arizona	13.2%	11.6%	11.8%
Nevada	15.7%	12.0%	9.7%
Colorado	14.9%	—	—

Total	16.9%	12.5%	10.9%

Adjusted Homebuilding Gross Margin Percentage	26.2%	20.7%	19.6%

For homebuilding gross margins, the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011 are as follows:

•

In Southern California, homebuilding gross margins increased to 16.1% during the 2012 period compared to 10.9% during the 2011 period. Margins were slightly impacted by fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.9%. Average sales price of homes closed in Southern California for new projects released during 2012 was $585,400 as compared to prior period average sales price of homes closed of $497,600. In addition, the Company experienced increases in sales prices and decreases in incentives during 2012.

•

In Northern California, homebuilding gross margins more than doubled to 22.8% in the 2012 period due to (i) the impact of fresh start accounting on the real estate values, which decreased the cost basis in each property in the division, and subsequently increased gross margins by 4.6%, and (ii) cost savings from previously closed out projects. In addition, the Company experienced increases in sales prices and decreases in incentives during 2012.

•

In Arizona, homebuilding gross margins remained relatively consistent due to the impact of fresh start accounting on the real estate values, which increased the cost basis in each property in the division, and subsequently decreased gross margins by 1.1%, and an 11% increase in average sales price of homes closed. Average sales price of homes closed in Arizona for new projects released during 2012 was $217,000 as compared to prior period average sales price of homes closed of $148,700. In addition, the Company experienced increases in sales prices and decreases in incentives during 2012.

•

In Nevada, homebuilding gross margins increased 6.0% due to the impact of fresh start accounting on the real estate values, which decreased the cost basis on some properties in the division and increased the cost basis on others, and subsequently increased gross margins by 0.8%, and an increase in average sales prices in Nevada from $190,200 in the 2011 period to $206,100 in the 2012 period. In addition, the Company experienced increases in sales prices and decreases in incentives during 2012.

•	In Colorado, homebuilding gross margins were 14.9% during the 2012 period, with no comparable amount in the 2011 period.

For homebuilding gross margins, the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the year ended December 31, 2011 are as follows:

•

In Southern California, homebuilding gross margins remained relatively consistent due to a 13% decrease in the average sales price of homes closed of $433,800 in the 2012 period from $497,600 in the 2011 period, offset by a decrease in the average cost per home closed of 14% from $443,500 in the 2011 period to $382,500 in the 2012 period.

•

In Northern California, homebuilding gross margins increased 3.5% in the 2012 period due to a decrease in the average cost per home closed of 29% from $341,400 in the 2011 period to $241,900 in the 2012 period, offset by a 26% decrease in the average sales price of homes closed of $283,300 in the 2012 period from $384,000 in the 2011 period.

•

In Arizona, homebuilding gross margins remained relatively consistent due to an increase in the average cost per home closed of 8% from $131,200 in the 2011 period to $141,100 in the 2012 period, offset by an 8% increase in the average sales price of homes closed to $159,900 in the 2012 period from $148,700 in the 2011 period.

•

In Nevada, homebuilding gross margins increased 2.3% in the 2012 period due to a 9% increase in the average sales price of homes closed of $206,800 in the 2012 period from $190,200 in the 2011 period, offset by an increase in the average cost per home closed of 6% from $171,800 in the 2011 period to $181,900 in the 2012 period.

For the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011, adjusted homebuilding gross margin percentage, which excludes previously capitalized interest included in cost of sales, was 26.2% for the 2012 period compared to 19.6% for the 2011 period. The increase was primarily a result of the changes discussed for homebuilding gross margins described previously.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the year ended December 31, 2011, adjusted homebuilding gross margin percentage was 20.7% for the 2012 period compared to 19.6% for the 2011 period.

Adjusted homebuilding gross margin is a non-GAAP financial measure. The Company believes this information is meaningful as it isolates the impact that interest has on homebuilding gross margin and permits investors to make better comparisons with its competitors, who also break out and adjust gross margins in a similar fashion. See table set forth below reconciling this non-GAAP measure to homebuilding gross margin.

	Successor	Predecessor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
		(dollars in thousands)
Home sales revenue	$244,610	$16,687	$207,055
Cost of home sales	203,203	14,598	184,489

Homebuilding gross margin	41,407	2,089	22,566
Add: Interest in cost of sales	22,728	1,360	18,082

Adjusted homebuilding gross margin	$64,135	$3,449	$40,648

Adjusted homebuilding gross margin percentage	26.2%	20.7%	19.6%

Lots, Land, and Other Sales Revenue

Lots, land and other sales increased to $104.3 million in the 2012 period with no comparable amount in the 2011 period primarily attributable to the sale of a 27-acre parcel in Palo Alto and Mountain View, California for a sales price of $90.0 million in the second quarter of 2012, the sale of 58 lots in Mesa, Arizona for a sales price of $6.5 million in the third quarter of 2012, the sale of 40 lots in Elk Grove, California for a sales price of $2.8 million in the third quarter of 2012, and the sale of 84 lots in Peoria, Arizona for a sales price of $4.2 million in the fourth quarter of 2012. As a result of the sales described above, cost of sales—lots, land and other increased to $94.8 million, which includes adjustments to land basis for fresh start accounting, in the 2012 period compared to a negligible amount in the 2011 period.

Construction Services Revenue

Construction services revenue, which was all recorded in Southern California and Northern California, was $23.8 million for the period from February 25, 2012 through December 31, 2012, and $8.9 million for the period from January 1, 2012 through February 24, 2012 compared to $19.8 million in the 2011 period. The increase is primarily due to an increase in the number of construction services projects in the 2012 period, compared to the 2011 period. In Northern California, the Company started construction on one project which contributed approximately $14.4 million in the 2012 period. See Note 1 of “Notes to Consolidated Financial Statements” for further discussion.

Impairment Loss on Real Estate Assets

	Successor	Predecessor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
		(in thousands)
Land under development and homes completed and under construction
Southern California	$—	$—	$17,962
Northern California	—	—	2,074
Arizona	—	—	10,650
Nevada	—	—	4,149

Total	$—	$—	$34,835
Land held for future development or sold
Arizona	—	—	76,957
Nevada	—	—	16,522

Total	—	—	93,479

Total impairment loss on real estate assets	$—	$—	$128,314

The Company evaluates homebuilding assets for impairment when indicators of impairments are present. Indicators of potential impairment include, but are not limited to, a decrease in housing market values, sales absorption rates, and sales prices. On February 24, 2012, the Company adopted fresh start accounting under ASC 852 and recorded all real estate inventories at fair value. Subsequent to February 24, 2012 and throughout each quarter of 2012, there were no indicators of impairment, as sales prices and sales absorption rates have improved and incentives have decreased. For the 2012 period, there were no impairment charges recorded.

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million. The impairment loss related to land under development and homes completed and under construction recorded during the year ended December 31, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. During 2011, the Company updated project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows were more than the net book value of the project, then there was no impairment. If the undiscounted cash flows were less than the net book value of the asset, then the asset was deemed to be impaired and was written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%.

The impairment loss related to land held for future development or sold during the year ended December 31, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Sales and Marketing Expense

	Successor	Predecessor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
		(in thousands)
Sales and Marketing Expense
Homebuilding
Southern California	$5,796	$942	$8,480
Northern California	2,732	463	4,227
Arizona	2,805	260	1,318
Nevada	2,291	279	2,823
Colorado	304	—	—

Total	$13,928	$1,944	$16,848

For the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011, sales and marketing expense as a percentage of homebuilding revenue decreased to 5.7% in the 2012 period compared to 8.1% in the 2011 period. This is primarily attributable to a decrease in advertising expense to $2.9 million in the 2012 period compared to $5.8 million in the 2011 period, due to cost reduction efforts to use more economically efficient platforms for advertising. Such decrease is partially offset by an increase in commission expense to $9.5 million in the 2012 period from $7.9 million in the 2011 period, due to a 55% increase in home closings in the 2012 period.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the year ended December 31, 2011, sales and marketing expense as a percentage of revenue increased to 11.6% in the 2012 period compared to 8.1 % in the 2011 period. This is primarily attributable to the cost of operating the sales models and base sales person compensation incurred on a monthly basis relative to the respective revenue in each period.

General and Administrative Expense

	Successor	Predecessor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
		(in thousands)
General and Administrative Expense
Homebuilding
Southern California	$3,540	$707	$3,665
Northern California	1,098	222	1,388
Arizona	2,102	318	1,884
Nevada	2,114	357	2,349
Colorado	235	—	—
Corporate	17,006	1,698	13,125

Total	$26,095	$3,302	$22,411

For the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011, general and administrative expense as a percentage of homebuilding revenues, remained consistent at 10.7% in the 2012 period and 10.8% in the 2011 period, reflecting the impact of higher housing revenues in the current period, partially offset by $3.7 million in stock based compensation expense recorded in the fourth quarter of 2012.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the year ended December 31, 2011, general and administrative expense as a percentage of homebuilding revenues increased to 19.8% in the 2012 period compared to 10.8% in the 2011 period. This is primarily attributable to the fixed costs of salaries and benefits incurred on a monthly basis relative to the respective revenue in each period.

Other Items

Combined other operating costs remained relatively consistent at $3.1 million in the 2012 period compared to $4.0 million in the 2011 period.

Equity in income of unconsolidated joint ventures was $0 in the 2012 period compared to income of $3.6 million during the 2011 period. The income during the 2011 period was primarily due to the sale of the Company’s interest in one of its unconsolidated joint ventures.

During the period from February 25, 2012 through December 31, 2012, and the period from January 1, 2012 through February 24, 2012, the Company incurred interest of $30.5 million and $7.1 million, respectively. During the period from February 25, 2012 through December 31, 2012, and the period from January 1, 2012 through February 24, 2012, the Company capitalized interest of $21.4 million and $4.6 million, respectively. During the period from February 25, 2012 through December 31, 2012, and the period from January 1, 2012 through February 24, 2012, the Company recorded interest expense of $9.1 million and $2.5 million, respectively. During the 2011 period, the Company incurred interest related to its outstanding debt of $61.4 million, of which $36.9 million was capitalized, resulting in net interest expense of $24.5 million. The decrease in interest expense in the 2012 period as compared to the 2011 period is primarily attributable to the lower interest rate and reduced outstanding debt obtained as a result of the debt restructuring in the 2012 period.

Reorganization Items

During the period from January 1, 2012 through February 24, 2012, the Company recorded reorganization items of $233.5 million associated with or resulting from the reorganization and restructuring of the business. During the period from February 25, 2012 through December 31, 2012, the Company incurred reorganization costs of $2.5 million for legal and professional fees. The Company incurred reorganization costs of $21.2 million for legal and professional fees during the year ended December 31, 2011.

Noncontrolling Interest

For the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011, net income attributable to noncontrolling interest increased to income of $2.0 million in the 2012 period compared to income of $0.4 million in the 2011 period. The change is primarily due to an increase in the numbers of homes closed in consolidated joint ventures to 45 in the 2012 period from 29 in the 2011 period.

Preferred Stock Dividends

The preferred stock dividends were $2.7 million in the 2012 period with no comparable amount in the 2011 period due to the issuance of preferred stock in conjunction with the Company’s reorganization.

Income Taxes

Income taxes are accounted for under the provisions of Financial Accounting Standards Board ASC 740, Income Taxes, using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. In 2012 and 2011, the Company only paid $11,000 and $10,000, respectively, in minimum tax payments for the year.

Net (Loss) Income Attributable to William Lyon Homes

Net income includes reorganization items of approximately $233.5 million for the period from January 1, 2012 through February 24, 2012 which primarily consists of a gain of approximately $298.8 million which resulted from cancellation of debt. The overall gain was partially offset by approximately $49.3 million in adjustments related to plan implementation and fresh start adjustments, approximately $7.8 million in professional fees, and approximately $8.3 million of debt financing cost write-off. For the period from February 25, 2012 through December 31, 2012, net loss includes reorganization items of $2.5 million which consist of professional fees relating to the restructuring. As a result of the foregoing factors, net (loss) income attributable to William Lyon Homes for the period from February 25, 2012 through December 31, 2012, and the period from January 1, 2012 through February 24, 2012, was a net loss of $8.9 million and net income of $228.4 million, respectively, compared to net loss for the year ended December 31, 2011 of $193.3 million.

Lots Owned and Controlled

The table below summarizes the Company’s lots owned and controlled as of the periods presented:

	Successor	Predecessor	Increase (Decrease)
	December 31,
	2012	2011	Amount	%
Lots Owned
Southern California	1,114	713	401	56%
Northern California	259	767	(508)	(66%)
Arizona	6,082	6,194	(112)	(2%)
Nevada	2,884	2,676	208	8%
Colorado	254	—	254	N/M

Total	10,593	10,350	243	2%

Lots Controlled (1)
Southern California	96	114	(18)	(16%)
Northern California	674	—	674	100%
Colorado	479	—	479	N/M

Total	1,249	114	1,135	996%

Total Lots Owned and Controlled	11,842	10,464	1,378	13%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed joint ventures.

Total lots owned and controlled has increased 13% to 11,842 lots owned and controlled at December 31, 2012 from 10,464 lots at December 31, 2011. The increase is primarily due to certain lot acquisitions during the period, and the lots acquired through the purchase of Village Homes in December 2012, offset by the closing of 950 homes during the 2012 period.

Comparisons of Years Ended December 31, 2011 and 2010

On a consolidated basis, homes sales revenue decreased $59.8 million to $207.1 million during the year ended December 31, 2011 compared to $266.9 million for the year ended December 31, 2010. The decrease is primarily attributable to a decrease in homes closed of 19% to 614 homes for the year ended December 31, 2011 from 760 homes for the year ended December 31, 2010 and a decrease in average sales price of 4% to $337,200 in the year ended December 31, 2011, from $351,100 in the year ended December 31, 2010. The number of net new home orders for the year ended December 31, 2011 increased 3% to 669 homes from 650 homes for the year ended December 31, 2010. The cancellation rate of buyers who contracted to buy a home but did not close escrow at the Company’s projects was approximately 18% during 2011 and 19% during 2010. The inventory of completed and unsold homes was 73 homes as of December 31, 2011, compared to 107 homes as of December 31, 2010.

On a consolidated basis, the backlog of homes sold but not closed as of December 31, 2011 was 139 homes, up 65% from 84 homes as of December 31, 2010. Homes in backlog are generally closed within three to six months. The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2011 was $29.3 million, down 2% from $30.1 million as of December 31, 2010.

The Company’s average number of sales locations increased for the year ended December 31, 2011 to 19, up 6% from 18 for the year ended December 31, 2010. The Company’s number of new home orders per average sales location decreased to 35.2 for the year ended December 31, 2011 from 36.1 for the year ended December 31, 2010.

The Company’s operations are historically seasonal, with the highest new order activity in the spring and summer, which is impacted by the timing of project openings and competition in surrounding projects, among other factors. In addition, the Company’s home deliveries typically occur in the third and fourth quarter of each fiscal year, based on the construction cycle times of our homes between three and six months. As a result, the Company’s revenues, cash flow and profitability are higher in that same period.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Number of Net New Home Orders
Southern California	211	369	(158)	(43)%
Northern California	147	114	33	29%
Arizona	202	90	112	124%
Nevada	109	77	32	42%

Total	669	650	19	3%

Cancellation Rate	18%	19%	(1)%

Three of the Company’s homebuilding segments experienced increases in net new home orders during the year ended December 31, 2011, primarily attributable to stabilized market conditions. However, the Company’s Southern California segment experienced a decrease in new home orders during this same period, due to slowing absorption in the markets in which the Company operates. The weekly average sales rates for the period were 0.7 sales per project during the 2011 period compared to 0.7 sales per project during the 2010 period. The increase in net new home orders positively impacts the number of homes in backlog, which are homes we will close in future periods. As new home orders and backlog increase, it has a positive impact on revenue and cash flow in future periods. The increase in the Company’s new home orders is driven by significant improvement in Arizona. New home orders during the 2010 period were 90 from three sales locations compared to 202 during the 2011 period from two sales locations. The increase is due to increased consumer confidence and diminished shadow foreclosure inventory, which has yielded stabilized prices.

Cancellation rates during the year ended December 31, 2011 decreased to 18% in the 2011 period from 19% during the 2010 period. The decline resulted from a decrease in the cancellation rate in two of the Company’s homebuilding segments. Northern California decreased to 18% in the 2011 period compared to 23% in the 2010 period, Arizona decreased to 7% in the 2011 period from 15% in the 2010 period, Southern California increased to 24% in the 2011 period from 19% in the 2010 period and Nevada increased to 20% in the 2011 period from 14% in the 2010 period. The decrease in cancellation rates, period over period, is an indication of an increase in home buyer confidence and stabilization in the Company’s markets.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Average Number of Sales Locations
Southern California	7	7	—	—
Northern California	4	5	(1)	(20)%
Arizona	2	3	(1)	(33)%
Nevada	6	3	3	100%

Total	19	18	1	6%

The average number of sales locations in Southern California remained consistent with the prior year. However, the Southern California homebuilding segment had final deliveries and project close out in three projects and commenced selling in three new projects during the year. The average number of sales locations in Northern California and Arizona decreased by one in each segment, due to final deliveries and project close out. Nevada gained three additional sales locations on average due to the reintroduction of sales of two suspended projects and the addition of one newly acquired project during the year.

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Backlog (units)
Southern California	22	34	(12)	(35)%
Northern California	25	19	6	32%
Arizona	75	8	67	838%
Nevada	17	23	(6)	(26)%

Total	139	84	55	65%

The Company’s backlog at December 31, 2011 increased 65% from levels at December 31, 2010, primarily resulting from a significant increase in the number of net new home orders in Arizona. The increase in backlog during this period reflects an increase in net new order activity in Arizona of 124% to 202 homes in the 2011 period compared to 90 homes in the 2010 period in addition to a decrease in the number of homes closed companywide by 19% to 614 in the 2011 period from 760 in the 2010 period. The increase in backlog is driven by the significant improvement in Arizona. The Arizona division had 202 new home orders during the 2011 period, offset by 135 closings, increasing backlog from 8 units as of December 31, 2010 to 75 units as of December 31, 2011.

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Backlog
Southern California	$8,148	$16,726	$(8,578)	(51)%
Northern California	7,125	8,184	(1,059)	(13)%
Arizona	10,294	995	9,299	935%
Nevada	3,762	4,172	(410)	(10)%

Total	$29,329	$30,077	$(748)	(2)%

The dollar amount of backlog of homes sold but not closed on a consolidated basis as of December 31, 2011 was $29.3 million, slightly down from $30.1 million as of December 31, 2010. The slight decrease in dollar amount of backlog during this period reflects: (i) a decrease in the average sales price of homes in backlog to $211,000 as of December 31, 2011 compared to $358,000 as of December 31, 2010, which was driven by the number of homes in backlog in the Arizona division of 75, with an average price in backlog of $137,000 as of the 2011 period, compared to eight with an average price in backlog of $124,000 in the 2010 period, and (ii) an increase in the number of homes in backlog to 139 homes in the 2011 period compared to 84 in the 2010 period. In addition, the Company’s product mix continues to shift, with five homes, or 4% of total homes in backlog greater than $500,000 per unit at December 31, 2011, compared to 28 homes, or 33% in backlog greater than $500,000 per unit at December 31, 2010.

In Southern California, the dollar amount of backlog decreased 51% to $8.1 million as of December 31, 2011 from $16.7 million as of December 31, 2010, which is attributable to a 43% decrease in net new home orders in Southern California to 211 homes in the 2011 period compared to 369 homes in the 2010 period in addition to a decrease in the number of closings from 493 in the 2010 period to 223 in the 2011 period. In Southern California, the cancellation rate increased to 24% for the period ended December 31, 2011 compared to 19% for the period ended December 31, 2010.

In Northern California, the dollar amount of backlog decreased 13% to $7.1 million as of December 31, 2011 from $8.2 million as of December 31, 2010, which is attributable to a 34% decrease in the average sales price of homes in backlog to $285,000 as of December 31, 2011 compared to $430,700 as of December 31, 2010. However, homes in backlog increased 32% to 25 homes for the period ended December 31, 2011 from 19 homes for the same period ending 2010, primarily attributable to a 29% increase in the number of new orders to 147 in 2011 compared to 114 in 2010. In Northern California, the cancellation rate decreased to 18% for the period ended December 31, 2011 from 23% for the period ended December 31, 2010.

In Arizona, the dollar amount of backlog increased tenfold to $10.3 million as of December 31, 2011 from $1.0 million as of December 31, 2010, which is attributable to an eightfold increase in the number of homes in backlog to 75 homes at December 31, 2011 from 8 homes at December 31, 2010 and to a 10% increase in the average sales price of homes in backlog to $137,300 as of December 31, 2011 compared to $124,400 as of December 31, 2010. In Arizona, the cancellation rate decreased to 7% for the period ended December 31, 2011 from 15% for the period ended December 31, 2010.

In Nevada, the dollar amount of backlog decreased 10% to $3.8 million as of December 31, 2011 from $4.2 million as of December 31, 2010, which is attributable to a 26% decrease in homes in backlog to 17 homes at December 31, 2011 from 23 homes at December 31, 2010 offset by a 22% increase in the average sales price of homes in backlog to $221,300 as of December 31, 2011 compared to $181,400 as of December 31, 2010. In Nevada, the cancellation rate increased to 20% for the period ended December 31, 2011 from 14% for the period ended December 31, 2010.

The decrease in the dollar amount of backlog of homes sold but not closed as described above generally results in a reduction in operating revenues in the subsequent period as compared to the previous period. Revenue from sales of homes decreased 22% to $207.1 million during the period ended December 31, 2011 from $266.9 million during the period ended December 31, 2010. A decrease in homebuilding revenues on a project basis is a potential indicator for impairment. If market prices and home values decrease in certain of the Company’s projects and cancellation rates increase in the future, the Company’s revenue and liquidity would likely be negatively impacted.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Number of Homes Closed
Southern California	223	493	(270)	(55)%
Northern California	141	101	40	40%
Arizona	135	99	36	36%
Nevada	115	67	48	72%

Total	614	760	(146)	(19)%

During the year ended December 31, 2011, the number of homes closed decreased 19% to 614 during the 2011 period from 760 in the 2010 period. The decrease was primarily driven by the completion and closeout of two larger projects in the Southern California segment in 2011, which had 145 closings in 2010 compared to 39 in 2011. The decrease in closings in the 2011 period for Southern California is related to decreased absorption rates at its projects as net new home orders decreased 43% on the same number of average sales locations. All three of the other divisions had an increase in home closings, related to an increase in net new home orders of 40% in Northern California, 36% in Arizona and 72% in Nevada.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Home Sales Revenue
Southern California	$110,969	$195,613	$(84,644)	(43)%
Northern California	54,141	38,891	15,250	39%
Arizona	20,074	16,595	3,479	21%
Nevada	21,871	15,766	6,105	39%

Total	$207,055	$266,865	$(59,810)	(22)%

The decrease in homebuilding revenue of 22%, or $59.8 million, to $207.1 million during the year ended December 31, 2011 from $266.9 million during the year ended December 31, 2010 is attributable to (i) a decrease in average sales prices of homes closed of 4%, or $13,900 per unit, which contributed to $10.6 million of the decrease and (ii) a 19% decrease in closings, or 146 units, which contributed to $49.2 million of the decrease.

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
Average Sales Price of Homes Closed
Southern California	$497,600	$396,800	$100,800	25%
Northern California	384,000	385,100	(1,100)	(0)%
Arizona	148,700	167,600	(18,900)	(11)%
Nevada	190,200	235,300	(45,100)	(19)%

Total	$337,200	$351,100	$(13,900)	(4)%

The average sales price of homes closed during the year ended December 31, 2011 decreased 4% to $337,200 compared to $351,100 in 2010, particularly driven by an increase in Southern California of $100,800 per unit, offset by a decrease in Arizona and Nevada. The increase in Southern California was driven by product mix, due to the Company strategically closing out of projects in the Inland Empire sub-market of Southern California, which projects delivered 193 units in 2010 at sales prices ranging from $208,000 to

$408,000, with 1 unit being delivered in 2011. In Arizona, average sales prices for homes closed decreased in the 2011 period due to strategic price decreases, in an attempt to increase absorption rates. The price ranges of homes closed in 2010 ranged from $121,000 to $200,000 and in 2011 the price ranges decreased to $104,000 to $181,000 on the same communities. In Nevada, average sales prices decreased as result of strategic price decreases in an attempt to spur absorption rates.

	Year Ended December 31,		Increase (Decrease)
	2011	2010
Homebuilding Gross Margin Percentage
Southern California	10.9%	14.6%	(3.7)%
Northern California	11.1%	22.3%	(11.2)%
Arizona	11.8%	4.9%	6.9%
Nevada	9.7%	19.7%	(10.0)%

Total	10.9%	15.4%	(4.5)%

Homebuilding gross margin percentage during the year ended December 31, 2011 decreased to 10.9% from 15.4% during the year ended December 31, 2010, which is primarily attributable to a decrease in the average sales price of homes closed of 4% from $351,100 in the 2010 period to $337,200 in the 2011 period in addition to 1% increase in the average cost of homes closed from $297,000 in the 2010 period to $300,500 in the 2011 period.

Homebuilding gross margins may be negatively impacted by a weak economic environment, which includes homebuyers’ reluctance to purchase new homes, increase in foreclosure rates, tightening of mortgage loan origination requirements, high cancellation rates, which could affect our ability to maintain existing home prices and/or home sales incentive levels, and continued deterioration in the demand for new homes in our markets, among other things.

Lots, Land and Other

Land sales revenue was $17.2 million during the year ended December 31, 2010, with no comparable amount for the year ended December 31, 2011. As part of an opportunistic land sale, in June 2010, the Company sold land in Santa Clara County and generated a net profit of $2.9 million. The Company determined that the best economic value to the Company of these lots was to sell them in their current condition as opposed to holding the lots and eventually building and selling homes. The Company continues to evaluate its options and the marketplace with respect to developing lots.

During the year ended December 31, 2011, the Company recorded a loss of $4.2 million compared to a loss of $3.2 million during the 2010 period. Included in these amounts are the write-off of land deposits and pre-acquisition costs of $0.3 million and $6.0 million, respectively. The write-off of land deposits and pre-acquisition costs of $6.0 million in 2010 are attributable to projects where the value of the land was less than the contracted price. Management of the Company determined that the remaining purchase prices of the lots in the arrangements were priced above current market values.

Construction Services Revenue

Construction services revenue, which is all recognized in Southern California and Northern California, was $19.8 million during the year ended December 31, 2011, compared with $10.6 million in the 2010 period. The increase is due to an increase in the number of construction services projects from four in the 2010 period to five in the 2011 period, which contributed an incremental $9.1 million in revenue during the 2011 period.

Impairment Loss on Real Estate Assets

	Year Ended December 31,		Increase (Decrease)
	2011	2010
	(in thousands)
Impairment Loss on Real Estate Assets
Land under development and homes completed and under construction
Southern California	$17,962	$70,801	$(52,839)
Northern California	2,074	3,103	(1,029)
Arizona	10,650	6,293	4,357
Nevada	4,149	—	4,149

Total	$34,835	$80,197	$(45,362)

Land held for future development or sold
Arizona	76,957	16,116	60,841
Nevada	16,522	15,547	975

Total	93,479	31,663	61,816

Total Impairment Loss on Real Estate Assets	$128,314	$111,860	$16,454

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million, compared to $111.9 million during the year ended December 31, 2010.

The impairment loss related to land under development and homes completed and under construction recorded during the year ended December 31, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22% from a range of 21% to 29% during the 2010 period. During the 2011 period, the Company decreased discount rates due to (i) a decrease in the Company’s cancellation rate to 18% in the 2011 period from 19% in the 2010 period and (ii) an increase in the number of homes in backlog to 139 homes as of December 31, 2011 compared to 84 homes as of December 31, 2010.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

The impairment loss related to land under development and homes completed and under construction incurred during the year ended December 31, 2010, resulted from (i) a decrease in certain projects in home sales prices related to increased incentives, (ii) increased future costs in certain projects for outside broker expense and sales and marketing expense, (iii) the decision by the Company in certain projects to cancel certain land option agreements to purchase lots in projects where sales were deteriorating and the underlying value of the land to be purchased was less than the purchase price using a residual land value approach, (iv) the need in certain projects to preserve the liquidity of the Company and, therefore, canceling certain land option agreements, and (v) the renegotiations in certain other projects of the land purchase schedule for land under option, to delay the required purchases, to allow markets to recover, and reduce the amount of lots to be purchased over time. The extended time of the projects increased carrying costs that lead to the future undiscounted cash flows of the projects being less than the current book value of the land. During the 2010 period, the Company increased discount rates to a range of 21% to 27%. These rates resulted from a full year of interest incurred on the Senior Secured Term Loan due 2014, or the Old Term Loan, of 14%. During the 2009 period, the Company increased the discount rates used in the estimated discounted cash flow assessments to a range of 19% to 27%. These rates resulted from an increase in the leverage component of our discount rate related to the interest cost on the Old Term Loan and a decrease in risk-related discount rates in California projects due to improving market conditions, including: (i) a decrease in the cancellation rate for the Company at 19% in the 2010 period compared to 21% in the 2009 period, (ii) an increase of 1.9% in the Company’s gross margin percentage and (iii) an increase in the number of net home orders per sale location from 34.8 in the 2009 period to 36.1 in the 2010 period.

The impairment loss related to land held for future development or sold incurred during the years ended December 31, 2011 and 2010, resulted from the reduced value of the land in the project. The Company values land held for future development using (i) projected cash flows with the strategy of selling the land on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, and (iii) prices for land in recent comparable sales transactions, among other factors. In addition, the Company may use appraisals to best determine the as-is value. The Company continues to evaluate land values to determine whether to hold for development or to sell at current prices, which may lead to additional impairment on real estate assets.

Sales and Marketing Expenses

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
Sales and Marketing Expenses
Homebuilding
Southern California	$8,480	$12,582	$(4,102)	(33)%
Northern California	4,227	4,247	(20)	0%
Arizona	1,318	1,207	111	9%
Nevada	2,823	1,710	1,113	65%

Total	$16,848	$19,746	$(2,898)	(15)%

Sales and marketing expenses decreased $2.9 million to $16.8 million in the 2011 period from $19.7 million in the 2010 period primarily due to a decrease of $1.5 million in direct selling expenses, including a decrease of $1.3 million in salaries and commissions paid in 2011 as compared to 2010, and a decrease of $0.3 million in seller closing costs and referral fees in 2011 as compared to 2010 due to the decrease in units closed in 2011 as compared to 2010. In addition, advertising costs decreased $1.0 million, due to the opening of fewer new model complexes in 2011 as compared to 2010. Sales and marketing expenses as a percentage of homebuilding revenue remained relatively consistent at 8.1% and 7.4% for the period ended December 31, 2011 and 2010, respectively, as there was a decrease in both sales and marketing expenses and homebuilding revenues.

General and Administrative Expenses

	Year Ended December 31,		Increase (Decrease)
	2011	2010	Amount	%
	(Dollars in thousands)
General and Administrative Expenses
Homebuilding
Southern California	$3,665	$5,093	$(1,428)	(28)%
Northern California	1,388	2,960	(1,572)	(53)%
Arizona	1,884	2,568	(684)	(27)%
Nevada	2,349	2,651	(302)	(11)%
Corporate	13,125	11,857	1,268	11%

Total	$22,411	$25,129	$(2,718)	(11)%

General and administrative expenses decreased $2.7 million, or 11%, in the 2011 period to $22.4 million from $25.1 million in the 2010 period. In 2010, the Company incurred $2.1 million in outside services expense in connection with the Old Term Loan, which is included in general and administrative expenses. In addition to the $2.1 million decrease in general and administrative expenses relating to outside services in connection with the Old Term Loan, the additional decrease in general and administrative expenses in 2011 reflects the Company’s overhead costs savings measures taken during the year. The bonus expense incurred in the 2010 and 2011 periods was a decision by management to award bonuses to employees in order to encourage employee retention and reward individual employee performance. General and administrative expense as a percentage of homebuilding revenue increased slightly to 10.8% for the period ended December 31, 2011 from 9.4% for the period ended December 31, 2010, as there was a decrease in both general and administrative expenses and homebuilding revenues.

Other Items

Other operating costs increased to $4.0 million in the 2011 period compared to $2.7 million in the 2010 period. The increase is due to the increase in property tax expense incurred as a period expense on projects in which development was temporarily suspended. The Company incurred $1.8 million in the 2011 period, compared to $1.6 million in the 2010 period. In addition, operating losses realized by golf course operations decreased to $1.0 million in the 2011 period from $1.1 million in the 2010 period.

Equity in income from unconsolidated joint ventures increased to $3.6 million in the 2011 period compared to income of $0.9 million in the 2010 period, primarily due to the sale of the Company’s interest in one of its unconsolidated joint ventures.

During 2010, the Company redeemed $37.3 million principal amount of its then-outstanding 7 5/8% Senior Notes due 2012, 10 3/4% Senior Notes due 2013 and 7 1/2% Senior Notes due 2014, or, collectively, the Old Senior Notes, at a cost of $31.3 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $5.6 million. During 2011, the Company did not redeem any of its outstanding Old Senior Notes.

During the year ended December 31, 2011, the Company incurred interest related to its outstanding debt of $61.4 million and capitalized $36.9 million, resulting in net interest expense of $24.5 million. During the year ended December 31, 2010, the Company incurred interest related to its outstanding debt of $62.8 million and capitalized $39.1 million, resulting in net interest expense of $23.7 million. The year over year increase in net interest expense is due to a decrease in real estate assets which qualify for interest capitalization during the 2011 period.

Other income primarily consists of marketing services and human resource management income slightly offset by mortgage company expense. During the 2011 period, the Company had income of $0.8 million compared to a negligible amount in the 2010 period.

Income from noncontrolling interest of consolidated entities decreased to $0.4 million in the 2011 period compared to $1.3 million in the 2010 period, primarily due to a decrease in the number of joint venture homes closed.

Income Taxes

On November 6, 2009, an expanded carry back election was signed into law as part of the Worker, Homeownership, and Business Assistance Act of 2009. As a result of this legislation, the Company elected to carry back for five years the taxable losses generated in 2009. As of December 31, 2009, the Company recorded an income tax refund receivable and the related income tax benefit of $101.8 million. The Company received the tax refund during the first quarter of 2010. As of December 31, 2010, the Company received an additional refund related to the 2009 loss carry back of $347,000 and recorded the related income tax benefit as of December 31, 2010. In 2011, the Company only paid $10,000 in minimum tax payments for the year.

Net (Loss) Income Attributable to William Lyon Homes

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $193.3 million compared to net loss for the year ended December 31, 2010 of $136.8 million.

Lots Owned and Controlled

The table below summarizes the Company’s lots owned and controlled as of the periods presented:

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Lots Owned
Southern California	713	922	(209)	(23)%
Northern California	767	616	151	25%
Arizona	6,194	5,836	358	6%
Nevada	2,676	2,791	(115)	(4)%

Total	10,350	10,165	185	2%

Lots Controlled (1)
Southern California	114	114	—	—
Northern California	—	303	(303)	(100)%

Total	114	417	(303)	(73)%

Total Lots Owned and Controlled	10,464	10,582	118	1%

(1)	Lots controlled may be purchased by the Company as consolidated projects or may be purchased by newly formed unconsolidated joint ventures.

Total lots owned and controlled has increased 1% to 10,464 lots owned and controlled at December 31, 2011 from 10,582 lots at December 31, 2010. The increase is primarily due to certain lot acquisitions during the period, offset by the closing of 614 homes during the 2011 period and cancelation of certain lot option contracts.

Financial Condition and Liquidity

The U.S. housing market continues to improve from the cyclical low points reached during the 2008—2009 national recession. In 2011, early signs of a recovery began to materialize in many markets around the country as a result of an improving macroeconomic backdrop and excellent housing affordability. Historically, strong housing markets have been associated with great affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are exhibiting most of these positive characteristics.

In the three months ended March 31, 2013, the Company delivered 268 homes, with an average selling price of approximately $285,200, and recognized home sales revenues and total revenues of $76.4 million and $80.9 million, respectively. The Company has experienced significant operating momentum since the beginning of 2012, during which time a variety of key housing, employment and other related economic statistics in our markets have increasingly demonstrated signs of recovery. This rebound in market conditions, when combined with the Company’s disciplined operating strategy, has resulted in five consecutive quarters of growth in net new home orders, home closings and unit backlog.

In the three months ended March 31, 2013, net new home orders increased 12% to 361 from 321 in the first quarter of 2012, while home closings increased 109% to 268 in the first quarter of 2013 from 128 in the first quarter of 2012. On a consolidated basis, the cancellation rate increased to 12% in the first quarter of 2013 compared to 9% in the first quarter of 2012. In addition, homebuilding gross margin percentage and adjusted homebuilding gross margin percentage increased to 17.1% and 23.2%, respectively, for the three months ended March 31, 2013, as compared to 13.0% and 20.8%, respectively, for the three months ended March 31, 2012.

As of March 31, 2013 the Company was selling homes in 22 communities and had a consolidated backlog of 498 sold but unclosed homes, with an associated sales value of $170.8 million, representing a 50% and 115% increase in units and dollars, respectively, as compared to the backlog at March 31, 2012. The Company believes that the attractive fundamentals in its markets, its leading market share positions, its long-standing relationships with land developers, its significant land supply and its focus on providing the best possible customer experience, positions the Company to capitalize on meaningful growth as the U.S. housing market continues to rebound.

On February 24, 2012, the Company received proceeds from the Plan. The Company received $50.0 million in cash related to the issuance of its Convertible Preferred Stock, $10.0 million related to the issuance of its Class C Common Stock, $21.0 million in cash and $4.0 million of land option value related to the assignment of an option to purchase certain real estate, related to the issuance of its Class B Common Stock, offset by certain fees and payments related to the Plan, for a net of $67.7 million in cash. The Plan allowed the Company to restructure its debt from $563.5 million as of December 31, 2011, to $384.5 million principal outstanding as of February 24, 2012, which subsequently reduces the Company’s interest exposure.

In 2012, subsequent to February 24, 2012, the Company raised total equity of $51.5 million in cash and land from private placements. In addition, the Company refinanced its outstanding debt with 8.5% Senior Notes due in 2020 as described below, which will reduce the amount of interest incurred by $6.4 million annually. The Company provides for its ongoing cash requirements with the proceeds identified above, as well as from internally generated funds from the sales of homes and/or land sales. During the three months ended March 31, 2013 and the year ended December 31, 2012, the Company had cash used in operations of $10.5 million and cash provided by operations of $32.7 million, respectively, which includes land acquisitions of $9.1 million and $82.2 million, respectively. In addition, the Company has the option to use additional outside borrowing, form new joint ventures with partners that provide a substantial portion of the capital required for certain projects, one of which was closed in October 2012, and buy land via lot options or land banking arrangements. The Company has financed, and may in the future finance, certain projects and land acquisitions with construction loans secured by real estate inventories, seller-provided financing and land banking transactions.

8.5% Senior Notes Due 2020

On November 8, 2012, California Lyon completed its offering of its 8.5% Senior Notes due 2020 in an aggregate principal amount of $325 million. The outstanding notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the outstanding notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

As of March 31, 2013, the outstanding principal amount of the outstanding notes is $325 million, and the outstanding notes mature on November 15, 2020. The outstanding notes are senior unsecured obligations of California Lyon and are guaranteed on a senior unsecured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The outstanding notes and the guarantees rank pari passu with all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The outstanding notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt.

The outstanding notes bear interest at an annual rate of 8.5% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013.

The indenture contains covenants that limit the ability of Parent, the Issuer and the restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Parent’s or the Issuer’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such outstanding notes to be declared due and payable.
Construction Notes Payable

The Company used a portion of the proceeds from the issuance of the outstanding notes to pay in full the amounts outstanding under two construction notes payable that were outstanding as of December 31, 2011.

In September 2012, the Company entered into two construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. As of December 31, 2012, the Company had borrowed $7.8 million under this facility. This loan and the underlying collateral was rolled into the CB&T Loan Agreement, defined and discussed below.

The second construction notes payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. As of March 31, 2013 and December 31, 2012, the Company had borrowed $7.3 million and $5.4 million, respectively, under this facility. The loan will be repaid with proceeds from home closings of the project and is secured by the underlying project.

Revolving Line of Credit Loan Agreement

On March 5, 2013, California Lyon entered into a Revolving Line of Credit Loan Agreement, or the CB&T Loan Agreement, with California Bank & Trust, or CB&T, providing for a revolving line of credit of $30.0 million, or the CB&T Loan. The CB&T Loan will provide California Lyon with funds for the development of residential lots, the construction of existing and future residential home projects within the states of California, Arizona, Nevada and Colorado, the issuance of letters of credit for the payment of costs incurred or associated with those projects and other general corporate purposes. In connection with the execution of the CB&T Loan Agreement, California Lyon issued a promissory note, or the CB&T Promissory Note, and together with the CB&T Loan Agreement and any ancillary documents and agreements executed pursuant to the CB&T Loan Agreement, the CB&T Loan Documents, in favor of CB&T. California Lyon’s obligations under the CB&T Loan are secured by, among other things, a first and prior lien on and security interest in all the real and personal property comprising each qualified project that is admitted in the CB&T Loan.

Borrowings under the CB&T Loan Agreement, bear interest, payable monthly, at California Lyon’s option of either (i) a fixed rate at LIBOR plus 3.00% per annum or (ii) a variable rate at the Prime Rate, as adjusted by CB&T in accordance with the CB&T Loan Agreement, plus 1.00% per annum. The floor interest for borrowings under the CB&T Loan Agreement range from 4.25% to 5.00%, depending on California Lyon’s total liabilities to tangible net worth ratio. Beginning on March 5, 2015, the maximum amount available under the CB&T Loan will reduce by $7.5 million every 90 days until the CB&T Loan matures. The CB&T Loan will mature on March 5, 2016.

All outstanding borrowings under the CB&T Loan may, at the option of CB&T, be accelerated and become immediately due and payable in the event of a default under the CB&T Loan Documents, which includes, among other things, the following events (subject to certain cure periods, as applicable): (i) the failure by California Lyon to pay any monetary amount when due under any CB&T Loan Document; (ii) the breach of certain covenants under the CB&T Loan Documents; (iii) any representations contained in the CB&T Loan Documents being materially misleading or false when made; (iv) defaults under certain other monetary obligations; (v) bankruptcy matters; (vi) litigation or proceedings that could constitute a material adverse change on California Lyon or a qualified project or (vii) certain judgments. The CB&T Loan Documents also contain negative covenants which restrict or limit California Lyon from, among other things, the following: (a) consolidating or merging with any person unless California Lyon is the surviving entity; (b) changing its fiscal year or accounting methods; (c) changing the character of California Lyon’s business; (d) suffering any change in the legal or beneficial ownership of any capital stock in California Lyon; (e) making loans or advances; (f) granting or continuing liens; (g) incurring debt and (h) acquiring assets.

In March 2013, one of the outstanding construction loans payable and its underlying collateral was rolled into the CB&T Loan. As of March 31, 2013, there was $13.2 million outstanding under the CB&T Loan.

Seller Financing

At March 31, 2013, the Company had $1.8 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bears interest at 3% per annum, is secured by the underlying land, and matures in March 2014.

Net Debt to Total Capital

The Company’s ratio of net debt to total capital was 66.6%, 65.0% and 145.6% as of March 31, 2013, and December 31, 2012 and 2011, respectively. The ratio of net debt to total capital is a non-GAAP financial measure, which is calculated by dividing notes payable and Senior Notes, net of cash and cash equivalents and restricted cash, by total capital (notes payable and Senior Notes, net of cash and cash equivalents and restricted cash, plus redeemable convertible preferred stock and total equity (deficit)). The Company believes this calculation is a relevant and useful financial measure to investors in understanding the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. See table set forth below reconciling this non-GAAP measure to the ratio of debt to total capital.

	Successor		Predecessor
	March 31, 2013	December 31,
		2012	2011
	(dollars in thousands)
Notes payable and Senior Notes	$347,269	$338,248	$563,492
Redeemable convertible preferred stock	71,571	71,246	—
Total equity (deficit)	69,095	72,119	(169,870)

Total capital	$487,935	$481,613	$393,622
Ratio of debt to total capital	71.2%	70.2%	143.2%
Notes payable and Senior Notes	$347,269	$338,248	$563,492
Less: Cash and cash equivalents and restricted cash	(67,257)	(71,928)	(20,913)

Net debt	280,012	266,320	542,579
Redeemable convertible preferred stock	71,571	71,246	—
Total equity (deficit)	69,095	72,119	(169,870)

Total capital	$420,678	$409,685	$372,709
Ratio of net debt to total capital	66.6%	65.0%	145.6%

Land Banking Arrangements

As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers its right in such purchase agreements to entities owned by third parties, or land banking arrangements. These entities use equity contributions and/or incur debt to finance the acquisition and development of the land being purchased. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit remaining deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. The use of these land banking arrangements is dependent on, among other things, the availability of capital to the option provider, general housing market conditions and geographic preferences.

The Company participates in one land banking arrangement that is not a variable interest entity in accordance with FASB ASC Topic 810, Consolidation, or ASC 810, but is consolidated in accordance with FASB ASC Topic 470, Debt, or ASC 470. Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. Therefore, the Company has recorded the remaining purchase price of the land of $39.0 million as of March 31, 2013 and December 31, 2012, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying balance sheet.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (dollars in thousands):

	Successor		Predecessor
	March 31, 2013	December 31,
		2012	2011
Total number of land banking projects	1	1	1

Total number of lots(1)	610	610	625

Total purchase price	$161,465	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	199	199	225

Purchase price	$39,029	$39,029	$47,408

Forfeited deposits if lots are not purchased	$27,734	$27,734	$25,234

(1)	Total number of lots in the land banking project was reduced by 15 as of December 31, 2012 as compared to December 31, 2011 because of a change in product mix in future projects.

Joint Venture Financing

The Company and certain of its subsidiaries are general partners or members in joint ventures involved in the development and sale of residential projects. As described more fully in “Critical Accounting Policies—Variable Interest Entities,” certain joint ventures have been determined to be variable interest entities in which the Company is considered the primary beneficiary. Accordingly, the assets, liabilities and operations of these joint ventures have been consolidated with the Company’s financial statements for the periods presented. Based upon current estimates, substantially all future development and construction costs incurred by the joint ventures will be funded by the venture partners or from the proceeds of construction financing obtained by the joint ventures.

The financial statements of joint ventures in which the Company is not considered the primary beneficiary are not consolidated with the Company’s financial statements. The Company’s investments in unconsolidated joint ventures are accounted for using the equity method because the Company has a 50% or less voting or economic interest (and thus such joint ventures are not controlled by the Company). As of March 31, 2013 and December 31, 2012 and 2011, the Company had no investment in and advances to unconsolidated joint ventures.

Assessment District Bonds

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements and fees. Such financing has been an important part of financing master-planned communities due to the long-term nature of the financing, favorable interest rates when compared to the Company’s other sources of funds and the fact that the bonds are sold, administered and collected by the relevant government entity. As a landowner benefited by the improvements, the Company is responsible for the assessments on its land. When the Company’s homes or other properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. See Note 12 of “Notes to Condensed Consolidated Financial Statements” for the three months ended March 31, 2013 and Note 15 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2012.

Cash Flows—Comparison of Three Months Ended March 31, 2013 to Three Months Ended March 31, 2012

For the comparison of the Successor entity for the three months ended March 31, 2013 and the Successor entity from February 25, 2012 through March 31, 2012, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to $10.5 million in the first quarter of 2013 from $4.3 million in the first quarter of 2012. The change was primarily a result of (i) a net increase in real estate inventories-owned of $16.1 million in the first quarter of 2013 compared to a net increase of $0.09 million in the first quarter of 2012, primarily driven by $9.1 million in land acquisitions in the first quarter of 2013 with no comparable amounts in the first quarter of 2012, in addition to an increase in homebuilding starts in the first quarter of 2013, and (ii) an increase in receivables of $5.2 million in the first quarter of 2013 compared to an increase of $0.1 million in the first quarter of 2012 primarily attributable to the timing of proceeds received from escrow for home closings, offset by (iii) an increase in accrued expenses of $6.0 million in the first quarter of 2013 compared to an increase of $0.8 million in the first quarter of 2012 attributed to the timing of interest payments on Senior Notes, (iv) an increase in accounts payable of $5.5 million in the first quarter of 2013 compared to a decrease of $1.1 million in the first quarter of 2012 attributed to the timing of payments to subcontractors, and (v) consolidated net loss of $2.5 million in the first quarter of 2013 compared to consolidated net loss of $5.0 million in the first quarter of 2012.

•

Net cash used in investing activities was $0.7 million in the first quarter of 2013 with no comparable amount in the first quarter of 2012, as a result of purchases of property and equipment of $0.7 million in the first quarter of 2013.

•

Net cash provided by (used in) financing activities increased to a source of $6.5 million in the first quarter of 2013 from a use of $5.2 million in the first quarter of 2012. The change was primarily as a result of (i) proceeds from borrowings on notes payable of $20.2 million in the first quarter of 2013 with no comparable amount in the first quarter of 2012, offset by (ii) principal payments on notes payable of $13.0 million in the first quarter of 2013 as compared to $4.2 million in the first quarter of 2012.

For the comparison of the Successor entity for the three months ended March 31, 2013 and the Predecessor entity from January 1, 2012 through February 24, 2012, the comparison of cash flows is as follows:

•

Net cash used in operating activities decreased to a use of $10.5 million in the first quarter of 2013 from a use of $17.3 million in the first quarter of 2012. The change was primarily a result of (i) net reorganization items of $241.3 million in the first quarter of 2012 with no comparable amount in the first quarter of 2013, and (ii) an increase in accrued expenses of $6.0 million in the first quarter of 2013, compared to a decrease of $3.9 million in the first quarter of 2012 attributed to the timing of interest payments on Senior Notes, offset by (iii) consolidated net income of $228.5 million in the first quarter of 2012 compared to consolidated net loss of $2.5 million in the first quarter of 2013, (iv) an increase in receivables of $5.2 million in the first quarter of 2013 compared to a decrease of $0.9 million in the first quarter of 2012 primarily attributable to the timing of proceeds received from escrow for home closings, and (v) an increase in real estate inventories-owned of $16.1 million in the first quarter of 2013 compared to an increase of $7.0 million in the first quarter of 2012, primarily driven by $9.1 million in land acquisitions in the first quarter of 2013 with no comparable amounts in the first quarter of 2012, in addition to an increase in home building starts in the first quarter of 2013.

•

Net cash used in investing activities was $0.7 million in the first quarter of 2013 with no comparable amount in the first quarter of 2012, as a result of purchases of property and equipment of $0.7 million in the first quarter of 2013.

•

Net cash provided by (used in) financing activities increased to a source of $6.5 million in the first quarter of 2013 from a source of $77.8 million in the first quarter of 2012. The change was primarily as a result of (i) proceeds from preferred stock of $50.0 million in the first quarter of 2012 with no comparable amount in the first quarter of 2013, (ii) proceeds from reorganization of $31.0 million in the first quarter of 2012 with no comparable amount in the first quarter of 2013 and (iii) principal payments on notes payable $13.0 million in the first quarter of 2013 compared to $0.6 million in the first quarter of 2012, offset by (iv) proceeds from borrowings on notes payable of $20.2 million in the first quarter of 2013 with no comparable amount in the 2012 period.

Based on the aforementioned, the Company believes it has sufficient cash and sources of financing for at least the next twelve months.

Cash Flows—Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

For the comparison of the Successor entity from February 25, 2012 through December 31, 2012 and the Predecessor entity for the year ended December 31, 2011, the comparison of cash flows is as follows:

•

Net cash provided by (used in) operating activities increased to a source of $50.0 million in the 2012 period from a use of $38.7 million in the 2011 period. The change was primarily a result of (i) a net decrease in real estate inventories-owned of $30.3 million in the 2012 period compared to a net decrease of $18.2 million in the 2011 period, primarily driven by the increase in homes closed in the 2012 period as compared to the 2011 period, (ii) a decrease in other assets of $0.6 million in the 2012 period compared to an increase of $4.4 million in the 2011 period attributable to insurance premiums payments and the related amortization expense, (iii) an increase in accounts payable of $7.7 million in the 2012 period compared to a decrease of $1.5 million in the 2011 period attributed to the timing of payments to subcontractors, and (iv) consolidated net loss of $192.9 million in the 2011 period compared to consolidated net loss of $6.9 million in the 2012 period, and (v) an increase in receivables of $2.9 million in the 2012 period compared to a decrease of $4.8 million in the 2011 period primarily attributable to the timing of proceeds received from escrow for home closings.

•

Net cash (used in) provided by investing activities decreased to a use of $33.5 million in the 2012 period from a source of $1.3 million in the 2011 period. The change was primarily a result of (i) net cash paid of $33.2 million related to the acquisition of a homebuilder in Colorado, known as Village Homes, with no comparable amount in the 2011 period, and (ii) distributions of income from unconsolidated joint ventures of $1.4 million in the 2011 period with no distributions of income from unconsolidated joint ventures in the 2012 period.

•

Net cash (used in) provided by financing activities increased to a use of $25.9 million in the 2012 period from a use of $13.9 million in the 2011 period. The change was primarily as a result of (i) principal payments on notes payable of $73.7 million in the 2012 period from $11.5 million in the 2011 period, (ii) principal payments on Senior Secured Term Loan of $235.0 million in the 2012 period with no comparable amount in the 2011 period, (iii) principal payments on Senior Subordinated Secured Notes of $75.9 million in the 2012 period with no comparable amount in the 2011 period, and (iv) payment of deferred loan costs of $7.2 million in the 2012 period with no comparable amount in the 2011 period, offset by (v) proceeds from borrowings on notes payable of $13.2 million in the 2012 period with no comparable amount in the 2011 period, (vi) proceeds from issuance of 8 1/2% Senior Notes of $325.0 million with no comparable amount in the 2011 period, (vii) proceeds from issuance of convertible preferred stock of $14.0 million related to the issuance of 12,173,913 shares of the company’s convertible preferred stock to Paulson in the 2012 period with no comparable amount in the 2011 period, and (viii) proceeds from issuance of common stock of $16.0 million related to the issuance of 15,238,095 shares of the company’s common stock to Paulson in the 2012 period with no comparable amount in the 2011 period.

For the comparison of the Predecessor entity from January 1, 2012 through February 24, 2012 and the Predecessor entity for the year ended December 31, 2011, the comparison of cash flows is as follows:

•

Net cash used in operating activities decreased to a use of $17.3 million in the 2012 period from a use of $38.7 million in the 2011 period. The change was primarily a result of (i) equity in income of unconsolidated joint ventures of $3.6 million in the 2011 period due to the final cash distribution and related allocation of income from unconsolidated joint ventures with no comparable amount in the 2012 period, (ii) a decrease in other assets of $0.2 million in the 2012 period compared to an increase of $4.4 million in the 2011 period attributable to insurance premiums paid and the related amortization expense, (iii) an increase in accounts payable of $4.6 million in the 2012 period compared to a decrease of $1.5 million in the 2011 period attributed to the timing of payments to subcontractors, and (iv) consolidated net income of $228.5 million in the 2012 period compared to consolidated net loss of $192.9 million in the 2011 period, offset by (v) impairment loss on real estate assets of $128.3 million in the 2011 period with no comparable amount in the 2012 period, (vi) net reorganization items of $241.3 million in the 2012 period with no comparable amount in the 2011 period and (vii) a decrease in receivables of $0.9 million in the 2012 period compared to a decrease of $4.8 million in the 2011 period primarily attributable to the timing of proceeds received from escrow for home closings, (viii) an increase in real estate inventories-owned of $7.0 million in the 2012 period compared to an a decrease of $18.2 million in the 2011 period, primarily driven by fewer homes closed in the 2012 period as compared to the 2011 period, and (iv) a decrease in accrued expenses of $3.9 million in the 2012 period relating to consulting costs incurred related to the restructure that were accrued at the end of 2011, compared to an increase of $7.8 million in the 2011 period.

•

Net cash (used in) provided by investing activities decreased to zero in the 2012 period from a source of $1.3 million in the 2011 period. The change was primarily a result of distributions of income from unconsolidated joint ventures of $1.4 million in the 2011 period with no distributions of income from unconsolidated joint ventures in the 2012 period.

•

Net cash provided by (used in) financing activities increased to a source of $77.8 million in the 2012 period from a use of $13.9 million in the 2011 period. The change was primarily as a result of (i) proceeds from preferred stock of $50.0 million in the 2012 period with no comparable amount in the 2011 period, (ii) proceeds from reorganization of $31.0 million in the 2012 period with no comparable amount in the 2011 period and (iii) a decrease in principal payments on notes payable to $0.6 million in the 2012 period from $11.5 million in the 2011 period.

Cash Flows—Comparison of Years Ended December 31, 2011 and 2010

Net cash (used in) provided by operating activities decreased to a use of $38.7 million in the 2011 period from a source of $24.1 million in the 2010 period. The change was primarily a result of (i) a decrease in income tax refunds receivable of $107.4 million in the 2010 period relating to refunds received for the 2009 loss carry back, with no comparable amount in the 2011 period, (ii) a decrease in real estate inventories-owned of $18.2 million in the 2011 period compared to an increase of $66.3 million in the 2010 period, primarily driven by fewer homes under construction relative to the number of homes closings in the 2011 period as compared to the 2010 period, (iii) a decrease in accounts payable of $1.5 million in the 2011 period compared to a decrease of $4.1 million in the 2010 period due to the timing of payments to subcontractors, (iv) an increase in accrued expenses of $7.8 million in the 2011 period compared to a decrease of $3.6 million in the 2010 period primarily related to an increase in accrued interest due to the non-payment of interest in conjunction with the Plan, (v) a decrease in receivables of $4.8 million in the 2011 period compared to an increase of $2.2 million in the 2010 period primarily related to the timing of proceeds received from escrow for homes closed and the receipt of property tax refunds, and (vi) consolidated net loss of $192.9 million in the 2011 period compared to consolidated net loss of $135.5 million in the 2010 period, offset by (vii) impairment loss on real estate assets of $128.3 million in the 2011 period compared to $111.9 million in the 2010 period.

Net cash provided by investing activities decreased to a source of $1.3 million in the 2011 period from a source of $3.9 million in the 2010 period. The change was primarily a result of a decrease in distributions of capital from unconsolidated joint ventures to $1.4 million in the 2011 period from $4.2 million in the 2010 period.

Net cash used in financing activities decreased to a use of $13.9 million in the 2011 period from a use of $74.3 million in the 2010 period, primarily as a result of the decrease in net proceeds received from borrowings on notes payable of $7.1 million in the 2010 period with no comparable amount in the 2011 period, a decrease in the net cash paid for the redemption of Old Senior Notes of $31.3 million in the 2010 period, with no comparable amount in the 2011 period and a decrease in the net cash paid for principal payments on notes payable of $11.5 million in the 2011 period, compared to $52.8 million in the 2010 period.

Contractual Obligations and Off-Balance Sheet Arrangements

The Company enters into certain off-balance sheet arrangements including joint venture financing, option agreements, land banking arrangements and variable interests in consolidated and unconsolidated entities. These arrangements are more fully described above and in Notes 2 and 12 of “Notes to Condensed Consolidated Financial Statements for the three months ended March 31, 2013.” In addition, the Company is party to certain contractual obligations, including land purchases and project commitments, which are detailed in Note 12 of “Notes to Condensed Consolidated Financial Statements for the three months ended March 31, 2013.”

The Company’s contractual obligations consisted of the following at March 31, 2013 (in thousands):

	Payments due by period
	Total(1)	Less than 1 year (2013)	1-3 years (2014-2015)	3-5 years (2016-2017)	More than 5 years
Other notes payable	$22,269	$—	$9,075	$13,194	$—
Other notes payable interest	2,947	809	1,973	165	—
Senior Notes	325,000	—	—	—	325,000
Senior Notes interest	212,943	20,719	55,250	55,250	81,724
Operating leases	7,006	1,338	1,878	1,136	2,654
Surety bonds	62,926	48,297	14,584	45	—
Purchase obligations
Land purchases and option commitments(2)	136,627	106,238	30,389	—	—
Project commitments(3)	68,203	15,262	52,941	—	—

Total	$837,921	$192,663	$166,090	$69,790	$409,378

(1)	The summary of contractual obligations above includes interest on all interest-bearing obligations. Interest on all fixed rate interest-bearing obligations is based on the stated rate and is calculated to the stated maturity date. Interest on all variable rate interest bearing obligations is based on the rates effective as of March 31, 2013 and is calculated to the stated maturity date.
(2)	Represents the Company’s obligations in land purchases, lot option agreements and land banking arrangements. If the Company does not purchase the land under contract, it will forfeit its non-refundable deposit related to the land.
(3)	Represents the Company’s homebuilding project purchase commitments for developing and building homes in the ordinary course of business.

Inflation

The Company’s revenues and profitability may be affected by increased inflation rates and other general economic conditions. In periods of high inflation, demand for the Company’s homes may be reduced by increases in mortgage interest rates. Further, the Company’s profits will be affected by its ability to recover through higher sales prices, increases in the costs of land, construction, labor and administrative expenses. The Company’s ability to raise prices at such times will depend upon demand and other competitive factors.

Critical Accounting Policies

The Company’s financial statements have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and costs and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those which impact its most critical accounting policies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes that the following accounting policies are among the most important to a portrayal of the Company’s financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Consequences of Chapter 11 Cases—Debtor in Possession Accounting

Accounting Standards Codification Topic 852-10-45, Reorganizations-Other Presentation Matters, which is applicable to companies in Chapter 11 proceedings, generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for the periods subsequent to the filing of the Chapter 11 Cases distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Amounts that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations for the year ended December 31, 2011 and all subsequent periods. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, cash provided or used by reorganization items must be disclosed separately in the statement of cash flows. The Company applied ASC 852-10-45 effective on December 19, 2011 and segregated those items as outlined above for the reporting periods subsequent to such date through February 24, 2012.

Fresh Start Accounting

As required by U.S. GAAP, in connection with our emergence from the Chapter 11 Cases, we adopted the fresh start accounting provisions of ASC 852, effective February 24, 2012. Under ASC 852, the reorganization value represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the Company immediately after restructuring. The reorganization value is allocated to the respective fair value of assets. The excess reorganization value over the fair value of the identified tangible and intangible assets is recorded as goodwill. Liabilities, other than deferred taxes, are stated at present values of amounts expected to be paid. Fair values of assets and liabilities represent our best estimates based on our appraisals and valuations. Where the foregoing were not available, industry data and trends or references to relevant market rates and transactions were used. These estimates and assumptions are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Moreover, the market value of our capital stock may differ materially from the fresh start equity valuation.

Real Estate Inventories and Cost of Sales

Real estate inventories are carried at cost net of impairment losses, if any. Real estate inventories consist primarily of deposits to purchase land, raw land, lots under development, homes under construction, completed homes and model homes of real estate projects. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The estimation process involved in determining relative fair values and sales values is inherently uncertain because it involves estimates of current market values for land parcels before construction as well as future sales values of individual homes within a phase. The Company’s estimate of future sales values is supported by the Company’s budgeting process. The estimate of future sales values is inherently uncertain because it requires estimates of current market conditions as well as future market events and conditions. Additionally, in determining the allocation of costs to a particular land parcel or individual home, the Company relies on project budgets that are based on a variety of assumptions, including assumptions about construction schedules and future costs to be incurred. It is possible that actual results could differ from budgeted amounts for various reasons, including construction delays, increases in costs which have not yet been committed, or unforeseen issues encountered during construction that fall outside the scope of contracts obtained. While the actual results for a particular construction project are accurately reported over time, a variance between the budget and actual costs could result in the understatement or overstatement of costs and a related impact on gross margins in a specific reporting period. To reduce the potential for such distortion, the Company has set forth procedures which have been applied by the Company on a consistent basis, including assessing and revising project budgets on a monthly basis, obtaining commitments from subcontractors and vendors for future costs to be incurred, reviewing the adequacy of warranty accruals and historical warranty claims experience, and utilizing the most recent information available to estimate costs. The variances between budget and actual amounts identified by the Company have historically not had a material impact on its consolidated results of operations. Management believes that the Company’s policies provide for reasonably dependable estimates to be used in the calculation and reporting of costs. The Company relieves its accumulated real estate inventories through cost of sales by the budgeted amount of cost of homes sold, as described more fully below in the section entitled “Sales and Profit Recognition.”

Impairment of Real Estate Inventories

The Company accounts for its real estate inventories in accordance with FASB ASC Topic 360, Property, Plant & Equipment, or ASC Topic 360. ASC Topic 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures which reduce the average sales price of homes, which includes sales incentives for homebuyers, slowing sales absorption rates, a decrease in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

For land and land under development, homes completed and under construction and model homes, the Company estimates expected cash flows at the project level by maintaining current budgets using recent historical information and current market assumptions. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value. Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties (i.e., other than a forced or liquidation sale). Management determines the estimated fair value of each project by determining the present value of estimated future cash flows at discount rates that are commensurate with the risk of each project. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of future revenues and costs, current market yields as well as future events and conditions. As described more fully above in the section entitled “Real Estate Inventories and Cost of Sales,” estimates of revenues and costs are supported by the Company’s budgeting process.

Under ASC Topic 360, the Company is required to make certain assumptions to estimate undiscounted future cash flows of a project, which include: (i) estimated sales prices, including sales incentives, (ii) anticipated sales absorption rates and sales volume, (iii) project costs incurred to date and the estimated future costs of the project based on the project budget, (iv) the carrying costs related to the time a project is actively selling until it closes the final unit in the project, and (v) alternative strategies including selling the land to a third-party or temporarily suspending development on the project. Each project has different assumptions and is based on management’s assessment of the current market conditions that exist in each project location. Interest incurred allocated to each project is included in future cash flows at effective borrowing rates of 11% for the reporting periods ended March 31, June 30, September 30 and December 31, 2012, which would yield discount rates of 21% to 27% for the 2012 period. Interest incurred allocated to each project is included in future cash flows at effective borrowing rates of 11% for the reporting periods ended March 31, June 30, September 30 and December 31, 2011, which would yield discount rates of 21% to 27% for the 2011 period. Interest allocated to each project for cash flows in 2013 and beyond is 8.75% based on the Company’s current capital structure.

The assumptions and judgments used by the Company in the estimation process to determine the future undiscounted cash flows of a project and its fair value are inherently uncertain and require a substantial degree of judgment. The realization of the Company’s real estate inventories is dependent upon future uncertain events and market conditions. Due to the subjective nature of the estimates and assumptions used in determining the future cash flows of a project, the continued decline in the current housing market, the uncertainty in the banking and credit markets, actual results could differ materially from current estimates.

These estimates are dependent on specific market or sub-market conditions for each subdivision. While the Company considers available information to determine what it believes to be its best estimates as of the end of a reporting period, these estimates are subject to change in future reporting periods as facts and circumstances change. Local market-specific conditions that may impact these estimates for a subdivision include:

•	historical subdivision results, and actual operating profit, base selling prices and home sales incentives;

•	forecasted operating profit for homes in backlog;

•	the intensity of competition within a market or sub-market, including publicly available home sales prices and home sales incentives offered by our competitors;

•	increased levels of home foreclosures;

•	the current sales pace for active subdivisions;

•	subdivision specific attributes, such as location, availability of lots in the sub-market, desirability and uniqueness of subdivision location and the size and style of homes currently being offered;

•	changes by management in the sales strategy of a given subdivision; and

•	current local market economic and demographic conditions and related trends and forecasts.

These and other local market-specific conditions that may be present are considered by personnel in the Company’s homebuilding divisions as they prepare or update the forecasted assumptions for each subdivision. Quantitative and qualitative factors other than home sales prices could significantly impact the potential for future impairments. The sales objectives can differ among subdivisions, even within a given sub-market. For example, facts and circumstances in a given subdivision may lead the Company to price its homes with the objective of yielding a higher sales absorption pace, while facts and circumstances in another subdivision may lead the Company to price its homes to minimize deterioration in home gross margins, even though this could result in a slower sales absorption pace. Furthermore, the key assumptions included in estimated future undiscounted cash flows may be interrelated. For example, a decrease in estimated base sales price or an increase in home sales incentives may result in a corresponding increase in sales absorption pace. Additionally, a decrease in the average sales price of homes to be sold and closed in future reporting periods for one subdivision that has not been generating what management believes to be an adequate sales absorption pace may impact the estimated cash flow assumptions of a nearby subdivision. Changes in key assumptions, including estimated construction and land development costs, absorption pace, selling strategies or discount rates could materially impact future cash flow and fair value estimates. Due to the number of possible scenarios that would result from various changes in these factors, the Company does not believe it is possible to develop a sensitivity analysis with a level of precision that would be meaningful to an investor.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers the terms of the land option contract in question, the availability and best use of capital, and other factors. If land values are determined to be less than the contract price, the future project will not be purchased. The Company records abandoned land deposits and related pre-acquisition costs to cost of sales-land in the consolidated statement of operations in the period that it is abandoned.

The following table summarizes inventory impairment charges recorded the three months ended March 31, 2013, during the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the years ended December 31, 2011 and 2010:

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
				2011	2010
	(dollars in thousands)
Inventory impairments related to:
Land under development and homes completed and under construction	$—	$—	$—	$34,835	$80,197
Land held for future development or sold	—	—	—	93,479	31,663

Total inventory impairments	$—	$—	$—	$128,314	$111,860

Number of projects impaired during the year	—	—	—	16	14

Number of projects assessed for impairment during the year	—	—	—	42	73

The Company evaluates homebuilding assets for impairment when indicators of impairments are present. Indicators of potential impairment include, but are not limited to, a decrease in housing market values, sales absorption rates, and sales prices. On February 24, 2012, the Company adopted fresh start accounting under ASC 852, and recorded all real estate inventories at fair value. For the three months ended March 31, 2013, and the year ended December 31, 2012, there were no impairment charges recorded.

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million, compared to $111.9 million during the year ended December 31, 2010.

During the year ended December 31, 2011, impairment loss related to land under development and homes completed and under construction resulted from projected cash flows with the strategy of selling the lots on a finished or unfinished basis, or building out the project. During the 2011 period, the Company adjusted discount rates to a range of 18% to 22%, which were also validated by the third party valuation firm, discussed below.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

These charges were included in impairment loss on real estate assets in the accompanying consolidated statements of operations. The impairment charges recorded during the periods noted above stemmed from lower home prices which were driven by increased incentives and discounts resulting from weakened demand experienced during 2007 through 2011.

Sales and Profit Recognition

A sale is recorded and profit recognized when a sale is consummated, the buyer’s initial and continuing investments are adequate, any receivables are not subject to future subordination, and the usual risks and rewards of ownership have been transferred to the buyer in accordance with the provisions of FASB ASC Topic 976-605-25, Real Estate. When it is determined that the earnings process is not complete, profit is deferred for recognition in future periods. The profit recorded by the Company is based on the calculation of cost of sales which is dependent on the Company’s allocation of costs which is described in more detail above in the section entitled “Real Estate Inventories and Cost of Sales.”

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation, or ASC 810. Under ASC 810, a variable interest entity, or VIE, is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, we perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

As of March 31, 2013 and December 31, 2012, the Company had two joint ventures which were deemed to be VIEs. The Company manages the joint ventures, by using its sales, development and operations teams and has significant control over these projects and therefore the power to direct the activities that most significantly impact the joint venture’s performance in addition to being obligated to absorb expected losses or receive benefits from the joint venture, and therefore the Company is deemed to be the primary beneficiary of these VIEs.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write-off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. As of March 31, 2013, December 31, 2012 and December 31, 2011, the Company was not required to consolidate any VIEs nor did the Company write-off any costs that had been capitalized under lot option contracts. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Related Party Transactions

See “Certain Relationships and Related Party Transactions,” Note 7 of “Notes to Condensed Consolidated Financial Statements” for the three months ended March 31, 2013 and Note 12 of “Notes to Consolidated Financial Statements” for the year ended December 31, 2012 for a description of the Company’s transactions with related parties.

Recently Issued Accounting Standards

See Note 1 of “Notes to Consolidated Financial Statements” for a description of the recently issued accounting standards.

Quantitative and Qualitative Disclosures About Market Risk

The Company’s exposure to market risk for changes in interest rates relates to the Company’s floating rate debt with a total outstanding balance at March 31, 2013 of $22.3 million where the interest rate is variable based upon certain bank reference or prime rates. The average prime rate during the three months ended March 31, 2013 was 3.25%. If variable interest rates were to increase by 10%, there would be no impact on the Company’s consolidated financial statements because the outstanding debt has an interest rate floor of 5.0%.

The following table presents principal cash flows by scheduled maturity, interest rates and the estimated fair value of our long-term fixed rate debt obligations as of March 31, 2013 (dollars in thousands):

	Year ended December 31,					Thereafter	Total	Fair Value at March 31, 2013
	2013	2014	2015	2016	2017
Fixed rate debt	$—	$—	$—	$—	$—	$325,000	$325,000	$338,000
Interest rate	—	—	—	—	—	8.5%	—	—

The Company does not utilize swaps, forward or option contracts on interest rates, foreign currencies or commodities, or other types of derivative financial instruments as of or during the three months ended March 31, 2013. The Company does not enter into or hold derivatives for trading or speculative purposes.

MANAGEMENT AND DIRECTORS

Executive Officers and Directors

Our board of directors currently consists of eight members. Each director will hold office until the Company’s next Annual Meeting and until his successor is duly elected and qualified. The executive officers of the Company are chosen annually by the board of directors and each holds office until his or her successor is chosen and qualified or until his or her death, resignation or removal. Officers serve at the discretion of the board of directors, subject to rights, if any, under contracts of employment. There are no family relationships between any director or executive officer and any other director or executive officer of the Company, except for General William Lyon and William H. Lyon, who are father and son.

Name	Age	Position
General William Lyon	90	Chairman of the Board of Directors and Executive Chairman
William H. Lyon	39	Director and Chief Executive Officer
Matthew R. Zaist	38	President and Chief Operating Officer
Colin T. Severn	42	Vice President, Chief Financial Officer and Corporate Secretary
Richard S. Robinson	65	Senior Vice President of Finance
Mary J. Connelly	61	Senior Vice President and Nevada Division President
W. Thomas Hickcox	60	Senior Vice President and Arizona Division President
Brian W. Doyle	49	Senior Vice President and California Region President
J. Eric Eckberg	52	Senior Vice President and Colorado Division President
Maureen L. Singer	49	Vice President of Human Resources
Douglas K. Ammerman (a, b, c, d)	61	Director
Michael Barr (b, c)	42	Director
Gary H. Hunt (a, b, c)	64	Director
Matthew R. Niemann (a, b, c, d)	48	Director
Nathaniel Redleaf (c)	28	Director
Lynn Carlson Schell (a, b, c, d)	52	Director

(a)	Member of the Audit Committee
(b)	Member of the Compensation Committee
(c)	Member of the Nominating and Corporate Governance Committee
(d)	Member of the Corporate Finance Committee

The following is a biographical summary of the experience of our directors and executive officers:

General William Lyon was elected director and Chairman of the Board of The Presley Companies, the predecessor of the Company, in 1987 and has served in that capacity in addition to his role as Chief Executive Officer of the Company since November 1999. General Lyon also served as the Chairman of the Board, President and Chief Executive Officer of the former William Lyon Homes, which sold substantially all of its assets to the Company in 1999 and subsequently changed its name to Corporate Enterprises, Inc. In his current role as Executive Chairman, General Lyon works with the top executives of the Company to set the leadership and strategic direction for the organization. In recognition of his distinguished career in real estate development, General Lyon was elected to the California Building Industry Foundation Hall of Fame in 1985. General Lyon is a retired USAF Major General and was Chief of the Air Force Reserve from 1975 to 1979. General Lyon is a director of Fidelity National Financial, Inc. and Woodside Credit LLC, and is Chairman of the Board of Directors of Commercial Bank of California. Since 2005, General Lyon has served on the Board of Leaders of USC’s Marshall School of Business. General Lyon has received countless awards and honors for his tremendous and sustained success in the building industry and his extensive public service record.

General Lyon provides our board of directors with extensive senior leadership and industry and operational experience and therefore is well-suited to serve as our Chairman of the Board. Through his experience, his knowledge of our operations and the markets in which we compete, and his professional relationships within our industry, General Lyon is exceptionally qualified to identify important matters for board review and deliberation and is instrumental in assisting the board of directors in determining our corporate strategy. In addition, by serving as both our Chairman of the Board and Executive Chairman, General Lyon serves as an invaluable bridge between management and the board of directors and ensures that they act with a common purpose.

William H. Lyon, Chief Executive Officer, worked full time with the former William Lyon Homes from November 1997 through November 1999 as an assistant project manager, has been employed by the Company since November 1999 and has been a member of the Board since January 25, 2000. Since joining the Company as assistant project manager, Mr. Lyon has served as a Project Manager, the Director of Corporate Development (beginning in 2002), the Director of Corporate Affairs (from February 2003 to February 2005), Vice President and Chief Administrative Officer (from February 2005 to March 2007), and Executive Vice President and Chief Administrative Officer (from March 2007 to March 2009). Mr. Lyon also actively served as the President of William Lyon Financial Services from June 2008 to April 2009. Effective on March 18, 2009, Mr. Lyon was appointed as President and Chief Operating Officer of the Company. In his current role as Chief Executive Officer, Mr. Lyon is responsible for the overall strategic leadership of the Company working closely with the Executive Chairman and executive leaders to establish implement and direct the long-range goals, strategies, plans and policies of the Company. Mr. Lyon is Chairman of the Company’s Management Development and Risk Management Committee and Vice Chair of the Executive Committee. Mr. Lyon is also a member of the Company’s Land Committee. Mr. Lyon is a member of the Board of Directors of Commercial Bank of California, Pretend City Children’s Museum in Irvine, CA and The Bowers Museum in Santa Ana, CA. Mr. Lyon holds a dual B.S. in Industrial Engineering and Product Design from Stanford University. Mr. Lyon is the son of General William Lyon.

With over 15 years of service with our Company, Mr. Lyon brings to our board of directors significant executive and real estate development and homebuilding industry experience, as well as an in-depth understanding of the Company’s business model and operations.

Matthew R. Zaist, President and Chief Operating Officer, joined the Company in 2000 as the Company’s Chief Information Officer. Since joining the Company, Mr. Zaist has served in a number of corporate operational roles, including Executive Vice President from January 2010 to March 2013 and previously, Corporate Vice President—Business Development & Operations from April 2009 to January 2010. Prior to that, Mr. Zaist served as Project Manager and Director of Land Acquisition for the Company’s Southern California Region. In his current role, Mr. Zaist is responsible for the overall management of the Company’s operations and is a member of the Company’s Executive Committee, Chairman of the Company’s Land Committee and Vice Chairman of the Company’s Management Development and Risk Management Committee. In his most recent role as Executive Vice President, Mr. Zaist oversaw and managed the Company’s restructuring efforts and successful recapitalization. Mr. Zaist is a member of the Executive Committee for the University of Southern California’s Lusk Center for Real Estate. Prior to joining William Lyon Homes, Mr. Zaist was a principal with American Management Systems (now CGI) in their State & Local Government practice. Mr. Zaist holds a B.S. from Rensselaer Polytechnic Institute in Troy, New York.

Colin T. Severn, Vice President, Chief Financial Officer and Corporate Secretary, joined the Company in December 2003, and served in the role of Financial Controller until April 3, 2009. From April 3, 2009, Mr. Severn served as Vice President, Corporate Controller and Corporate Secretary until his promotion to Chief Financial Officer by approval of the board of directors of the Company on August 11, 2009. Mr. Severn oversees the Company’s accounting and finance, treasury, and investor relations functions. Mr. Severn is a member of the Company’s Land Committee. Mr. Severn is a CPA (inactive) and has more than 16 years of experience in real estate accounting and finance, including positions with an international accounting firm, and other real estate and homebuilding companies. Mr. Severn holds a B.A. in Business Administration with concentrations in Accounting and Finance from California State University, Fullerton.

Richard S. Robinson, Senior Vice President of Finance, has held this title and served in this capacity since joining the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Robinson had served since May 1997 as Senior Vice President, and as Vice President—Treasurer and other administrative positions at The William Lyon Company or one of its subsidiaries or affiliates since he was hired in June 1979. His experience in residential real estate development and homebuilding finance totals more than 30 years.

Mary J. Connelly, Senior Vice President and Nevada Division President, has held this title and served in this capacity since joining The Presley Companies in May 1995, after eight years’ association with Gateway Development, six of which were served as Managing Partner in Nevada. Ms. Connelly was Vice President of Finance for the Company’s San Diego Division from 1985 to 1987, and she has more than 25 years of experience in the real estate development and homebuilding industry. She received her bachelor’s degree in Arts Business Administration with a concentration in accounting from the University of California, Los Angeles and Cal State University, Fullerton and her Masters of Science in Business Administration from the University of California, Irvine.

W. Thomas Hickcox, Senior Vice President and Arizona Division President, has held this title and served in this capacity since joining the Company in May 2000. Mr. Hickcox was previously President of Continental Homes in Phoenix, Arizona, with 16 years of service at that company. Mr. Hickcox has more than 25 years of experience in the real estate development and homebuilding industry. He received his bachelor’s degree in finance from Indiana University.

Brian W. Doyle, Senior Vice President and California Region President, joined the Company in 1999 when it acquired substantially all of the assets of the former William Lyon Homes, where Mr. Doyle had served as Director of Sales and Marketing for the Southern California Division since November 1997. In January 2006, Mr. Doyle became Vice President and Division Manager for the San Diego Division. In January 2008, Mr. Doyle became Division President for the San Diego/Inland Division. In February 2009, Mr. Doyle became the Southern California Division President and in 2010, was promoted to California Region President. Mr. Doyle has more than 23 years of experience in the real estate development and homebuilding industry.

J. Eric Eckberg, Senior Vice President and Colorado Division President, has held this position since the acquisition of Village Homes in December 2012, where he served as President of Village Homes. Mr. Eckberg has over 25 years of senior level experience in community development and homebuilding in Colorado. He serves on the Executive Committee for HomeAid Colorado as Past President and is a board member for the Homebuilders Association of Metropolitan Denver. Mr. Eckberg received a BBSA in Real Estate and Construction Management from the University of Denver.

Maureen L. Singer, Vice President of Human Resources, joined the Company in 2003 as Director of Human Resources, and was promoted to Vice President in 2007. Ms. Singer is responsible for all aspects of human resources including employee relations, compensation, benefits, compliance and staffing. Prior to joining the Company, she worked for Automatic Data Processing for over 16 years. Ms. Singer has more than 20 years of experience and holds a B.A. in Business Administration from California State University, Fullerton.

Douglas K. Ammerman was appointed to the board of directors on February 27, 2007. Mr. Ammerman’s business career includes almost three decades of service with KPMG, independent public accountants, until his retirement in 2002. He was the Managing Partner of the Orange County office and was a National Partner in Charge—Tax. He is a certified public accountant (inactive). Since 2005, Mr. Ammerman has served as a member of the Board of Directors of Fidelity National Financial (a company listed on the New York Stock Exchange), where he also serves as Chairman of the Audit Committee. He also is a member of the Board of Directors of El Pollo Loco, where he also serves as Chairman of the Audit Committee. From 2005 through March of this year, Mr. Ammerman served as a member of the Board of Directors of Quiksilver (a company listed on the New York Stock Exchange), where he served as Chairman of the Audit Committee and a member of both the Compensation and Nominating and Corporate Governance committees. Mr. Ammerman has served as a director of The Pacific Club for twelve years and is a past president. He also has served as a director of the UCI Foundation for fourteen years. Mr. Ammerman is a member of the Audit Committee of Stantec. Mr. Ammerman holds a B.A. in Accounting from California State University, Fullerton, and a master’s degree in Business Taxation from University of Southern California. Mr. Ammerman recently received the Distinguished Alumni Award from the University of Southern California (2010) and the Director of the Year Award from the Forum for Corporate Directors (2011).

With nearly three decades of accounting experience, as well as significant executive and board experience, Mr. Ammerman provides our board of directors with operational, financial and strategic planning insights. Mr. Ammerman developed his finance and accounting expertise while holding positions such as Managing Partner and National Partner at KPMG. With this experience, Mr. Ammerman possesses the financial acumen requisite to serve as our Audit Committee Financial Expert and provides the board with valuable insight into finance and accounting related matters.

Michael Barr was appointed to the board of directors on November 7, 2012 to fill a new Board seat created in connection with the investment of affiliates of Paulson in the Company. Mr. Barr currently serves as the Portfolio Manager for the Paulson Real Estate Funds where he is responsible for all aspects of the real estate private equity business. He is also a partner in Paulson, which he joined in 2008.

From 2001 through 2008, Mr. Barr worked within the Lehman Brothers Real Estate Private Equity Group, serving most recently as a Managing Director of the firm and a principal of Lehman Brothers Real Estate Partners. In this capacity, he was responsible for identifying, evaluating and executing transactions throughout the United States and across all asset classes. While at Lehman Brothers, Mr. Barr led the acquisition of over $8 billion in assets. Prior to joining Lehman Brothers, Mr. Barr served as a principal and a member of the Investment Committee of Westbrook Partners, a real estate merchant banking firm founded by Tiger Management Corporation. During his tenure at Westbrook, which spanned three real estate investment funds, Mr. Barr originated and executed a wide range of real estate transactions. He began his career in the Real Estate Investment Banking group at Merrill Lynch & Co., where he participated in numerous financing and advisory assignments for both public and private real estate companies. Mr. Barr holds a B.B.A. from the University of Wisconsin. He currently serves on the board of Extended Stay Hotels and previously was a board member of Gables Residential Trust and Tishman Hotel & Realty.

With his extensive experience managing a wide variety of real estate transactions, Mr. Barr brings to our board of directors a deep understanding of and valuable expertise in real estate investment and finance.

Gary H. Hunt joined the board of directors on October 17, 2005 with over 30 years of experience in real estate. He spent 25 years with The Irvine Company, one of the nation’s largest master planning and land development organizations, serving 10 years as its Executive Vice President and member of its Board of Directors and Executive Committee. Mr. Hunt led the company’s major entitlement, regional infrastructure, planning, legal and strategic government relations, as well as media and community relations activities.

As a founding Partner in 2001 and now the Vice Chairman of California Strategies, LLC, Mr. Hunt serves as a Senior Advisor to the largest master-planned community and real estate developers in the Western United States, including Tejon Ranch, DMB Pacific Ventures, Five Point Communities, Lennar, Kennecott Land Company, Lewis Group of Companies, Newhall Land, Strategic Hotels and Resorts REIT, Inland American Trust REIT, to name a few. Mr. Hunt also works or has worked with major national financial institutions, including Morgan Stanley, Alvarez & Marsal Capital Group, LLC, and regional banks, to manage projects through the current real estate macro-economic restructuring and re-entitlement period.

Mr. Hunt currently serves on the boards of Glenair Corporation, University of California, Irvine Foundation and is Vice Chairman of CT Realty. He formally was a member and lead independent director of Grubb & Ellis Corporation and for sixteen months served as interim President and CEO.

Matthew R. Niemann was appointed to the board of directors on February 25, 2012. Mr. Niemann is a Managing Director and Head of Houlihan Lokey Capital’s Real Estate Investment Banking Group. He is a senior member of Houlihan’s Financial Restructuring business, and first joined the firm in 1999. Before rejoining Houlihan in 2008, Mr. Niemann spent three years with Cerberus Capital and served as senior managing director and chief strategic officer of GMAC ResCap (a Cerberus portfolio company) in charge of strategy for its $5.0 billion portfolio of builder and developer real estate investments. Mr. Niemann has been involved as a principal or advisor in a wide range of M&A, financing, restructuring and real estate transactions throughout his career, and is a frequent speaker and regularly testifies as an expert in these areas. Earlier in his career, Mr. Niemann was with KPMG and PricewaterhouseCoopers and practiced law for several years in the Corporate, Banking & Real Estate practice of Bryan Cave in St. Louis. Mr. Niemann holds a law and finance degree from St. Louis University, where he served on the Law Review. He was a guest lecturer at the Kellogg Graduate School of Management at Northwestern University in Chicago; a member of the Ph.D. Dissertation Committee at Webster University; and has also served on the Board of Directors and Executive Committee (Treasurer) of the Ronald McDonald Houses of Greater St. Louis.

With extensive experience as an attorney, financial advisor and investment principal, Mr. Niemann brings to the board of directors demonstrated leadership skills and expertise in capital markets, real estate investment and finance.

Nathaniel Redleaf was appointed to the board of directors on February 25, 2012. Since 2006, he has served in an analyst capacity at Luxor, a diversified investment fund with several billion dollars under management. Mr. Redleaf’s investment practice focuses primarily on the homebuilding, commercial real estate, finance and gaming sectors. Mr. Redleaf currently serves as a member of the board of directors of Innovate Managed Holdings LLC and Eastland Tire Australia Pty. He holds a degree in Political Economy of Industrial Societies from UC Berkeley.

With his investment practice focusing primarily on the homebuilding and other-related sectors, Mr. Redleaf brings to our board of directors valuable experience in real estate investment and finance.

Lynn Carlson Schell was appointed to the board of directors on February 25, 2012. Ms. Carlson Schell currently serves as the Managing Principal and Chief Executive Officer of Shelter Corporation and The Waters Senior Living, directing the firm’s strategic planning and long-term growth. Since founding Shelter Corporation in 1993, Ms. Carlson Schell has developed or acquired multi-family and senior housing consisting of over 15,000 units and comprising $800 million of real estate. Ms. Carlson Schell’s core accomplishments include her leadership role in driving Shelter Corporation’s development of affordable housing and spearheading its successful diversification into senior living communities with the 1998 formation of The Waters Senior Living. In 2009, Ms. Carlson Schell was honored as an Industry Leader by the Minneapolis/St. Paul Business Journal. Prior to founding Shelter Corporation, Ms. Carlson Schell spent nine years working as an associate and senior developer with Can-American Corporation. She was responsible for residential, condominium and apartment developments in the Midwest and Florida. Ms. Carlson Schell currently serves as the chair of the board of directors at the Friends of the Hennepin County Library Foundation and previously served as the Treasurer of the Twin Cities Chapter of the Young Presidents’ Organization. She also serves on the board of directors of the Walker Art Center.

With over thirty years of real estate and executive experience, as well as significant board experience, Ms. Carlson Schell provides our board of directors with operational, financial and strategic planning insights.

On December 19, 2011, the Company and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to seek approval of the Plan. At that time, the officers listed above, with the exception of Mr. Eckberg, served as executive officers of the Company in their respective capacities. After emerging from bankruptcy on February 25, 2012, such officers continued to serve as executive officers of the Company.

Board of Directors

Our board of directors consists of eight directors, seven of whom were appointed pursuant to the Plan. The current directors will hold office until the annual meeting of stockholders to be held in 2014 and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Other than as provided for in the Plan, the Paulson Subscription Agreement (as described elsewhere) or the stockholder agreements described below, we are not aware of any understandings between the directors or any other persons pursuant to which such individuals were elected as directors or are to be selected as a director or nominee in the future; however, pursuant to the Certificate of Incorporation, as described below, certain classes of stockholders have the right to elect certain of our directors.

Pursuant to the Certificate of Incorporation and our bylaws, the total number of directors constituting our board of directors will be fixed exclusively by the board of directors. Until the date all shares of our Class B Common Stock are converted to Class A Common Stock or otherwise cease to be outstanding, or the Full Conversion Date, all directors will be elected, appointed and removed by all common stockholders voting as a single class, with each share of Class A Common Stock having one vote and each share of Class B Common Stock having five votes. Until the Conversion Date, each of the members of our board of directors will be elected at an annual meeting of the stockholders and hold office until the next annual meeting of the stockholders. Further, Luxor, Paulson and the entity affiliated with William H. Lyon, which collectively control approximately 78.9% of the total voting power of the Company’s outstanding capital stock, assuming exercise in full of the outstanding warrant to purchase additional shares of Class B Common Stock, have entered into stockholder agreements with respect to the election of up to six seats on our board of directors, whereby each such stockholder has agreed to vote in favor of the director nominees supported by each of the other stockholders. The Company is not party to such agreements.

The Certificate of Incorporation provides further that on the Full Conversion Date, our board of directors will be divided into three classes to be comprised of the directors in office, as determined by the directors in office, with each class serving for a staggered three-year term. From the Full Conversion Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Full Conversion Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Full Conversion Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Full Conversion Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board of directors. After our board of directors is classified as described in the foregoing, no director may be removed except for cause and only with the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Subject to the special rights of any series of preferred stock to elect directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with the Certificate of Incorporation, and the directors so chosen will hold office until the next annual or special meeting called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

The board of directors seeks to ensure that the board of directors is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the board of directors to satisfy its oversight responsibilities effectively. New directors are approved by the board of directors after recommendation by the Nominating and Corporate Governance Committee. In the case of a vacancy on the board of directors, the board of directors approves a Director to fill the vacancy following the recommendation of a candidate by the Chairman of the Board. In identifying candidates for director, the Nominating and Corporate

Governance Committee and the board of directors take into account (1) the comments and recommendations of board members regarding the qualifications and effectiveness of the existing board of directors, or additional qualifications that may be required when selecting new board members, that may be made in connection with annual assessments prepared by each director of the effectiveness of the board of directors and of each committee of the board of directors on which he or she serves, (2) the requisite expertise and sufficiently diverse backgrounds of the board of directors’ overall membership composition, (3) the independence of outside directors and other possible conflicts of interest of existing and potential members of the board of directors and (4) all other factors it considers appropriate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and the board of directors focused primarily on the information discussed in each of the directors’ individual biographies set forth above. Although diversity may be a consideration in the selection of directors, the Company and the board of directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees.

Director Independence

Under the listing requirements and rules of the New York Stock Exchange, or the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NYSE rules, a director will only qualify as an “independent director” if such person is not an executive officer or employee of the listed company and, in the opinion of that company’s board of directors, that person does not otherwise have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships, our board of directors has determined that, except for General Lyon and William H. Lyon, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Meetings

Our board of directors held 16 meetings during fiscal year 2012. During fiscal year 2012, all incumbent directors attended at least 75% of the combined total of (i) all board of directors meetings and (ii) all meetings of committees of the board of directors of which the incumbent director was a member. Matthew R. Niemann, Nathaniel Redleaf and Lynn Carlson Schell were appointed to our board on February 25, 2012 and Michael Barr was appointed on November 7, 2012. Each of Messrs. Niemann, Redleaf and Barr and Ms. Carlson Schell attended at least 75% of the combined total of board meetings and committee meetings of which they were a member. The board has a policy that all directors attend the annual meeting of stockholders, absent unusual circumstances. The Company did not hold an annual meeting of its stockholders in 2012.

Committees of the Board of Directors

We currently have four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a corporate finance committee. The charters of all four of our standing board committees are available upon request.

Audit Committee

The Company has a standing Audit Committee, which is chaired by Douglas Ammerman and consists of Messrs. Ammerman, Hunt and Niemann and Ms. Schell. The board of directors has determined that each of these directors is independent as defined by the applicable rules of the NYSE and the SEC, and that each member of the Audit Committee meets the financial literacy and experience requirements of the applicable SEC and NYSE rules. In addition, the board of directors has determined that Mr. Ammerman is an “audit committee financial expert” as defined by the SEC. The Audit Committee met seven times in 2012.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

•

approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

•	evaluate our independent auditor’s qualifications, independence and performance;

•	determine and approve the engagement and compensation of our independent auditor;

•	meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

•

annually evaluate our independent auditor’s internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

•	monitor the rotation of partners and managers of the independent auditor as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and estimates, including any significant changes in the Company’s selection or application of accounting principles;

•

review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

•	resolve any disagreements between management and the independent auditor regarding financial reporting;

•	review and discuss with the Company’s independent auditor and management the Company’s audited financial statements, including related disclosures;

•	discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	retain, in its sole discretion, its own separate advisors.

Compensation Committee

The Company has a standing Compensation Committee, which is chaired by Matthew R. Niemann and consists of Messrs. Hunt, Ammerman, Barr, and Niemann and Ms. Schell. Our board of directors has determined that each of these directors is independent under NYSE rules and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee met five times in 2012.

Pursuant to its charter, the primary responsibilities and functions of our Compensation Committee are, among other things, as follows:

•	evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

•	recommend to the board of directors new compensation programs or arrangements if deemed appropriate;

•	recommend to the board of directors compensation programs for directors based on the practices of similarly situated companies;

•	counsel management with respect to personnel compensation policies and programs;

•	review and approve all equity compensation plans of the Company;

•	oversee the Company’s assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

•	prepare an annual report on executive compensation for inclusion in our proxy statement; and

•	retain, in its sole discretion, its own separate advisors.

Nominating and Corporate Governance Committee

The Company has a standing Nominating and Corporate Governance Committee, which is chaired by Gary H. Hunt and consists of Messrs. Hunt, Ammerman, Barr, Niemann and Redleaf and Ms. Schell. Our board of directors has determined that each of these directors is independent under NYSE rules. The Nominating and Corporate Governance Committee did not meet in 2012.

Pursuant to its charter, the primary responsibilities and functions of our Nominating and Corporate Governance Committee are, among other things, as follows:

•	establish standards for service on our board of directors and nominating guidelines and principles;

•	identify, screen and review qualified individuals to be nominated for election to our board of directors and to fill vacancies or newly created board positions;

•	assist the board of directors in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

•	establish criteria for committee membership and recommend directors to serve on each committee;

•	consider and make recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

•	conduct an annual evaluation and review of the performance of existing directors;

•	review and monitor compliance with, and the effectiveness of, the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics;

•

monitor our corporate governance principles and practices and make recommendations to our board of directors regarding governance matters, including our certificate of incorporation, bylaws and charters of our committees; and

•	retain, in its sole discretion, its own separate advisors.

Corporate Finance Committee

The Company recently formed a Corporate Finance Committee, which is co-chaired by Mr. Ammerman and Ms. Schell, and consists of Messrs. Ammerman and Niemann, and Ms. Schell, in order to consider and make recommendations to the board of directors regarding issues impacting the financial structure and strategic direction of the Company, including, but not limited to, stock and debt issuance and repurchase policies, stock splits and other proposed changes to the Company’s capital structure, mergers, acquisitions and divestiture activities, and strategic partnerships and investments. The charter of the Corporate Finance Committee provides that each member of the Corporate Finance Committee must be a non-employee director and must be independent, as defined under applicable law and stock exchange rules.

Pursuant to its charter, the primary responsibilities of our Corporate Finance Committee are, among other things, as follows:

•	serve as the designated subcommittee of the board of directors for the pricing of debt and equity offerings, as directed by the board of directors;

•

review and make recommendations to the board of directors regarding changes in the Company’s capital structure, including, but not limited to (i) programs to issue or repurchase the Company’s stock, (ii) issues relating to the redemption and/or issuance of any preferred stock of the Company and (iii) stock splits;

•	review and make recommendations to the board of directors regarding significant stockholder transfers for which the approval of the board of directors is requested or required;

•	review and make recommendations on financing for mergers, acquisitions and other major financial transactions requiring the approval of the board of directors; and

•

evaluate any bona fide proposal from a party (other than the Company) that could reasonably be expected to result in a major acquisition, disposition, divestiture, sale, merger or similar major transaction of the Company for recommendation to the full board of directors.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Board Leadership Structure

Our current leadership structure permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Effective as of March 6, 2013, William H. Lyon assumed the role of Chief Executive Officer, with General Lyon continuing as Chairman of the Board and Executive Chairman. Our board of directors has determined this structure to be in the best interests of the Company and its stockholders at this time due to General Lyon’s extensive history with the Company. Separating the Chairman of the Board and Chief Executive Officer roles further allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leveraging the experience and perspectives of the Chairman of the Board.

Furthermore, Mr. Hunt serves as our lead independent director, and has served in such role since May 2012. As the board’s lead independent director, Mr. Hunt holds a critical role in assuring effective corporate governance and in managing the affairs of our board of directors. Among other responsibilities, Mr. Hunt:

•	presides over executive sessions of the board of directors and over board meetings when the Chairman of the Board is not in attendance;

•

consults with the Chairman of the Board and other board members on corporate governance practices and policies, and assuming the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

•	meets informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

•	assists the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our board of directors;

•	administers the annual board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

•	assumes other responsibilities that the non-management directors might designate from time to time.

The Board periodically reviews the leadership structure and may make changes in the future.

Board Risk Oversight

The board of directors is actively involved in oversight of risks that could affect the Company. The board of directors satisfies this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee’s considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the board of directors. In carrying out its responsibilities, the Audit Committee works closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management’s assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full board of directors.

In addition to the Audit Committee, the other committees of the board of directors consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics and Business Conduct

The board of directors has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company’s directors and executive officers, on the Company’s website at www.lyonhomes.com.

The Code of Ethics is available on the Company’s website at www.lyonhomes.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Douglas K. Ammerman, Michael Barr, Gary H. Hunt, Matthew R. Niemann and Lynn Carlson Schell. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company’s named executive officers has ever served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Stockholder Communications with the Board of Directors

Stockholders may send communications to our board of directors by writing to the Company, c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, Attention: Board of Directors.

Director Compensation

Our non-employee directors receive an annual cash retainer of $50,000 per year, payable in equal quarterly installments in advance, as well as a $50,000 equity award retainer for 2012 ($75,000 for 2013), as described below. Mr. Hunt, as the lead independent director, receives an additional $50,000 annual cash retainer (payable quarterly) and $25,000 equity award retainer. Our non-employee directors also receive a $1,500 fee for each board meeting attended in person and $1,000 for each meeting attended via teleconference. In addition, the chairperson of the Audit Committee of the board of directors receives a fee of $20,000 per year, payable $5,000 per calendar quarter, to serve in such capacity, the chairperson of the Compensation Committee of the board of directors receives a fee of $15,000 per year, payable $3,750 per calendar quarter, to serve in such capacity, the chairperson of the Nominating and Corporate Governance Committee of the board of directors receives a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, and other committee members receive a fee of $5,000 per year, payable $1,250 per calendar quarter, per committee for service on committees of the board of directors.

With respect to non-employee directors’ compensation, on October 1, 2012, the Company granted 57,000 shares of restricted stock to each of its non-employee directors, which were fully vested on the date of grant and subject to certain restrictions. On the same date, the Company granted Mr. Hunt, the lead independent director, an additional grant of 28,500 shares of restricted stock, which were also fully vested on the date of grant. On December 5, 2012, the Company cancelled Mr. Redleaf’s grant of 57,000 shares of restricted stock and in lieu thereof granted him a cash award with the equivalent value of $59,850 in respect of Mr. Redleaf’s services as a non-employee director. In consideration for their efforts and service through the restructuring, Messrs. Hunt and Ammerman also received a one-time cash bonus of $50,000 each in 2012.

For 2013, the board of directors permitted each non-employee director, other than Messrs. Barr and Redleaf, to elect to receive his or her annual cash retainer in the form of restricted stock pursuant to each director’s election. Messrs. Hunt, Ammerman and Niemann and Ms. Carlson Schell each elected to receive their entire annual retainer, including the cash portion, in restricted shares of our Class D Common Stock. Messrs. Barr and Redleaf will receive their 2013 annual retainer in cash. On March 1, 2013, the Company granted 73,529 restricted shares of our Class D Common Stock to each of Messrs. Hunt, Ammerman and Niemann and Ms. Carlson Schell, which represents for each director a $75,000 value with respect to the equity award retainer and $50,000 value for the annual cash retainer. On the same date, the Company granted Mr. Hunt, the lead independent director, an additional 44,118 shares, which represents the value of his additional $50,000 cash retainer and $25,000 in equity compensation as lead independent director. Each of the restricted stock awards granted to the non-employee directors will be earned on a quarterly basis and vest in full on March 1, 2014.

The following table sets forth information concerning the compensation of the directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)
Douglas K. Ammerman	165,500	59,850	—	—	—	50,000	275,350
Michael Barr (2)	—	—	—	—	—	—	—
Harold H. Greene (3)	18,500	—	—	—	—	—	18,500
Gary H. Hunt	199,250	89,775	—	—	—	50,000	339,025
Alex Meruelo (3)	17,875	—	—	—	—	—	17,875
Matthew R. Niemann (3)	96,125	59,850	—	—	—	—	155,975
Nathaniel Redleaf (3)(4)	134,350	—	—	—	—	—	134,350
Lynn Carlson Schell (3)	85,750	59,850	—	—	—	—	145,600

(1)	Includes one-time cash bonus of $50,000 paid to Messrs. Ammerman and Hunt for their efforts and service through the restructuring.
(2)	Mr. Barr was appointed to the Company’s board of directors on November 7, 2012 and waived director compensation for the 2012 calendar year. For 2013, Mr. Barr’s fees will be paid to a fund affiliated with Paulson.
(3)	On February 25, 2012, in connection with the confirmation of the Plan, Messrs. Greene and Meruelo resigned from the Company’s board of directors and Messrs. Niemann and Redleaf and Ms. Carlson Schell were appointed to the Company’s board of directors.
(4)	Mr. Redleaf’s fees are paid to an affiliate of Luxor.

Under the Company’s Non-Qualified Retirement Plan for Outside Directors (the Non-Qualified Retirement Plan), each non-employee director is eligible to receive $2,000 per month beginning on the first day of the month following death, disability or retirement at age 72; or, in the case of a non-employee director who ceases participation in the plan prior to death, disability or retirement at age 72 but has completed at least ten years of service as a director, eligibility for benefit payments pursuant to the plan begins on the first day of the month following the latter of (a) the day on which such person attains the age of 65, or (b) the day on which such person’s service terminates after completing at least ten years of service as a director. The monthly payments will continue for a number of months equal to the number of months the non-employee director served as a director and are payable to the director’s beneficiary in the event of the director’s death. If a retired non-employee director receiving payments under the plan resumes his status as a director or becomes an employee, the payments under the plan are suspended during the period of such service. The Non-Qualified Retirement Plan was terminated in May 2012 as to future deferrals. Each non-employee director eligible to receive benefits under the plan when terminated was “grandfathered” into the plan and such directors will continue to accrue and receive benefits in accordance with the provisions of the plan in effect at the time of its termination. Among our outside directors listed in the table above, only Mr. Greene, our former director, is eligible to receive distributions under the Non-Qualified Retirement Plan.

On February 27, 2013, the board of directors adopted stock ownership requirements for our non-employee directors, requiring such directors to hold stock with a value equal to two times the director’s annual retainer value (both cash and equity award retainers).

EXECUTIVE COMPENSATION

Executive Summary

Key Compensation Decisions and Actions in 2012:

•	The Compensation Committee retained an independent compensation consultant to advise the Compensation Committee on executive compensation matters.

•	Base salaries remained the same for named executive officers in 2012.

•	The Company adopted an equity incentive plan and introduced long-term equity compensation as an element of its pay practices.

•	The Company entered into new employment agreements to retain key talent among its named executive officer group.

Key Compensation Highlights for 2013

•	The Company adopted a 2013 annual incentive cash bonus program for its named executive officers.

•	The Company adopted a 2013 long-term equity incentive program consisting of performance-based restricted stock grants to its named executive officers.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for the Company’s named executive officers, or NEOs, during 2012. For the fiscal year ended December 31, 2012, the Company had five NEOs (1), as follows:

•	General William Lyon, Chairman of the Board and Executive Chairman;

•	William H. Lyon, Director and Chief Executive Officer;

•	Matthew R. Zaist, President and Chief Operating Officer;

•	Colin T. Severn, Vice President, Chief Financial Officer and Corporate Secretary; and

•	Brian W. Doyle, Senior Vice President and California Region President.

(1)	The NEO titles listed above are current titles effective as of March 6, 2013. As of December 31, 2012, General William Lyon served as Chairman of the Board and Chief Executive Officer, William H. Lyon served as Director, President and Chief Operating Officer, and Matthew R. Zaist served as Executive Vice President.

Compensation Philosophy and Objectives

The goals of the Company’s compensation program are to provide significant rewards for successful performance and to encourage retention of top executives who may have attractive opportunities at other companies, given the highly competitive homebuilding industry. At the same time, the Company tries to keep its selling, general and administrative, or SG&A, costs at competitive levels when compared with other major homebuilders.

Role of the Compensation Committee and Compensation Consultants

The Company’s executive compensation decisions are made by the Compensation Committee, which is composed entirely of independent non-employee members of the Company’s board of directors. The Compensation Committee receives recommendations from the Company’s senior executive management team regarding the compensation of the Company’s executives. The Compensation Committee also consults with outside independent compensation consultants as it deems appropriate. In March 2012, the Compensation Committee retained Christenson Advisors as its independent compensation consultant to advise the Compensation Committee with respect to various elements of our executive compensation pay structure for 2012 and going forward. In 2012 and early 2013, Mr. William H. Lyon and Mr. Zaist were involved in the compensation process by making recommendations to the Compensation Committee regarding compensation for the NEOs and other senior executives and by working with Christenson Advisors to give them the information necessary to enable them to complete their reports.

In general, the Compensation Committee strives to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its compensation objectives. The objective of the Company’s non-cash and long-term incentive-based programs is to align the compensation of the NEOs with the interests of the Company’s stockholders. However, the Compensation Committee does not have rigid apportionment goals or policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. The Company’s mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. The differences in NEO compensation levels reflect to a significant degree the varying roles and responsibilities of each NEO.

During 2012 and with respect to certain compensation decisions made in early 2013, the Compensation Committee reviewed the Company’s compensation programs and practices in light of certain comparative data on long-term equity compensation, base salaries and bonuses compiled by its independent compensation consultant, Christenson Advisors, at the request of the Compensation Committee. Given the anticipation that the Company would become publicly traded, Christenson Advisors compiled information on the compensation practices of a public homebuilder peer group that generally included the following companies: Beazer Homes, DR Horton, Hovnanian Enterprises, KB Home, Lennar, MDC Holdings, Meritage Homes, Pulte Group, Ryland Group, Standard Pacific and Toll Brothers. In selecting the homebuilders most comparable to the Company to be included in the peer group, Christenson Advisors focused on companies’ size, location and development projects, as well as the background and experience of management. Christenson also provided the Compensation Committee with select compensation data for a number of private homebuilder companies, based on Christenson’s survey of such companies.

In setting the compensation levels of the Company’s executive officers for 2012, the Compensation Committee reviewed the peer group data compiled by Christenson Advisors and relied on Christenson Advisors’ peer group analyses of public and private homebuilders, utilizing this data to justify the Compensation Committee’s decisions regarding compensation levels for the Company’s executive officers for 2012. In arriving at its decisions, the Compensation Committee generally benchmarked its decisions against the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilder data in the analyses provided by Christenson Advisors. Benchmarking against peer group companies was one aspect of the process used to establish fiscal year 2012 compensation, as the Compensation Committee also relied on its experience and judgment as well as the Company’s recent performance and restructuring and the current economic environment to set overall compensation levels. The Compensation Committee also based its determinations for 2012 compensation levels on each individual NEO’s leadership qualities, operational performance, business responsibilities, career with our company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee has been advised by Christenson Advisors that 2012 overall compensation for our NEOs fell within the targeted benchmark of the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilders surveyed by Christenson, adequately reflecting the Company’s relative market position and growth as it emerged from restructuring.

Elements of Compensation

Base Salary

The Company’s Compensation Committee generally reviews the base salary of the Company’s NEOs annually. Salary is the principal component of the compensation of General Lyon and Mr. Lyon, who together hold a significant equity stake in the Company and as a result have incentives generally aligned with the Company’s other stockholders. With respect to Messrs. Severn, Zaist and Doyle, the Company does not regard salary as the principal component of compensation, and also uses short-term annual bonuses and long-term equity incentives to reward performance and loyalty while keeping SG&A costs competitive. In 2012, the Compensation Committee balanced the goals of maintaining competitive salaries while also being mindful of the Company’s financial position, determining that each NEO’s base salary as of the end of 2011 would continue unchanged throughout 2012. Effective March 11, 2013, the base salaries of Messrs. William H. Lyon, Severn, Zaist and Doyle were increased as reflected below, based in part on the Compensation Committee’s desire to benchmark against the bottom quartile of the public homebuilder peer group companies and the top quartile of the private homebuilder data in the analyses provided by Christenson Advisors in early 2013, as well as the Compensation Committee’s determination that such increases were warranted based on the Company’s and the executives’ performances during 2012. The table below shows each NEO’s annual base salary for each of the 2012 and 2013 fiscal years.

Name	FY 2012 Base Salary ($)	FY 2013 Base Salary ($)
General William Lyon	1,000,000	1,000,000
Colin T. Severn	200,000	250,000
William H. Lyon	500,000	600,000
Matthew R. Zaist	350,000	500,000
Brian W. Doyle	275,000	300,000

2012 Annual Bonuses

The Compensation Committee, in its sole discretion, determined awards of annual bonuses for fiscal year 2012 based on Christenson Advisors’ peer group analyses, described above, as well as a number of subjective Company and individual performance factors, including but not limited to, the Company’s profitability and growth emerging from Chapter 11 restructuring and each NEO’s contribution to the Company and leadership and initiative in helping the Company emerge from the restructuring. Because 2012 served as a transitional year for the Company as it emerged from restructuring, the Compensation Committee determined it would be more appropriate to award 2012 annual bonuses on a number of subjective factors, rather than objective performance criteria. No one subjective factor was determinative or given any specific weight in the Compensation Committee’s decisions, with respect to each NEO’s 2012 annual bonus award.

An NEO’s right to receive a bonus is conditioned on his being actively employed by the Company on the date of payment, except in the case of a termination of employment without cause or for good reason. Bonuses for a particular year will be paid out over two years, with 75% paid following the determination of the bonus, and 25% paid one year later, conditioned on continued employment to the date of payment, except in the case of a termination of employment without cause or for good reason. These provisions help ensure the loyalty and continued service of the Company’s NEOs.

In 2012, each NEO was eligible to receive a bonus pursuant to his individual employment agreement, in an amount to be determined at the discretion of the Compensation Committee. The Compensation Committee determined to award 2012 annual bonuses at target level for each eligible NEO, as set forth in his employment agreement, as shown in the table below based on the Company’s overall performance in 2012 as well as each NEO’s individual performance and contributions.

NAME	2012 BONUS ($)
General William Lyon	500,000
Colin T. Severn	120,000
William H. Lyon	250,000
Matthew R. Zaist	437,500
Brian W. Doyle	206,250

2013 Annual Bonuses

For fiscal year 2013, General William Lyon will be eligible to earn a cash bonus of up to 100% of his base salary, with a target cash bonus of not less than 50% of his base salary, to be determined based upon the recommendation of the Compensation Committee, in its discretion.

Pursuant to the annual incentive cash bonus program for 2013 adopted by the board, certain of the NEOs will be eligible to earn a cash bonus up to 150% of his target bonus opportunity based on the Company’s achievement of a pre-established consolidated corporate EBITDA target (in the case of Messrs. William H. Lyon, Zaist and Severn) and a blend of consolidated corporate EBITDA and regional EBITDA (in the case of Mr. Doyle), with such adjustments as may be approved by the Compensation Committee, including positive and negative discretion, as applicable. The cash bonus opportunities for our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of EBIDTA Target Achieved	75%	100%	125%
Bonus Payout (as a % of Target Bonus Opportunity)	50%	100%	150%

Achievement of performance criteria in between the threshold, target and maximum levels above will result in payouts calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, the NEO’s payout will be 75% of his target bonus opportunity, or if 110% of the target is achieved, the NEO’s payout will be 120% of his target bonus opportunity). Target bonus opportunities are 100% of base salary for each of Messrs. William H. Lyon, Zaist and Doyle, and 70% of base salary for Mr. Severn.

Long-Term Equity-Based Compensation

Pursuant to the Plan, the Company was required to adopt the 2012 Plan (as defined below) and grant up to 8% of the capital stock of the Company in the form of equity awards to eligible participants. The Plan required that the Company issue up to 4% of the capital stock of the Company to certain key executives, with 50% of such equity awards to be in the form of Class D service-based restricted shares and 50% in the form of service-based stock options to acquire Class D common shares, to be issued or awarded upon or as soon as practicable following the effective date of the Plan, which was February 25, 2012. The Compensation Committee, in consultation with Christenson Advisors, determined the number of shares to be reserved for issuance under the 2012 Plan as required in the Plan and also determined the allocation of the 4% of the Company’s capital stock among the NEOs including the number of restricted shares and stock options to be granted to each NEO, based on the officer’s position with the Company and the fair market value of our stock at the time of grant.

2012 Equity Award Grants

On October 1, 2012, the Company granted each of Messrs. Zaist, Severn and Doyle the following equity incentive awards under the 2012 Plan, pursuant to the Plan and in connection with the adoption of their new employment agreements, described in further detail below.

	Restricted Stock	5-Year Options	10-Year Options
Matthew R. Zaist	1,200,000	489,360	1,400,000
Colin Severn	200,000	73,360	234,000
Brian Doyle	550,000	201,740	642,000

The ten-year options have a term of ten years. The five-year options have a term of five years and are subject to mandatory exercise upon the earlier of an initial public offering of the Company or the expiration of the five-year term, provided, that if the initial public offering occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be treated as incentive stock options to the maximum extent permitted by law.

Each of the restricted stock and option awards vests as follows: 50% of the restricted shares and 50% of the options vested on the date of grant (October 1, 2012), with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement.

The awards were partially vested on the date of grant to be consistent with the requirements of the Plan, which required the issuance of the equity awards to certain of the Company’s key executives upon or as soon as practicable following the effective date of the Plan, as well as to compensate the loyalty and hard work of the NEOs and management through the Company’s restructuring. The Compensation Committee also provided for additional vesting dates through 2014 to retain and incentivize the key executives of the Company and tie their interests to the long-term interests and goals of the Company and its stockholders.

2013 Equity Award Grants

On February 27, 2013, the board of directors adopted the 2013 long-term equity incentive program, or the 2013 LTIP, consisting of grants of performance-based restricted shares of the Company’s Class D Common Stock. Under the 2013 LTIP, an aggregate of 1,345,586 shares of performance-based restricted stock were awarded to Messrs. William H. Lyon, Zaist, Severn and Doyle with a grant date of March 1, 2013, representing the maximum number of shares of performance-based restricted stock that may be earned under the 2013 LTIP, subject to forfeiture based on service and performance conditions. The number of shares reflected below represents the target number of shares that may be earned, or Target Shares, based on the Company’s achievement of a pre-established return on equity, or ROE, performance target as of the end of the 2013 fiscal year, with such adjustments as may be approved by the Compensation Committee. One-third of the earned shares will vest on each of the first, second and third anniversaries of the grant date, subject to each officer’s continued service through each such vesting date. The performance-based restricted stock opportunities for certain of our NEOs are set forth below:

	Threshold	Target	Maximum
Percent of ROE Target Achieved for 2014 Fiscal Year	75%	100%	125%
Target Shares Earned	50%	100%	150%

Achievement of the ROE target in between the threshold, target and maximum levels above will result in Target Shares earned calculated on a linear, 2:1 increase or decrease (e.g., if 87.5% of the target is achieved, the NEO’s payout will be 75% of his Target Shares, or if 110% of the target is achieved, the NEO’s payout will be 120% of his Target Shares).

Name	Target Shares of Performance- Based Restricted Stock
William H. Lyon	352,941
Matthew R. Zaist	294,117
Colin T. Severn	73,529
Brian W. Doyle	176,470

Automobile Allowance

Each NEO is entitled to an annual automobile allowance of $4,800 ($400 per month), payable in accordance with the Company’s regular payroll schedule. In addition, each of Messrs. Zaist, Severn and Doyle is entitled to Company-paid gasoline for use of his personal vehicle.

Retirement Savings

The Company has established a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2012, the prescribed annual limit was $17,000, plus up to an additional $5,500 “catch-up” contribution available for eligible participants over age 50. For 2013, the prescribed annual limit is $17,500, plus up to an additional $5,500 “catch-up” contribution available for eligible participants over age 50. The Company believes that providing a vehicle for tax-preferred retirement savings through the 401(k) plan adds to the overall desirability of its executive compensation package and further incents the Company’s employees, including the NEOs, in accordance with the Company’s compensation policies. For 2013, the Company has approved payment of matching contributions to each eligible participant’s plan account in an amount equal to 50% of each participant’s deferrals for 2013, up to a maximum of 3% of the participant’s eligible compensation during 2013.

Stock Ownership Requirements

On February 27, 2013, the Company’s board of directors adopted the stock ownership requirements set forth in the table below:

Position	Minimum Level of Stock Value Required to be Held
Chief Executive Officer and Chief Operating Officer	4x Base Salary
Other NEOs	2x Base Salary

Employment Agreements and Severance Benefits

General William Lyon and William H. Lyon

Effective February 25, 2012, the Company and California Lyon entered into employment agreements with General William Lyon and William H. Lyon, pursuant to which General Lyon will continue to serve as the Chairman of the Board of Directors and Chief Executive Officer of the Company and California Lyon, and William H. Lyon will continue to serve as President and Chief Operating Officer of the Company and California Lyon. On March 6, 2013, the Company’s board of directors established the new role of Executive Chairman for General Lyon. General Lyon will no longer serve as Chief Executive Officer of the Company but will continue to serve as Chairman of the Board. The Company’s board of directors appointed William H. Lyon to serve as Chief Executive Officer of the Company.

The term of each employment agreement expires on December 31, 2014, subject to earlier termination as provided in the employment agreement. Under the employment agreements, General Lyon and William H. Lyon are entitled to annual base salaries of $1 million and $500,000 per year, respectively. Effective as of March 11, 2013, the board of directors increased Mr. William H. Lyon’s annual base salary to $600,000 per year.

Under these employment agreements, each executive had the right to earn a bonus of up to 50% of base salary during the 2012 fiscal year, as determined by the Compensation Committee. After 2012, bonuses will be payable under the Company’s bonus program for senior executives, in the sole discretion of the Company’s Compensation Committee. The payment of a portion of the bonuses may be deferred as provided in the terms of the bonus program.

In the event of the termination of the executive’s employment by California Lyon without “cause” as defined in each employment agreement or the termination by the executive of his employment for “good reason” as defined in each employment agreement, the executive is entitled to receive (i) a payment equal to the greater of 18 months of salary or the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) the amount of bonus that the executive would have earned in the year of termination. In addition, the executive is entitled to receive reimbursement for certain health benefits coverage through the earlier of the end of the originally scheduled term of employment (but not less than 6 months after the date of termination) and the date when the executive becomes covered under another group health or disability plan.

Under the employment agreements, “good reason” will be deemed to have occurred, among other things, (i) if California Lyon breaches the employment agreement (including a material reduction in compensation, title, positions, responsibilities, authority or duties), (ii) if the Company or California Lyon ceases to acquire or develop land or materially changes its business, or invests or engages in new businesses that compete with Lyon Management Group, Inc. and/or Lyon Capital Ventures, LLC, (iii) upon the relocation (without the executive’s consent) of the executive’s or California Lyon’s principal place of business outside of Orange County, California; or (iv) upon the occurrence of a change of control, as defined in the employment agreement.

In the event of a termination of the executive’s employment due to death or disability, the executive (or his estate) will be entitled to receive (i) a payment equal to the amount of salary otherwise payable for the remainder of the scheduled term of employment; (ii) any deferred and unpaid bonuses; and (iii) continued health insurance coverage for a specified period of time following termination.

Matthew Zaist, Colin Severn and Brian Doyle

Effective July 1, 2011, California Lyon entered into executive employment agreements with Messrs. Zaist, Severn and Doyle, or the Old Employment Agreements. The Old Employment Agreements were replaced by executive employment agreements entered into effective as of September 1, 2012, between California Lyon and each of Messrs. Zaist, Severn and Doyle, or the New Employment Agreements. The Old Employment Agreements and the New Employment Agreements are collectively referred to as the “Employment Agreements.” Effective as of March 6, 2013, Mr. Zaist’s employment agreement was amended to reflect his change in position, salary increase and new annual cash bonus target of 100% of his annual base salary.

The term of Mr. Zaist’s New Employment Agreement will expire on August 31, 2015, subject to earlier termination as provided in the agreement. The term of each of Mr. Severn’s and Mr. Doyle’s New Employment Agreements will be for an initial period expiring March 31, 2013, with automatic one-year renewal periods annually thereafter unless either California Lyon or the executive provides the other with written notice of nonrenewal at least 60 days prior to the expiration of the term. Pursuant to the New Employment Agreements, Messrs. Zaist, Severn and Doyle will continue to serve as the (1) Executive Vice President, (2) Vice President, Chief Financial Officer and Corporate Secretary, and (3) Senior Vice President and California Region President, respectively, of the Company and California Lyon. Effective as of March 6, 2013, the Company’s board of directors appointed Mr. Zaist to serve as the Company’s President and Chief Operating Officer. The description below summarizes the Employment Agreements, noting where the New Employment Agreements differ materially from the Old Employment Agreements.

Under the Employment Agreements, Messrs. Zaist, Severn and Doyle are entitled to annual base salaries of $350,000, $200,000 and $275,000, respectively. Each executive’s annual base salary is subject to increase (but not decrease) from time to time, in the sole discretion of the Compensation Committee. Effective as of March 11, 2013, the board of directors increased the annual base salaries of Messrs. Zaist, Severn and Doyle to $500,000, $250,000 and $300,000, respectively.

Messrs. Zaist, Severn and Doyle each had the right to earn a cash bonus during the 2012 fiscal year with a target amount equal to 125%, 60% and 75% of base salary, respectively, payable in part in 2013 and 2014, as provided for in the employment agreements. Under his Old Employment Agreement, Mr. Zaist’s target bonus was equal to 70% of his base salary, but the Compensation Committee determined to increase his target bonus percentage to reflect his growing leadership role with the Company. After 2012, target bonus levels will be established by the Compensation Committee in its sole discretion. Effective as of March 6, 2013, Mr. Zaist’s New Employment Agreement was amended to provide that his target cash bonus for fiscal year 2013 and going forward will not be less than 100% of Mr. Zaist’s annual base salary.

In the event of a termination of the executive’s employment due to death or disability, by California Lyon for “cause” or by the executive without “good reason,” the executive (or his estate) will be entitled to receive no benefits other than accrued but unpaid base salary and vacation benefits through the date of termination.

Under the New Employment Agreements, in the event of the termination of the executive’s employment by California Lyon without “cause,” as defined in the employment agreements, or the termination by the executive of his employment for “good reason,” as defined below, the executive is entitled to receive (i) a payment equal to the product of (A) 1.5, in the case of Mr. Zaist, and 1.0, in the case of Messrs. Severn and Doyle, multiplied by (B) the sum of the executive’s annual salary plus target cash bonus at the time of his termination of employment; (ii) any deferred and unpaid bonuses; (iii) in the case of Mr. Zaist, accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan and, in the case of each of Messrs. Severn and Doyle, if such termination occurs on or within 12 months following a change in control as defined in the employment agreement (and the executive’s respective equity awards are not assumed by the successor corporation), accelerated vesting in full of all restricted stock awards and options granted under the 2012 Plan; (iv) reimbursement for certain health benefits coverage through the earlier of (A) the end of the six-month period (twelve-month period in the case of Mr. Zaist) beginning on the first day of the month following the month of the executive’s termination of employment and (B) the date when the executive becomes covered under another employer’s group health or disability plan; and (v) in the case of Mr. Zaist, a release of claims from California Lyon, the Company and their affiliates.

Each executive’s receipt of the foregoing severance benefits is conditioned on his execution of a general release in favor of California Lyon and his compliance with certain noncompetition and nonsolicitation obligations. The Employment Agreements also provide that the executives will be indemnified to the maximum extent permitted by applicable law.

Under the Employment Agreements, “good reason” generally includes (i) a material breach of the employment agreement by California Lyon (including a material reduction in authority, duties or base salary), (ii) a relocation of the executive’s or California Lyon’s principal place of business outside a specified area, or (iii) the occurrence of a “change in control”, as defined in the employment agreement. In addition, under Mr. Zaist’s New Employment Agreement, “good reason” also includes certain changes with respect to Mr. Zaist’s reporting relationship within the Company or in the senior management structure of the Company.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Code, disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other NEOs, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. Because the Company was not subject to Section 162(m) of the Code in 2012, it was not a factor in the Company’s 2012 compensation decisions.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20%

excise tax on the individual with respect to the excess parachute payment. Parachute payments are those amounts of compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving certain compensation arrangements for the NEOs in the future, the Compensation Committee may consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including the NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the 2012, 2011 and 2010 fiscal years earned by, awarded to or paid to the NEOs.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
General William Lyon (3)	2012	1,000,000		500,000	—	—	—	—	—		1,500,000
Chairman of the Board and Executive Chairman	2011	1,000,000		—	—	—	—	—	—		1,000,000
	2010	1,000,000		—	—	—	—	—	—		1,000,000

Colin T. Severn	2012	200,000		120,000	210,000	196,014	—	—	—		726,014
Vice President, Chief	2011	200,000		—	—	—	165,497	—	—		365,497
Financial Officer and	2010	200,000		—	—	—	137,330	—	—		337,330
Corporate Secretary
(Principal Financial
Officer)

William H. Lyon (3)	2012	453,847	(4)	250,000	—	—	—	—	—		703,847
Director, Chief	2011	490,385		—	—	—	—	—	—		490,385
Executive Officer	2010	486,538		—	—	—	—	—	—		486,538
(Principal Executive
Officer)

Matthew R. Zaist (3)	2012	350,000		437,500	1,260,000	1,192,966	—	—	—		3,240,466
President and Chief	2011	330,769		—	—	—	324,620	—	—		655,389
Operating Officer	2010	225,000		—	—	—	187,328	—	—		412,328

Brian W. Doyle	2012	275,000		206,250	577,500	537,971	—	—	11,767	(5)	1,608,488
Senior Vice President	2011	267,308		—	—	—	318,743	—	—		586,051
and California Region	2010	221,154		—	—	—	204,665	—	—		425,819
President

(1)	The annual base salary for each of our NEOs is disclosed in “—Elements of Compensation—Base Salary” above. Effective as of March 11, 2013, the base salaries for Messrs. Severn, William H. Lyon, Zaist and Doyle were increased as described above in “—Compensation Discussion and Analysis—Elements of Compensation—Base Salary” and “—Employment Agreements and Severance Benefits.”
(2)	The amounts shown represent the grant date fair value of restricted stock and option grants computed in accordance with FASB ASC Topic 718. Each restricted stock and option award granted in 2012 vests as follows: 50% of the shares and options vested on the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014.
(3)	The NEO titles listed below are current titles effective as of March 6, 2013. As of December 31, 2012, General William Lyon served as Chairman of the Board and Chief Executive Officer, William H. Lyon served as Director, President and Chief Operating Officer, and Matthew R. Zaist served as Executive Vice President.
(4)	Reflects Mr. Lyon’s annual base salary of $500,000 with $46,153 in forgone salary in 2012 resulting from unpaid vacation.
(5)	Reflects Mr. Doyle’s annual automobile allowance of $4,800 and $6,967 of gasoline paid by the Company for Mr. Doyle’s personal vehicle.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2012:

	Grant Date	All other stock awards: Number of shares of stock (#) (1)	All other option awards: Number of securities underlying options (#) (1)	Exercise or base price of option awards ($/Sh) (2)	Grant date fair value of stock and option awards ($) (3)
Name
Colin T. Severn	10/01/2012	200,000			210,000
	10/01/2012		307,360	1.05	196,014

Matthew R. Zaist	10/01/2012	1,200,000			1,260,000
	10/01/2012		1,889,360	1.05	1,192,966

Brian W. Doyle	10/01/2012	550,000			577,500
	10/01/2012		843,740	1.05	537,971

(1)	Each of the restricted stock and option awards granted on October 1, 2012, vests as follows: 50% of the shares and options vested on the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the executive’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement.
(2)	The Company’s board of directors determined the fair market value of the Class D Common Stock on the date of grant to be $1.05.
(3)	The value of the restricted stock and option awards shown represents the grant date fair value as prescribed under FASB ASC Topic 718, based on the fair market value of the Class D Common Stock on the date of grant, which was determined by the Company’s board of directors to be $1.05. The restricted shares have a grant date fair value of $1.05 per share. The five-year options have a grant date fair value of $0.401 per share subject to the option. The ten-year options have a grant date fair value of $0.712 per share subject to the option.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2012:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#) (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Colin T. Severn	48,906	24,454	1.05	10/01/2017	66,667	70,000
	156,000	78,000	1.05	10/01/2022

Matthew R. Zaist	326,240	163,120	1.05	10/01/2017	400,000	420,000
	933,333	466,667	1.05	10/01/2022

Brian W. Doyle	134,493	67,247	1.05	10/01/2017	183,334	192,501
	428,000	214,000	1.05	10/01/2022

(1)	The table below shows on a grant-by-grant basis the vesting schedules relating to the restricted stock and option awards that are represented in the above table.

Name	Grant Date	Award Type	Vesting Schedule
Colin T. Severn	10/01/2012	Restricted Stock	33,333 shares vest on 12/31/2013 and 33,334 shares vest on 12/31/2014
	10/01/2012	5-year Options	12,227 options vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	10-year Options	39,000 options vest on each of 12/31/2013 and 12/31/2014
Matthew R. Zaist	10/01/2012	Restricted Stock	200,000 shares vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	5-year Options	81,560 options vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	10-year Options	233,333 options vest on 12/31/2013 and 233,334 options vest on 12/31/2014
Brian W. Doyle	10/01/2012	Restricted Stock	91,667 shares vest on each of 12/31/2013 and 12/31/2014
	10/01/2012	5-year Options	33,623 options vest on 12/31/2013 and 33,624 options vest on 12/31/2014
	10/01/2012	10-year Options	107,000 options vest on each of 12/31/2013 and 12/31/2014

(2)	Represents the fair market value of the Company’s Class D Common Stock on December 31, 2012, of $1.05 per share, multiplied by the number of shares that have not vested.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of restricted stock awards for each of our NEOs for the year ended December 31, 2012. The vesting of stock awards does not indicate the sale of stock by an NEO.

	Option Awards		Stock Awards
Name	Number of securities acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Colin T. Severn	—	—	133,333	140,000
Matthew R. Zaist	—	—	800,000	840,000
Brian W. Doyle	—	—	366,666	384,999

(1)	Represents the fair market value of the Company’s Class D Common Stock on the date of vesting, which was $1.05 for awards vesting on both October 1, 2012, and on December 31, 2012, multiplied by the number of shares that vested on such date.

Pension Benefits

The NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by the Company during the fiscal year ended December 31, 2012.

Nonqualified Deferred Compensation

The NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company during the fiscal year ended December 31, 2012.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to our NEOs upon a “qualifying termination” of employment (a termination by us without cause or the executive’s resignation for good reason) or upon the executive’s termination of employment as a result of death or disability. As described above in “—Employment Agreements and Severance Benefits,” a resignation by the executive in connection with a “change of control” would be deemed a resignation for good reason. In the event an NEO is terminated for cause, by the NEO for any reason other than good reason, or, in the case of Messrs. Severn, Zaist and Doyle, due to death or disability, such NEO is not entitled to any severance payments or benefits. The amounts shown assume that such termination was effective as of December 31, 2012, the last business day of fiscal year 2012, and are only estimates of the amounts that would be paid to such NEOs. The actual amounts to be paid can be determined only at the time of such termination of employment. As noted above in “—Employment Agreements and Severance Benefits,” certain changes were made to the annual base salaries of Mr. William H. Lyon and Messrs. Severn, Zaist and Doyle. In addition, effective as of March 6, 2013, Mr. Zaist’s target annual cash bonus is 100% of base salary.

Name, Type of Termination	Cash Severance ($) (1)	Unpaid Bonuses ($) (2)	Equity Acceleration ($) (3)	Benefits Continuation ($) (4)	Total ($)
General William Lyon
Qualifying Termination (no CIC)	2,500,000	—	—	53,589	2,553,589
Qualifying Termination + CIC	2,500,000	—	—	53,589	2,553,589
Death or Disability	2,000,000	—	—	53,589	2,053,589
Colin T. Severn
Qualifying Termination (no CIC)	320,000	30,000	—	13,397	363,397
Qualifying Termination + CIC	320,000	30,000	70,000	13,397	433,397
Death or Disability	—	—	—	—	—
William H. Lyon
Qualifying Termination (no CIC)	1,250,000	—	—	36,259	1,286,259
Qualifying Termination + CIC	1,250,000	—	—	36,259	1,286,259
Death or Disability	1,000,000	—	—	36,259	1,036,259
Matthew R. Zaist
Qualifying Termination (no CIC)	1,181,250	61,250	420,000	18,898	1,681,398
Qualifying Termination + CIC	1,181,250	61,250	420,000	18,898	1,681,398
Death or Disability	—	—	—	—	—
Brian W. Doyle
Qualifying Termination (no CIC)	481,250	51,250	—	13,397	545,897
Qualifying Termination + CIC	481,250	51,250	192,501	13,397	738,398
Death or Disability	—	—	—	—	—

(1)	In the event of a “qualifying termination” of employment, represents an amount equal to: for each of General Lyon and Mr. Lyon, his base salary for twenty-four months, through the remainder of his scheduled term of employment, plus the bonus earned in 2012; for Mr. Zaist, 1.5 times the sum of his annual salary plus target cash bonus for 2012; for each of Messrs. Severn and Doyle, the sum of his annual salary plus target cash bonus for 2012. (Under the employment agreements for General Lyon and Mr. Lyon, severance amounts are calculated based on actual cash bonuses earned, while under the employment agreements for Messrs. Zaist, Severn and Doyle, severance amounts are calculated based on target cash bonus, which for 2012 was equal to the actual bonus awarded.) In the event of a termination of General Lyon’s or Mr. Lyon’s employment due to death or disability, represents an amount equal to his base salary for twenty-four months, through the remainder of his scheduled term of employment.
(2)	Represents bonus amounts earned by the NEO that had not been paid prior to the date of termination.

(3)	Represents the intrinsic value of the accelerated vesting of all unvested stock options and restricted stock awards granted on October 1, 2012, based on the fair market value of the Company’s Class D Common Stock on December 31, 2012, of $1.05 per share. Upon a termination of Mr. Zaist’s employment by the Company without cause or by him for good reason, whether or not following a change in control of the Company, Mr. Zaist is entitled to accelerated vesting in full of all outstanding restricted stock and stock option awards. Upon a termination of Mr. Severn’s or Mr. Doyle’s employment by the Company without cause or by him for good reason, in either case on or within twelve months following a change in control of the Company (and the executive’s respective equity awards are not assumed by the successor corporation), he is entitled to accelerated vesting in full of all stock options and restricted stock awards granted on October 1, 2012.
(4)	Represents the value of the continuation of health benefits for the following number of months: twenty-four months for Messrs. Lyon and Lyon, twelve months for Mr. Zaist, and six months for Messrs. Severn and Doyle.

2012 Equity Incentive Plan

The purpose of the 2012 Equity Incentive Plan, or the 2012 Plan, is to provide an increased incentive for eligible employees, consultants and directors to assert their best efforts by conferring benefits based on the achievement of certain performance goals, to better align the interests of eligible participants with the interests of stockholders by providing an opportunity for increased stock ownership by such participants, and to encourage such participants to remain in the service of the Company. The 2012 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

On April 19, 2013, our board of directors approved an amendment, or the Plan Amendment, to the Plan to increase the maximum aggregate number of shares of our Class D Common Stock which may be issued under the Plan from 13,699,565 authorized shares to 30,000,000 authorized shares, subject to stockholder approval of the Plan Amendment. On April 25, 2013, we received stockholder approval of the Plan Amendment by written consent executed by stockholders representing holdings of at least a majority of (i) the outstanding shares of our capital stock and (ii) the voting power of the outstanding shares of our capital stock. The Plan Amendment became effective as of April 25, 2013.

Share Reserve

Under the 2012 Plan, 13,699,565 shares of our Class D Common Stock will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards.

The following counting provisions will be in effect for the share reserve under the 2012 Plan: (i) to the extent that an award forfeits, expires, settles in cash or becomes unexercisable without having been exercised in full, the shares that were not purchased or received or that were cancelled will become available for future grants under the 2012 Plan; (ii) if we repurchase shares that were issued pursuant to the exercise or settlement of an award, the reacquired shares will not be available for future grants under the 2012 Plan; and (iii) to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2012 Plan, such tendered or withheld shares will be available for future grants under the 2012 Plan.

Administration

The Compensation Committee of our board of directors will administer the 2012 Plan unless our board of directors assumes authority for administration. The Compensation Committee must consist of one or more members of our board of directors, each of whom is intended to qualify as an “outside director” within the meaning of Section 162(m) of the Code (to the extent applicable), a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of any securities market on which shares of our common stock are traded. The 2012 Plan provides that the board or Compensation Committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of the company to a committee consisting of one or more members of our board of directors or one or more of our officers, to the extent permitted by applicable law.

Subject to the terms and conditions of the 2012 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2012 Plan.

Eligibility

Options, SARs, restricted stock and all other stock-based and cash-based awards under the 2012 Plan may be granted to employees who are part of our senior management, senior project managers, key employees, consultants, non-employee directors or individuals who hold such positions with certain of our subsidiaries. Only employees of our company or certain of our subsidiaries may be granted incentive stock options, or ISOs.

Awards

The 2012 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, or RSUs, deferred stock, deferred stock units, dividend equivalents, performance awards, stock payments and other stock-based and cash-based awards, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms, conditions and limitations of the award.

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Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our Class D Common Stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NQSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive stock options, or ISOs, will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class D Common Stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the 2012 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class D Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, generally will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, extraordinary dividends will generally be placed in escrow, and will not be released until restrictions are removed or expire.

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Restricted stock units, or RSUs, may be awarded to any eligible individual subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

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Deferred stock awards and deferred stock unit awards represent the right to receive shares of our Class D Common Stock on a future date. Deferred stock may not be sold or otherwise hypothecated or transferred until issued. Deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when the vesting conditions are satisfied and the shares are issued. Deferred stock awards generally will be forfeited, and the underlying shares of deferred stock will not be issued, if the applicable vesting conditions and other restrictions are not met.

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Stock appreciation rights, or SARs, may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of our Class D Common Stock over a set exercise price. The exercise price of any SAR granted under the 2012 Plan must be at least 100% of the fair market value of a share of our Class D Common Stock on the date of grant. Except as required by Section 162(m) of the Code with respect to a SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2012 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the administrator in individual SAR agreements. SARs under the 2012 Plan will be settled in cash or shares of our common stock, or in a combination of both, at the election of the administrator.

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Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the award. Dividend equivalents may be settled in cash or shares and at such times as determined by the Compensation Committee or board of directors, as applicable. No dividend equivalents will be payable with respect to stock options or SARs.

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Performance awards may be granted by the administrator on an individual or group basis. Generally, these awards, which may include performance stock units, will be based upon specific performance targets and may be paid in cash or in Class D Common Stock or in a combination of both. Performance awards may also include bonuses that may be granted by the administrator on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

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Stock payments may be authorized by the administrator in the form of Class D Common Stock or an option or other right to purchase Class D Common Stock as part of a deferred compensation or other arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee, consultant or non-employee director.

Change in Control; Adjustments of Awards

For any award granted under the 2012 Plan, the terms of the applicable award agreement may provide that in the event of a “change in control” of the Company (as defined in the 2012 Plan), the award will be subject to accelerated vesting such that 100% of such awards will become vested and exercisable or payable, as applicable, prior to the consummation of such transaction. The administrator may also make appropriate adjustments to awards under the 2012 Plan in the event of a change in control or certain other unusual or nonrecurring events or transactions.

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction affecting the number of outstanding shares of our common stock or the share price of our common stock, the administrator, in its sole discretion, will make appropriate, proportionate adjustments and substitutions to the 2012 Plan and award agreements, including adjustments to: (i) the aggregate number, class and kind of securities that may be delivered under the 2012 Plan; (ii) in the aggregate or to any one participant, the number, class and kind of securities subject to outstanding awards granted under the 2012 Plan; and/or (iii) the grant or exercise price per share of any outstanding awards under the 2012 Plan.

Amendment and Termination

The administrator of the 2012 Plan may alter, amend, suspend or terminate the 2012 Plan at any time and from time to time. However, we must obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule).

Expiration Date

No award may be granted pursuant to the 2012 Plan after September 30, 2022. Any award that is outstanding on the expiration date of the 2012 Plan will remain in force according to the terms of the 2012 Plan and the applicable award agreement.

Effective Date

The 2012 Plan became effective on October 1, 2012, when it was approved and adopted by our board of directors. The 2012 Plan was subsequently approved by our stockholders on October 10, 2012.

Compensation Risk Management

In March 2013, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•

effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short- and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock ownership guidelines and independent Compensation Committee oversight of our compensation policies and practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our capital stock beneficially owned as of May 21, 2013, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our capital stock, (ii) each of our named executive officers and directors and (iii) all officers and directors as a group. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise noted below, the address of each stockholder below is c/o William Lyon Homes, 4695 Mac Arthur Court, 8th Floor, Newport Beach, California 92660.

	TITLE	CLASS A COMMON STOCK (1)			CLASS B COMMON STOCK (1)			PERCENT OF TOTAL VOTING POWER (2)(3)
NAME		Number		Percent of Class	Number		Percent of Class
Named Executive Officers and Directors:
William H. Lyon(4)	Director, Chairman of the Board and Chief Executive Officer	67,104		*	5,721,434	(5)	100%	51.0%
Colin T. Severn	Vice President, Chief Financial Officer and Corporate Secretary	53,556	(9)	*	—		—	*
General William Lyon	Director	—		—	—		—	—
Matthew R. Zaist	President & Chief Operating Officer	292,288	(10)	1.1%	—		—	*
Brian W. Doyle	Vice President and Southern California Region President	142,478	(11)	*	—		—	*
Douglas K. Ammerman	Director	17,603		*	—		—	*
Michael Barr	Director	—		—	—		—	*
Gary H. Hunt	Director	24,623		*	—		—	*
Matthew R. Niemann	Director	17,603		*	—		—	*
Nathaniel Redleaf	Director	—		—	—		—	*
Lynn Carlson Schell	Director	17,603		*	—		—	*
All executive officers and directors as a group (16 individuals)		927,876	(12)	3.4%	5,721,435		100%	52.2%

5% Stockholders (not listed above):
Luxor Capital Group LP(6)		8,594,800		31.1%	—		—	18.4%
Colony Capital, LLC(7)		1,212,121		4.4%	—		—	2.6%
Paulson Property Management II LLC(8)		3,322,667		12.0%	—		—	7.1%

*	Denotes less than 1.0% of beneficial ownership.
(1)

Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(2)	Each share of Class A Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to five votes per share.
(3)	Calculation of total voting power includes the following (which represent the total number of shares of each class that are outstanding): (a) 27,623,629 shares of Class A Common Stock, (b) 3,813,884 shares of Class B Common Stock and (c) 1,907,550 shares of Class B Common Stock issuable upon the exercise of a warrant held by Lyon Shareholder 2012, LLC, or Lyon LLC, or the Class B Warrant. The Class B Warrant is exercisable at any time prior to February 24, 2022.
(4)	Pursuant to the stockholder agreements described elsewhere in this prospectus, William H. Lyon has agreed to vote his shares in favor of director nominees supported by Luxor and Paulson.
(5)	Represents (i) a warrant to purchase 1,907,550 shares of Class B Common Stock and (ii) 3,813,884 shares of Class B Common Stock. The shares and warrant are held by Lyon Shareholder 2012, LLC, or Lyon LLC, with the exception of 2,933 shares which are held by The William Harwell Lyon Separate Property Trust. The members of Lyon LLC are the Lyon Shareholder 2012 Irrevocable Trust No. 1 established December 24, 2012, the Lyon Shareholder 2012 Irrevocable Trust No. 2 established December 24, 2012 and the William Harwell Lyon Separate Property Trust established July 28, 2000, the Trustee of each of which is William Harwell Lyon. The manager of Lyon LLC is William Harwell Lyon. William Harwell Lyon may be deemed to have voting and investment power of the securities held by Lyon LLC. William Harwell Lyon disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(6)	Luxor acts as the investment manager of private investment funds that own the shares, collectively referred to as the “Luxor Investors.” Luxor Management, LLC is the general partner of Luxor. Christian Leone is the managing member of Luxor Management, LLC. Luxor, Luxor Management, LLC and Christian Leone are deemed to have shared voting and dispositive power over the securities held by each of the Luxor Investors. The address of Luxor Capital Group, LP is 1114 Avenue of the Americas, 29 Floor, New York City, New York 10036. Pursuant to the stockholder agreements described elsewhere in this prospectus, Luxor has agreed to vote its shares in favor of director nominees supported by William H. Lyon and Paulson.
(7)	Represents shares held by ColFin WLH Land Acquisitions, LLC, a Delaware limited liability company, or “ColFin.” ColFin is indirectly managed and controlled by affiliates of Colony Capital, LLC, which affiliates are solely controlled and managed by Thomas J. Barrack, Jr. As a result, solely for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Mr. Barrack may be deemed to have indirect beneficial ownership of the shares held by ColFin entities that own or control ColFin, but the foregoing disclosure shall not be construed as an admission of such. The address of Colony Capital, LLC is 2450 Broadway, 6 Floor, Santa Monica, CA 90404.
(8)	Paulson Property Management II LLC is an affiliate of Paulson & Co. Inc. Paulson & Co. Inc. is an investment advisor registered under the Investment Advisors Act of 1940 that furnishes investment advice and manages various onshore and offshore investment funds and separately managed accounts, or, collectively, the Funds. As the President and sole Director of Paulson & Co. Inc., John Paulson may be deemed to have voting and/or investment power over such shares owned by the Funds. The address for the Funds is c/o Paulson & Co. Inc., 1251 Avenue of the Americas, NY, NY 10020. Pursuant to the stockholder agreements described elsewhere in this prospectus, an affiliate of Paulson Property Management II LLC has agreed to vote its shares in favor of director nominees supported by William H. Lyon and Luxor.
(9)	Represents (i) 24,837 shares of Class A Common Stock subject to options exercisable within 60 days of May 21, 2013 and (ii) 28,718 shares of Class A Common Stock.
(10)	Represents (i) 152,675 shares of Class A Common Stock subject to options exercisable within 60 days of May 21, 2013 and (ii) 139,613 shares of Class A Common Stock.
(11)	Represents (i) 68,180 shares of Class A Common Stock subject to options exercisable within 60 days of May 21, 2013 and (ii) 74,298 shares of Class A Common Stock.
(12)	Represents (i) 361,039 shares of Class A Common Stock subject to options exercisable within 60 days of May 21, 2013 and (ii) 566,837 shares of Class A Common Stock.

Equity Compensation Plan Information

The following table summarizes information about our equity securities that may be issued upon the exercise of options, warrants and rights under all our equity compensation plans, as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,757,302	(1)	$1.05	(2)	6,442,970	(3)
Equity compensation plans not approved by security holders	—		$—		—
Total	4,757,302		$1.05		6,442,970

(1)	Represents an aggregate of 4,757,302 outstanding options to purchase shares of Class D Common Stock of the Company, of which 1,115,302 represent “five-year” options and 3,642,000 represent “ten-year” options granted to certain officers of California Lyon.
(2)	Represents the exercise price of each of the 4,757,302 outstanding options to purchase shares of Class D Common Stock of the Company.
(3)	Represents the number of securities remaining available for issuance under the Company’s 2012 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and a “related party.” For purposes of this policy, a “related party” includes our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our voting securities.

Our related party transactions policy requires:

•

that any transaction in which a related party has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related party transaction,” and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our audit committee or by the disinterested members of the Audit Committee; and

•

that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the Compensation Committee of our board of directors or recommended by the Compensation Committee to the board of directors for its approval.

In connection with the review and approval or ratification of a related party transaction:

•

management must disclose to the Audit Committee or the disinterested members of the Audit Committee, as applicable, the material terms of the related party transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related party transaction will be required to be disclosed in our SEC filings. To the extent it is required to be disclosed, management must ensure that the related party transaction is disclosed in accordance with SEC rules; and

•

management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related party transaction constitutes a “personal loan” for purposes of Section 402 of Sarbanes-Oxley.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. For more information regarding these agreements, see “Compensation Discussion and Analysis—Employment Agreements and Severance Benefits.”

Indemnification Agreements and Liability Insurance Policy

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

Certain Relationships and Transactions

We describe below transactions and series of similar transactions that have occurred this year or during our last three fiscal years to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

The following persons and entities that participated in the transactions listed in this section were related persons at or immediately following the time of the transaction.

General William Lyon. General Lyon is our Executive Chairman and Chairman of our board of directors.

William H. Lyon. Mr. Lyon is our Chief Executive Officer and a member of our board of directors. Through his management of Lyon Shareholder 2012, LLC, Mr. Lyon holds 100% of our Class B Common Stock.

Matthew R. Niemann. Mr. Niemann is a member of our board of directors.

Luxor Capital Group LP. Entities affiliated with Luxor hold over 5% of our outstanding capital stock.

Paulson & Co. Inc. WLH Recovery Acquisition LLC, a Delaware limited liability company and entity affiliated with, and managed by affiliates of, Paulson, holds over 5% of our outstanding Class A Common Stock, and 5% of our Convertible Preferred Stock.

Payments Made to an Entity Where a Company Director is an Officer and Shareholder

Matthew R. Niemann, a member of our board of directors, serves as Managing Director and Head of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.’s, or Houlihan, Real Estate Advisory Group and owns shares of Houlihan. Houlihan received payments from the Company in 2011 and 2012 for services performed on behalf of creditors during the recent Chapter 11 restructuring, and for services performed related to the Company’s Senior Notes offering and debt refinancing. The Company paid $1.2 million and $0.2 million to Houlihan during the years ended December 31, 2011 and 2012, respectively.

Transactions with Certain Beneficial Owners

On February 25, 2012, in connection with the consummation of the principal transactions contemplated by the Plan, entities affiliated with Luxor, acquired (i) 21,427,135 shares of Parent’s Class A Common Stock, in exchange for the formerly outstanding senior notes, (ii) 15,445,838 shares of Parent’s Class C Common Stock for approximately $9.5 million in cash consideration and (iii) 61,509,204 shares of Parent’s Convertible Preferred Stock for approximately $47.4 million in cash. As of May 21, 2013, Luxor holds approximately 18.4% of the total voting power of Parent’s outstanding capital stock. See Note 2 of “Notes to Consolidated Financial Statements” for additional information. Nathaniel Redleaf, one of Parent’s directors, has served in an analyst capacity at Luxor since 2006.

On June 28, 2012, California Lyon consummated the purchase of certain real property (comprising approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising over 1,000 lots. The aggregate purchase price of the property was $21,500,000. The Company paid $11,000,000 cash, and issued 10,000,000 shares of Class A Common Stock of Parent, or approximately 18.3% of Parent’s then-outstanding Class A Common Stock, to investment vehicles managed by affiliates of Colony, for consideration of the property. As of May 21, 2013, Colony holds approximately 2.6% of the total voting power of Parent’s outstanding capital stock.

California Lyon was a party to Amended Term Loan, dated February 25, 2012, with ColFin WLH Funding, LLC, as Administrative Agent and as a lender. ColFin WLH Funding, LLC is an affiliate of Colony. The principal amount outstanding under the Amended Term Loan Agreement was $235.0 million and bore interest at a rate of 10.25% per annum with interest payments of $24.1 million annually. As discussed in the section entitled “Description of Certain Indebtedness,” California Lyon used a portion of the proceeds from the sale of the outstanding notes to pay in full the amounts outstanding under the Amended Term Loan.

On October 12, 2012, the Company entered into a Subscription Agreement, or the Paulson Subscription Agreement, between the Company and WLH Recovery Acquisition LLC, pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of the Company’s Class A Common Stock for $16,000,000 in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock for $14,000,000 in cash, for an aggregate purchase price of $30,000,000, or the Paulson Transaction. As of May 21, 2013, Paulson currently holds approximately 7.1% of the total voting power of Parent’s outstanding capital stock. Michael Barr, who was appointed as a member of our board of directors on November 7, 2012, to fill a newly created board seat in connection with the Paulson Subscription Agreement, is currently a partner of Paulson, which he joined in 2008.

Agreements with Entities Controlled by General William Lyon and William H. Lyon

For the years ended December 31, 2012, 2011, and 2010, the Company incurred reimbursable on-site labor costs of $303,000, $318,000, and $217,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon, of which $7,000 and $24,000 was due to the Company at December 31, 2012 and 2011, respectively, all of which has been paid. The Company earned fees of $157,000, $130,000, and $24,000, respectively, for tax and accounting services performed for entities controlled by General William Lyon and William H. Lyon during the years ended December 31, 2012, 2011 and 2010. The Company does not expect to incur reimbursable on-site labor costs or to perform tax and accounting services for entities controlled by General William Lyon or William H. Lyon beyond 2012.

The Company earned fees of $232,000, $362,000, and $426,000 during the years ended December 31, 2012, 2011 and 2010, respectively, related to a Human Resources and Payroll Services contract between California Lyon and an entity controlled by General William Lyon and William H. Lyon. Effective April 1, 2011, the Company and this entity amended the Human Resources and Payroll Services contract to provide for a payment by the affiliate to the Company of a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which initially resulted in a variable monthly fee of approximately $8,000). The amended contract also provided that the Company would be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation paid to it for the services provided to the affiliate was at a market rate of compensation, and that as a result of the fees paid to the Company under this contract, the overall cost to the Company of its Human Resources department was reduced. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

Rent Paid to a Trust of which William H. Lyon is the Sole Beneficiary

In each of the three years ended December 31, 2012, 2011 and 2010, the Company incurred charges of $0.8 million related to rent on the Company’s former corporate office, which is owned by two trusts of which William H. Lyon is the sole beneficiary. For the year ended December 31, 2012, the Company has made rental payments totaling $0.8 million. The lease expired in March 2013 and the Company has since relocated its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Note Receivable from Sale of Aircraft

Presley CMR, Inc., a California corporation, or Presley CMR, and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement, or PSA, with an affiliate of General William Lyon to sell the aircraft, owned by the Company. The PSA provides for an aggregate purchase price for the aircraft of $8.3 million (which value was the appraised fair market value of the aircraft), which consists of: (i) cash in the amount of $2.1 million which was paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million, which is included in receivables in the accompanying consolidated balance sheet. The closing of this sale occurred on September 9, 2009. The note is secured by the aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

Certain Family Relationships

William H. Lyon, one of the Company’s directors and the Chief Executive Officer of the Company, is the son of General William Lyon. General William Lyon is the Company’s Chairman of the board of directors and the Executive Chairman. William H. Lyon’s compensation is disclosed in the “Summary Compensation Table” above.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board of directors has determined that all but two of our directors, General William Lyon and William H. Lyon, are independent directors under standards established by the SEC and the NYSE.

THE EXCHANGE OFFER

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to William Lyon Homes, Inc. and not to its subsidiaries or Parent unless otherwise stated or the context otherwise requires.

General

We are offering to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer, in permitted denominations.

As of the date of this prospectus, $325,000,000 aggregate principal amount of 8.500% Senior Notes due 2020 is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of outstanding notes known to us on or about                     , 2013. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued $325,000,000 in aggregate principal amount of the outstanding notes on November 8, 2012 (the “original issue date”). In connection with the private offering and sale of the outstanding notes, we and the guarantors of the notes entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The following description of the registration rights agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the registration rights agreement. For further information, please refer to the registration rights agreement listed in the exhibit index in the registration statement of which this prospectus forms a part. Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective within 210 days after the original issue date and to cause the exchange offer to be consummated within 240 days after the original issue date. The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act, and the exchange notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.

Pursuant to the registration rights agreement and under the circumstances set forth below, we and the guarantors of the notes agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective until the earlier of two years from the original issue date and the date on which no notes are Transfer Restricted Securities (as defined in the registration statement). These circumstances include:

•	if applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

•	if, for any other reason, we do not consummate the exchange offer within 240 days of the original issue date;

•

if an initial purchaser of the outstanding notes notifies us following consummation of the exchange offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the exchange offer; or

•

certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the exchange notes acquired by them in the exchange offer to the public without delivering a prospectus.

If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional cash interest to holders of the outstanding notes. Such additional interest will generally be required to be paid if:

•	we fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

•	on or prior to the 240th day after the original issue date, the exchange offer has not been consummated and the shelf registration statement has not been declared effective by the SEC;

•

the shelf registration statement (if required in lieu of the exchange offer) has not been declared effective by the SEC on or prior to the applicable date specified in the registration rights agreement; or

•

after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you will acquire the exchange notes in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

you are not our “affiliate” or an “affiliate” of any guarantor of the notes, as defined by Rule 405 of the Securities Act, or if you are an “affiliate,” you will comply with the registration and prospectus-delivery requirements of the Securities Act to the extent applicable; and

•	you are not engaged in, and do not intend to engage in, a distribution of exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus-delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, or for the resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of exchange notes in exchange for a corresponding principal amount of outstanding notes surrendered in the exchange offer. In exchange for each outstanding note surrendered in the exchange offer, we will issue exchange notes with a like principal amount.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $325,000,000 aggregate principal amount of the outstanding notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ outstanding notes and the registration rights agreement, except we will not have any further obligations to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept outstanding notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

As used in this prospectus, the term “expiration date” means midnight, New York City time, on the evening of                     , 2013. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notification will set forth, among other things, the approximate number of outstanding notes tendered to date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer and “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the offer and sale of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with either of the following conditions:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly instruct the registered holder to tender outstanding notes on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. We are not responsible for any delays in any such transfer.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our “affiliate” or an “affiliate” of any guarantor of the notes within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured before the expiration date. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes, but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal, within three business days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the certificate numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association, also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance

(if by mail, registered or certified recommended)

By Facsimile: (651) 466-7372 Attention: Specialized Finance	To Confirm by Telephone: (800) 934-6802

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer and amortize them over the life of the notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the confidential offering circular distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

12.00% Senior Subordinated Secured Notes Due 2017

Pursuant to the terms of the Plan, on February 25, 2012, California Lyon issued $75.0 million principal amount of 12% Senior Subordinated Secured Notes, or the old notes, due February 25, 2017, in exchange for the claims held by the holders of the formerly outstanding notes of California Lyon. California Lyon received no net proceeds from this issuance.

California Lyon used a portion of the proceeds from the sale of the outstanding notes to refinance the old notes. On November 8, 2012, California Lyon announced the early settlement of its cash tender offer and consent solicitation for any and all outstanding old notes. The old notes that remained outstanding following the expiration of the cash tender offer on November 23, 2012 were redeemed on December 10, 2012.

Construction Notes Payable

We used a portion of the proceeds from the issuance of the outstanding notes to pay in full the amounts outstanding under two construction notes payable that were outstanding as of December 31, 2011.

In September 2012, we entered into two additional construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. As of December 31, 2012, we had borrowed $7.8 million under this facility. This loan and the underlying collateral was rolled into the CB&T Loan Agreement, discussed below.

The second construction note payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. As of March 31, 2013 and December 31, 2012, we had borrowed $7.3 million and $5.4 million, respectively, under this facility. The loan will be repaid with proceeds from home closings of the project and is secured by the underlying project.

Revolving Line of Credit Loan Agreement

On March 5, 2013, California Lyon entered into the CB&T Loan Agreement with CB&T, providing for the CB&T Loan, a revolving line of credit of $30.0 million. The CB&T Loan will provide California Lyon with funds for the development of residential lots, the construction of existing and future residential home projects within the states of California, Arizona, Nevada and Colorado, the issuance of letters of credit for the payment of costs incurred or associated with those projects and other general corporate purposes. In connection with the execution of the CB&T Loan Agreement, California Lyon issued the CB&T Promissory Note in favor of CB&T. California Lyon’s obligations under the CB&T Loan are secured by, among other things, a first and prior lien on and security interest in all the real and personal property comprising each qualified project that is admitted in the CB&T Loan.

Borrowings under the CB&T Loan Agreement, bear interest, payable monthly, at California Lyon’s option of either (i) a fixed rate at LIBOR plus 3.00% per annum or (ii) a variable rate at the Prime Rate, as adjusted by CB&T in accordance with the CB&T Loan Agreement, plus 1.00% per annum. The floor interest for borrowings under the CB&T Loan Agreement range from 4.25% to 5.00%, depending on California Lyon’s total liabilities to tangible net worth ratio. Beginning on March 5, 2015, the maximum amount available under the CB&T Loan will reduce by $7.5 million every 90 days until the CB&T Loan matures. The CB&T Loan will mature on March 5, 2016.

All outstanding borrowings under the CB&T Loan may, at the option of CB&T, be accelerated and become immediately due and payable in the event of a default under the CB&T Loan Documents, which includes, among other things, the following events (subject to certain cure periods, as applicable): (i) the failure by California Lyon to pay any monetary amount when due under any CB&T Loan Document; (ii) the breach of certain covenants under the CB&T Loan Documents; (iii) any representations contained in the CB&T Loan Documents being materially misleading or false when made; (iv) defaults under certain other monetary obligations; (v) bankruptcy matters; (vi) litigation or proceedings that could constitute a material adverse change on California Lyon or a qualified project or (vii) certain judgments. The CB&T Loan Documents also contain negative covenants which restrict or limit California Lyon from, among other things, the following: (a) consolidating or merging with any person unless California Lyon is the surviving entity; (b) changing its fiscal year or accounting methods; (c) changing the character of California Lyon’s business; (d) suffering any change in the legal or beneficial ownership of any capital stock in California Lyon; (e) making loans or advances; (f) granting or continuing liens; (g) incurring debt and (h) acquiring assets.

In March 2013, one of the outstanding construction loans payable and its underlying collateral was rolled into the CB&T Loan. As of March 31, 2013, there was $13.2 million outstanding under the CB&T Loan.

Seller Financing

At March 31, 2013, we had $1.8 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bears interest at 3% per annum, is secured by the underlying land, and matures in March 2014.

DESCRIPTION OF THE NOTES

As used below in this “Description of the Notes” section, the term “Issuer,” “we,” “us” or “our” means William Lyon Homes, Inc., a California corporation, and its successors, but not any of its subsidiaries, and the “Parent” means William Lyon Homes, a Delaware corporation, and its successors, but not any of its subsidiaries.

The Issuer issued $325,000,000 in aggregate principal amount of 8.500% Senior Notes due 2020, which we refer to as the outstanding notes, under an indenture dated as of November 8, 2012 (the “Indenture”) by and among the Issuer, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”).

Issuer will issue in exchange for the outstanding notes up to $325,000,000 aggregate principal amount of 8.500% Senior Notes that have been registered under the Securities Act, which we refer to as the exchange notes. Except as otherwise indicated below, the following summary applies to both the exchange notes and the outstanding notes, unless otherwise indicated. The term “Notes” means the exchange notes and the outstanding notes, unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the offer and sale of the exchange notes will be registered under the Securities Act and the exchange notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the registration rights agreement.

The following description is a summary of the material provisions of the Indenture. This summary does not restate the Indenture in its entirety. We urge you to read the Indenture because the Indenture, and not this description, defines your rights as a holder of the Notes. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.” Certain defined terms used in this description but not defined below under the heading “—Certain Definitions” have the meanings assigned to them in the Indenture. Requests for copies of the Indenture should be directed to Colin T. Severn, c/o William Lyon Homes, 4695 MacArthur Court, 8th Floor, Newport Beach, California 92660, phone (949) 833-3600.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	are senior unsecured obligations of the Issuer;

•	are effectively subordinated to the Issuer’s obligations under any existing or future secured Indebtedness to the extent of the value of the assets securing such Indebtedness;

•	are pari passu in right of payment with all senior Indebtedness of the Issuer;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuer, if any; and

•	are fully and unconditionally guaranteed by the Guarantors, subject to customary release provisions.

See “—Note Guarantees” below.

The Note Guarantees

The Issuer’s obligations under the Notes and the Indenture are jointly and severally guaranteed (the “Note Guarantees”) by the Guarantors. The Guarantors are William Lyon Homes and certain of its wholly-owned subsidiaries.

The Note Guarantees:

•	are a senior unsecured obligation of that Guarantor;

•

are effectively subordinated to that Guarantor’s obligations under any existing or future secured Indebtedness, including Indebtedness under an aggregate as of March 31, 2013 of $22.3 million of borrowing under certain construction notes payable and the CB&T Loan, to the extent of the value of the assets securing such Indebtedness;

•	are pari passu in right of payment with all senior Indebtedness of that Guarantor; and

•	are senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Principal, Maturity and Interest

As of the date of this prospectus, $325.0 million aggregate principal amount of Notes are currently outstanding. The Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on November 15, 2020. Subject to our compliance with the covenant described under the subheading “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue additional Notes from time to time under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that a separate CUSIP will be issued for any Additional Notes unless the Notes and the Additional Notes are fungible for U.S. federal income tax purposes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the “Notes” include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 8.500% per annum and will be payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the registration rights agreement.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and registrar (the “Registrar”) for the Notes within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Trustee will initially act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuer may act as Paying Agent or Registrar.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option.

On and after November 15, 2016, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

In addition, any time prior to November 15, 2015, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.500%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (with Notes held, directly or indirectly, by the Parent or its Affiliates being deemed to be not outstanding for purposes of such calculation); and

(2)	notice of such redemption shall have been given within 90 days after the date of the related Equity Offering.

Prior to November 15, 2016, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on November 15, 2016 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note through November 15, 2016 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after November 15, 2016, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, in each case, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to November 15, 2016, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to November 15, 2016.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Issuer.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Issuer that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee as follows:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

•	if the Notes are not then listed on a national security exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No individual Note shall be redeemed in part. In addition, if a partial redemption is made, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent (or, if the Issuer is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Note Guarantees

As of the date hereof, all of the Parent’s Subsidiaries (other than Duxford Title Reinsurance Company, Cerro Plata Associates, LLC, and Silver Creek Preserve and Nobar Water Company), including the Issuer, are “Restricted Subsidiaries,” and the Parent and all of the wholly-owned Restricted Subsidiaries (other than the Issuer) will be Guarantors. The Guarantors will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The aggregate assets and revenues as of the three months ended March 31, 2013, attributable to all subsidiaries of the Issuer that are not providing guarantees constituted 8% and 0%, respectively, of the Parent’s consolidated assets and revenues as of and for the period ended such date.

In the future, not all of our Subsidiaries will guarantee the Notes. Unrestricted Subsidiaries will not be Guarantors. Under the circumstances described below under the subheading “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries,” the Parent is permitted to designate some of its other Subsidiaries (other than the Issuer) as “Unrestricted Subsidiaries.” The effect of designating a Subsidiary as an “Unrestricted Subsidiary” is:

•	an Unrestricted Subsidiary will generally not be subject to the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is Designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Parent for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor Subsidiaries, these non-Guarantor Subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Each Subsidiary Note Guarantee will contain a provision that will purport to limit the obligations of such Subsidiary Guarantor under its Subsidiary Note Guarantee as necessary to prevent that Subsidiary Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent transfer and other laws may permit a court to void the issuance of the notes and the note guarantees, and if that occurs, you may not receive any payments on the note guarantees”. If a Subsidiary Note Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Other Indebtedness.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation”; provided, however, that if such other Person is not the Parent, the Issuer or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Note Guarantee must be expressly assumed by such other Person, except that such assumption will not be required if such other Person is not a Subsidiary of the Parent and if in connection therewith the Parent provides an Officers’ Certificate to the Trustee to the effect that the Parent will comply with its obligations, if any, under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such transaction. Upon any transaction described in the proviso above, the obligor on the related Subsidiary Note Guarantee will be released from its obligations thereunder.

The Subsidiary Note Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the disposition of all or a portion of the Capital Stock of such Subsidiary Guarantor such that such Subsidiary Guarantor ceases to be a Subsidiary, if the sale or other disposition does not violate the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”;

(2) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

(3) at such time as such Subsidiary Guarantor does not have any Guarantees outstanding that would have required such Subsidiary Guarantor to enter into a Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”; or

(4) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

The Notes are general unsecured obligations of the Issuer. The Notes rank senior in right of payment to all future obligations of the Issuer that are, by their terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured obligations of the Issuer that are not so subordinated. Each Note Guarantee is a general unsecured obligation of the Guarantor thereof and ranks senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Note Guarantee and pari passu in right of payment with all existing and future unsecured obligations of such Guarantor that are not so subordinated.

The Notes and each Note Guarantee will be effectively subordinated to secured Indebtedness of the Issuer and the applicable Guarantor to the extent of the value of the assets securing such Indebtedness. Although the Indenture contains limitations on the amount of additional Indebtedness, including secured Indebtedness, that the Issuer, Parent and the Restricted Subsidiaries may incur, under certain circumstances such Indebtedness may be substantial. As of March 31, 2013, the Issuer and the Guarantors had $347.3 million of outstanding Indebtedness.

A portion of our operations is conducted through our Subsidiaries. As described above under “—Note Guarantees”, Subsidiary Guarantees may be released under certain circumstances. In addition, Duxford Title Reinsurance Company, Cerro Plata Associates, LLC, Silver Creek Preserve and Nobar Water Company will not be Guarantors. Further, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of such non-Guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-Guarantor Subsidiaries, and claims of preferred stockholders of such non-Guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-Guarantor Subsidiaries over the claims of our creditors, including Holders of the Notes. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-Guarantor Subsidiaries.

At March 31, 2013, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors as of the Issue Date) were approximately $529.5 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications and does not apply at all to Unrestricted Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity);

(2) the stockholders of the Parent adopt a plan of liquidation or dissolution of the Parent; provided that a liquidation or dissolution of Parent which is part of a transaction that does not constitute a Change of Control pursuant to the proviso contained in clause (3) below shall not constitute a Change of Control;

(3) the merger or consolidation of the Parent with or into another Person or the merger of another Person with or into the Parent, or the sale of all or substantially all the assets of the Parent and its Restricted Subsidiaries (determined on a consolidated basis) to another Person; provided that a transaction following which (A) in the case of a merger or consolidation transaction, one or more holders of securities that represented 100% of the Voting Stock of the Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (B) in the case of a sale of assets transaction, each transferee is or becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets shall not constitute a Change of Control; or

(4) the Parent ceases to own 100% of the Voting Stock of the Issuer.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price (the “Change of Control Purchase Price”) in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given pursuant to “Optional Redemption” above.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Parent and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Parent and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Limitation on Liens”. Such restrictions are subject to numerous exceptions and can be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when we are contractually prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under our other Indebtedness, including senior secured revolving credit facilities that we intend to obtain following the issuance of the Notes and any credit agreements that we may enter into in the future.

Any future indebtedness that we may incur, including indebtedness under senior secured revolving credit facilities that we intend to obtain following the issuance of the Notes, may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes the phrase “all or substantially all the assets.” Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Parent. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitations on Additional Indebtedness

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Parent, the Issuer or any Subsidiary Guarantor may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto, either (a) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (b) the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth would be less than 2.25 to 1.00 (either (a) or (b), the “Ratio Exception”).

Notwithstanding the above, so long as no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the following Indebtedness, each of the following shall be permitted (the “Permitted Indebtedness”):

(1) the incurrence by the Issuer or any Subsidiary Guarantor (and the Guarantee thereof by the Parent, the Issuer or any such Subsidiary Guarantor) of Indebtedness (including Refinancing Indebtedness) under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) not to exceed the greater of $75.0 million and 20% of Consolidated Tangible Assets;

(2) the Notes and the Note Guarantees issued on the Issue Date and the Exchange Notes issued in exchange therefor;

(3) Indebtedness of the Parent and the Guarantors to the extent outstanding or committed on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above);

(4) Indebtedness of the Parent and the Restricted Subsidiaries under Hedging Obligations; provided that (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this covenant, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Parent owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Parent or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Parent or the Issuer owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Parent or the Issuer’s obligations under the Indenture and the Notes and (b) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Parent or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Parent or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Parent or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(7) Purchase Money Indebtedness incurred by the Parent or any Restricted Subsidiary, in an aggregate amount not to exceed at any time outstanding $10.0 million;

(8) Non-Recourse Indebtedness of the Parent or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Ratio Exception, clause (2) or (3) above or this clause (11);

(12) the guarantee by the Parent or any Restricted Subsidiary of Indebtedness (other than Indebtedness incurred pursuant to clause (8), (13), or (15) hereof or, in the case of the guarantee by a Restricted Subsidiary that is not a Guarantor, pursuant to the Ratio Exception or clause (1) hereof) of a Restricted Subsidiary, in the case of the Parent, or of the Parent, Issuer or another Restricted Subsidiary, in the case of a Restricted Subsidiary, in either case, that was permitted to be incurred by another provision of this covenant;

(13) Indebtedness of any Restricted Subsidiary engaged primarily in the mortgage origination and lending business (a “Mortgage Subsidiary”) under warehouse lines of credit and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Restricted Subsidiary, in each case incurred in the ordinary course of such business; provided that the only legal recourse for collection of obligations owing on such Indebtedness is against such Restricted Subsidiary, any other Mortgage Subsidiary and their respective assets;

(14) Indebtedness of the Parent, Issuer or any Subsidiary Guarantor in an aggregate amount not to exceed the greater of $7.5 million and 1.5% of Consolidated Tangible Assets at any time outstanding; and

(15)(x) Guarantees by Parent or any of its Restricted Subsidiaries in respect of Indebtedness incurred by Joint Ventures, and (y) GP Indebtedness of Parent or its Restricted Subsidiaries in respect of Joint Ventures, in an aggregate amount at any time outstanding under this clause (15) not to exceed the greater of $20.0 million and 4% of Consolidated Tangible Assets at the time of incurrence.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Ratio Exception, the Parent shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described.

Limitations on Restricted Payments

(a) The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Consolidated Fixed Charge Coverage Ratio would not be at least 2.00 to 1.00; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (7) or (8) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) from the first day of the fiscal quarter in which Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b) 100% of the aggregate net cash proceeds or the Fair Market Value (as determined by the Board of Directors of Parent) of any assets to be used in a Permitted Business received by the Parent either (x) as contributions to the common equity of the Parent after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, plus

(c) the aggregate amount by which Indebtedness of the Parent or any Restricted Subsidiary is reduced on the Parent’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Parent) of Indebtedness issued subsequent to the Issue Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Parent or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Parent’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Parent’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f) 100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Parent or any Restricted Subsidiary incurred after the Issue Date that is subsequently released (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment pursuant to this paragraph (a) when made.

(b) The foregoing provisions will not prohibit:

(1) the payment by the Parent or any Restricted Subsidiary of any dividend or similar distribution within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests (other than to the Parent or any of its Subsidiaries);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under the “Limitations on Additional Indebtedness” covenant and the other terms of the Indenture;

(4) the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their bankruptcy or petition for bankruptcy, death, disability, retirement, severance or termination of employment or service or any other repurchase event set forth in a written agreement between Parent and such individual evidencing such Equity Interest as of the Issue Date; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $4.0 million during any calendar year;

(5)(i) regularly scheduled cash distributions in respect of the Existing Preferred Shares not to exceed 4% per annum; and (ii) distributions of any accrued and unpaid cash dividends in respect of the Existing Preferred Shares that have accrued at a rate not to exceed 6% per annum;

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights if the Equity Interests represents a portion of the exercise price thereof;

(7) the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance share units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto; or

(8) Restricted Payments in an aggregate amount, when taken together with all Restricted Payments made pursuant to this clause (8) and then outstanding, does not exceed $5.0 million;

provided that no issuance and sale of Qualified Equity Interests pursuant to clause (2) or (3) above shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or a Restricted Subsidiary of the Parent, as the case may be, pursuant to the Restricted Payment.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Issuer) to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Parent or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Parent or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law;

(2) encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the Issue Date as in effect on the Issue Date and encumbrances or restrictions applicable to Restricted Subsidiaries existing under any Credit Facility pursuant to which Indebtedness has been incurred under clause (b)(1) of the covenant described under “—Limitations on Additional Indebtedness”;

(5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(6) restrictions on the transfer of assets imposed under any agreement to sell such assets permitted under the Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets so acquired;

(8) encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced;

(9) customary provisions in leases, licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) Non-Recourse Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets secured by such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(12) customary restrictions in other Indebtedness incurred in compliance with the covenant described under “—Limitations on Additional Indebtedness”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Parent’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (4) above;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(14) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are, in the good faith judgment of the Parent’s board of directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitations on Transactions with Affiliates

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Parent or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Parent or that Restricted Subsidiary from a Person that is not an Affiliate of the Parent or that Restricted Subsidiary; and

(2) the Parent delivers to the Trustee:

(a) with respect to any Affiliate Transaction involving aggregate value expended or received by the Parent or any Restricted Subsidiary in excess of $2.0 million, an Officers’ Certificate of the Parent certifying that such Affiliate Transaction complies with clause (1) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving such Affiliate Transaction; and

(b) with respect to any Affiliate Transaction involving aggregate value expended or received by the Parent or any Restricted Subsidiary of $20.0 million or more, the certificates described in the preceding clause (a) and (x) a written opinion as to the fairness of such Affiliate Transaction to the Parent or such Restricted Subsidiary from a financial point of view or (y) a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Parent and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Parent (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3) the allocation of employee services among the Parent, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Parent beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Parent);

(4) any Permitted Investment (other than any Permitted Investment made in accordance with clause (1)(b) or with clause (13) of the definition of “Permitted Investments” to the extent that such Permitted Investment under clause (13) is in a Joint Venture or Unrestricted Subsidiary of which any officer, director or stockholder of the Parent beneficially owns any Equity Interests (other than indirectly through ownership of Equity Interests in the Parent));

(5) any agreement as in effect as of the Issue Date or any extension, amendment or modification thereto (so long as any such extension, amendment or modification satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(6) Restricted Payments which are made in accordance with paragraph (a) or clauses (b)(1), (4)-(8) of the covenant described under “—Limitations on Restricted Payments”;

(7) licensing of trademarks to, and allocation of overhead, sales and marketing, travel and like expenses among, the Parent, its Subsidiaries and the Joint Ventures on a fair and equitable basis in the ordinary course of business; provided that, in the case of any such Subsidiary or Joint Venture, no officer, director or stockholder of the Parent beneficially owns any Equity Interests in such Subsidiary or Joint Venture (other than indirectly through ownership of Equity Interests in the Parent); or

(8) issuances, sales or other dispositions of Qualified Equity Interests for cash by the Parent to an Affiliate.

Limitations on Liens

The Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (a “Triggering Lien”) of any nature whatsoever against any assets now owned or hereafter acquired by the Parent or such Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), or any proceeds, income or profits therefrom securing any Indebtedness, except Permitted Liens, unless all payments due under the indenture and the Notes (or under a Note Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis (or on a superior basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Triggering Lien.

Limitations on Asset Sales

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Parent or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(2) at least 70% of the total consideration received in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Parent or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Parent or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations received from such transferee that are within 90 days converted by the Parent or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(c) the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged solely in a Permitted Business, such entity becomes a Restricted Subsidiary and the Parent or a Restricted Subsidiary acquires voting and management control of such entity) received by the Parent or any Restricted Subsidiary to be used by it in the Permitted Business.

If at any time any non-cash consideration received by the Parent or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Parent or any Restricted Subsidiary engages in an Asset Sale, the Parent or such Restricted Subsidiary shall, no later than 360 days following the receipt of the Net Available Proceeds, apply all or any of the Net Available Proceeds therefrom to:

(1) to permanently repay, prepay, redeem or repurchase:

(x) Obligations under Indebtedness secured by Permitted Liens pursuant to clauses (13), (14), (16), and (17) of the definition of “Permitted Liens” (whose commitments shall be correspondingly reduced permanently upon such repayment or prepayment);

(y) Obligations under the Notes or any other Pari Passu Indebtedness of the Parent or any Restricted Subsidiary of the Issuer; provided that if the Parent or any such Restricted Subsidiary shall so repay or prepay any such other Pari Passu Indebtedness, the Parent will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at their option, (A) redeeming notes as described under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law, at a price not less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon; or

(z) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary of the Issuer;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(3) to make a capital expenditure;

(4) to acquire Additional Assets or improve or develop existing assets to be used in a Permitted Business; or

(5) make any combination of the foregoing payments, redemptions, repurchases or investments.

Pending the final application of any Net Available Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by the Indenture.

Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Parent will, or will cause the Issuer to, make an Asset Sale Offer to all Holders of Notes and if the Issuer elects (or is required by the terms of such other Pari Passu Indebtedness), all holders of other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 in excess thereof, that may be purchased with an amount equal to the Excess Proceeds at an offer price in cash in an amount not less than 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, not less than the amount of the accreted value thereof at such time, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. In the event that the Parent or any Restricted Subsidiary of the Issuer prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Parent or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid. After the completion of an Asset Sale, the Parent and its Restricted Subsidiaries may make an Asset Sale Offer prior to the time they are required to do so by the first sentence of this paragraph. If the Parent or any Restricted Subsidiary completes such an Asset Sale Offer with respect to any Net Available Proceeds, the Issuer and its Restricted Subsidiaries shall be deemed to have complied with this covenant with respect to the application of such Net Available Proceeds, and any such Net Available Proceeds remaining after completion of such Asset Sale Offer may be used by the Parent and its Restricted Subsidiaries for any purpose not prohibited by the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Parent and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not provided by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis based on the aggregate principal amount of the Notes and the other Pari Passu Indebtedness to be purchased validly tendered and not withdrawn. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Parent will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Parent will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Future credit agreements and other agreements relating to Indebtedness to which the Parent (or one of its Affiliates) become a party may prohibit or limit, the Parent from purchasing any Notes pursuant to this Asset Sales covenant. In the event the Parent and its Subsidiaries are contractually prohibited from purchasing the Notes, the Parent could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Parent does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the Notes. In such case, the Parent’s failure to purchase tendered notes would constitute a Default under the Indenture.

Limitations on Designation of Unrestricted Subsidiaries

The Parent may designate any Subsidiary of the Parent (other than the Issuer) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Parent would be permitted to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the “—Limitations on Restricted Payments” covenant above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Parent’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless:

(1) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, such Investments as are permitted pursuant to the covenant entitled “—Limitations on Restricted Payments”;

(2) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding (x) are no less favorable to the Parent or the Restricted Subsidiary than those that would be reasonably expected to be obtained at the time from Persons who are not Affiliates of the Parent or such Restricted Subsidiary or (y) would be permitted as (a) an Affiliate Transaction under and in compliance with “—Limitations on Transactions with Affiliates”, (b) an Asset Sale under and in compliance with “—Limitations on Asset Sales”, (c) a Permitted Investment or (d) an Investment under and in compliance with “—Limitations on Restricted Payments”;

(3) such Subsidiary is a Person with respect to which neither the Parent nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(4) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Parent or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Parent or any Restricted Subsidiary of the Equity Interest of such Unrestricted Subsidiary, which guarantee is not recourse to the Parent or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to the covenant described under “—Limitation on Restricted Payments.”

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitations on Liens,” the Parent shall be in default of the applicable covenant.

The Parent may not Designate the Issuer as an Unrestricted Subsidiary. As of the Issue Date, the Parent shall be deemed to have Designated Duxford Title Reinsurance Company, Cerro Plata Associates, LLC, Silver Creek Preserve and Nobar Water Company as Unrestricted Subsidiaries.

The Parent may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Parent delivered to the Trustee and certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

Neither the Parent nor the Issuer will, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly Owned Restricted Subsidiary solely for the purpose of changing the Parent’s or the Issuer’s jurisdiction of incorporation, as the case may be, to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Parent or the Parent and the Restricted Subsidiaries (taken as a whole) or the Issuer or the Issuer and the Restricted Subsidiaries that are Subsidiaries of the Issuer (taken as a whole), as the case may be, to any Person or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Parent or the Issuer, as the case may be, will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation or limited liability company organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Issuer or the Parent, as the case may be, under the Notes or the Parent’s Note Guarantee, as applicable, and the Indenture; provided that, in the case of the Issuer, at any time the Successor is a limited liability company, there shall be a co-issuer of the Notes that is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, the Parent or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Ratio Exception.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Parent or the Issuer, as the case may be, immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided under the caption “—Note Guarantees,” no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, whether or not affiliated with such Subsidiary Guarantor, unless:

(1) either:

(a) such Subsidiary Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Subsidiary Guarantor under the Note Guarantee of such Subsidiary Guarantor and the Indenture; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Notwithstanding the foregoing, (a) any Restricted Subsidiary (other than the Issuer) may merge into the Parent or another Restricted Subsidiary and (b) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Note Guarantee in accordance with the provisions described under the section entitled “Note Guarantees.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the assets of the Parent or the Issuer, will be deemed to be the transfer of all or substantially all of the assets of the Parent or the Issuer, as the case may be.

Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Parent or the Issuer in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a conveyance, transfer or lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

The description above includes a phrase relating to the sale or disposition of “all or substantially all” of the assets of the Parent and its Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Additional Note Guarantees

If, after the Issue Date, (a) the Parent or any Restricted Subsidiary shall acquire or create another Wholly Owned Subsidiary (other than (i) a Subsidiary that has been designated an Unrestricted Subsidiary, and (ii) any Subsidiary that is a project-financed special purpose entity) or (b) any Unrestricted Subsidiary is redesignated a Wholly Owned Restricted Subsidiary, then, in each such case, to the extent such Wholly Owned Restricted Subsidiary has Guaranteed any Indebtedness of Parent, Issuer or any Subsidiary Guarantor and such Guarantee is then outstanding, the Parent shall cause such Restricted Subsidiary to:

(1) execute and deliver to the Trustee (a) a supplemental indenture in form and substance satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture and (b) a notation of guarantee in respect of its Note Guarantee; and

(2) deliver to the Trustee one or more opinions of counsel that such supplemental indenture (a) has been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitutes a valid and legally binding obligation of such Restricted Subsidiary in accordance with its terms.

Conduct of Business

The Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business and businesses necessary, reasonably related or ancillary thereto.

Payments for Consent

The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, the Parent will furnish to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Parent’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file these reports.

In addition, whether or not required by the SEC, the Parent will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, the Parent agrees that, for so long as any Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the Holders of the Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, Parent will:

(1) hold a quarterly conference call to discuss the information contained in the reports not later than ten business days from the time Parent furnishes the reports to the trustee; and

(2) no fewer than three business days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the holders or beneficial owners of, and prospective investors in, the notes and securities analysts and market makers to contact an individual at the Parent (for whom contact information shall be provided in such press release) to obtain the reports and information on how to access such conference call.

The Issuer will also deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that, to the signing Officers’ knowledge, no Default has occurred under the Indenture, or, if a Default has occurred, what action the Issuer and/or Guarantors are taking or propose to take with respect thereto.

Events of Default

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Parent or the Issuer to comply with any of its agreements or covenants described above under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(4) failure by the Parent or the Issuer to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness) of the Parent or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, or

(b) results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $10.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of ten (10) days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6) one or more judgments or orders that exceed $10.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Parent or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Parent, the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Parent, the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Parent, the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Parent, the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Parent, the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days; or

(9) the Note Guarantee of the Parent or any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above with respect to the Issuer), shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration. If an Event of Default specified in clause (7) or (8) with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.

The Trustee shall, within 90 days after becoming aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, upon any Officer of the Issuer becoming aware of any Default, a statement specifying such Default and what action the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to:

(1) rights of Holders to receive payments in respect of the principal of and interest on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuer’s obligation in connection therewith, and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and, solely for a period of 91 days following the deposit referred to in clause (1) of the next paragraph, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. Covenant Defeasance will not be effective until such bankruptcy, receivership, rehabilitation and insolvency events no longer apply. The Issuer may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the Notes, and the Trustee must have a valid, perfected, exclusive security interest in such trust,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred.

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than a default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2) and/or (3) and (5) of this paragraph have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Issuer and the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled) as to all outstanding Notes when either

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a) all Notes not delivered to the Trustee for cancellation otherwise have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b) the Issuer has paid all sums payable by it under the Indenture,

(c) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d) the Trustee, for the benefit of the Holders, has a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel (as to legal matters) stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Issuer, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes are issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding; provided that without the consent of each Holder affected, the Issuer, the Guarantors and the Trustee may not:

(1) change the maturity of any Note;

(2) reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3) reduce any premium payable upon optional redemption of the Notes, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes (other than provisions specifying the notice periods for effecting a redemption);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) modify or change any provision of the Indenture or the related definitions to subordinate the Notes or any Note Guarantee in right of payment to other Indebtedness in a manner that adversely affects the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the Notes;

(7) impair the rights of Holders to receive payments of principal of or interest on the Notes;

(8) release the Parent from any of its obligations under its Note Guarantee or the Indenture, except as permitted by the Indenture; or

(9) make any change in these amendment and waiver provisions.

Notwithstanding the foregoing, the Issuer, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes, without the consent of any Holder,

(1) to cure any ambiguity, defect or inconsistency,

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes,

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in the case of a merger or acquisition,

(4) to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture (to the extent permitted by the Indenture),

(5) to make any change that would provide any additional rights or benefits (including the addition of collateral) to the holders of Notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder,

(6) to comply with SEC rules and regulations or changes to applicable law,

(7) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Final Offering Circular;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date;

(9) to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes; or

(10) to comply with the rules of any applicable securities depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Parent or any Restricted Subsidiary will have any liability for any obligations of the Issuer under the Notes or the Indenture or of any Guarantor under its Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The Securities and Exchange Commission takes the position that this waiver will not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Parent or any Restricted Subsidiary, any Indebtedness of a Person (other than the Parent or a Restricted Subsidiary) existing at the time such Person is merged with or into the Parent or a Restricted Subsidiary, or Indebtedness expressly assumed by the Parent or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenants described under “—Certain Covenants—Limitations on Restricted Payments,” “—Limitations on Asset Sales,” and “—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any

Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1) an Investment by the Parent or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Parent or any Restricted Subsidiary, or

(2) the acquisition by the Parent or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Parent or any Restricted Subsidiary to any Person other than the Parent or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Parent or any of its Restricted Subsidiaries other than in the ordinary course of business. For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3) Permitted Investments and Restricted Payments permitted under the covenant described under “—Certain Covenants—Limitations on Restricted Payments”;

(4) the creation or realization of any Permitted Lien;

(5) transactions in the ordinary course of business, including dedications and other donations to governmental authorities, sales (directly or indirectly), leases, sales and leasebacks and other dispositions of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or multiple lots and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements;

(6) dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business;

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $2.0 million;

(8) the surrender or waiver of contractual rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(9) the disposition of assets or property that are obsolete or that are no longer useful in the conduct of the business of the Issuer and/or any Restricted Subsidiaries; and

(10) an issuance of Equity Interests by a Restricted Subsidiary to the Issuer, Parent or to a Restricted Subsidiary.

“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Issuer’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capitalized Lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Parent or an Affiliate of the Parent, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Consolidated Amortization Expense” for any period means the amortization expense of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than the Issuer) only if a corresponding amount would be permitted at the date of determination to be distributed to the Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense and interest and other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”,

(e) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(f) cash and noncash charges incurred by the Parent and its Restricted Subsidiaries relating to the issuance of the Notes and the application of the net proceeds therefrom as described in “Use of proceeds” in the Final Offering Circular or otherwise incurred as a result of the early extinguishment of Indebtedness, and

(g) restructuring charges or reserves incurred in connection with the Chapter 11 Cases and the transactions related thereto,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Parent or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not an Affiliate (collectively, “repayment”) of other Indebtedness or redemption of other preferred stock (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; provided, however, that the pro forma calculation of Consolidated Interest Incurred shall not give effect to any Permitted Indebtedness incurred on the Transaction Date or to the repayment or other discharge on the Transaction Date of any Indebtedness to the extent such repayment or discharge results from the proceeds of Permitted Indebtedness incurred on the Transaction Date;

(2) any Asset Sale or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Parent or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Exchange Act of 1934, as amended) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

(3) the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP shall be excluded.

If the Parent or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Parent, or the Parent or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Parent or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Parent and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means, as of any date, the total Indebtedness of the Parent and the Restricted Subsidiaries as of such date, determined on a consolidated basis.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (other than interest and other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”) of the Parent and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1) imputed interest on Capitalized Lease Obligations and Attributable Indebtedness,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses,

(5) the interest portion of any deferred payment obligations,

(6) all other non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instrument pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Parent or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Parent or a Wholly Owned Restricted Subsidiary), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Parent and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Parent, or the Parent or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Parent or any Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations but not including interest or other charges amortized to “cost of sales—homes” or “cost of sales—lots, land and other”).

“Consolidated Net Income” for any period means the net income (or loss) of the Parent and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Parent or any of its Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Parent or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Parent pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Parent or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Parent or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary (other than the Issuer) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(4) that portion of the net income of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor and is not a Wholly Owned Restricted Subsidiary attributable to the portion of the Equity Interests of such Restricted Subsidiary that is not owned by the Parent or the Restricted Subsidiaries;

(5) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Parent or the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(6) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Parent or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Parent or any Restricted Subsidiary or (b) any Asset Sale by the Parent or any Restricted Subsidiary; and

(7) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Parent or any Restricted Subsidiary during such period.

In addition, any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (14) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Net Worth” means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Subsidiaries or any amount attributable to Unrestricted Subsidiaries (other than Cerro Plata Associates, LLC and 242 Cerro Plata, LLC) and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a Subsidiary of such Person.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Parent and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date, as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person as of such date less (without duplication) all Intangible Assets of such Person as of such date.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Credit Facilities” means one or more debt facilities, indentures or commercial paper facilities, in each case, with banks or other lenders or investors or credit providers or a trustee providing for the revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, guarantees, collateral documents, instruments, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and “Designate” and “Designated” shall have correlative meanings.

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control provisions applicable to such Equity Interests are no more favorable to such holders than the provisions described under the caption “Change of Control” and such Equity Interests specifically provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “Change of Control.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Equity Offering” means public or private equity offering or sale after the Issue Date of Qualified Equity Interests.

“Existing Preferred Shares” means the shares of Convertible Preferred Stock issued by Parent on prior to the Issue Date and which are convertible into shares of Class C Common Stock of Parent.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would reasonably expected to be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by the board of directors of the Parent or a duly authorized committee thereof, as evidenced by a resolution of such board or committee.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“GP Indebtedness” means as of any date the amount of the liability of Parent or any of its Restricted Subsidiaries in its capacity as a general partner for the Indebtedness of a partnership or Joint Venture after subtracting the Fair Market Value as of such date of the assets of such partnership or Joint Venture that secure such Indebtedness.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means the Parent and each Restricted Subsidiary of the Parent (other than the Issuer), and each other Person that is required to become a Guarantor by the terms of the Indenture, in each case, until such Person is released from its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices, in each case entered into in the ordinary course of business for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Parent or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that (i) Indebtedness of the Parent or its Subsidiaries that is guaranteed by the Parent or the Parent’s Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Parent and its Subsidiaries on a consolidated basis and (ii) only the liabilities relating to any such guarantee that are recorded as liabilities, or required (in accordance with GAAP) to be recorded as liabilities, on the balance sheet of such Person shall be considered Indebtedness of such Person (it being understood that any increase in liabilities recorded or required to be recorded on such Person’s balance sheet shall be deemed to be an “incurrence” of Indebtedness by such Person at the time of such increase);

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person; and

(12) the liquidation value of preferred stock of a Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its Wholly Owned Restricted Subsidiaries).

Notwithstanding the foregoing, the following shall not be considered Indebtedness:

(a) earn-outs or similar profit sharing or participation arrangements provided for in acquisition agreements which are determined on the basis of future operating earnings or other similar performance criteria (which are not determinable at the time of acquisition) of the acquired assets or entities,

(b) accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business,

(c) completion guarantees entered into in the ordinary course of business and

(d) obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Independent Director” means a director of the Parent who

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Parent or any of its Affiliates (other than as a result of holding securities of the Parent); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, compensation, payment or other benefit, of any type or form, from the Parent or any of its Affiliates, other than customary directors’ fees and indemnity and insurance arrangements for serving on the board of directors of the Parent or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Parent’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Parent’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Parent and its Affiliates; provided, however, that the prior rendering of service to the Parent or an Affiliate of the Parent shall not, by itself, disqualify the advisor.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its Fair Market Value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“interest” means, with respect to the Notes, interest on the Notes.
“Investments” of any Person means, without duplication:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” If the Parent or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Parent shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary not sold or disposed of, which amount shall be determined by the board of directors of the Parent. Notwithstanding the foregoing, redemptions of Equity Interests of the Parent shall be deemed not to be Investments.

“Issue Date” means November 8, 2012, the date on which the outstanding notes were originally issued.

“Joint Venture” means a corporation, limited liability company, partnership or other entity engaged in a Permitted Business (other than an entity constituting a Subsidiary of the Parent) in which the Parent or any of its Restricted Subsidiaries owns, directly or indirectly, at least 20% of the Equity Interests.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Parent or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Parent or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 90 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

“Officer” of any Person means any of the following of such Person: the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” of any Person means a certificate signed by two Officers of such Person.

“Parent” means William Lyon Homes, a Delaware corporation, and its successors.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu as to payment with the Notes or the Note Guarantee of such Guarantor, as applicable.

“Permitted Business” means the businesses engaged in by the Parent and its Subsidiaries on the Issue Date as described in this section “Description of the Notes” and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Holders” means (i) Luxor Capital Group LP, Paulson & Co. and their respective Affiliates and all investment funds managed by any of the foregoing (excluding, for the avoidance of doubt, their respective portfolio companies or other operating companies affiliated with Luxor Capital Group LP and Paulson & Co.), (ii) General William Lyon, his spouse and lineal descendants (including adopted children and their lineal descendants) or any Person controlled, directly or indirectly, by, or trust or similar estate planning vehicle established exclusively for the benefit of, any of such Persons, (iii) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all notes that were tendered therein have been accepted and paid, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing beneficially own, without giving effect to the existence of such group or any other group, more than 50.0% of the total voting power of the aggregate Voting Stock of the Parent held directly or indirectly by such group and (v) any members of a group described in clause (iv) for so long as such Person is a member of such group.

“Permitted Investment” means:

(1) Investments by the Parent or any Restricted Subsidiary in (a) the Issuer or any Guarantor or (b) in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Issuer or a Guarantor;

(2) Investments in the Parent by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Parent and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Parent not in excess of $2.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness”;

(5) Cash Equivalents;

(6) receivables owing to the Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments received pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Parent or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under “—Certain Covenants—Limitations on Asset Sales”;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Parent or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent or any Restricted Subsidiary or in satisfaction of judgments;

(12) Investments in existence on the Issue Date and any extension, modification or renewal of such Investments or any Investments made with the proceeds of any disposition of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13) completion guarantees entered into in the ordinary course of business;

(14) the Designation of a Subsidiary as an Unrestricted Subsidiary in accordance with the fourth paragraph of the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and

(15) other Investments in an aggregate amount not to exceed the greater of $35 million and 7% of Consolidated Tangible Assets at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Parent or any

Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Parent’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1)(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental or quasi-governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(2) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (exclusive of obligations for the payment of borrowed money);

(3) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(4) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(5) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent or any Restricted Subsidiary, including rights of offset and setoff;

(6) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(7) leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Parent or any Restricted Subsidiary;

(8) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(9) Liens securing all of the Notes and Liens securing any Note Guarantee;

(10) Liens in favor of the Trustee under and as permitted by the Indenture;

(11) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date;

(12) Liens in favor of the Issuer or a Guarantor;

(13) Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (1) of “—Certain Covenants—Limitations on Additional Indebtedness”;

(14) Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (14) of “—Certain Covenants—Limitations on Additional Indebtedness”;

(15) Liens securing Non-Recourse Indebtedness of the Parent or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 90 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

(16) Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture; provided that such Liens apply only to (a) the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness within 90 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(17) Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directed Related Assets) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Parent or a Restricted Subsidiary;

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Parent or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Parent or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(20) Liens securing Indebtedness of Parent or its Restricted Subsidiaries in respect of Indebtedness of a Joint Venture permitted to be incurred under the Indenture; provided that, with respect to such Indebtedness, such Liens do not extend to assets of Parent or its Restricted Subsidiaries other than (x) assets of the Joint Venture or (y) the Equity Interests held by Parent or a Restricted Subsidiary in such Joint Venture to the extent that such Liens secure Indebtedness in respect of such Joint Venture owing to lenders who have also been granted Liens on assets of such Joint Venture to secure Indebtedness of such Joint Venture;

(21) Liens to secure Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided that in each case such Liens do not extend to any additional assets (other than Directly Related Assets);

(22) attachment or judgment Liens not giving rise to a Default and which are being contested in good faith by appropriate proceedings;

(23) easements, rights-of-way, dedications, covenants, conditions, restrictions, reservations, assessment district and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Parent and its Subsidiaries;

(24) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Parent and its Subsidiaries or the value of such real property for the purpose of such business;

(25) Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Indebtedness of such Unrestricted Subsidiary owing to lenders who have also been granted Liens on assets of such Unrestricted Subsidiary to secure such Indebtedness;

(26) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture;

(27) Liens for homeowner and property owner association developments and assessments;

(28) Licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Parent or any Restricted Subsidiary

(29) pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello—roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(30) Liens, encumbrances or other restrictions not securing Indebtedness contained in any joint venture agreement entered into by the Parent or any Restricted Subsidiary with respect to the equity interests issued by the relevant joint venture or the assets of such joint venture;

(31) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease of property leased by the Parent or any Restricted Subsidiary, in each case with respect to the property so leased, and customary Liens and rights reserved in any lease for rent or for compliance with the terms of such lease; and

(32) Liens on cash pledged to secure deductibles, retentions and other obligations to insurance providers in the ordinary course of business.

“Permitted Unrestricted Subsidiary Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Parent nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in the case of clause (a) or (b), obligations of the Parent or any Restricted Subsidiary arising as a result of being the general partner of such Unrestricted Subsidiary to the extent such obligations do not constitute Indebtedness of the Parent or such Restricted Subsidiary in accordance with the definition of “Indebtedness”; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Parent or any Restricted Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Parent or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Parent or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets and (3) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by the Parent or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Parent other than Disqualified Equity Interests.

“Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Additional Indebtedness.”

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Refinancing Indebtedness” means Indebtedness of the Parent or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, or constituting an amendment of, any Indebtedness of the Parent or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount of the Refinanced Indebtedness so repaid or amended (plus the amount of any premium paid, accrued and unpaid interest and the amount of expenses incurred by the Parent or any Restricted Subsidiary in connection with such repayment or amendment) (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement); provided that:

(1) if the Refinanced Indebtedness was subordinated to or pari passu with the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinated in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness;

(2) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes;

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; and

(4) the Refinancing Indebtedness is secured only to the extent, if at all, and by the assets, that the Refinanced Indebtedness being repaid, extended or amended is secured.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Parent or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Parent or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Parent or the Issuer, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Parent or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Parent or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Parent or the Issuer, but excluding any such Equity Interests held by the Parent or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any payment on or with respect to, or redemption of, any Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor (excluding any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the redemption of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case due within one year of the date of purchase, repurchase or other acquisition.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Parent.

“Significant Subsidiary” means (1) any Restricted Subsidiary (other than the Issuer) that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary (other than the Issuer) that, when aggregated with all other Restricted Subsidiaries (other than the Issuer) that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity that is or is required to be consolidated in the consolidated financial statements of such Person in accordance with GAAP. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Parent.

“Subsidiary Guarantor” means any Guarantor other than the Parent.

“Subsidiary Note Guarantee” means the guarantee of the Notes executed by each Subsidiary Guarantor.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in accordance with the covenant described under “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Parent or through one or more Wholly-Owned Restricted Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, exchange notes will be issued in registered, global form (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer and trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture).

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material United States federal income tax considerations relevant to the exchange of the outstanding notes for exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, United States Treasury regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	real estate investment trusts or regulated investment companies;

•	U.S. persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

Holders of notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the exchange notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain matters will be passed on for us by Bryan Cave LLP and by Fennemore Craig Jones Vargas. The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of William Lyon Homes as of December 31, 2012 and for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report covering the December 31, 2012 consolidated financial statements contains an explanatory paragraph that states that the Company entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012, as discussed in notes 2 and 3 to the consolidated financial statements. As a result of the reorganization, we applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

Our audited consolidated financial statements as of December 31, 2011 and for the two years then ended, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Windes & McClaughry Accountancy Corporation, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing in giving said report.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements as of December 31, 2012 and 2011 and for the period from January 1, 2012 through February 24, 2012, the period from February 25, 2012 through December 31, 2012, and for the years ended December 31, 2011 and 2010

Consolidated Balance Sheets	F-4
Consolidated Statements of Operations	F-5
Consolidated Statements of Equity (Deficit)	F-6
Consolidated Statements of Cash Flows	F-7
Notes to Consolidated Financial Statements	F-9

Unaudited Financial Statements as of March 31, 2013, for the three months ended March 31, 2013, for the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012, (unaudited), and as of December 31, 2012 (audited)

Condensed Consolidated Balance Sheets	F-60
Condensed Consolidated Statements of Operations	F-61
Condensed Consolidated Statement of Equity	F-62
Condensed Consolidated Statements of Cash Flows	F-63
Notes to Condensed Consolidated Financial Statements	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

William Lyon Homes:

We have audited the accompanying consolidated balance sheet of William Lyon Homes and subsidiaries (the Company) as of December 31, 2012 (Successor), and the related consolidated statements of operations, equity (deficit) and cash flows for the periods from January 1, 2012 through February 24, 2012 (Predecessor) and February 25, 2012 through December 31, 2012 (Successor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of William Lyon Homes and subsidiaries as of December 31, 2012 (Successor) and the results of their operations and their cash flows for the periods from January 1, 2012 through February 24, 2012 (Predecessor) and February 25, 2012 through December 31, 2012 (Successor) in conformity with U.S. generally accepted accounting principles.

As discussed in notes 2 and 3 to the consolidated financial statements, the Company entered into a plan of reorganization and emerged from bankruptcy on February 24, 2012. As a result of the reorganization, the Company applied fresh start accounting and the consolidated financial information for periods after the reorganization date is presented on a different cost basis than that for the periods before the reorganization and, therefore, is not comparable.

/s/ KPMG LLP

Irvine, California

March 15, 2013, except for Note 20,

as to which the date is May 30, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

William Lyon Homes

We have audited the accompanying consolidated balance sheets of William Lyon Homes (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the two years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of William Lyon Homes as of December 31, 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 2, the Company filed for protection under Chapter 11 of the Bankruptcy Code on December 19, 2011 and emerged from bankruptcy on February 24, 2012. Accordingly, the accompanying consolidated financial statements as of December 31, 2011 and for the year then ended, which includes the impact of the period from December 19, through December 31, 2011, have been prepared in accordance with Accounting Standards Codification Topic 852, Reorganizations. The Company applied debtor in possession reporting for the period described above resulting in a lack of comparability with the prior financial statements.

/s/ WINDES & MCCLAUGHRY

Irvine, California

January 21, 2013

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	Successor	Predecessor
	December 31,
	2012	2011
ASSETS
Cash and cash equivalents — Note 1	$71,075	$20,061
Restricted cash — Note 1	853	852
Receivables	14,789	13,732
Real estate inventories — Note 7
Owned	421,630	398,534
Not owned	39,029	47,408
Deferred loan costs, net	7,036	8,810
Goodwill — Note 8	14,209	—
Intangibles, net of accumulated amortization of $5,757 as of December 31, 2012 — Note 9	4,620	—
Other assets, net	7,906	7,554

Total assets	$581,147	$496,951

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$18,735	$1,436
Accrued expenses	41,770	2,082
Liabilities from inventories not owned — Note 15	39,029	47,408
Notes payable — Note 10	13,248	74,009
Senior Secured Term Loan due January 31, 2015 — Note 10	—	206,000
8 1/2% Senior Notes due November 15, 2020 — Note 10	325,000	—

	437,782	330,935

Liabilities subject to compromise
Accounts payable	—	3,946
Accrued expenses	—	48,457
7 5/8% Senior Notes due December 15, 2012 — Note 10	—	66,704
10 3/4% Senior Notes due April 1, 2013 — Note 10	—	138,912
7 1/2% Senior Notes due February 15, 2014 — Note 10	—	77,867

	—	335,886

Commitments and contingencies — Note 19
Redeemable convertible preferred stock — Note 16:
Redeemable convertible preferred stock, par value $0.01 per share; 80,000,000 shares authorized; 77,005,744 shares issued and outstanding at December 31, 2012	71,246	—
Equity (deficit):
William Lyon Homes stockholders’ equity (deficit) — Note 17
Common stock (Predecessor), par value $0.01 per share; 3,000 shares authorized; 1,000 shares outstanding at December 31, 2011	—	—
Common stock, Class A, par value $0.01 per share; 340,000,000 shares authorized; 70,121,378 shares issued and outstanding at December 31, 2012	701	—
Common stock, Class B, par value $0.01 per share; 50,000,000 shares authorized; 31,464,548 shares issued and outstanding at December 31, 2012	315	—
Common stock, Class C, par value $0.01 per share; 120,000,000 shares authorized; 16,020,338 shares issued and outstanding at December 31, 2012	160	—
Common stock, Class D, par value $0.01 per share; 30,000,000 shares authorized; 2,499,293 shares outstanding at December 31, 2012	25	—
Additional paid-in capital	73,113	48,867
Accumulated deficit	(11,602)	(228,383)

Total William Lyon Homes stockholders’ equity (deficit)	62,712	(179,516)
Noncontrolling interest — Note 5	9,407	9,646

Total equity (deficit)	72,119	(169,870)

Total liabilities and equity (deficit)	$581,147	$496,951

See accompanying notes to consolidated financial statements

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,

			2011	2010
Operating revenue
Home sales	$244,610	$16,687	$207,055	$266,865
Lots, land and other sales	104,325	—	—	17,204
Construction services — Note 1	23,825	8,883	19,768	10,629

	372,760	25,570	226,823	294,698

Operating costs
Cost of sales — homes	(203,203)	(14,598)	(184,489)	(225,751)
Cost of sales — lots, land and other	(94,786)	—	(4,234)	(20,426)
Impairment loss on real estate assets — Note 7	—	—	(128,314)	(111,860)
Construction services — Note 1	(21,416)	(8,223)	(18,164)	(7,805)
Sales and marketing	(13,928)	(1,944)	(16,848)	(19,746)
General and administrative	(26,095)	(3,302)	(22,411)	(25,129)
Amortization of intangible assets — Note 9	(5,757)	—	—	—
Other	(2,909)	(187)	(3,983)	(2,740)

	(368,094)	(28,254)	(378,443)	(413,457)

Equity in income of unconsolidated joint ventures	—	—	3,605	916

Operating income (loss)	4,666	(2,684)	(148,015)	(117,843)
(Loss) gain on extinguishment of debt — Note 10	(1,392)	—	—	5,572
Interest expense, net of amounts capitalized — Note 1	(9,127)	(2,507)	(24,529)	(23,653)
Other income, net	1,528	230	838	57

Loss before reorganization items and (provision) benefit from income taxes	(4,325)	(4,961)	(171,706)	(135,867)
Reorganization items, net — Note 4	(2,525)	233,458	(21,182)	—

(Loss) income before (provision) benefit from income taxes	(6,850)	228,497	(192,888)	(135,867)
(Provision) benefit from income taxes — Note 13	(11)	—	(10)	412

Net (loss) income	(6,861)	228,497	(192,898)	(135,455)
Less: Net income attributable to noncontrolling interest	(1,998)	(114)	(432)	(1,331)

Net (loss) income attributable to William Lyon Homes	(8,859)	228,383	(193,330)	(136,786)
Preferred stock dividends	(2,743)	—	—	—

Net (loss) income available to common stockholders	$(11,602)	$228,383	$(193,330)	$(136,786)

(Loss) income per common share, basic and diluted	$(0.11)	$228,383	$(193,330)	$(136,786)
Weighted average common shares outstanding, basic and diluted	103,037,842	1,000	1,000	1,000

See accompanying notes to consolidated financial statements

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

(in thousands)

	William Lyon Homes Stockholders				Non- Controlling Interest	Total
	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)

	Shares	Amount
Balance — December 31, 2009 (Predecessor)	1	$—	$48,867	$101,733	$7,599	$158,199
Cash contributions to members of consolidated entities	—	—	—	—	6,546	6,546
Cash distributions to members of consolidated entities	—	—	—	—	(3,913)	(3,913)
Net (loss) income	—	—	—	(136,786)	1,331	(135,455)

Balance — December 31, 2010 (Predecessor)	1	—	48,867	(35,053)	11,563	25,377
Cash contributions to members of consolidated entities	—	—	—	—	6,605	6,605
Cash distributions to members of consolidated entities	—	—	—	—	(8,954)	(8,954)
Net (loss) income	—	—	—	(193,330)	432	(192,898)

Balance — December 31, 2011 (Predecessor)	1	—	48,867	(228,383)	9,646	(169,870)
Cash contributions to members of consolidated entities	—	—	—	—	1,825	1,825
Cash distributions to members of consolidated entities	—	—	—	—	(1,897)	(1,897)
Net (loss) income	—	—	—	(7,201)	114	(7,087)

Balance — February 24, 2012 (Predecessor)	1	—	48,867	(235,584)	9,688	(177,029)
Cancellation of predecessor common stock	(1)	—	—	—	—	—
Plan of reorganization and fresh start valuation adjustments	—	—	—	186,717	(1,588)	185,129
Elimination of predecessor accumulated deficit	—	—	(48,867)	48,867	—	—

Balance — February 24, 2012 (Predecessor)	—	—	—	—	8,100	8,100
Issuance of new common stock in connection with emergence from Chapter 11	92,368	924	43,191	—	—	44,115

Balance — February 24, 2012 (Successor)	92,368	924	43,191	—	8,100	52,215
Net (loss) income	—	—	—	(8,859)	1,998	(6,861)
Cash contributions to members of consolidated entities	—	—	—	—	15,313	15,313
Cash distributions to members of consolidated entities	—	—	—	—	(16,004)	(16,004)
Issuance of common stock	25,239	252	26,248	—	—	26,500
Issuance of restricted stock	2,499	25	(25)	—	—	—
Stock based compensation	—	—	3,699	—	—	3,699
Preferred stock dividends	—	—	—	(2,743)	—	(2,743)

Balance — December 31, 2012 (Successor)	120,106	$1,201	$73,113	$(11,602)	$9,407	$72,119

See accompanying notes to consolidated financial statements

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Operating activities
Net (loss) income	$(6,861)	$228,497	$(192,898)	$(135,455)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,631	586	3,875	3,718
Impairment loss on real estate assets	—	—	128,314	111,860
Stock based compensation expense	3,699	—	—	—
Equity in income of unconsolidated joint ventures	—	—	(3,605)	(916)
Loss on sale of fixed asset	—	—	83	122
Reorganization items:
Cancellation of debt	—	(298,831)	—	—
Plan implementation and fresh start adjustments	—	49,302	—	—
Write-off of deferred loan costs	—	8,258	—	—
Accrued professional fees	—	—	1,000	—
Loss (gain) on extinguishment of debt	1,104	—	—	(5,572)
Net changes in operating assets and liabilities:
Restricted cash	(1)	—	(211)	3,711
Receivables	(2,924)	941	4,767	(2,205)
Income tax refunds receivable	—	—	—	107,401
Real estate inventories — owned	30,256	(7,047)	18,151	(66,317)
Real estate inventories — not owned	7,129	1,250	—	—
Other assets	605	206	(4,422)	15,898
Accounts payable	7,706	4,618	(1,522)	(4,142)
Accrued expenses	9,778	(3,851)	7,817	(3,984)
Liabilities from real estate inventories not owned	(7,129)	(1,250)	—	—

Net cash provided by (used in) operating activities	49,993	(17,321)	(38,651)	24,119

Investing activities
Investment in and advances to unconsolidated joint ventures	—	—	—	(194)
Distributions from unconsolidated joint ventures	—	—	1,435	4,183
Cash paid for acquisitions, net	(33,201)	—	—	—
Purchases of property and equipment	(312)	—	(128)	(64)

Net cash (used in) provided by investing activities	(33,513)	—	1,307	3,925

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Financing activities
Proceeds from borrowings on notes payable	13,248	—	—	7,087
Proceeds from issuance of 8 1/2% Senior Notes	325,000	—	—	—
Principal payments on notes payable	(73,676)	(616)	(11,532)	(52,797)
Principal payments on Senior Secured Term Loan	(235,000)	—	—	—
Principal payments on Senior Subordinated Secured Notes	(75,916)	—	—	—
Proceeds from reorganization	—	30,971	—	—
Proceeds from issuance of convertible preferred stock	14,000	50,000	—	—
Proceeds from issuance of common stock	16,000	—	—	—
Proceeds from debtor in possession financing	—	5,000	—	—
Principal payment of debtor in possession financing	—	(5,000)	—	—
Payment of deferred loan costs	(7,181)	(2,491)	—	—
Net cash paid for repurchase of Senior Notes	—	—	—	(31,268)
Payment of preferred stock dividends	(1,721)	—	—	—
Noncontrolling interest contributions	15,313	1,825	6,605	6,546
Noncontrolling interest distributions	(16,004)	(1,897)	(8,954)	(3,913)

Net cash (used in) provided by financing activities	(25,937)	77,792	(13,881)	(74,345)

Net (decrease) increase in cash and cash equivalents	(9,457)	60,471	(51,225)	(46,301)
Cash and cash equivalents — beginning of period	80,532	20,061	71,286	117,587

Cash and cash equivalents — end of period	$71,075	$80,532	$20,061	$71,286

Supplemental disclosures:
Cash paid for professional fees relating to the reorganization	$3,228	$7,813	$20,182	$—

Supplemental disclosures of non-cash investing and financing activities:
Issuance of common stock related to land acquisition	$10,500	$—	$—	$—

Land contributed in lieu of cash for common stock	$—	$4,029	$—	$—

Distributions of real estate from unconsolidated joint ventures	$—	$—	$800	$—

Accretion of payable in kind dividends on convertible preferred stock	$860	$—	$—	$—

Preferred stock dividends, accrued	$162	$—	$—	$—

Net change in real estate inventories—not owned and liabilities from inventories not owned	$—	$—	$7,862	$10,652

Note payable issued in conjunction with land acquisition	$—	$—	$55,000	$—

See accompanying notes to consolidated financial statements

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Basis of Presentation and Significant Accounting Policies

Operations

William Lyon Homes, a Delaware corporation (“Parent” and together with its subsidiaries, the “Company”), are primarily engaged in designing, constructing and selling single family detached and attached homes in California, Arizona, Nevada and Colorado (under the Village Homes brand).

Basis of Presentation

We applied the accounting under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852 (“ASC 852”), “Reorganizations,” as of February 24, 2012 (see Note 3). Therefore, our consolidated balance sheet as of December 31, 2012, which is referred to as that of the “Successor”, includes adjustments resulting from the reorganization and application of ASC 852 and is not comparable to our balance sheet as of December 31, 2011, which is referred to as that of the “Predecessor”. References to the “Successor” in the consolidated financial statements and the notes thereto refer to the Company after giving effect to the reorganization and application of ASC 852. References to the “Predecessor” refer to the Company prior to the reorganization and application of ASC 852.

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 2012 and 2011 and revenues and expenses for the period from January 1, 2012 through February 24, 2012, period from February 25, 2012 through December 31, 2012, and years ended December 31, 2011 and 2010. Accordingly, actual results could differ from those estimates. The significant accounting policies using estimates include real estate inventories and cost of sales, impairment of real estate inventories, warranty reserves, loss contingencies, sales and profit recognition, accounting for variable interest entities, and fresh start accounting. The current economic environment increases the uncertainty inherent in these estimates and assumptions.

The consolidated financial statements include the accounts of the Company and all majority-owned and controlled subsidiaries and joint ventures, and certain joint ventures and other entities which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see Note 5). The accounting policies of the joint ventures are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

Real Estate Inventories

Real estate inventories are carried at cost net of impairment losses, if any. Real estate inventories consist primarily of land deposits, land and land under development, homes completed and under construction, and model homes. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The Company relieves its accumulated real estate inventories through cost of sales for the estimated cost of homes sold. Selling expenses and other marketing costs are expensed in the period incurred. A provision for warranty costs relating to the Company’s limited warranty plans is included in cost of sales and accrued expenses at the time the sale of a home is recorded. The Company generally reserves approximately one to one and one quarter percent of the sales price of its homes against the possibility of future charges relating to its one-year limited warranty and similar potential claims. Factors that affect the Company’s warranty liability include the

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

number of homes under warranty, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. Changes in the Company’s warranty liability for the period from February 25, 2012 through December 31, 2012, period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011and 2010 are as follows (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Warranty liability, beginning of period	$14,000	$14,314	$16,341	$21,365
Warranty provision during period	2,731	187	2,380	2,574
Warranty payments during period	(3,216)	(845)	(4,699)	(8,277)
Warranty charges related to pre-existing warranties during period	802	199	292	679
Fresh start adjustment	—	145	—	—

Warranty liability, end of period	$14,317	$14,000	$14,314	$16,341

Interest incurred under the Company’s debt obligations, as more fully discussed in Note 10, is capitalized to qualifying real estate projects under development. Any additional interest charges related to real estate projects not under development are expensed in the period incurred. Interest activity for the period from February 25, 2012 through December 31, 2012, period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011and 2010 are as follows (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Interest incurred	$30,526	$7,145	$61,464	$62,791
Less: Interest capitalized	(21,399)	(4,638)	(36,935)	(39,138)

Interest expense, net of amounts capitalized	$9,127	$2,507	$24,529	$23,653

Cash paid for interest	$26,560	$8,924	$48,018	$59,748

Construction Services

The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605 Revenue Recognition (“ASC 605”). Under ASC 605, the Company records revenues and expenses as a contracted project progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract.

The Company entered into construction management agreements to build, sell and market homes in certain communities. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash investments, receivables, and deposits. The Company typically places its cash investments in investment grade short-term instruments. Deposits, included in other assets, are due from municipalities or utility companies and are generally collected from such entities through fees assessed to other developers. The Company is an issuer of, or subject to, financial instruments with off-balance sheet risk in the normal course of business which exposes it to credit risks. These financial instruments include letters of credit and obligations in connection with assessment district bonds. These off-balance sheet financial instruments are described in more detail in Note 19.

Cash and Cash Equivalents

Short-term investments with a maturity of three months or less when purchased are considered cash equivalents. The Company’s cash and cash equivalents balance exceeds federally insurable limits as of December 31, 2012 and 2011. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash consists of deposits made by the Company to a bank account as collateral for the use of letters of credit to guarantee the Company’s financial obligations under certain other contractual arrangements in the normal course of business.

Deferred Loan Costs

Deferred loan costs represent debt issuance cost and are primarily amortized to interest expense using the straight line method which approximates the effective interest method.

Goodwill

In accordance with the provisions of ASC 350, Intangibles, Goodwill and Other, goodwill amounts are not amortized, but rather are analyzed for impairment at the reporting segment level. Goodwill is analyzed on an annual basis, or when indicators of impairment exist. We have determined that we have five reporting segments, as discussed in Note 6, and we will perform an annual goodwill impairment analysis during the fourth quarter of each fiscal year, with the first annual testing carried out in the fourth quarter of fiscal year 2012.

Intangible Assets

Recorded intangible assets primarily relate to construction management contracts, homes in backlog, and joint venture management fee contracts recorded in conjunction with ASC 852. Such assets were valued based on expected cash flows related to home closings, and the asset is amortized on a per unit basis, as homes under the contracts close.

Income (loss) per common share

The Company computes income (loss) per common share in accordance with FASB ASC Topic 260, Earnings per Share, which requires income (loss) per common share for each class of stock to be calculated using the two-class method. The two-class method is an allocation of income (loss) between the holders of common stock and a company’s participating security holders.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Basic income (loss) per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding. For purposes of determining diluted income (loss) per common share, basic income (loss) per common share is further adjusted to include the effect of potential dilutive common shares outstanding.

Income Taxes

Income taxes are accounted for under the provisions of Financial Accounting Standards Board ASC 740, Income Taxes, using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized. ASC 740 prescribes a recognition threshold and a measurement criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered “more-likely-than-not” to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. In addition, the Company has elected to recognize interest and penalties related to uncertain tax positions in the income tax provision.

Impact of Recent Accounting Pronouncements

In 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the Boards) on fair value measurement and results in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” Our adoption of these new provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

In 2012, the FASB issued ASU 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The amendments permit an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30. Previous guidance required an entity to test indefinite-lived intangible assets for impairment, on at least an annual basis, by comparing the fair value of the asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. An entity has the option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. For the year ended December 31, 2012, the Company did not elect to use qualitative assessment option permitted by this amendment; however, the Company anticipates using the qualitative assessment option in future periods.

Reclassifications

Certain balances on the financial statements and certain amounts presented in the notes have been reclassified in order to conform to current year presentation.

Note 2—Emergence from Chapter 11

On December 19, 2011, William Lyon Homes (the “Company”) and certain of its direct and indirect wholly-owned subsidiaries filed voluntary petitions, under chapter 11 of Title 11 of the United States Code, as

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amended (the “Chapter 11 Petitions”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to seek approval of the Prepackaged Joint Plan of Reorganization (the “Plan”) of the Company and certain of its subsidiaries. The Chapter 11 Petitions were jointly administered under the caption In re William Lyon Homes, et al., Case No. 11-14019 (the “Chapter 11 Cases”). The sole purpose of the Chapter 11 Cases was to restructure the Company’s debt obligations and strengthen its balance sheet.

On February 10, 2012, the Bankruptcy Court confirmed the Plan. On February 24, 2012, the Company and its subsidiaries consummated the principal transactions contemplated by the Plan, including:

•

the issuance of 44,793,255 shares of the Company’s new Class A Common Stock, $0.01 par value per share (“Class A Common Stock”) and $75 million aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017 (“Second Lien Notes”) issued by the Company’s wholly-owned subsidiary, William Lyon Homes, Inc. (“Borrower”) in exchange for the claims held by the holders of the formerly outstanding notes of Borrower;

•

the amendment of the Borrower’s loan agreement with ColFin WLH Funding, LLC and certain other lenders which resulted, among other things, in the increase in the principal amount outstanding under the loan agreement, the reduction in the interest rate payable under the loan agreement, and the elimination of any prepayment penalty under the loan agreement;

•

the issuance, in exchange for cash and land deposits of $25 million, of 31,464,548 shares of the Company’s new Class B Common Stock, $0.01 par value per share (“Class B Common Stock”) and warrants to purchase 15,737,294 shares of Class B Common Stock;

•

the issuance of 64,831,831 shares of Parent’s new Convertible Preferred Stock, $0.01 par value per share, or Convertible Preferred Stock, for $50.0 million in cash, and 12,966,366 shares of Parent’s new Class C Common Stock, $0.01 par value per share or Class C Common Stock, for $10.0 million in cash. The aggregate cash consideration of $60 million was apportioned between Common and Preferred in accordance with the Plan; and

•

the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP as a transaction fee in consideration for providing the backstop commitment of the offering of shares of Class C Common Stock and Convertible Preferred Stock in connection with the Plan.

Note 3—Fresh Start Accounting and Effects of the Plan

As required by U.S. GAAP, effective as of February 24, 2012, we adopted fresh start accounting following the guidance of ASC 852. Fresh start accounting results in the Company becoming a new entity for financial reporting purposes. Accordingly, our consolidated financial statements for periods prior to February 25, 2012 are not comparable to consolidated financial statements presented on or after February 25, 2012. Fresh start accounting was required upon emergence from Chapter 11 because holders of voting shares immediately before confirmation of the Plan received less than 50% of the emerging entity and the reorganization value of our assets immediately before confirmation of our Plan was less than our post-petition liabilities and allowed claims. Fresh start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of our common stock may differ materially from the equity valuation for accounting purposes under ASC 852. In addition, the cancellation of debt income and the allocation of the attribute reduction for tax purposes is an estimate and will not be finalized until the 2012 tax return is filed. Any change resulting from this estimate could impact deferred taxes.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under ASC 852, the Successor Company must determine a value to be assigned to the equity of the emerging company as of the date of adoption of fresh-start accounting, which was February 24, 2012 for the Company, the date the Debtors emerged from Chapter 11. To facilitate the adoption of fresh start accounting, the Company engaged a third-party valuation firm to assist with assessing enterprise value, and the allocation of value to the assets and liabilities of the Company. To calculate enterprise value, the Company used a discounted cash flow analysis, considering a weighted average cost of capital of 16.5%, and utilized a Gordon Growth model with a 3.0% growth rate to calculate terminal value. The analysis resulted in an enterprise value of $485.0 million, which was used as the enterprise value for fresh start accounting. The Company’s total debt was valued at $384.5 million, which consists of the following:

•

$6.3 million related to a construction note payable with an outstanding principal amount of $6.5 million, which reflects an adjustment of $(0.2) million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$56.3 million related to a construction note payable with an outstanding principal amount of $55.0 million, which reflects an adjustment of $1.3 million. The Company discounted the contractual interest and principal payments using a risk adjusted rate of 12.5%.

•

$2.9 million related to a seller note arrangement that matured on March 1, 2012, 6 days after the plan of reorganization was approved. The payment was made in full, therefore the value of the note was the amount paid.

•

The remaining debt that was renegotiated as part of the Company’s plan of reorganization, consists of a construction note payable of $9.0 million, the $235.0 million Senior Secured Term Loan and the $75.0 million Senior Subordinated Secured Notes due 2017. In accordance with ASC 820, Fair Value Measurements and Disclosures, fair value is defined as, “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. As these debt amounts were negotiated as part of the reorganization by market participants, their carrying value at that date is representative of fair value.

The enterprise value of the Company was $485.0 million, which includes $384.5 million fair value of debt, as detailed above, and $100.5 million of equity value. The value of each type of equity security was determined using an option pricing model used in accordance with ASC 718, Valuation of Stock Compensation, and treated the redeemable convertible preferred stock, the common stock and the common stock warrants as separate securities. Based on the rights and preferences of each security, the Company valued each security based on a series of five events:

(i)	liquidation preference of the redeemable convertible preferred stock,

(ii)	timing of participation of Class A and B shares of common stock,

(iii)	timing of participation of Class C shares of common stock,

(iv)	conversion of preferred shares into common shares, and

(v)	exercise of warrants

The Company used an option pricing model and the relative rights of the securities to allocate the $100.5 million among the redeemable convertible preferred stock, the common stock and the warrants. Each security was valued based on the relative rights and preferences and a three year term to liquidity event, volatility of 59% based on public company comparables, a risk free rate of .43% based on a three year treasury rate. In addition, the redeemable convertible preferred stock has a dividend yield of 6% and the common stock and warrants have a discount for lack of marketability of 38%. Based on these inputs and the assumptions, the redeemable

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

convertible preferred stock was valued at $56.4 million, the common stock was valued at $43.1 million and the warrants were valued at $1.0 million.

The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the disclosure statement to the Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding the number of homes sold and homes closed, average sales prices, operating expenses, the amount and timing of construction costs and the discount rate utilized.

Fresh-start accounting reflects the value of the Successor as determined in the confirmed Plan. Under fresh-start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in FASB ASC Topic 805, “Business Combinations” (“FASB ASC 805”). Liabilities existing as of February 24, 2012, the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization and retained deficit were eliminated.

In conjunction with the adoption of fresh start accounting, certain intangible assets including, the value of the Company’s homes in backlog, construction management contracts and joint venture management fee contracts were recorded at their estimated fair values as of February 24, 2012 in the amount of $9.5 million. The Company’s backlog was valued using the With/Without Method of the Income Approach to estimate the fair value of the backlog. This asset is amortized on a straight line basis, as homes that were in backlog as of February 24, 2012, are closed or the contract is cancelled.

The construction management contracts and joint venture management fee contracts were valued using the Multi-period Excess Earnings method of the Income Approach to estimate the fair value. Since these assets are valued based on expected cash flows related to home closings, the asset is amortized on a straight line basis, as homes under the contracts close.

The following fresh start consolidated balance sheet presents the implementation of the Plan and the adoption of fresh start accounting as of the Effective Date. Reorganization adjustments have been recorded within the consolidated balance sheet to reflect the effects of the Plan, including discharge of liabilities subject to compromise and the adoption of fresh start accounting in accordance with ASC 852.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	February 24, 2012
	Predecessor	Plan of Reorganization Adjustments		Fresh Start Accounting Adjustments		Successor
ASSETS
Cash and cash equivalents	$12,787	$67,746	(a)	$—		$80,533
Restricted cash	852	—		—		852
Receivables	12,790	—		(996	)(m)	11,794
Real estate inventories
Owned	405,632	4,029	(b)	(1,198	)(n)	408,463
Not owned	46,158	—		—		46,158
Property & equipment, net	962	—		(421	)(o)	541
Deferred loan costs	8,258	(5,767	)(c)	—		2,491
Goodwill	—	—		14,209	(p)	14,209
Intangibles	—	—		9,470	(q)	9,470
Other assets	6,307	47	(d)	—		6,354

Total assets	$493,746	$66,055		$21,064		$580,865

LIABILITIES AND EQUITY (DEFICIT)
Liabilities not subject to compromise
Accounts payable	$10,000	$—		$—		$10,000
Accrued expenses	31,391	—		221	(r)	31,612
Liabilities from inventories not owned	46,158	—		—		46,158
Notes payable	78,394	(5,000	)(f)	1,100	(s)	74,494
Senior Secured Term Loan due January 31, 2015	206,000	29,000	(g)	—		235,000
Senior Subordinated Secured Notes due February 25, 2017	—	75,000	(h)	—		75,000

	371,943	99,000		1,321		472,264

Liabilities subject to compromise
Accrued expenses	15,297	(15,297	)(e)	—		—
7 5/8% Senior Notes due December 15, 2012	66,704	(66,704	)(e)	—		—
10 3/4% Senior Notes due April 1, 2013	138,964	(138,964	)(e)	—		—
7 1/2% Senior Notes due February 15, 2014	77,867	(77,867	)(e)	—		—

	298,832	(298,832)		—		—

Redeemable convertible preferred stock	—	56,386	(i)	—		56,386
Equity (deficit):
William Lyon Homes stockholders’ equity (deficit)
Common stock, Class A	—	448	(j)	—		448
Common stock, Class B	—	315	(j)	—		315
Common stock, Class C	—	161	(j)	—		161
Additional paid-in capital	48,867	(21,177	)(k)	15,501	(t)	43,191
Accumulated deficit	(235,584)	229,754	(l)	5,830	(u)	—

Total William Lyon Homes stockholder’s equity (deficit)	(186,717)	209,501		21,331		44,115
Noncontrolling interest	9,688	—		(1,588	)(v)	8,100

Total equity (deficit)	(177,029)	209,501		19,743		52,215

Total liabilities and equity (deficit)	$493,746	$66,055		$21,064		$580,865

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes to Plan of Reorganization and Fresh Start Accounting Adjustments:

a	Reflects net cash received of $81.0 million from the issuance of new equity, reduced by the repayment of DIP financing of $5.2 million, payment of financing fees of $2.6 million and other reorganization related costs of $5.4 million.

b	Reflects contribution of land option deposit in lieu of cash for Class B Common Stock.

c	Reflects the write-off of the remaining deferred loan costs of the Old Notes net of capitalization of deferred loan costs related to the Amended Term Loan.

d	Reflects prepaid property taxes to obtain title insurance for the second lien notes. Deferred tax assets are not reflected on the balance sheet as they have been fully reserved.

e	Reflects the extinguishment of liabilities subject to compromise (“LSTC”) at emergence. LSTC was comprised of $283.5 million of Old Notes and $15.3 million of related accrued interest. The holders of the Old Notes received Class A common stock of the Successor entity.

f	Reflects repayment of amounts outstanding under the DIP Credit Agreement pursuant to the Plan.

g	Reflects the additional principal added to the Amended Term Loan, in accordance with the Plan.

h	Reflects the issuance of Senior Subordinated Secured Notes of $75.0 million, in accordance with the Plan.

i	Reflects the fair value of the Convertible Preferred Stock issued pursuant to the Plan. The fair value of the total residual equity interest of $100.5 million was determined based on the enterprise value of $485.0 million determined as of the date of the plan, less the $384.5 million fair value of Long-Term debt. Cash received for the convertible preferred was $50.0 million, however as discussed previously, the Company valued the redeemable convertible preferred stock at $56.4 million.

j	Reflects the issuance of 92.4 million total shares in new common stock at $0.01 par value and the extinguishment of 1,000 shares ($0.01 par) of Old Common Stock, in accordance with the plan (see Note 2 for allocation of shares).

k	Reflects the elimination of $48.9 million of additional paid-in capital (“APIC”) relating to Old Common Stock, offset by $27.7 million of net cash received from the issuance of the Class B and Class C shares of common stock.

l	Reflects the elimination of $235.6 million of accumulated deficit of the Predecessor company in addition to the net impact of Plan adjustments to assets, liabilities and stockholder’s equity.

m	Reflects adjustment of $1.0 million to notes receivable with a book value of $6.2 million to fair value of $5.2 million using the discounted cash flow approach. The Company discounted the future interest to be received at a discount rate of 10%, which is above the stated rate of the note.

n	Reflects adjustment of $1.2 million to real estate inventory using the discounted cash flow approach. The Company used project forecasts and an unlevered discount rate of 20% to arrive at fair value. Certain projects that are held for future development were valued on an “As-Is” Basis using market comparables.

o	Reflects adjustment of $0.4 million to property and equipment with a book value of $1.0 million to fair value of $ $0.6 million, based on the estimated sales value of the assets determined on an “As Is” Basis using market comparables.

p	Goodwill represents the excess of enterprise value upon emergence over fair value of net tangible and identifiable intangible assets acquired.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

q	Reflects identifiable intangible assets comprised of $4.6 million relating to construction management contracts, $4.0 million relating to homes in backlog, and $0.8 million relating to joint venture management fees. The value of the construction management contracts and the joint venture management fees was estimated using the discounted cash flows of each related project at a discount rate ranging from 17% to 19%. The value of the backlog contracts was determined using the With/Without method of the income approach and the expected closing date of the home in backlog and the contracted sales price of the home.

r	Reflects adjustments to warranty and construction defect litigation liabilities which were valued based on the estimated costs of warranty spending on homes previously closed plus an estimated margin of 9.4%, plus a reasonable margin required to transfer the liability or to fulfill the obligation.

s	Reflects adjustment of one note payable of $(0.2) million, with a book value of $6.5 million to a fair value of $6.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%. Also reflects adjustment of one note payable of $1.3 million, with a book value of $55.0 million to a fair value of $56.3 million. The Company used a discounted cash flow on contracted interest and principal to be received and a risk adjusted discount rate of 12.5%.

t	Reflects the adjustment to a combined common stock and warrants value of $44.1 million for the calculation of fair value under the provisions of fresh start accounting, based on the remaining residual equity interest of $100.5 million, as discussed in note (i) above, less the allocation to convertible preferred of $56.4 million, as also discussed in note (i).

u	Reflects the elimination of a balance in accumulated deficit of $5.8 million to reduce any accumulated deficit or retained earnings in conjunction with fresh start accounting, which requires the successor entity to begin with a zero balance in retained earnings.

v	Reflects adjustment of $1.6 million to minority interest in a consolidated entity with a book value of $9.7 million to fair value of $8.1 million. The Company used a discounted cash flow approach to the project and the estimated cash to be distributed to the minority member of the entity, using a discount rate of 17.8%.

Reconciliation of enterprise value to the reorganized value of the Company’s assets and determination of goodwill (in thousands):

Total enterprise value	$485,000
Add: liabilities (excluding debt and equity)	87,765
Add: noncontrolling interest	8,100

Reorganization value of assets	580,865
Fair value of assets (excluding goodwill)	566,656

Reorganization value in excess of fair value (goodwill)	$14,209

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4—Reorganization Items

In accordance with authoritative accounting guidance issued by the FASB, separate disclosure is required for reorganization items, such as certain expenses, provisions for losses and other charges directly associated with or resulting from the reorganization and restructuring of the business, which have been realized or incurred during the Chapter 11 Cases. Reorganization items were comprised of the following (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012
			Year Ended December 31,
			2011	2010
Cancellation of debt	$—	$298,831	$—	$—
Plan implementation and fresh start valuation adjustments	—	(49,302)	—	—
Professional fees	(2,525)	(7,813)	(21,182)	—
Write-off of Old Notes deferred loan costs	—	(8,258)	—	—

Total reorganization items, net	$(2,525)	$233,458	$(21,182)	$—

Note 5—Variable Interest Entities and Noncontrolling Interests

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, we perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

Joint Ventures

As of December 31, 2012 and 2011, the Company had two and one joint ventures, respectively, which were deemed to be VIEs under ASC 810 for which the Company is considered the primary beneficiary. The Company manages the joint ventures, by using its sales, development and operations teams and has significant control over these projects and therefore the power to direct the activities that most significantly impact the joint venture’s performance, in addition to being obligated to absorb expected losses or receive benefits from the joint venture, and therefore the Company is deemed to be the primary beneficiary of these VIEs.

These joint ventures are each engaged in homebuilding and land development activities. Certain of these joint ventures have not obtained construction financing from outside lenders, but are financing their activities through equity contributions from each of the joint venture partners. The Company has no rights, nor does the Company have any obligation with respect to the liabilities of the VIEs, and none of the Company’s assets serve

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

as collateral for the creditors of these VIEs. The assets of the joint ventures are the sole collateral for the liabilities of the joint ventures and as such, the creditors and equity investors of these joint ventures have no recourse to assets of the Company held outside of these joint ventures. Creditors of these VIEs have no recourse against the general credit of the Company. The liabilities of each VIE are restricted to the assets of each VIE. Additionally, the creditors of the Company have no access to the assets of the VIEs. Income allocations and cash distributions to the Company are based on predetermined formulas between the Company and their joint venture partners as specified in the applicable partnership or operating agreements. The Company generally receives, after partners’ priority returns and return of partners’ capital, approximately 50% of the profits and cash flows from the joint ventures.

During the year ended December 31, 2012, the Company formed a joint venture, Lyon Branches, LLC, for the purpose of land development and homebuilding activities. The Company, as the managing member, has the power to direct the activities of the VIE since it manages the daily operations and has exposure to the risks and rewards of the VIE, as based on the division of income and loss per the joint venture agreement. Therefore, the Company is the primary beneficiary of the joint venture, and the VIE was consolidated as of December 31, 2012.

As of December 31, 2012, the assets of the consolidated VIEs totaled $24.7 million, of which $1.1 million was cash and $20.4 was real estate inventories. The liabilities of the consolidated VIEs totaled $6.4 million, primarily comprised of accounts payable and accrued liabilities. The Company recorded a $1.6 million valuation adjustment to the noncontrolling interest account on one VIE in accordance with the adoption of ASC 852.

As of December 31, 2011, the assets of the consolidated VIEs totaled $14.0 million, of which $2.1 million was cash and $8.7 million was real estate inventories. The liabilities of the consolidated VIEs totaled $1.3 million, primarily comprised of accounts payable and accrued liabilities.

Note 6—Segment Information

The Company operates one principal homebuilding business. In accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that each of its operating divisions is an operating segment.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s Executive Chairman, Chief Executive Officer and Chief Operating Officer have been identified as the chief operating decision makers. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company’s homebuilding operations design, construct and sell a wide range of homes designed to meet the specific needs in each of its markets. In accordance with the aggregation criteria defined by ASC 280, the Company’s homebuilding operating segments have been grouped into five reportable segments: Southern California, consisting of an operating division with operations in Orange, Los Angeles, San Bernardino and San Diego counties; Northern California, consisting of an operating division with operations in Contra Costa, Sacramento, San Joaquin, Santa Clara, Solano and Placer counties; Arizona, consisting of operations in the Phoenix, Arizona metropolitan area; Nevada, consisting of operations in the Las Vegas, Nevada metropolitan area; and Colorado, consisting of operations in the Denver, Colorado metropolitan area, Fort Collins, and Granby, Colorado. Colorado does not meet the quantitative requirements for segment reporting per ASC 280, however management believes that information about the segment is useful to readers of the financial statements.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, risk management and litigation and human resources.

Segment financial information relating to the Company’s operations was as follows (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Operating revenue:
Southern California	$116,619	$7,759	$130,737	$206,241
Northern California	154,684	11,014	54,141	56,095
Arizona	58,714	4,316	20,074	16,595
Nevada	37,307	2,481	21,871	15,767
Colorado	5,436	—	—	—

Total operating revenue	$372,760	$25,570	$226,823	$294,698

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
(Loss) income before (provision) benefit from income taxes:
Southern California	$3,345	$(19,131)	$(26,406)	$(83,176)
Northern California	16,179	6,195	(6,307)	(41)
Arizona	2,073	9,928	(95,184)	(26,887)
Nevada	(1,146)	(1,738)	(30,500)	(21,449)
Colorado	130	—	—	—
Corporate	(27,431)	233,243	(34,491)	(4,314)

(Loss) income before (provision) benefit from income taxes	$(6,850)	$228,497	$(192,888)	$(135,867)

(Loss) income before (provision) benefit from income taxes includes the following pretax inventory impairment charges recorded in the following segments (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Southern California	$—	$—	$17,962	$70,801
Northern California	—	—	2,074	3,103
Arizona	—	—	87,607	22,409
Nevada	—	—	20,671	15,547
Colorado	—	—	—	—

Total impairment loss on real estate assets	$—	$—	$128,314	$111,860

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Successor	Predecessor
	December 31,
	2012	2011
Homebuilding assets:
Southern California	$195,688	$182,781
Northern California	31,293	105,298
Arizona	173,847	129,920
Nevada	51,141	42,183
Colorado	37,668	—
Corporate (1)	91,510	36,769

Total homebuilding assets	$581,147	$496,951

(1)	Comprised primarily of cash and cash equivalents, receivables, deferred loan costs, and other assets.

Note 7—Real Estate Inventories

Real estate inventories consist of the following (in thousands):

	Successor	Predecessor
	December 31,
	2012	2011
Real estate inventories owned:
Land deposits	$31,855	$26,939
Land and land under development	318,327	267,348
Homes completed and under construction	50,847	90,824
Model homes	20,601	13,423

Total	$421,630	$398,534

Real estate inventories not owned: (1)
Other land options contracts — land banking arrangement	$39,029	$47,408

(1)	Represents the consolidation of a land banking arrangement which does not obligate the Company to purchase the lots, however, based on certain factors, the Company has determined it is economically compelled to purchase the lots in the land banking arrangement, which has been consolidated. Amounts are net of deposits.

The Company accounts for its real estate inventories under FASB ASC 360 Property, Plant, & Equipment (“ASC 360”).

ASC 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures, which reduce the average sales price of homes including an increase in sales incentives offered to buyers, slowing sales absorption rates, decreases in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

For land, construction in progress, completed inventory, including model homes, and inventories not owned, the Company estimates expected cash flows at the project level by maintaining current budgets using recent

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

historical information and current market assumptions. The Company updates project budgets and cash flows of each real estate project on a quarterly basis to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the carrying amount (net book value) of the asset. If the undiscounted cash flows are more than the net book value of the project, then there is no impairment. If the undiscounted cash flows are less than the net book value of the asset, then the asset is deemed to be impaired and is written-down to its fair value.

Fair value represents the amount at which an asset could be bought or sold in a current transaction between willing parties (i.e., other than a forced or liquidation sale). Management determines the estimated fair value of each project by determining the present value of estimated future cash flows at discount rates that are commensurate with the risk of each project and each domain, market or sub-market or may use recent appraisals if they more accurately reflect fair value. The estimation process involved in determining if assets have been impaired and in the determination of fair value is inherently uncertain because it requires estimates of future revenues and costs, as well as future events and conditions. Estimates of revenues and costs are supported by the Company’s budgeting process, and are based on recent sales in backlog, pricing required to get the desired pace of sales, pricing of competitive projects, incentives offered by competitors and current estimates of costs of development and construction or current appraisals.

The Company engaged a third-party valuation firm to assist with the analysis of the fair value of the entity, and respective assets and liabilities in connection with its reorganization. In conjunction with the valuation of all of the assets of the Company, the Company re-set value on certain land holdings in the early stages of development, based on: (i) “as-is” development stages of the property instead of a discounted cash flow approach, (ii) relative comparables on similar stage properties that had recently sold, on a per acre basis, and (iii) location of the property, among other factors. Since the valuation was completed near December 31, 2011, management used such valuation to evaluate the book value as of December 31, 2011.

Under the provisions of FASB ASC 360, the Company is required to make certain assumptions to estimate undiscounted future cash flows of a project, which include: (i) estimated sales prices, including sales incentives, (ii) anticipated sales absorption rates and sales volume, (iii) project costs incurred to date and the estimated future costs of the project based on the project budget, (iv) the carrying costs related to the time a project is actively selling until it closes the final unit in the project, and (v) alternative strategies including selling the land to a third-party or temporarily suspending development at the project. Each project has different assumptions and is based on management’s assessment of the current market conditions that exist in each project location. The Company’s assumptions include moderate absorption increases in certain projects beginning in 2013. In addition, the Company has assumed some moderate reduction in sales incentives in certain projects in certain markets beginning in 2013.

The assumptions and judgments used by the Company in the estimation process to determine the future undiscounted cash flows of a project and its fair value are inherently uncertain and require a substantial degree of judgment. The realization of the Company’s real estate inventories is dependent upon future uncertain events and market conditions. Due to the subjective nature of the estimates and assumptions used in determining the future cash flows of a project, actual results could differ materially from current estimates.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers, the terms of the land option contracts in question, the availability and best use of capital, and other factors. The Company records abandoned land deposits and related pre-acquisition costs in cost of sales-lots, land and other in the consolidated statements of operations in the period that it is abandoned.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of February 24, 2012, the Company made fair value adjustments to inventory in accordance with fresh start accounting. During the period from February 25, 2012 through December 31, 2012, the Company did not record any impairments.

During the year ended December 31, 2011, the Company recorded impairment loss on real estate assets of $128.3 million. The impairment loss related to land under development and homes completed and under construction recorded during the year ended December 31, 2011, resulted from (i) in certain projects, a decrease in home sales prices related to increased incentives and (ii) a decrease in sales absorption rates which increased the length of time of the project and increased period costs related to the project. The impairment loss related to land held for future development or sold incurred during the year ended December 31, 2011, resulted from the reduced value of the land in the project. The Company values land held for future development using, (i) projected cash flows with the strategy of selling the land, on a finished or unfinished basis, or building out the project, (ii) considering recent, legitimate offers received, (iii) prices for land in recent comparable sales transactions, and other factors. For three of the Company’s projects which are entitled land categorized as “land held for future development” in the table above, the Company engaged a third-party valuation firm to value the land of each project, on an as-is basis, using several factors including the existing land sale market and market comparables as a barometer for each project.

Note 8—Goodwill

Goodwill of $14.2 million at December 31, 2012 represents the excess of our enterprise value upon emergence over the fair value of our net tangible and identifiable intangible assets. The Company recorded goodwill of $14.2 million as of February 24, 2012 in connection with fresh start accounting (refer to Notes 2, 3, and 4 for further details relating to fresh start accounting and valuation of goodwill).

Goodwill by operating segment as of December 31, 2012 and 2011 is as follows (in thousands):

	Successor	Predecessor
	December 31,
	2012	2011
Southern California	$4,885	$—
Northern California	1,916	—
Arizona	5,951	—
Nevada	1,457	—
Colorado	—	—

Total goodwill	$14,209	$—

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Intangibles

The carrying value and accumulated amortization of intangible assets at December 31, 2012, by major intangible asset category, is as follows (in thousands):

	Successor
	December 31, 2012
	Carrying Value	Accumulated Amortization	Net Carrying Amount
Construction management contracts	$4,640	$(1,295)	$3,345
Homes in backlog	4,937	(4,169)	768
Joint venture management fee contracts	800	(293)	507

Total intangibles	$10,377	$(5,757)	$4,620

Amortization expense related to intangible assets for the period from February 25, 2012 through December 31, 2012 was $5.8 million. There was no amortization expense related to intangible assets for the period from January 1, 2012 through February 24, 2012 or prior, since intangible assets of $9.5 million were recorded in conjunction with ASC 852 and intangible assets of $0.9 million were recorded in conjunction with the purchase of Village Homes on December 7, 2012.

Estimated future amortization expense related to intangible assets is as follows (in thousands):

Total
Amortization
2013	$1,725
2014	1,244
2015	1,651

Total	$4,620

The weighted average remaining useful life of intangible assets as of December 31, 2012 is 24 months.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Senior Notes and Secured Indebtedness

Notes payable consist of the following (in thousands):

	Successor	Predecessor
	December 31,
	2012	2011
Notes payable:
Notes payable	$13,248	$74,009

Senior Notes:
8 1/2% Senior Notes due November 15, 2020	325,000	—
Senior Secured Term Loan due Janaury 31, 2015	—	206,000
7 5/8% Senior Notes due December 15, 2012	—	66,704
10 3/4% Senior Notes due April 1, 2013	—	138,912
7 1/2% Senior Notes due February 15, 2014	—	77,867

Total Senior Notes	325,000	489,483

Total notes payable and Senior Notes	$338,248	$563,492

The maturities of the Notes Payable and 8 ½ Senior Notes are as follows as of December 31, 2012 (in thousands):

Year Ended December 31,
2013	$—
2014	—
2015	13,248
2016	—
2017	—
Thereafter	325,000

$338,248

8.5% Senior Notes Due 2020

On November 8, 2012, William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”) completed its offering of 8.5% Senior Notes due 2020, or the New Notes, in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015 (“Amended Term Loan”), (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017 (“Old Notes”), (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

As of December 31, 2012, the outstanding principal amount of the New Notes is $325 million. The New Notes bear interest at an annual rate of 8.5% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013, and mature on November 15, 2020. The New Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The New Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

On or after November 15, 2016, California Lyon may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Prior to November 15, 2016 the New Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, and accrued and unpaid interest to, the redemption date.

In addition, any time prior to November 15, 2015, California Lyon may, at its option on one or more occasions, redeem New Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the New Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.5%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more equity offerings.

The indenture governing the New Notes (the “Indenture”) contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Company is in compliance with all such covenants as of December 31, 2012.

Amended Senior Secured Term Loan

Prior to completing its offering of the New Notes, California Lyon was a party to that certain Amended and Restated Senior Secured Term Loan Agreement (the “Amended Term Loan Agreement”), dated February 25, 2012. The Senior Secured Term Loan was renegotiated into the terms below in conjunction with the Plan of Reorganization as discussed in Notes 2, 3, and 4.

The Amended Term Loan Agreement provided for a first lien secured term loan of $235.0 million, secured by substantially all of the assets of California Lyon, Parent (excluding stock in California Lyon) and certain wholly-owned subsidiaries of Parent. The Amended Term Loan was guaranteed by Parent and certain wholly-owned subsidiaries of Parent.

The Amended Term Loan bore interest at a rate of 10.25% per annum. Prior to its repayment in conjunction with the New Notes offering, the Amended Term Loan was scheduled to mature on January 31, 2015. In addition, there was no pre-payment penalty associated with the Amended Term Loan.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company recognized a loss of $1.9 million upon the early extinguishment of the Amended Term Loan related to unamortized debt issuance costs. The loss is included in (loss) gain on extinguishment of debt in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

Senior Secured Term Loan

Prior to the Plan of Reorganization, as discussed in Notes 2, 3, and 4, California Lyon was a party to a certain Senior Secured Term Loan Agreement (the “Term Loan Agreement”), dated October 20, 2009. As of December 31, 2011, the Term Loan outstanding balance was $206.0 million.

The Term Loan had interest at a rate of 14.0% and was scheduled to mature on October 20, 2014. However, California Lyon had also agreed that, upon any repayment of any portion of the principal amount under the Term Loan (whether or not at maturity), California Lyon would also pay an exit fee equal to the difference (if positive) between (x) the interest that would have been accrued and been then payable on the repaid portion if the interest rate under the Term Loan Agreement were 15.625% and (y) the internal rate of return realized by the Lenders on such repaid portion, taking into account all cash amounts actually received by the Lenders with respect thereto, including the loan fee and interest payments, other than any make whole payments described below.

Upon any prepayment of any portion of the Term Loan prior to its scheduled maturity (other than any prepayment required in connection with a payment of all or any portion of the outstanding principal balance of any of the indentures governing the Term Loan), the Term Loan Agreement provided that California Lyon make a “make whole payment” equal to an amount, if positive, of the present value of all future payments of interest which would become due with respect to such prepaid amount from the date of prepayment thereof through and including the maturity date, discounted at a rate of 14%.

The Company was in technical default of the term loan as of December 31, 2011, due to (a) expiration of the tangible net worth covenant waiver on October 27, 2011 and (b) a cross default under the senior notes indentures. The term loan was restructured into the Amended Term Loan as described above.

Senior Subordinated Secured Notes

Prior to completing its offering of New Notes as discussed above, pursuant to the terms of the Plan, on February 25, 2012, California Lyon issued $75.0 million principal amount of 12% Senior Subordinated Secured Notes, or the Old Notes, due February 25, 2017, in exchange for the claims held by the holders of the formerly outstanding Senior Notes of California Lyon. California Lyon received no net proceeds from this issuance.

Cash interest of 8% on the outstanding principal amount of the Old Notes was due in semi-annual installments in arrears on June 15 and December 15 of each year. The remaining interest of 4% on the outstanding principal amount of the Old Notes was payable in kind semi-annually in arrears by increasing the principal amount of the Old Notes.

The Old Notes were redeemable at the option of California Lyon at any time, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest, if any.

As described above, California Lyon used a portion of the proceeds from the sale of the New Notes to refinance the Old Notes. The Old Notes were paid off as of December 31, 2012. The Company recognized a loss of $0.3 million upon the early extinguishment of the Old Notes related to an early tender premium. The loss is included in (loss) gain on extinguishment of debt in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Notes

On December 31, 2011, the Senior Notes had the following principal amounts outstanding (in thousands):

December 31, 2011
7 5/8% Senior Notes due December 15, 2012	$66,704
10 3/4% Senior Notes due April 1, 2013	138,912
7 1/2% Senior Notes due February 15, 2014	77,867

$283,483

7 5/8% Senior Notes

On November 22, 2004, California Lyon issued $150.0 million principal amount of the 7 5/8% Senior Notes. Of the initial $150.0 million, $66.7 million in aggregate principal amount remained outstanding as of December 31, 2011.

10 3/4% Senior Notes

On March 17, 2003, California Lyon issued $250.0 million of the 10 3/4% Senior Notes at a price of 98.493% to the public, resulting in net proceeds to the Company of approximately $246.2 million. The redemption price reflected a discount to yield 11% under the effective interest method, and the notes have been reflected net of the unamortized discount in the consolidated balance sheet. Of the initial $250.0 million, $138.9 million aggregate principal amount remained outstanding as of December 31, 2011.

10 3/4% Senior Notes Indenture Interest Payment Default

On October 31, 2011, California Lyon did not make the scheduled interest payment on the 10 3/4% Senior Notes within the 30-day grace period specified in the 10 3/ 4% Senior Notes Indenture, resulting in an event of default under the 10 3/4% Senior Notes Indenture, and a cross-default under the Term Loan Agreement. In the event that Holders of the 10 3/4% Senior Notes exercised their right to accelerate the 10 3/4% Senior Notes, a cross-default under the other prepetition indentures would have resulted. Since the Company was in negotiations with certain holders of the Senior Notes to reorganize and restructure the debt of the Company, the holders did not exercise their right to accelerate the 10 3/4% Senior Notes.

7 1/2% Senior Notes

On February 6, 2004, California Lyon issued $150.0 million principal amount of the 7 1/2% Senior Notes, resulting in net proceeds to the Company of approximately $147.6 million. Of the initial $150.0 million, $77.9 million aggregate principal amount remained outstanding as of December 31, 2011.

During the year ended December 31, 2010, the Company redeemed, in privately negotiated transactions, $37.3 million principal amount of its outstanding Senior Notes at a cost of $31.3 million, plus accrued interest. The net gain resulting from the redemptions, after giving effect to amortization of related deferred loan costs, was $5.6 million, and is included in (loss) gain on extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2010.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes Payable

Construction Notes Payable

In September 2012, the Company entered into two construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the Prime Rate + 1.0%, with a rate floor of 5.0%, which was the effective interest rate as of December 31, 2012. As of December 31, 2012, the Company had borrowed $7.8 million under this facility. The loan will be repaid with proceeds from home closings of the project and is secured by the underlying project. The second agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects, which is consolidated in accordance with ASC 810 (See Note 5 for further discussion). The loan matures in March 2015 and bears interest at Prime + 1%, with a rate floor of 5.0%, which was the effective interest rate as of December 31, 2012. As of December 31, 2012, the Company had borrowed $5.4 million under this facility. The loan will be repaid with proceeds from home closings of the project and is secured by the underlying project.

At December 31, 2011, the Company had two construction notes payable totaling $16.0 million. One of the notes totaling $9.0 million matured in January 2012, with interest at rates based on either LIBOR or prime with an interest rate floor of 6.5%. However, in conjunction with the Plan, the construction note payable was renegotiated to mature January 2013 with an option to extend for one year to December 2013. Interest on the note was paid monthly at a rate based on LIBOR or prime, with a floor of 5.5%, and the principal was repaid ratably in quarterly installments, beginning March 31, 2012 and continuing through maturity. In November 2012, the construction note was paid in full with proceeds from the New Notes.

The other construction note had a remaining balance at December 31, 2011 of $7.0 million, and was not renegotiated in conjunction with the Plan. The note had a maturity date in May 2015 and required monthly interest payments at a fixed rate of 10.0%, with quarterly principal payments of $500,000. In November 2012, the construction note was paid in full with proceeds from the New Notes. The Company recognized a loss of $0.2 million upon the early extinguishment of the note related to the unamortized debt discount. The loss is included in (loss) gain on extinguishment of debt in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

Land Acquisition Note Payable

In October 2011, the Company secured an acquisition note payable in conjunction with the acquisition of a parcel of land in Northern California. The acquisition price of the land was $56.0 million, and the loan was for $55.0 million. The note was scheduled to mature in October 2012, and carried an interest rate of 1.5% per month, which was paid monthly on the loan. As part of the Company’s adoption of ASC 852, the loan was valued at $56.3 million as of February 24, 2012, the confirmation date of the plan. In May 2012, the Company sold the parcel of land and repaid the note in full recognizing a gain on extinguishment of debt of $1.0 million, net of amortization expense of $0.3 million. The gain is included in (loss) gain on extinguishment of debt in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

Seller Financing

At December 31, 2011, the Company had $3.0 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bore interest at 7% and matured in March 2012. In March 2012, the seller note was paid in full.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information includes:

(1) Consolidating balance sheets as of December 31, 2012 and 2011; consolidating statements of operations for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the years ended December 31, 2011 and 2010; and consolidating statements of cash flows for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the years ended December 31, 2011 and 2010, of (a) William Lyon Homes, as the parent, or “Delaware Lyon”, (b) William Lyon Homes, Inc., as the subsidiary issuer, or “California Lyon”, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) William Lyon Homes, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate Delaware Lyon, with William Lyon Homes, Inc. and its guarantor and non-guarantor subsidiaries.

William Lyon Homes owns 100% of all of its guarantor subsidiaries and all guarantees are full and unconditional, joint and several. As a result, in accordance with Rule 3-10 (d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of December 31, 2012 and 2011, and for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012, and the years ended December 31, 2011 and 2010.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING BALANCE SHEET

December 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$69,376	$65	$1,634	$—	$71,075
Restricted cash	—	853	—	—	—	853
Receivables	—	11,278	296	3,215	—	14,789
Real estate inventories
Owned	—	398,952	13	22,665	—	421,630
Not owned	—	39,029	—	—	—	39,029
Deferred loan costs	—	7,036	—	—	—	7,036
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	4,620	—	—	—	4,620
Other assets	—	7,437	146	323	—	7,906
Investments in subsidiaries	62,712	22,148	—	—	(84,860)	—
Intercompany receivables	—	—	207,239	18,935	(226,174)	—

Total assets	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$—	$17,998	$39	$698	$—	$18,735
Accrued expenses	—	41,505	213	52	—	41,770
Liabilities from inventories not owned	—	39,029	—	—	—	39,029
Notes payable	—	7,809	—	5,439	—	13,248
8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Intercompany payables	—	217,146	—	9,028	(226,174)	—

Total liabilities	—	648,487	252	15,217	(226,174)	437,782

Redeemable convertible preferred stock	—	71,246	—	—	—	71,246
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	62,712	(144,795)	207,507	22,148	(84,860)	62,712
Noncontrolling interest	—	—	—	9,407	—	9,407

Total liabilities and equity (deficit)	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING BALANCE SHEET

(DEBTOR-IN-POSSESSION)

December 31, 2011 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$14,333	$47	$5,681	$—	$20,061
Restricted cash	—	852	—	—	—	852
Receivables	—	9,897	310	3,525	—	13,732
Real estate inventories
Owned	—	278,939	—	119,595	—	398,534
Not owned	—	47,408	—	—	—	47,408
Deferred loan costs, net	—	8,810	—	—	—	8,810
Other assets, net	—	6,671	159	724	—	7,554
Investments in subsidiaries	(179,516)	(85,714)	—	—	265,230	—
Intercompany receivables	—	—	203,517	12	(203,529)	—

Total assets	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

LIABILITIES AND (DEFICIT) EQUITY
Liabilities not subject to compromise
Accounts payable	$—	$1,436	$—	$—	$—	$1,436
Accrued expenses	—	2,082	—	—	—	2,082
Liabilities from inventories not owned	—	47,408	—	—	—	47,408
Notes payable	—	3,010	—	70,999	—	74,009
Senior Secured Term Loan	—	206,000	—	—	—	206,000
Intercompany payables	—	71,459	—	132,070	(203,529)	—

	—	331,395	—	203,069	(203,529)	330,935
Liabilities subject to compromise
Accounts payable	—	2,560	38	1,348	—	3,946
Accrued expenses	—	47,051	218	1,188	—	48,457
7 5/8% Senior Notes	—	66,704	—	—	—	66,704
10 3/4% Senior Notes	—	138,912	—	—	—	138,912
7 1/2% Senior Notes	—	77,867	—	—	—	77,867

	—	333,094	256	2,536	—	335,886

Total liabilities	—	664,489	256	205,605	(203,529)	666,821

(Deficit) equity
William Lyon Homes stockholders’ (deficit) equity	(179,516)	(383,293)	203,777	(85,714)	265,230	(179,516)
Noncontrolling interest	—	—	—	9,646	—	9,646

Total liabilities and (deficit) equity	$(179,516)	$281,196	$204,033	$129,537	$61,701	$496,951

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

Period from February 25, 2012 through

December 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$198,108	$47,989	$102,838	$—	$348,935
Construction services	—	23,825	—	—	—	23,825
Management fees	—	534	—	—	(534)	—

	—	222,467	47,989	102,838	(534)	372,760

Operating costs
Cost of sales	—	(163,083)	(41,516)	(93,924)	534	(297,989)
Construction services	—	(21,416)	—	—	—	(21,416)
Sales and marketing	—	(10,705)	(2,617)	(606)	—	(13,928)
General and administrative	—	(25,872)	(221)	(2)	—	(26,095)
Amortization of intangible assets	—	(5,757)	—	—	—	(5,757)
Other	—	(3,027)	(2)	120	—	(2,909)

	—	(229,860)	(44,356)	(94,412)	534	(368,094)

(Loss) income from subsidiaries	(8,859)	11,681	—	—	(2,822)	—

Operating (loss) income	(8,859)	4,288	3,633	8,426	(2,822)	4,666
Loss on extinguishment of debt	—	(1,392)	—	—	—	(1,392)
Interest expense, net of amounts capitalized	—	(9,227)	—	100	—	(9,127)
Other income (expense), net	—	618	(61)	971	—	1,528

(Loss) income before reorganization items and provision for income taxes	(8,859)	(5,713)	3,572	9,497	(2,822)	(4,325)
Reorganization items, net	—	(3,073)	1	547	—	(2,525)

(Loss) income before provision for income taxes	(8,859)	(8,786)	3,573	10,044	(2,822)	(6,850)
Provision for income taxes	—	(11)	—	—	—	(11)

Net (loss) income	(8,859)	(8,797)	3,573	10,044	(2,822)	(6,861)
Less: Net income attributable to noncontrolling interest	—	—	—	(1,998)	—	(1,998)

Net (loss) income attributable to William Lyon Homes	(8,859)	(8,797)	3,573	8,046	(2,822)	(8,859)
Preferred stock dividends	(2,743)	—	—	—	—	(2,743)

Net (loss) income available to common stockholders	$(11,602)	$(8,797)	$3,573	$8,046	$(2,822)	$(11,602)

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Home sales	$—	$10,024	$4,316	$2,347	$—	$16,687
Construction services	—	8,883	—	—	—	8,883
Management fees	—	110	—	—	(110)	—

	—	19,017	4,316	2,347	(110)	25,570

Operating costs
Cost of sales — homes	—	(8,819)	(3,820)	(2,069)	110	(14,598)
Construction services	—	(8,223)	—	—	—	(8,223)
Sales and marketing	—	(1,496)	(260)	(188)	—	(1,944)
General and administrative	—	(3,246)	(56)	—	—	(3,302)
Other	—	(16)	—	(171)	—	(187)

	—	(21,800)	(4,136)	(2,428)	110	(28,254)

Income from subsidiaries	228,383	11,536	—	—	(239,919)	—

Operating income (loss)	228,383	8,753	180	(81)	(239,919)	(2,684)
Interest expense, net of amounts capitalized	—	(2,407)	—	(100)	—	(2,507)
Other income (expense), net	—	266	(25)	(11)	—	230

Income (loss) before reorganization items and provision for income taxes	228,383	6,612	155	(192)	(239,919)	(4,961)
Reorganization items	—	221,796	(1)	11,663	—	233,458

Income before provision for income taxes	228,383	228,408	154	11,471	(239,919)	228,497
Provision for income taxes	—	—	—	—	—	—

Net income	228,383	228,408	154	11,471	(239,919)	228,497
Less: Net income attributable to noncontrolling interest	—	—	—	(114)	—	(114)

Net income attributable to William Lyon Homes	$228,383	$228,408	$154	$11,357	$(239,919)	$228,383

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

(DEBTOR-IN-POSSESSION)

Year Ended December 31, 2011 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Home sales	$—	$176,992	$19,954	$10,109	$—	$207,055
Construction services	—	19,768	—	—	—	19,768
Management fees	—	468	—	—	(468)	—

	—	197,228	19,954	10,109	(468)	226,823

Operating costs
Cost of sales	—	(162,148)	(18,225)	(8,818)	468	(188,723)
Impairment loss on real estate assets	—	(70,742)	—	(57,572)	—	(128,314)
Construction services	—	(18,164)	—	—	—	(18,164)
Sales and marketing	—	(14,528)	(1,318)	(1,002)	—	(16,848)
General and administrative	—	(22,070)	(340)	(1)	—	(22,411)
Other	—	(2,979)	—	(1,004)	—	(3,983)

	—	(290,631)	(19,883)	(68,397)	468	(378,443)

Equity in income of unconsolidated joint ventures	—	3,605	—	—	—	3,605
Loss from subsidiaries	(193,330)	(59,588)	—	—	252,918	—

Operating (loss) income	(193,330)	(149,386)	71	(58,288)	252,918	(148,015)
Interest expense, net of amounts capitalized	—	(23,639)	—	(890)	—	(24,529)
Other income (expense), net	—	1,018	(131)	(49)	—	838

Loss before reorganization items and provision for income taxes	(193,330)	(172,007)	(60)	(59,227)	252,918	(171,706)
Reorganization items	—	(21,182)	—	—	—	(21,182)

Loss before provision for income taxes	(193,330)	(193,189)	(60)	(59,227)	252,918	(192,888)
Provision for income taxes	—	(10)	—	—	—	(10)

Net loss	(193,330)	(193,199)	(60)	(59,227)	252,918	(192,898)
Less: Net income attributable to noncontrolling interest	—	—	—	(432)	—	(432)

Net loss attributable to William Lyon Homes	$(193,330)	$(193,199)	$(60)	$(59,659)	$252,918	$(193,330)

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2010 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$263,864	$16,595	$3,610	$—	$284,069
Construction services	—	10,629	—	—	—	10,629
Management fees	—	165	—	—	(165)	—

	—	274,658	16,595	3,610	(165)	294,698

Operating costs						—
Cost of sales	—	(228,542)	(16,167)	(1,633)	165	(246,177)
Impairment loss on real estate assets	—	(111,860)	—	—	—	(111,860)
Construction services	—	(7,805)	—	—	—	(7,805)
Sales and marketing	—	(17,953)	(1,208)	(585)	—	(19,746)
General and administrative	—	(24,795)	(313)	(21)	—	(25,129)
Other	—	(2,740)	—	—	—	(2,740)

	—	(393,695)	(17,688)	(2,239)	165	(413,457)

Equity in income of unconsolidated joint ventures	—	916	—	—	—	916
(Loss) income from subsidiaries	(136,786)	(1,053)	12	—	137,827	—

Operating (loss) income	(136,786)	(119,174)	(1,081)	1,371	137,827	(117,843)
Gain on extinguishment of debt	—	5,572	—	—	—	5,572
Interest expense, net of amounts capitalized	—	(23,653)	—	—	—	(23,653)
Other income (expense), net	—	280	(235)	12	—	57

(Loss) income before benefit from income taxes	(136,786)	(136,975)	(1,316)	1,383	137,827	(135,867)
Benefit from income taxes	—	412	—	—	—	412

Net (loss) income	(136,786)	(136,563)	(1,316)	1,383	137,827	(135,455)
Less: Net income attributable to noncontrolling interest	—	—	—	(1,331)	—	(1,331)

Net (loss) income attributable to William Lyon Homes	$(136,786)	$(136,563)	$(1,316)	$52	$137,827	$(136,786)

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Period from February 25, 2012 through

December 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(72,014)	$3,579	$118,428	$—	$49,993

Investing activities
Cash paid for acquisitions, net	—	(33,201)	—	—	—	(33,201)
Purchases of property and equipment	—	(271)	(20)	(21)	—	(312)
Investments in subsidiaries	—	(84,828)	—	—	84,828	—

Net cash used in investing activities	—	(118,300)	(20)	(21)	84,828	(33,513)

Financing activities
Proceeds from borrowings on notes payable	—	7,809	—	5,439	—	13,248
Proceeds from issurance of 8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Principal payments on notes payable	—	(3,994)	—	(69,682)	—	(73,676)
Principal payments on Senior Secured Term Loan	—	(235,000)	—	—	—	(235,000)
Principal payments on Senior Subordinated Secured Notes	—	(75,916)	—	—	—	(75,916)
Proceeds from issuance of convertible preferred stock	—	14,000	—	—	—	14,000
Proceeds from issuance of common stock	—	16,000	—	—	—	16,000
Payment of deferred loan costs	—	(7,181)	—	—	—	(7,181)
Payment of preferred stock dividends	—	(1,721)	—	—	—	(1,721)
Noncontrolling interest contributions	—	—	—	15,313	—	15,313
Noncontrolling interest distributions	—	—	—	(16,004)	—	(16,004)
Advances to affiliates	—	—	3	78,817	(78,820)	—
Intercompany receivables/payables	—	144,535	(3,549)	(134,978)	(6,008)	—

Net cash provided (used in) by financing activities	—	183,532	(3,546)	(121,095)	(84,828)	(25,937)

Net (decrease) increase in cash and cash equivalents	—	(6,782)	13	(2,688)	—	(9,457)
Cash and cash equivalents at beginning of period	—	76,158	52	4,322	—	80,532

Cash and cash equivalents at end of period	$—	$69,376	$65	$1,634	$—	$71,075

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(13,638)	$181	$(3,864)	$—	$(17,321)

Investing activities
Purchases of property and equipment	—	(419)	(3)	422	—	—
Investments in subsidiaries	—	183	—	—	(183)	—

Net cash (used in) provided by investing activities	—	(236)	(3)	422	(183)	—

Financing activities
Principal payments on notes payable	—	(116)	—	(500)	—	(616)
Proceeds from reorganization	—	30,971	—	—	—	30,971
Proceeds from issuance of convertible preferred stock	—	50,000	—	—	—	50,000
Proceeds from debtor in possession financing	—	5,000	—	—	—	5,000
Principal payment of debtor in possession financing	—	(5,000)	—	—	—	(5,000)
Payment of deferred loan costs	—	(2,491)	—	—	—	(2,491)
Noncontrolling interest contributions	—	—	—	1,825	—	1,825
Noncontrolling interest distributions	—	—	—	(1,897)	—	(1,897)
Advances to affiliates	—	—	—	(4)	4	—
Intercompany receivables/payables	—	(2,665)	(173)	2,659	179	—

Net cash provided by (used in) financing activities	—	75,699	(173)	2,083	183	77,792

Net increase (decrease) in cash and cash equivalents	—	61,825	5	(1,359)	—	60,471
Cash and cash equivalents at beginning of period	—	14,333	47	5,681	—	20,061

Cash and cash equivalents at end of period	$—	$76,158	$52	$4,322	$—	$80,532

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

(DEBTOR-IN-POSSESSION)

Year Ended December, 2011 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash provided by (used in) operating activities	$—	$127,757	$87	$(166,495)	$—	$(38,651)

Investing activities
Distributions from unconsolidated joint ventures	—	1,435	—	—	—	1,435
Purchases of property and equipment	—	725	(131)	(722)	—	(128)
Investments in subsidiaries	—	29,412	—	—	(29,412)	—

Net cash provided by (used in) investing activities	—	31,572	(131)	(722)	(29,412)	1,307

Financing activities
Principal payments on notes payable	—	(82,531)	—	70,999	—	(11,532)
Noncontrolling interest contributions	—	—	—	6,605	—	6,605
Noncontrolling interest distributions	—	—	—	(8,954)	—	(8,954)
Advances to affiliates	—	—	(3)	(29,341)	29,344	—
Intercompany receivables/payables	—	(131,964)	(37)	131,933	68	—

Net cash (used in) provided by financing activities	—	(214,495)	(40)	171,242	29,412	(13,881)

Net (decrease) increase in cash and cash equivalents	—	(55,166)	(84)	4,025	—	(51,225)
Cash and cash equivalents at beginning of period	—	69,499	131	1,656	—	71,286

Cash and cash equivalents at end of period	$—	$14,333	$47	$5,681	$—	$20,061

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended December 30, 2010 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash provided by (used in) operating activities	$—	$27,863	$(1,245)	$(2,499)	$—	$24,119

Investing activities
Investment in and advances to unconsolidated joint ventures	—	(194)	—	—	—	(194)
Distributions from unconsolidated joint venture	—	4,183	—	—	—	4,183
Purchases of property and equipment	—	101	(165)	—	—	(64)
Investments in subsidiaries	—	(361)	12	—	349	—

Net cash provided by (used in) investing activities	—	3,729	(153)	—	349	3,925

Financing activities
Proceeds from borrowings on notes payable	—	7,087	—	—	—	7,087
Principal payments on notes payable	—	(52,797)	—	—	—	(52,797)
Net cash paid for repurchase of Senior Notes	—	(31,268)	—	—	—	(31,268)
Noncontrolling interest contributions	—	—	—	6,546	—	6,546
Noncontrolling interest distributions	—	—	—	(3,913)	—	(3,913)
Advances to affiliates	—	—	(19)	(744)	763	—
Intercompany receivables/payables	—	(362)	1,437	37	(1,112)	—

Net cash (used in) provided by financing activities	—	(77,340)	1,418	1,926	(349)	(74,345)

Net (decrease) increase in cash and cash equivalents	—	(45,748)	20	(573)	—	(46,301)
Cash and cash equivalents at beginning of period	—	115,247	111	2,229	—	117,587

Cash and cash equivalents at end of period	$—	$69,499	$131	$1,656	$—	$71,286

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820 Fair Value Measurements and Disclosure, (“ASC 820”) the Company is required to disclose the estimated fair value of financial instruments. As of December 31, 2012 and 2011, the Company used the following assumptions to estimate the fair value of each type of financial instrument for which it is practicable to estimate:

•

Notes Payable—The carrying amount is a reasonable estimate of fair value of the notes payable because the loans were entered into during the final quarter of the year and/or the outstanding balance at year end is expected to be repaid within one year;

•	8 1/2 Senior Notes—The 8 1/2 Senior Notes are traded over the counter and their fair values were based upon quotes from industry sources;

•

Senior Secured Term Loan—The face amount of the term loan as of December 31, 2011 is $206.0 million. However, the renegotiated principal amount of the loan in accordance with the joint plan of reorganization is $235.0 million. Since the joint plan of reorganization was filed on December 19, 2011, the renegotiated amount of the term loan is a reasonable fair value as of December 31, 2011; and

•	Old Senior Notes Payable—The Senior Notes were traded over the counter and their fair values were based upon quotes from industry sources, as of December 31, 2011.

The following table excludes cash and cash equivalents, restricted cash, receivables and accounts payable, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments. The estimated fair values of financial instruments are as follows (in thousands):

	Successor		Predecessor
	December 31, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial liabilities:
Notes payable	$13,248	$13,248	$74,009	$74,009
8 1/2% Senior Notes due 2020	$325,000	$338,000	$—	$—
Senior Secured Term Loan due 2015	$—	$—	$206,000	$235,000
7 5/8% Senior Notes due 2012	$—	$—	$66,704	$20,469
10 3/4% Senior Notes due 2013	$—	$—	$138,912	$40,614
7 1/2% Senior Notes due 2014	$—	$—	$77,867	$21,742

ASC 820 establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. The Company used Level 3 to measure the fair value of its Notes Payable, and Senior Secured Term Loan, and Level 2 to measure the fair value of its 8 1/2 Senior Notes and Old Senior Notes Payable. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table represents a reconciliation of the beginning and ending balance for the Company’s Level 3 fair value measurements:

		Senior
	Notes	Secured
	Payable	Term Loan
	(in thousands)
Fair Value at December 31, 2011 (Predecessor)	$74,009	$235,000
Change in balance related to plan of reorganization (1)	—	—
Repayments of principal (2)	(74,009)	(235,000)
Borrowings of principal (3)	13,248	—
Increase in value during the period	—	—

Fair Value at December 31, 2012 (Successor)	$13,248	$—

(1)	Change is representative of payoff of the loan for the value reported at December 31, 2011, and not the face amount of the notes that were eliminated in accordance with the joint plan of reorganization.
(2)	Represents the actual amount of principal repaid
(3)	Represents the actual amount of principal borrowed

Non-financial Instruments

The Company adopted FASB ASC Topic 820 in 2008, however, disclosure of certain non-financial portions of the statement were deferred until the 2009 reporting period. These non-financial homebuilding assets are those assets for which the Company recorded valuation adjustments during 2011 on a nonrecurring basis. See Note 7, “Real Estate Inventories” for further discussion of the valuation of real estate inventories.

The following table summarizes the fair-value measurements of its non-financial assets for the year ended December 31, 2011:

	Fair Value Hierarchy	Fair Value at Measurement Date(1)	Impairment Charges for the Year Ended December 31, 2011(1)
	(in thousands)
Land under development and homes completed and under construction(2)	Level 3	$94,751	$34,835
Inventory held for future development(3)	Level 3	$74,146	$93,479

(1)	Amounts represent the aggregate fair values for communities where the Company recognized noncash inventory impairment charges during the year ended December 31, 2011.
(2)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $129.6 million was written down to its fair value of $94.8 million, resulting in total impairments of $34.8 million for the year ended December 31, 2011.
(3)	In accordance with FASB ASC 360-10-35, inventory under this caption with a carrying value of $167.6 million was written down to its fair value of $74.1 million, resulting in total impairments of $93.5 million for the year ended December 31, 2011.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair values determined to be Level 3 include the use of internal assumptions, estimates and financial forecasts. Valuations of these items are therefore sensitive to the assumptions used. Fair values represent the Company’s best estimates as of the measurement date, based on conditions existing and information available at the date of issuance of the consolidated financial statements. Subsequent changes in conditions or information available may change assumptions and estimates, as outlined in more detail within “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Fair values determined using Level 3 inputs, were primarily based on the estimated future cash flows discounted for inherent risk associated with each asset. These discounted cash flows are impacted by: the risk-free rate of return; expected risk premium based on estimated land development; construction and delivery timelines; market risk from potential future price erosion; cost uncertainty due to development or construction cost increases; and other risks specific to the asset or conditions in the market in which the asset is located at the time the assessment is made.

In addition, for the year ended December 31, 2011, the Company engaged a third-party valuation advisor to assess values of market comparables on land held for future development. These factors are specific to each community and may vary among communities.

Note 12—Related Party Transactions

For the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, the Company incurred reimbursable on-site labor costs of $27,000 and $276,000, respectively, and for the year ended December 31, 2011 and 2010, the Company incurred reimbursable on-site labor costs of $318,000 and $217,000, respectively, for providing customer service to real estate projects developed by entities controlled by William Lyon and William H. Lyon. At December 31, 2012 and December 31, 2011, $7,000 and $24,000, respectively, was due to the Company for reimbursable on-site labor costs, all of which was paid.

Effective April 1, 2011 upon approval by the Company’s board of directors at that time, the Company and an entity controlled by General William Lyon and William H. Lyon entered into a Human Resources and Payroll Services contract to provide that the affiliate will pay the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced. The Company earned fees of $52,000 and $180,000, during the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, respectively, and fees of $362,000 and $426,000 during the year ended December 31, 2011 and 2010, respectively, related to this agreement. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

On September 3, 2009, Presley CMR, Inc., a California corporation (“Presley CMR”) and wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement (“PSA”) with an affiliate of General William Lyon to sell an aircraft. The PSA provided for an aggregate purchase price for the Aircraft of $8.3 million, (which value was the appraised fair market value of the Aircraft), which consisted of: (i) cash in the amount of $2.1 million to be paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the Aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

For the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through December 31, 2012, the Company incurred charges of $118,000 and $668,000, respectively, and for the year ended December 31, 2011 and 2010, the Company incurred charges of $786,000 and $786,000, respectively, related to rent on its corporate office, from a trust of which William H. Lyon is the sole beneficiary. The current lease expires in March 2013 and the Company has decided to relocate its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Note 13—Income Taxes

On December 19, 2011, the Parent and certain of its subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware. On February 25, 2012, the group of companies emerged from the Chapter 11 bankruptcy proceedings.

The following summarizes the (provision) benefit from income taxes (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Current
Interest on uncertain tax provisions	$—	$—	$—	$75
Federal	—	—	—	347
State	(11)	—	(10)	(10)

	$(11)	$—	$(10)	$412

Income taxes differ from the amounts computed by applying the applicable federal statutory rates due to the following (in thousands):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Benefit (provision) for federal income taxes at the statuatory rate	$3,098	$(79,935)	$67,662	$48,019
Provision for state income taxes, net of federal income tax benefits	(7)	—	(6)	(6)
Valuation allowance	(2,195)	(14,991)	(66,265)	(47,949)
Nondeductible items-reorganization costs	(709)	94,925	(1,379)	—
Nondeductible items-other	(194)	(3)	(22)	—
Other	(4)	4	—	348

	$(11)	$—	$(10)	$412

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Temporary differences giving rise to deferred income taxes consist of the following (in thousands):

	December 31,
	2012	2011
Deferred tax assets
Impairment and other reserves	$73,947	$102,216
Compensation deductible for tax purposes when paid	987	970
State income tax provisions deductible when paid for federal tax purposes	4	3
Effect of book/tax differences for joint ventures	1,002	1,563
Effect of book/tax differences for capitalized interest/general and administrative	—	891
Other	318	318
AMT credit carryover	2,698	2,698
Unused recognized built-in loss	16,349	—
Net operating loss	113,314	99,586
Valuation allowance	(200,048)	(202,322)

	8,571	5,923
Deferred tax liabilities
Effect of book/tax differences for joint ventures	(5,597)	(5,923)
Effect of book/tax differences for capitalized interest/general and administrative	(2,974)	—

	(8,571)	(5,923)

	$—	$—

At December 31, 2012, the Company had gross federal and state net operating loss carryforwards totaling approximately $243.8 million and $508.3 million, respectively. Federal net operating loss carryforwards begin to expire in 2028 and state net operating loss carryforwards begin to expire in 2013. In addition, as of December 31, 2012, the Company had unused federal and state built-in losses of $42.1 million and $27.9 million, respectively, which expire in 2017.

In connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, the Company experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, or the IRC, as of February 25, 2012. Section 382 of the IRC contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards and certain built-in losses or deductions recognized during the five-year period after the ownership change. The Company is able to retain a portion of its U.S. federal and state net operating loss and tax credit carryforwards, or the “Tax Attributes”, in connection with the ownership change. However the IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. In the Company’s situation, the limitation under the IRC will generally be based on the value of the equity (for purposes of the applicable tax rules) on or immediately following the time of emergence. As a result, the Company’s future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds the Company’s annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s ability to utilize Tax Attributes.

In assessing the benefits of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carry back years, the scheduled

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of December 31, 2012, due to uncertainties surrounding the realization of the cumulative federal and state deferred tax assets, the Company has a full valuation allowance against the deferred tax assets. The valuation allowance for the years ended December 31, 2012, 2011 and 2010 was $200.0 million, $202.3 million and $125.8 million, respectively.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which is now codified as FASB ASC 740, Income Taxes. FASB ASC 740 prescribes a recognition threshold and a measurement criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered more likely than not to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. The Company records interest and penalties related to uncertain tax positions as a component of the provision for income taxes. At January 1, 2008, and for the years ended December 31, 2008 through December 31, 2012, the Company has no unrecognized tax benefits.

In compliance with the Company’s election to recognize interest income (expense) and penalties related to uncertain tax positions in the income tax provision, $75,000 of interest income related to the income tax refund receivable, recorded under the provisions of FASB ASC 740, is included in the benefit from income taxes for the twelve months ended December 31, 2010.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years ending 2009 through 2012. The Company is subject to various state income tax examinations for calendar tax years ending 2008 through 2012.

Note 14—Business Combination

The Company acquired 100% of various entities which operate under the Village Homes brand (“Village Homes”) in the Denver metropolitan area, Fort Collins, and Granby, Colorado markets on December 7, 2012. The purchase price was $33.2 million in cash and the acquisition has been accounted for as a business combination in accordance with FASB ASC Topic 805, Business Combinations. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. The acquisition of Village Homes allowed the Company to expand into the Denver market, one of the largest and fastest growing housing markets in the United States, adding a fifth region while diversifying the Company’s existing portfolio. The acquisition eliminated lead-time and start-up costs of expanding into a new market, and provided a platform that can grow significantly without the need for additional general and administrative expenses.

The assets and liabilities acquired through the purchase of Village Homes were as follows (in thousands):

Real estate inventories owned	$32,923
Other assets, net	1,463
Intangibles	907
Receivables	70
Accounts payable	(1,029)
Accrued expenses	(1,133)

Cash paid for acquisitions, net	$33,201

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In connection with the acquisition of Village Homes, the Company incurred acquisition related expenses of $0.2 million which are included in general and administrative expense in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

Since acquisition, Village Homes contributed $5.4 million in home sales revenue and $0.01 million in net income which is included in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012.

For the period from February 25, 2012 through December 31, 2012, period from January 1, 2012 through February 24, 2012, and the year ended December 31, 2011, the below unaudited pro forma information has been prepared to give effect to the Village Homes acquisition as if it occurred on January 1, 2011 (in thousands except number of shares and per share data):

	(unaudited)
	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31, 2011
Revenue	$405,635	$28,521	$261,933
Net (loss) income available to common stockholders	$(9,617)	$228,074	$(189,457)
(Loss) income per common share, basic and diluted	$(0.09)	$228,074	$(189,457)
Weighted average common shares outstanding, basic and diluted	103,037,842	1,000	1,000

The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—(Loss) Income Per Common Share

Basic and diluted (loss) income per common share for the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the year ended December 31, 2011 and 2010 were calculated as follows (in thousands, except number of shares and per share amounts):

	Successor	Predecessor
	Period from February 25 through December 31, 2012	Period from January 1 through February 24, 2012	Year Ended December 31,
			2011	2010
Basic weighted average number of shares outstanding	103,037,842	1,000	1,000	1,000
Effect of dilutive securities:
Preferred shares, stock options, and warrants (1)	—	N/A	N/A	N/A

Diluted average shares outstanding	103,037,842	1,000	1,000	1,000
Net (loss) income available to common stockholders	$(11,602)	$228,383	$(193,330)	$(136,786)

Basic (loss) income per common share	$(0.11)	$228,383	$(193,330)	$(136,786)
Dilutive (loss) income per common share	$(0.11)	$228,383	$(193,330)	$(136,786)
Antidilutive securities not included in the calculation of diluted (loss) income per common share (weighted average):
Preferred shares	68,002,529	N/A	N/A	N/A
Vested stock options	3,171,535	N/A	N/A	N/A
Unvested stock options	1,585,767	N/A	N/A	N/A
Warrants	15,737,294	N/A	N/A	N/A

(1)	For periods with a net loss, all potentially dilutive shares related to the preferred shares, options to acquire common stock, and warrants were excluded from the diluted loss per common share calculations because the effect of their inclusion would be antidilutive, or would decrease the reported loss per common share.

Note 16—Redeemable Convertible Preferred Stock

As of December 31, 2012, there were 77,005,744 shares of Convertible Preferred Stock, $0.01 par value per share, or the Convertible Preferred Stock, outstanding, of which 64,831,831 shares were issued in accordance with our plan of reorganization, in exchange for aggregate cash consideration of $50.0 million. In conjunction with the application of fresh start accounting, the fair value of the Convertible Preferred Stock was $56.4 million upon emergence.

On October 12, 2012, the Company entered into a Subscription Agreement between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc. (“Paulson”), pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of Class A Common Stock, for $16.0 million in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14.0 million in cash, for an aggregate purchase price of $30.0 million.

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) authorizes the issuance of up to 80,000,000 shares of redeemable convertible preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock.

Holders of our Convertible Preferred Stock are entitled to receive cumulative dividends at a rate of 6% per annum consisting of (i) cash dividends at the rate of 4% paid quarterly in arrears, and (ii) accreting dividends accruing at the rate of 2% per annum (the “Convertible Preferred Dividends”). During the period from February 25, 2012 through December 31, 2012, the company recorded preferred stock dividends of $2.7 million. During the period from February 25, 2012 through December 31, 2012, $1.7 million was paid in cash and $0.9 million of accreting dividends are included in Convertible Preferred Stock as of December 31, 2012.

In the event that the Corporation declares or pays any dividends upon any Common Stock (whether payable in cash, securities, other property or otherwise), the Corporation shall also declare and pay to the holders of the Convertible Preferred Stock at the same time that it declares and pays such dividends to the holders of such Common Stock the dividends declared and paid with respect to such Common Stock as if all of the outstanding Convertible Preferred Stock had been converted into such Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of such Common Stock entitled to such dividends are to be determined.

Upon the occurrence of the Conversion Date (as defined in the Charter), each share of Convertible Preferred Stock will automatically convert into such number of fully paid and non-assessable shares of Class A Common Stock as is determined by dividing the Convertible Preferred Original Issue Price (as defined in the Charter) by the then applicable Convertible Preferred Conversion Price (as defined in the Charter). In connection with any such conversion, the Company will also pay (i) any accrued but unpaid Convertible Preferred Dividends on any shares of Convertible Preferred Stock being converted (including, without limitation, any accreting dividends not previously paid), which amounts will be paid in cash out of funds legally available therefore if such payment would not violate any covenants imposed by agreements entered into in good faith governing the indebtedness of the Company and its subsidiaries, or, to the extent not so permitted or so available, in shares of Class A Common Stock, based on the fair market value of such common stock at such time, and (ii) in cash, the value of any fractional share of Class A Common Stock otherwise issuable to any such Convertible Preferred Stockholder.

To the extent not previously converted to common stock, the Company will redeem all the outstanding shares of Convertible Preferred Stock on the fifteenth anniversary of the date of first issuance at a price per share payable in cash and equal to the Convertible Preferred Original Issue Price plus accrued and unpaid Convertible Preferred Dividends in respect thereof.

The Company initially recorded the redeemable convertible preferred stock at its fair value based on the option pricing model stated above in Note 3. Since the initial measurement and recording of the redeemable convertible preferred stock is greater than its redemption value, the Company would assess the probability of redemption at each reporting date. As of December 31, 2012, the preferred stock is not currently redeemable and ultimate redemption is not currently probable, since the redemption would only occur if the preferred stock is still outstanding in 15 years. In addition, the preferred stock will likely convert to common shares prior to that date. At such time that redemption was deemed probable, the Company would adjust the carrying value to its redemption value with the offsetting adjustment to additional paid in capital. Further, upon a conversion of the preferred into common shares, the carrying value of the preferred stock would be reclassified to common stock and additional paid in capital on that date. The redemption value of the redeemable convertible preferred stock as of December 31, 2012 was $64.0 million, excluding the accreted dividends of $0.9 million.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17—Equity

Common Stock

As of December 31, 2012, we had 120,105,557 shares of common stock outstanding. In conjunction with the Plan as discussed in Notes 2, 3 and 4, the Company issued the following shares of common stock: (i) 44,793,255 shares of Class A, $0.01 par value per share, in exchange for old senior notes claims, as described above, (ii) 31,464,548 shares of Class B, $0.01 par value per share, in exchange for aggregate consideration of $25 million, and a warrant to purchase 15,737,294 shares of Class B Common Stock, at $2.07 per share, (iii) 12,966,366 shares of Class C, $0.01 par value per share, in exchange for cash consideration of $10.0 million, and (iv) the issuance of an additional 3,144,000 shares of Class C Common Stock to Luxor Capital Group LP as a transaction fee in consideration for providing the backstop commitment of the offering of Class C shares and shares of Convertible Preferred Stock in connection with the Plan. In December 2012, an affiliate of Luxor Capital Group LP elected to convert 90,028 shares of its Class C Common Stock into 90,028 shares of Class A Common Stock.

On June 28, 2012, the Company consummated the purchase of certain real property (comprising of approximately 165 acres) in San Diego County, California; San Bernardino County, California; Maricopa County, Arizona; and Clark County, Nevada, representing seven separate residential for sale developments, comprising of over 1,000 lots. The aggregate purchase price of the property was $21.5 million. The Company paid $11.0 million cash, and issued 10,000,000 shares of Class A Common Stock, to investment vehicles managed by affiliates of Colony Capital, LLC as consideration for the property.

On October 1, 2012, the Company approved the grant of an aggregate of 3,120,000 restricted shares of Class D common stock of the Company, and an aggregate of 4,757,302 options to purchase shares of Class D common stock of the Company, of which 1,115,302 represent “five-year” options and 3,642,000 represent “ten-year” options to certain officers of California Lyon. In addition, the Company granted 256,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant.

On October 12, 2012, the Company entered into a Subscription Agreement between the Company and WLH Recovery Acquisition LLC, a Delaware limited liability company and investment vehicle managed by affiliates of Paulson & Co. Inc. (“Paulson”), pursuant to which, the Company issued to Paulson (i) 15,238,095 shares of Class A Common Stock, for $16.0 million in cash and (ii) 12,173,913 shares of the Company’s Convertible Preferred Stock, for $14.0 million in cash, for an aggregate purchase price of $30.0 million.

Upon the occurrence of the Conversion Date, each share of Class C Common Stock will automatically convert into one share of Class A Common Stock, and each share of Class B Common Stock will automatically convert into one share of Class A Common Stock, if a majority of the shares of Class B Common Stock then outstanding vote in favor of such conversion. If, at any time (whether before, on or after the Conversion Date), any share of Class B Common Stock is not owned, beneficially or of record, by either General William Lyon or William H. Lyon, their sibling, spouses and lineal descendants, any entities wholly owned by one or more of the foregoing persons, or any trusts or other estate planning vehicles for the benefit of any of the foregoing, then such share of Class B Common Stock will automatically convert into one share of Class A Common Stock.

All of our outstanding shares of common stock have been validly issued and fully paid and are non-assessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. Holders of our common stock have no preference, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities.

With the exception of the dividends to be paid out to holders of our Convertible Preferred Stock, the Company does not intend to declare or pay cash dividends in the foreseeable future. Any determination to pay

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dividends to holders of our common stock will be at the discretion of our board of directors. The payment of cash dividends is restricted under the terms of our Amended and Restated Senior Secured Term Loan Agreement and the indenture governing the Notes.

In conjunction with the adoption of fresh start accounting, the Company allocated the fair market value of the common stock of $43.1 million as of February 24, 2012.

Warrants

The holders of Class B Common Stock hold warrants to purchase 15,737,294 shares of Class B Common Stock at an exercise price of $2.07 per share. The expiration date of the Class B Warrants is February 24, 2017. The Warrants were assigned a value of $1.0 million in conjunction with the adoption of fresh start accounting and are recorded in additional paid-in capital.

Note 18—Stock Based Compensation

In 2012, the Company adopted the William Lyon Homes 2012 Equity Incentive Plan (the “Plan”). The Plan was approved by the Board of Directors and the Company’s stockholders, and is administered by the Compensation Committee of the Board. The provisions of the Plan allow for a variety of stock-based compensation awards, including stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, deferred stock unit awards, dividend equivalent awards, stock payment awards and performance awards and other stock-based awards, to certain executives, directors, and non-executives of California Lyon. The Company believes that such awards provide a means of compensation to attract and retain qualified employees and better align the interests of our employees with those of our stockholders. Option awards are granted with an exercise price equal to the market price at the date of grant.

Under the plan, 13,699,565 shares of the Company’s Class D common stock have been reserved for issuance. In 2012, the Company granted an aggregate of 2,499,293 restricted shares of Class D common stock of the Company, and an aggregate of 4,757,302 stock options to purchase shares of Class D common stock of the Company, of which 1,115,302 represent “five-year” options and 3,642,000 represent “ten-year” options.

The five-year options are subject to mandatory exercise upon the earlier of an initial public offering (“IPO”) of the Company, or five years, provided, that if the IPO occurs prior to the applicable vesting date of the options, such options will be exercised upon the applicable vesting date. The five-year options and ten-year options will be incentive stock options to the maximum extent permitted by law. Each of the restricted stock and option awards vests as follows: 50% of the shares and options vested on October 1, 2012, the date of grant, with the remaining 50% of the shares and options vesting in three equal installments on each of December 31, 2012, 2013 and 2014, subject to the recipient’s continued employment through the applicable vesting date and accelerated vesting as set forth in the applicable award agreement. In addition, the Company granted 256,500 shares of Restricted Stock to its non-employee directors, which were fully vested on the date of grant.

The Company uses the fair value method of accounting for stock options granted to employees which requires us to measure the cost of employee services received in exchange for the stock options, based on the grant date fair value of the award. The fair value of the awards is estimated using the Black-Scholes option-pricing model. The resulting cost is recognized on a straight line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period.

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each employee option awarded was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	Period from February 25, 2012 through December 31,
	2012	2011	2010
Expected dividend yield	0%	N/A	N/A
Risk-free interest rate	0.55%	N/A	N/A
Expected volatility	79%	N/A	N/A
Expected life (in years)	4.73	N/A	N/A

The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. Further, the forfeiture rate also affects the amount of aggregate compensation. These inputs are subjective and generally require significant judgment.

The risk-free interest rate that we use is based on the United States Treasury yield in effect at the time of grant for zero coupon United States Treasury notes with maturities approximating each grant’s expected life. Given our limited history with employee grants, we use the “simplified” method in estimating the expected term for our employee grants. The “simplified” method is calculated as the average of the time-to-vesting and the contractual life of the options. Our expected volatility is derived from the historical volatilities of several unrelated public companies within the homebuilding industry, because we have no trading history on our common stock. When making the selections of our peer companies within the homebuilding industry to be used in the volatility calculation, we also considered the stage of development, size and financial leverage of potential comparable companies. We estimate our forfeiture rate based on an analysis of our actual forfeitures, of which we had none, and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors.

Summary of Stock Option Activity

Stock option activity under the Plan at December 31, 2012 and changes during the period from February 25, 2012 through December 31, 2012 were as follows (there is no activity in prior periods as the options were granted in the fourth quarter of 2012):

	Period from February 25, 2012 through December 31, 2012
	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	—	N/A	N/A	N/A
Granted (1)	4,757,302	$1.05	4.48	$—
Exercised	—	N/A	N/A	N/A
Cancelled	—	N/A	N/A	N/A
Options outstanding at end of year	4,757,302	$1.05	4.48	$—
Options vested and expected to vest	4,757,302	$1.05	4.48	$—
Options exercisable at end of year (2)	3,171,535	$1.05	4.48	$—
Price range of options exercised	N/A
Price range of options outstanding	$1.05
Total shares available for future grants at end of year	6,442,970

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	The weighted average grant date fair value of the stock options was $0.64.
(2)	The fair value of shares vested during the period from February 25, 2012 through December 31, 2012 was $2.0 million.

The following table summarizes information associated with stock options granted to executives, directors, and non-executives that are vested and expected to vest in future reporting periods:

	Period from February 25, 2012 through December 31, 2012
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Executives	4,467,892	$1.05
Directors	—	N/A
Non-Executives	289,410	$1.05

Total	4,757,302	$1.05	4.48	$—

The following table summarizes information associated with stock options granted to executives, directors, and non-executives that are exercisable at December 31, 2012:

	Period from February 25, 2012 through December 31, 2012
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Executives	2,978,595	$1.05
Directors	—	N/A
Non-Executives	192,940	$1.05

Total	3,171,535	$1.05	4.48	$—

Summary of Nonvested (Restricted) Shares Activity

	Period from February 25, 2012 through December 31, 2012
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested shares at beginning of year	—	N/A
Granted	2,499,293	$1.05
Vested	1,592,965	$1.05
Cancelled	—	$1.05
Non-vested shares at end of year	906,328	$1.05

In conjunction with the issuance of the equity grants in October 2012, the Company recorded stock based compensation expense of $3.7 million which is included in general and administrative expense in the consolidated statement of operations for the period from February 25, 2012 through December 31, 2012, and expects to record approximately $1.0 million per year thereafter. There was no stock based compensation expense recognized in the years ended December 31, 2011 and 2010. As of December 31, 2012, $2.0 million of

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

total unrecognized stock based compensation expense is expected to be recognized as an expense by the Company in the future over a weighted average period of two years. The total value of restricted stock awards which fully vested during the period from February 25, 2012 through December 31, 2012 was $1.7 million. There is no recognized tax benefit for the period from February 25, 2012 through December 31, 2012, period from January 1, 2012 through February 25, 2012 and the year ended December 31, 2011, and 2010.

Note 19—Commitments and Contingencies

The Company’s commitments and contingent liabilities include the usual obligations incurred by real estate developers in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is a defendant in various lawsuits related to its normal business activities. We believe that the accruals we have recorded for probable and reasonably estimable losses with respect to these proceedings are adequate and that, as of December 31, 2012, it was not reasonably possible that an additional material loss had been incurred in an amount in excess of the estimated amounts already recognized on our consolidated financial statements. We evaluate our accruals for litigation and regulatory proceedings at least quarterly and, as appropriate, adjust them to reflect (i) the facts and circumstances known to us at the time, including information regarding negotiations, settlements, rulings and other relevant events and developments; (ii) the advice and analyses of counsel; and (iii) the assumptions and judgment of management. Similar factors and considerations are used in establishing new accruals for proceedings as to which losses have become probable and reasonably estimable at the time an evaluation is made. Based on our experience, we believe that the amounts that may be claimed or alleged against us in these proceedings are not a meaningful indicator of our potential liability. The outcome of any of these proceedings, including the defense and other litigation-related costs and expenses we may incur, however, is inherently uncertain and could differ significantly from the estimate reflected in a related accrual, if made. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a related accrual or if no accrual had been made, could be material to our consolidated financial statements.

We have non-cancelable operating leases primarily associated with our office facilities. Rent expense under cancelable and non-cancelable operating leases totaled $2.6 million, $0.7 million, $4.4 million and $4.4 million in the period from February 25, 2012 through December 31, 2012, the period from January 1, 2012 through February 24, 2012 and the years ended December 31, 2011 and 2010, respectively, and is included in general and administrative expense in our consolidated statements of operations for the respective periods. The table below shows the future minimum payments under non-cancelable operating leases at December 31, 2012 (in thousands).

Year Ended December 31
2013	$1,349
2014	1,260
2015	618
2016	556
2017	580
Thereafter	2,654

Total	$7,017

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements. As a land owner benefited by these improvements, the Company is responsible for the assessments on its land. When properties are sold, the

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assessments are either prepaid or the buyers assume the responsibility for the related assessments. Assessment district bonds issued after May 21, 1992 are accounted for under the provisions of EITF 91-10, “Accounting for Special Assessment and Tax Increment Financing Entities” issued by the Emerging Issues Task Force of the Financial Accounting Standards Board on May 21, 1992, now codified as FASB ASC Topic 970-470, Real Estate—Debt, and recorded as liabilities in the Company’s consolidated balance sheet, if the amounts are fixed and determinable.

As of December 31, 2012, the Company had $0.9 million in deposits as collateral for outstanding irrevocable standby letters of credit to guarantee the Company’s financial obligations under certain contractual arrangements in the normal course of business. The standby letters of credit were secured by cash as reflected as restricted cash on the accompanying consolidated balance sheet. The beneficiary may draw upon these letters of credit in the event of a contractual default by the Company relating to each respective obligation. These letters of credit generally have a stated term of 12 months and have varying maturities throughout 2013, at which time the Company may be required to renew to coincide with the term of the respective arrangement.

The Company also had outstanding performance and surety bonds of $64.4 million at December 31, 2012 related principally to its obligations for site improvements at various projects. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows. As of December 31, 2012, the Company had $60.9 million of project commitments relating to the construction of projects.

The Company has provided unsecured environmental indemnities to certain lenders, joint venture partners and land sellers. In each case, the Company has performed due diligence on the potential environmental risks including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the guaranteed parties for damages related to environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners.

See Note 10 for additional information relating to the Company’s guarantee arrangements.

In addition to the land bank agreements discussed below, the Company has entered into various purchase option agreements with third parties to acquire land. As of December 31, 2012, the Company has made non-refundable deposits of $3.8 million. The Company is under no obligation to purchase the land, but would forfeit remaining deposits if the land were not purchased. The total purchase price under the option agreements is $97.1 million as of December 31, 2012.

Land Banking Arrangements

The Company enters into purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers the Company’s right in such purchase agreements to entities owned by third parties (“land banking arrangements”). These entities use equity contributions and/or incur debt to finance the acquisition and development of the land. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit existing deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

associated with land holdings. ASC 810 requires the consolidation of the assets, liabilities and operations of the Company’s land banking arrangements that are VIEs, of which none existed at December 31, 2012.

The Company participates in one land banking arrangement, which is not a VIE in accordance with ASC 810, but which is consolidated in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. The Company has recorded the remaining purchase price of the land of $39.0 million, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying consolidated balance sheet as of December 31, 2012, and represents the remaining net cash to be paid on the remaining land takedowns.

In 2012, the Company made additional deposits of $2.5 million. In conjunction with the deposits, the Company reduced real estate inventories not owned and liabilities from inventories not owned in the amount of $2.5 million.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (dollars in thousands):

	Successor	Predecessor
	December 31,
	2012	2011
Total number of land banking projects	1	1

Total number of lots (1)	610	625

Total purchase price	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	199	225

Purchase price	$39,029	$47,408

Forfeited deposits if lots are not purchased	$27,734	$25,234

(1)	Total number of lots in the land banking project was reduced by 15 as of December 31, 2012 as compared to December 31, 2011 because of a change in product mix in future projects.

Note 20—Subsequent Events

No events have occurred subsequent to December 31, 2012, other than that listed below, that have required recognition or disclosure in the Company’s financial statements.

On May 21, 2013, the Company completed its initial public offering of 10,005,000 shares of Class A Common Stock, which consisted of 7,177,500 shares sold by the Company and 2,827,500 shares sold by the selling stockholder. The 10,005,000 shares in the offering were sold at a price to the public of $25.00 per share. The Company raised total net proceeds of approximately $165.0 million in the offering, after deducting the underwriting discount and estimated offering expenses. The Company did not receive any proceeds from the sale of shares by the selling stockholder.

In connection with the offering, the Company completed a common stock recapitalization which included a 1-for-8.25 reverse stock split of its Class A Common Stock (the “Class A Reverse Split”), the conversion of all

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding shares of the Company’s Class C Common Stock, Class D Common Stock and Convertible Preferred Stock into Class A Common Stock on a one-for-one basis and as automatically adjusted for the Class A Reverse Split, and a 1-for-8.25 reverse stock split of its Class B Common Stock. Upon completion of the offering, the Company had 27,623,629 shares of Class A Common Stock outstanding, excluding shares issuable upon exercise of outstanding stock options, and 3,813,885 shares of Class B Common Stock outstanding, excluding shares underlying a warrant to purchase additional shares of Class B Common Stock. The warrant was amended to extend the term from five years to ten years, and the Warrant will now expire on February 24, 2022.

The tables below show the proforma effect of the 1-for-8.25 reverse stock split as of and for the Successor periods presented. The 1-for-8.25 reverse stock split should not be retroactively applied to the Predecessor periods as the Company’s reorganization was a recapitalization event, thus the Predecessor period is not meant to be comparable with the Successor period.

	December 31, 2012
	Before stock split	After stock split
William Lyon Homes shares outstanding
Common stock, Class A	70,121,378	8,499,558
Common stock, Class B	31,464,548	3,813,885
Common stock, Class C	16,020,338	1,941,859
Common stock, Class D	2,499,293	302,945

Total number of shares outstanding	120,105,557	14,558,246

	Period from February 25 through December 31, 2012
	Before stock split	After stock split
(Loss) income per common share, basic and diluted	$(0.11)	$(0.93)
Weighted average common shares outstanding, basic and diluted	103,037,842	12,489,435

WILLIAM LYON HOMES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21— Unaudited Summarized Quarterly Financial Information

Summarized unaudited quarterly financial information for the years ended December 31, 2012 and 2011 is as follows (in thousands except per share data):

	Predecessor	Successor
	Period from January 1 through February 24, 2012	Period from February 25 through March 31, 2012
			Three Months Ended
			June 30,	September 30,	December 31,
			2012	2012	2012
Sales	$16,687	$15,109	$145,051	$85,942	$102,833
Cost of sales	(14,598)	(13,063)	(131,272)	(70,795)	(82,859)

Gross profit	2,089	2,046	13,779	15,147	19,974
Other income, costs and expenses, net	226,408	(7,028)	(14,836)	(14,681)	(21,262)

Net income (loss)	228,497	(4,982)	(1,057)	466	(1,288)

Net income (loss) available to common stockholders	$228,383	$(5,351)	$(2,550)	$(1,507)	$(2,194)

Income (loss) per common share, basic and diluted	$228,383	$(0.06)	$(0.03)	$(0.01)	$(0.02)

	Predecessor
	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
	2011	2011	2011	2011
Sales	$36,574	$57,795	$53,703	$58,983
Cost of sales	(31,885)	(51,121)	(46,645)	(59,072)

Gross profit (loss)	4,689	6,674	7,058	(89)
Other income, costs and expenses, net	(15,866)	(17,759)	(46,758)	(130,837)

Net loss	(11,177)	(11,095)	(39,700)	(130,926)
Net loss attributable to William Lyon Homes	$(11,225)	$(11,171)	$(39,634)	$(131,300)

Loss per common share, basic and diluted	$(11,225)	$(11,171)	$(39,634)	$(131,300)

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	Successor
	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents — Note 1	$66,404	$71,075
Restricted cash — Note 1	853	853
Receivables	20,026	14,789
Real estate inventories — Note 4
Owned	439,491	421,630
Not owned	39,029	39,029
Deferred loan costs, net	7,054	7,036
Goodwill	14,209	14,209
Intangibles, net of accumulated amortization of $6,379 as of March 31, 2013 and $5,757 as of December 31, 2012	3,998	4,620
Other assets, net	7,842	7,906

Total assets	$598,906	$581,147

LIABILITIES AND EQUITY
Accounts payable	$24,193	$18,735
Accrued expenses	47,749	41,770
Liabilities from inventories not owned — Note 12	39,029	39,029
Notes payable — Note 5	22,269	13,248
8 1/2% Senior Notes due November 15, 2020 — Note 5	325,000	325,000

	458,240	437,782

Commitments and contingencies — Note 12
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, par value $0.01 per share; 80,000,000 shares authorized; 77,005,744 shares issued and outstanding at March 31, 2013 and December 31, 2012	71,571	71,246
Equity:
William Lyon Homes stockholders’ equity
Common stock, Class A, par value $0.01 per share; 340,000,000 shares authorized; 70,121,378 shares issued and outstanding at March 31, 2013 and December 31, 2012	701	701
Common stock, Class B, par value $0.01 per share; 50,000,000 shares authorized; 31,464,548 shares issued and outstanding at March 31, 2013 and December 31, 2012	315	315
Common stock, Class C, par value $0.01 per share; 120,000,000 shares authorized; 16,020,338 shares issued and outstanding at March 31, 2013 and December 31, 2012	160	160
Common stock, Class D, par value $0.01 per share; 30,000,000 shares authorized; 3,084,585 and 2,499,293 shares outstanding at March 31, 2013 and December 31, 2012, respectively	31	25
Additional paid-in capital	73,418	73,113
Accumulated deficit	(15,124)	(11,602)

Total William Lyon Homes stockholders’ equity	59,501	62,712
Noncontrolling interest — Note 2	9,594	9,407

Total equity	69,095	72,119

Total liabilities and equity	$598,906	$581,147

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Operating revenue
Home sales	$76,434	$15,109	$16,687
Construction services — Note 1	4,419	3,195	8,883

	80,853	18,304	25,570

Operating costs
Cost of sales — homes	(63,328)	(13,063)	(14,598)
Construction services — Note 1	(4,038)	(2,896)	(8,223)
Sales and marketing	(4,668)	(1,093)	(1,944)
General and administrative	(8,524)	(2,213)	(3,302)
Amortization of intangible assets	(622)	(1,402)	—
Other	(485)	(599)	(187)

	(81,665)	(21,266)	(28,254)

Operating loss	(812)	(2,962)	(2,684)
Interest expense, net of amounts capitalized — Note 1	(1,284)	(1,714)	(2,507)
Other income, net	87	47	230

Loss before reorganization items	(2,009)	(4,629)	(4,961)
Reorganization items, net	(464)	(353)	233,458

Net (loss) income	(2,473)	(4,982)	228,497
Less: Net income attributable to noncontrolling interest	(75)	(77)	(114)

Net (loss) income attributable to William Lyon Homes	(2,548)	(5,059)	228,383
Preferred stock dividends	(974)	(292)	—

Net (loss) income available to common stockholders	$(3,522)	$(5,351)	$228,383

(Loss) income per common share, basic and diluted	$(0.03)	$(0.06)	$228,383

Weighted average common shares outstanding, basic and diluted	120,300,654	92,368,169	1,000

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(in thousands)

(unaudited)

	William Lyon Homes Stockholders
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Non- Controlling Interest	Total
	Shares	Amount
Balance — December 31, 2012	120,106	$1,201	$73,113	$(11,602)	$9,407	$72,119
Net (loss) income	—	—	—	(2,548)	75	(2,473)
Cash contributions by members of consolidated entities	—	—	—	—	112	112
Issuance of restricted stock	585	6	(6)	—	—	—
Stock based compensation	—	—	311	—	—	311
Preferred stock dividends	—	—	—	(974)	—	(974)

Balance — March 31, 2013	120,691	$1,207	$73,418	$(15,124)	$9,594	$69,095

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Operating activities
Net (loss) income	$(2,473)	$(4,982)	$228,497
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	914	1,490	586
Stock based compensation expense	311	—	—
Reorganization items:
Cancellation of debt	—	—	(298,831)
Plan implementation and fresh start adjustments	—	—	49,302
Write off of deferred loan costs	—	—	8,258
Net changes in operating assets and liabilities:
Restricted cash	—	(1)	—
Receivables	(5,237)	(146)	941
Real estate inventories — owned	(16,099)	(86)	(7,047)
Real estate inventories — not owned	—	—	1,250
Other assets	687	(289)	206
Accounts payable	5,458	(1,107)	4,618
Accrued expenses	5,979	825	(3,851)
Liabilities from real estate inventories not owned	—	—	(1,250)

Net cash used in operating activities	(10,460)	(4,296)	(17,321)

Investing activities
Purchases of property and equipment	(683)	—	—

Net cash used in investing activities	(683)	—	—

Financing activities
Proceeds from borrowings on notes payable	20,235	—	—
Principal payments on notes payable	(12,976)	(4,176)	(616)
Proceeds from reorganization	—	—	30,971
Proceeds from issuance of convertible preferred stock	—	—	50,000
Proceeds from debtor in possession financing	—	—	5,000
Principal payment of debtor in possession financing	—	—	(5,000)
Payment of deferred loan costs	(250)	—	(2,491)
Payment of preferred stock dividends	(649)	—	—
Noncontrolling interest contributions	112	1,246	1,825
Noncontrolling interest distributions	—	(2,231)	(1,897)

Net cash provided by (used in) financing activities	6,472	(5,161)	77,792

Net (decrease) increase in cash and cash equivalents	(4,671)	(9,457)	60,471
Cash and cash equivalents — beginning of period	71,075	80,532	20,061

Cash and cash equivalents — end of period	$66,404	$71,075	$80,532

Supplemental disclosures of non-cash investing and financing activities:
Issuance of note payable related to land acquisition	$1,762	$—	$—

Land contributed in lieu of cash for common stock	$—	$—	$4,029

Accretion of payable in kind dividends on convertible preferred stock	$325	$—	$—

Preferred stock dividends, accrued	$163	$292	$—

See accompanying notes to condensed consolidated financial statements

WILLIAM LYON HOMES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Basis of Presentation and Significant Accounting Policies

Operations

William Lyon Homes, a Delaware corporation (“Parent” and together with its subsidiaries, the “Company”), are primarily engaged in designing, constructing, marketing and selling single-family detached and attached homes in California, Arizona, Nevada and Colorado (under the Village Homes brand).

Basis of Presentation

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of March 31, 2013 and December 31, 2012 and revenues and expenses for the three months ended March 31, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012. Accordingly, actual results could differ from those estimates. The significant accounting policies using estimates include real estate inventories and cost of sales, impairment of real estate inventories, warranty reserves, loss contingencies, sales and profit recognition, accounting for variable interest entities, and fresh start accounting. The current economic environment increases the uncertainty inherent in these estimates and assumptions.

The condensed consolidated financial statements include the accounts of the Company and all majority-owned and controlled subsidiaries and joint ventures, and certain joint ventures and other entities which have been determined to be variable interest entities in which the Company is considered the primary beneficiary (see Note 2). The accounting policies of the joint ventures are substantially the same as those of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

We applied the accounting under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 852 (“ASC 852”), “Reorganizations,” as of February 24, 2012. Therefore, our consolidated balance sheet as of December 31, 2012, which is referred to as that of the “Successor”, includes adjustments resulting from the reorganization and application of ASC 852. References to the “Successor” in the condensed consolidated financial statements and the notes thereto refer to the Company after giving effect to the reorganization and application of ASC 852. References to the “Predecessor” refer to the Company prior to the reorganization and application of ASC 852.

The consolidated financial statements were prepared from our books and records without audit and include all adjustments (consisting of only normal recurring accruals) necessary to present a fair statement of results for the interim periods presented. Readers of this quarterly report should refer to our audited consolidated financial statements as of December 31, 2012, and for the periods from January 1, 2012 through February 24, 2012 and February 25, 2012 through December 31, 2012, which are included in our 2012 Annual Report on Form 10-K, as certain disclosures that would substantially duplicate those contained in the audited financial statements have not been included in this report.

Real Estate Inventories

Real estate inventories are carried at cost net of impairment losses and fresh start accounting adjustments, if any. Real estate inventories consist primarily of land deposits, land and land under development, homes completed and under construction, and model homes. All direct and indirect land costs, offsite and onsite improvements and applicable interest and other carrying charges are capitalized to real estate projects during periods when the project is under development. Land, offsite costs and all other common costs are allocated to land parcels benefited based upon relative fair values before construction. Onsite construction costs and related carrying charges (principally interest and property taxes) are allocated to the individual homes within a phase based upon the relative sales value of the homes. The Company relieves its accumulated real estate inventories through cost of sales for the estimated cost of homes sold. Selling expenses and other marketing costs are expensed in the period incurred. A provision for warranty costs relating to the Company’s limited warranty plans is included in cost of sales and accrued expenses at the time the sale of a home is recorded. The Company generally reserves approximately one to one and one quarter percent of the sales price of its homes against the possibility of future charges relating to its one-year limited warranty and similar potential claims, except for Colorado, where the Company provides a third party warranty policy upon close of escrow. Factors that affect the Company’s warranty liability include the number of homes under warranty, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amounts as necessary. Changes in the Company’s warranty liability for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Warranty liability, beginning of period	$14,317	$14,000	$14,314
Warranty provision during period	611	166	187
Warranty payments during period	(1,091)	(353)	(845)
Warranty charges related to pre-existing warranties during period	113	88	199
Fresh start adjustment	—	—	145

Warranty liability, end of period	$13,950	$13,901	$14,000

Interest incurred under the Company’s debt obligations, as more fully discussed in Note 5, is capitalized to qualifying real estate projects under development. Any additional interest charges related to real estate projects not under development are expensed in the period incurred. Interest activity for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, are as follows (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Interest incurred	$7,151	$4,234	$7,145
Less: Interest capitalized	5,867	2,520	4,638

Interest expense, net of amounts capitalized	$1,284	$1,714	$2,507

Cash paid for interest	$222	$1,189	$8,924

Construction Services

The Company accounts for construction management agreements using the Percentage of Completion Method in accordance with FASB ASC Topic 605 Revenue Recognition (“ASC 605”). Under ASC 605, the Company records revenues and expenses as a contracted project progresses, and based on the percentage of costs incurred to date compared to the total estimated costs of the contract.

The Company entered into construction management agreements to build, sell and market homes in certain communities. For such services, the Company will receive fees (generally 3 to 5 percent of the sales price, as defined) and may, under certain circumstances, receive additional compensation if certain financial thresholds are achieved.

Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, receivables, and deposits. The Company typically places its cash investments in investment grade short-term instruments. Deposits, included in other assets, are due from municipalities or utility companies and are generally collected from such entities through fees assessed to other developers. The Company is an issuer of, or subject to, financial instruments with off-balance sheet risk in the normal course of business which exposes it to credit risks. These financial instruments include letters of credit and obligations in connection with assessment district bonds. These off-balance sheet financial instruments are described in more detail in Note 12.

Cash and Cash Equivalents

Short-term investments with a maturity of three months or less when purchased are considered cash equivalents. The Company’s cash and cash equivalents balance exceeds federally insurable limits as of March 31, 2013 and December 31, 2012. The Company monitors the cash balances in its operating accounts and adjusts the cash balances between accounts based on operational needs; however, these cash balances could be negatively impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Restricted Cash

Restricted cash consists of deposits made by the Company to a bank account as collateral for the use of letters of credit to guarantee the Company’s financial obligations under certain other contractual arrangements in the normal course of business.

Deferred Loan Costs

Deferred loan costs represent debt issuance cost and are primarily amortized to interest expense using the straight line method which approximates the effective interest method.

Goodwill

In accordance with the provisions of ASC 350, Intangibles, Goodwill and Other, goodwill amounts are not amortized, but rather are analyzed for impairment at the reporting segment level. Goodwill is analyzed on an annual basis, or when indicators of impairment exist. We have determined that we have five reporting segments, as discussed in Note 3, and we perform an annual goodwill impairment analysis during the fourth quarter of each fiscal year.

Intangible Assets

Recorded intangible assets primarily relate to construction homes in backlog, management contracts, and joint venture management fee contracts recorded in conjunction with ASC 852 and FASB ASC 805, Business Combinations, related to the Village Homes acquisition in 2012 (see Note 9 for more information). Such assets were valued based on expected cash flows related to home closings, and the asset is amortized on a per unit basis, as homes under the contracts close.

Income (loss) per common share

The Company computes income (loss) per common share in accordance with FASB ASC Topic 260, Earnings per Share, which requires income (loss) per common share for each class of stock to be calculated using the two-class method. The two-class method is an allocation of income (loss) between the holders of common stock and a company’s participating security holders.

Basic income (loss) per common share is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock outstanding. For purposes of determining diluted income (loss) per common share, basic income (loss) per common share is further adjusted to include the effect of potential dilutive common shares outstanding.

Income Taxes

Income taxes are accounted for under the provisions of FASB ASC Topic 740, Income Taxes (“ASC 740”), using an asset and liability approach. Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

Reclassifications

Certain balances on the financial statements and certain amounts presented in the notes have been reclassified in order to conform to current year presentation.

Note 2—Variable Interest Entities and Noncontrolling Interests

During the year ended December 31, 2012, the Company formed a joint venture, Lyon Branches, LLC, for the purpose of land development and homebuilding activities. The Company, as the managing member, has the power to direct the activities of the VIE since it manages the daily operations and has exposure to the risks and rewards of the VIE, as based on the division of income and loss per the joint venture agreement. Therefore, the Company is the primary beneficiary of the joint venture, and the VIE was consolidated as of March 31, 2013 and December 31, 2012.

As of March 31, 2013, the assets of the consolidated VIEs totaled $27.0 million, of which $1.7 million was cash and $22.1 million was real estate inventories. The liabilities of the consolidated VIEs totaled $8.6 million, primarily comprised of accounts payable and accrued liabilities.

As of December 31, 2012, the assets of the consolidated VIEs totaled $24.7 million, of which $1.1 million was cash and $20.4 million was real estate inventories. The liabilities of the consolidated VIEs totaled $6.4 million, primarily comprised of accounts payable and accrued liabilities. The Company recorded a $1.6 million valuation adjustment to the noncontrolling interest account on one VIE in accordance with the adoption of ASC 852.

Note 3—Segment Information

The Company operates one principal homebuilding business. In accordance with FASB ASC Topic 280, Segment Reporting (“ASC 280”), the Company has determined that each of its operating divisions is an operating segment.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. The Company’s Executive Chairman, Chief Executive Officer and Chief Operating Officer have been identified as the chief operating decision makers. The Company’s chief operating decision makers direct the allocation of resources to operating segments based on the profitability and cash flows of each respective segment.

The Company’s homebuilding operations design, construct and sell a wide range of homes designed to meet the specific needs in each of its markets. In accordance with the aggregation criteria defined by ASC 280, the

Company’s homebuilding operating segments have been grouped into five reportable segments: Southern California, consisting of an operating division with operations in Orange, Los Angeles, San Bernardino and San Diego counties; Northern California, consisting of an operating division with operations in Contra Costa, Sacramento, San Joaquin, Santa Clara, Solano and Placer counties; Arizona, consisting of operations in the Phoenix, Arizona metropolitan area; Nevada, consisting of operations in the Las Vegas, Nevada metropolitan area; and Colorado, consisting of operations in the Denver, Colorado metropolitan area, Fort Collins, and Granby, Colorado markets. Colorado does not meet the quantitative requirements for segment reporting per ASC 280, however management believes that information about the segment is useful to readers of the financial statements.

Corporate develops and implements strategic initiatives and supports the Company’s operating divisions by centralizing key administrative functions such as finance and treasury, information technology, risk management and litigation and human resources.

Segment financial information relating to the Company’s operations was as follows (in thousands):

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Operating revenue:
Southern California	$11,246	$7,557	$7,759
Northern California	13,338	3,674	11,014
Arizona	21,629	3,788	4,316
Nevada	14,761	3,285	2,481
Colorado	19,879	—	—

Total operating revenue	$80,853	$18,304	$25,570

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Net (loss) income
Southern California	$(674)	$(986)	$(19,131)
Northern California	1,130	(240)	6,195
Arizona	1,085	(468)	9,928
Nevada	1,069	(472)	(1,738)
Colorado	723	—	—
Corporate	(5,806)	(2,816)	233,243

Net (loss) income	$(2,473)	$(4,982)	$228,497

	Successor
	March 31, 2013	December 31, 2012
Homebuilding assets:
Southern California	$205,145	$195,688
Northern California	33,579	31,293
Arizona	180,684	173,847
Nevada	56,407	51,141
Colorado	35,760	37,668
Corporate(1)	87,331	91,510

Total homebuilding assets	$598,906	$581,147

(1)	Comprised primarily of cash and cash equivalents, receivables, deferred loan costs, and other assets.

Note 4—Real Estate Inventories

Real estate inventories consist of the following (in thousands):

	Successor
	March 31, 2013	December 31, 2012
Real estate inventories owned:
Land deposits	$34,347	$31,855
Land and land under development	309,804	318,327
Homes completed and under construction	78,428	50,847
Model homes	16,912	20,601

Total	$439,491	$421,630

Real estate inventories not owned:(1)
Other land options contracts — land banking arrangement	$39,029	$39,029

(1)	Represents the consolidation of a land banking arrangement. Although the Company is not obligated to purchase the lots, based on certain factors, the Company has determined it is economically compelled to purchase the lots in the land banking arrangement. Amounts are net of deposits.

The Company accounts for its real estate inventories under FASB ASC 360 Property, Plant, & Equipment (“ASC 360”).

ASC 360 requires impairment losses to be recorded on real estate inventories when indicators of impairment are present and the undiscounted cash flows estimated to be generated by real estate inventories are less than the carrying amount of such assets. Indicators of impairment include a decrease in demand for housing due to softening market conditions, competitive pricing pressures, which reduce the average sales price of homes including an increase in sales incentives offered to buyers, slowing sales absorption rates, decreases in home values in the markets in which the Company operates, significant decreases in gross margins and a decrease in project cash flows for a particular project.

Management assesses land deposits for impairment when estimated land values are deemed to be less than the agreed upon contract price. The Company considers changes in market conditions, the timing of land purchases, the ability to renegotiate with land sellers, the terms of the land option contracts in question, the availability and best use of capital, and other factors. The Company records abandoned land deposits and related pre-acquisition costs in cost of sales-lots, land and other in the consolidated statements of operations in the period that it is abandoned.

As of February 24, 2012, the Company made fair value adjustments to inventory in accordance with fresh start accounting. During the three months ended March 31, 2013, and the period from February 25, 2012 through March 31, 2012, the Company did not record any impairments.

Note 5—Senior Notes and Secured Indebtedness

Notes payable consist of the following (in thousands):

	Successor
	March 31, 2013	December 31, 2012
Notes payable:
Revolving line of credit loan agreement	$13,194	$—
Construction notes payable	7,313	13,248
Seller financing	1,762	—
Senior Notes:
8 1/2% Senior Notes due November 15, 2020	$325,000	$325,000

Total notes payable and Senior Notes	$347,269	$338,248

As of March 31, 2013, the maturities of the notes payable and 8  1/2% Senior Notes are as follows (in thousands):

Year Ended March 31,
2013	$—
2014	1,762
2015	7,313
2016	13,194
2017	—
Thereafter	325,000

$347,269

8.5% Senior Notes Due 2020

On November 8, 2012, William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of the Company (“California Lyon”) completed its offering of 8.5% Senior Notes due 2020, or the New Notes, in an aggregate principal amount of $325 million. The New Notes were issued at 100% of their aggregate principal amount. The Company used the net proceeds from the sale of the New Notes, together with cash on hand, to refinance the Company’s (i) $235 million 10.25% Senior Secured Term Loan due 2015, (ii) approximately $76 million in aggregate principal amount of 12% Senior Subordinated Secured Notes due 2017, (iii) approximately $11 million in principal amount of project related debt, and (iv) to pay accrued and unpaid interest thereon.

As of both March 31, 2013 and December 31, 2012, the outstanding principal amount of the New Notes was $325 million. The New Notes bear interest at an annual rate of 8.5% per annum and is payable semiannually in arrears on May 15 and November 15, commencing on May 15, 2013, and mature on November 15, 2020. The New Notes are senior unsecured obligations of California Lyon and are unconditionally guaranteed on a senior subordinated secured basis by Parent and by certain of Parent’s existing and future restricted subsidiaries. The New Notes and the guarantees rank senior to all of California Lyon’s and the guarantors’ existing and future unsecured senior debt and senior in right of payment to all of California Lyon’s and the guarantors’ future subordinated debt. The New Notes and the guarantees are and will be effectively junior to any of California Lyon’s and the guarantors’ existing and future secured debt.

On or after November 15, 2016, California Lyon may redeem all or a portion of the New Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

Year	Percentage
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Prior to November 15, 2016, the New Notes may be redeemed in whole or in part at a redemption price equal to 100% of the principal amount plus a “make-whole” premium, and accrued and unpaid interest to, the redemption date.

In addition, any time prior to November 15, 2015, California Lyon may, at its option on one or more occasions, redeem New Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the New Notes issued prior to such date at a redemption price (expressed as a percentage of principal amount) of 108.5%, plus accrued and unpaid interest to the redemption date, with an amount equal to the net cash proceeds from one or more equity offerings.

The indenture governing the New Notes (the “Indenture”) contains covenants that limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur or guarantee certain additional indebtedness; (ii) pay dividends or make other distributions or repurchase stock; (iii) make certain investments; (iv) sell assets; (v) incur liens; (vi) enter into agreements restricting the ability of the Company’s restricted subsidiaries to pay dividends or transfer assets; (vii) enter into transactions with affiliates; (viii) create unrestricted subsidiaries; and (viii) consolidate, merge or sell all or substantially all of the Company’s and California Lyon’s assets. These covenants are subject to a number of important exceptions and qualifications as described in the Indenture. The Company was in compliance with all such covenants as of March 31, 2013.

Notes Payable

Revolving Line of Credit Loan Agreement

On March 5, 2013, California Lyon entered into a Revolving Line of Credit Loan Agreement (the “CB&T Loan Agreement”), with California Bank & Trust (“CB&T”), providing for a revolving line of credit of $30.0 million (the “CB&T Loan”). The CB&T Loan, as amended, will provide California Lyon with funds for the development of residential lots, the construction of existing and future residential home projects within the states of California, Arizona, Nevada and Colorado, the issuance of letters of credit for the payment of costs incurred or associated with those projects and other general corporate purposes. In connection with the execution of the CB&T Loan Agreement, California Lyon issued a promissory note (the “CB&T Promissory Note”), and (together with the CB&T Loan Agreement, the “CB&T Loan Documents”), in favor of CB&T. California Lyon’s obligations under the CB&T Loan are secured by, among other things, a first lien on and security interest in all the real and personal property comprising each qualified project that is secured by the CB&T Loan. Borrowings under the CB&T Loan Agreement, bear interest, payable monthly, at California Lyon’s option of either (i) a fixed rate at LIBOR plus 3.00% per annum or (ii) a variable rate at the Prime Rate, as adjusted by CB&T in accordance with the CB&T Loan Agreement, plus 1.00% per annum. The floor interest for borrowings under the CB&T Loan Agreement range from 4.25% to 5.00%, depending on California Lyon’s total debt to tangible net worth ratio. Beginning on March 5, 2015, the maximum amount available under the CB&T Loan will be reduced by $7.5 million every 90 days until the CB&T Loan matures. The CB&T Loan will mature on March 5, 2016.

All outstanding borrowings under the CB&T Loan may, at the option of CB&T, be accelerated and become immediately due and payable in the event of a default under the CB&T Loan Documents, which includes, among other things, the following events (subject to certain cure periods, as applicable): (i) the failure by California Lyon to pay any monetary amount when due under any CB&T Loan Document; (ii) the breach of certain covenants under the CB&T Loan Documents; (iii) any representations contained in the CB&T Loan Documents being materially misleading or false when made; (iv) defaults under certain other monetary obligations; (v) bankruptcy matters; (vi) litigation or proceedings that could constitute a material adverse change on California Lyon or a qualified project or (vii) certain judgments. The CB&T Loan Documents also contain negative covenants which restrict or limit California Lyon from, among other things, the following: (a) consolidating or merging with any person unless California Lyon is the surviving entity; (b) changing its fiscal year or accounting methods; (c) changing the character of California Lyon’s business; (d) suffering any change in the legal or beneficial ownership of any capital stock in California Lyon; (e) making loans or advances; (f) granting or continuing liens; (g) incurring debt and (h) acquiring assets.

In March 2013, one of the outstanding construction loans payable and its underlying collateral was rolled into the CB&T Loan. As of March 31, 2013, there was $13.2 million outstanding under the CB&T Loan.

Construction Notes Payable

In September 2012, the Company entered into two construction notes payable agreements. The first agreement has total availability under the facility of $19.0 million, to be drawn for land development and construction on one of its wholly-owned projects. The loan matures in September 2015 and bears interest at the prime rate + 1.0%, with a rate floor of 5.0%. As of December 31, 2012, the Company had borrowed $7.8 million under this facility. In March 2013, this loan and the underlying collateral was rolled into the CB&T Loan Agreement, discussed above.

The second construction note payable agreement has total availability under the facility of $17.0 million, to be drawn for land development and construction on one of its joint venture projects. The loan matures in March 2015 and bears interest at prime rate + 1%, with a rate floor of 5.0%. As of March 31, 2013 and December 31, 2012, the Company had borrowed $7.3 million and $5.4 million, respectively, under this facility. The loan will be repaid with proceeds from home closings of the project and is secured by the underlying project.

Seller Financing

At March 31, 2013, the Company had $1.8 million of notes payable outstanding related to a land acquisition for which seller financing was provided. The note bears interest at 3% per annum, is secured by the underlying land, and matures in March 2014.

GUARANTOR AND NON-GUARANTOR FINANCIAL STATEMENTS

The following consolidating financial information includes:

(1) Consolidating balance sheets as of March 31, 2013 and December 31, 2012; consolidating statements of operations for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012; and consolidating statements of cash flows for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, of (a) William Lyon Homes, as the parent, or “Delaware Lyon”, (b) William Lyon Homes, Inc., as the subsidiary issuer, or “California Lyon”, (c) the guarantor subsidiaries, (d) the non-guarantor subsidiaries and (e) William Lyon Homes, Inc. on a consolidated basis; and

(2) Elimination entries necessary to consolidate Delaware Lyon, with William Lyon Homes, Inc. and its guarantor and non-guarantor subsidiaries.

William Lyon Homes owns 100% of all of its guarantor subsidiaries and all guarantees are full and unconditional, joint and several. As a result, in accordance with Rule 3-10 (d) of Regulation S-X promulgated by the SEC, no separate financial statements are required for these subsidiaries as of March 31, 2013 and December 31, 2012, and for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012.

CONDENSED CONSOLIDATING BALANCE SHEET

(Unaudited)

March 31, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non -Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$64,125	$58	$2,221	$—	$66,404
Restricted cash	—	853	—	—	—	853
Receivables	—	16,528	293	3,205	—	20,026
Real estate inventories
Owned	—	415,081	—	24,410	—	439,491
Not owned	—	39,029	—	—	—	39,029
Deferred loan costs	—	7,054	—	—	—	7,054
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	3,998	—	—	—	3,998
Other assets	—	7,390	128	324	—	7,842
Investments in subsidiaries	58,743	21,691	—	—	(80,434)	—
Intercompany receivables	—	—	210,018	18,878	(228,896)	—

Total assets	$58,743	$589,958	$210,497	$49,038	$(309,330)	$598,906

LIABILITIES AND EQUITY
Accounts payable	$—	$23,102	$55	$1,036	$—	$24,193
Accrued expenses	—	47,485	212	52	—	47,749
Liabilities from inventories not owned	—	39,029	—	—	—	39,029
Notes payable	—	14,956	—	7,313	—	22,269
8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Intercompany payables	—	219,544	—	9,352	(228,896)	—

Total liabilities	—	669,116	267	17,753	(228,896)	458,240
Redeemable convertible preferred stock	—	71,571	—	—	—	71,571
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	58,743	(150,729)	210,230	21,691	(80,434)	59,501
Noncontrolling interest	—	—	—	9,594	—	9,594

Total liabilities and equity	$58,743	$589,958	$210,497	$49,038	$(309,330)	$598,906

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
ASSETS
Cash and cash equivalents	$—	$69,376	$65	$1,634	$—	$71,075
Restricted cash	—	853	—	—	—	853
Receivables	—	11,278	296	3,215	—	14,789
Real estate inventories
Owned	—	398,952	13	22,665	—	421,630
Not owned	—	39,029	—	—	—	39,029
Deferred loan costs	—	7,036	—	—	—	7,036
Goodwill	—	14,209	—	—	—	14,209
Intangibles	—	4,620	—	—	—	4,620
Other assets	—	7,437	146	323	—	7,906
Investments in subsidiaries	62,712	22,148	—	—	(84,860)	—
Intercompany receivables	—	—	207,239	18,935	(226,174)	—

Total assets	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

LIABILITIES AND EQUITY (DEFICIT)
Accounts payable	$—	$17,998	$39	$698	$—	$18,735
Accrued expenses	—	41,505	213	52	—	41,770
Liabilities from inventories not owned	—	39,029	—	—	—	39,029
Notes payable	—	7,809	—	5,439	—	13,248
8 1/2% Senior Notes	—	325,000	—	—	—	325,000
Intercompany payables	—	217,146	—	9,028	(226,174)	—

Total liabilities	—	648,487	252	15,217	(226,174)	437,782
Redeemable convertible preferred stock	—	71,246	—	—	—	71,246
Equity (deficit)
William Lyon Homes stockholders’ equity (deficit)	62,712	(144,795)	207,507	22,148	(84,860)	62,712
Noncontrolling interest	—	—	—	9,407	—	9,407

Total liabilities and equity (deficit)	$62,712	$574,938	$207,759	$46,772	$(311,034)	$581,147

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Three Months Ended March 31, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$54,805	$21,629	$—	$—	$76,434
Construction services	—	4,419	—	—	—	4,419
Management fees	—	—	—	—	—	—

	—	59,224	21,629	—	—	80,853

Operating costs
Cost of sales	—	(45,568)	(17,839)	79	—	(63,328)
Construction services	—	(4,038)	—	—	—	(4,038)
Sales and marketing	—	(3,485)	(997)	(186)	—	(4,668)
General and administrative	—	(8,457)	(67)	—	—	(8,524)
Amortization of intangible assets	—	(622)	—	—	—	(622)
Other	—	(484)	(1)	—	—	(485)

	—	(62,654)	(18,904)	(107)	—	(81,665)
(Loss) income from subsidiaries	(3,445)	2,539	—	—	906	—

Operating (loss) income	(3,445)	(891)	2,725	(107)	906	(812)
Interest expense, net of amounts capitalized	—	(1,284)	—	—	—	(1,284)
Other income (expense), net	—	95	(3)	(5)	—	87

(Loss) income before reorganization items	(3,445)	(2,080)	2,722	(112)	906	(2,009)
Reorganization items, net	—	(464)	—	—	—	(464)
Net (loss) income	(3,445)	(2,544)	2,722	(112)	906	(2,473)
Less: Net income attributable to noncontrolling interest	—	—	—	(75)	—	(75)

Net (loss) income attributable to William Lyon Homes	(3,445)	(2,544)	2,722	(187)	906	(2,548)
Preferred stock dividends	(974)	—	—	—	—	(974)

Net (loss) income available to common stockholders	$(4,419)	$(2,544)	$2,722	$(187)	$906	$(3,522)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from February 25, 2012 through

March 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Sales	$—	$9,910	$3,789	$1,410	$—	$15,109
Construction services	—	3,195	—	—	—	3,195
Management fees	—	65	—	—	(65)	—

	—	13,170	3,789	1,410	(65)	18,304

Operating costs
Cost of sales	—	(8,507)	(3,377)	(1,244)	65	(13,063)
Construction services	—	(2,896)	—	—	—	(2,896)
Sales and marketing	—	(786)	(210)	(97)	—	(1,093)
General and administrative	—	(2,181)	(32)	—	—	(2,213)
Amortization of intangible assets	—	(1,402)	—	—	—	(1,402)
Other	—	(504)	—	(95)	—	(599)

	—	(16,276)	(3,619)	(1,436)	65	(21,266)
(Loss) income from subsidiaries	(5,059)	2	—	—	5,057	—

Operating (loss) income	(5,059)	(3,104)	170	(26)	5,057	(2,962)
Interest expense, net of amounts capitalized	—	(1,650)	—	(64)	—	(1,714)
Other income (expense), net	—	60	(12)	(1)	—	47

(Loss) income before reorganization items and provision for income taxes	(5,059)	(4,694)	158	(91)	5,057	(4,629)
Reorganization items, net	—	(353)	—	—	—	(353)

Net (loss) income	(5,059)	(5,047)	158	(91)	5,057	(4,982)
Less: Net income attributable to noncontrolling interest	—	—	—	(77)	—	(77)

Net (loss) income attributable to William Lyon Homes	(5,059)	(5,047)	158	(168)	5,057	(5,059)
Preferred stock dividends	(292)	—	—	—	—	(292)

Net (loss) income available to common stockholders	$(5,351)	$(5,047)	$158	$(168)	$5,057	$(5,351)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating revenue
Home sales	$—	$10,024	$4,316	$2,347	$—	$16,687
Construction services	—	8,883	—	—	—	8,883
Management fees	—	110	—	—	(110)	—

	—	19,017	4,316	2,347	(110)	25,570

Operating costs
Cost of sales — homes	—	(8,819)	(3,820)	(2,069)	110	(14,598)
Construction services	—	(8,223)	—	—	—	(8,223)
Sales and marketing	—	(1,496)	(260)	(188)	—	(1,944)
General and administrative	—	(3,246)	(56)	—	—	(3,302)
Other	—	(16)	—	(171)	—	(187)

	—	(21,800)	(4,136)	(2,428)	110	(28,254)
Income from subsidiaries	228,383	11,536	—	—	(239,919)	—

Operating income (loss)	228,383	8,753	180	(81)	(239,919)	(2,684)
Interest expense, net of amounts capitalized	—	(2,407)	—	(100)	—	(2,507)
Other income (expense), net	—	266	(25)	(11)	—	230

Income (loss) before reorganization items and provision for income taxes	228,383	6,612	155	(192)	(239,919)	(4,961)
Reorganization items	—	221,796	(1)	11,663	—	233,458

Net income	228,383	228,408	154	11,471	(239,919)	228,497
Less: Net income attributable to noncontrolling interest	—	—	—	(114)	—	(114)

Net income attributable to William Lyon Homes	$228,383	$228,408	$154	$11,357	$(239,919)	$228,383

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Three Months Ended March 31, 2013 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(11,724)	$2,778	$(1,514)	$—	$(10,460)

Investing activities
Purchases of property and equipment	—	(680)	(7)	4	—	(683)
Investments in subsidiaries	—	2,996	—	—	(2,996)	—

Net cash provided (used in) by investing activities	—	2,316	(7)	4	(2,996)	(683)

Financing activities
Proceeds from borrowings on notes payable	—	18,361	—	1,874	—	20,235
Principal payments on notes payable	—	(12,976)	—	—	—	(12,976)
Payment of deferred loan costs	—	(250)	—	—	—	(250)
Payment of preferred stock dividends	—	(649)	—	—	—	(649)
Noncontrolling interest contributions	—	—	—	112	—	112
Intercompany receivables/payables	—	(329)	(2,779)	381	2,727	—
Advances to/from affiliates	—	—	1	(270)	269	—

Net cash provided (used in) by financing activities	—	4,157	(2,778)	2,097	2,996	6,472

Net (decrease) increase in cash and cash equivalents	—	(5,251)	(7)	587	—	(4,671)
Cash and cash equivalents at beginning of period	—	69,376	65	1,634	—	71,075

Cash and cash equivalents at end of period	$—	$64,125	$58	$2,221	$—	$66,404

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from February 25, 2012 through

March 31, 2012 (Successor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(3,585)	$163	$(874)	$—	$(4,296)

Investing activities
Purchases of property and equipment	—	—	(1)	1	—	—
Investments in subsidiaries	—	171	—	—	(171)	—

Net cash provided by (used in) investing activities	—	171	(1)	1	(171)	—

Financing activities
Principal payments on notes payable	—	(3,052)	—	(1,124)	—	(4,176)
Noncontrolling interest contributions	—	—	—	1,246	—	1,246
Noncontrolling interest distributions	—	—	—	(2,231)	—	(2,231)
Intercompany receivables/payables	—	(1,537)	(160)	1,526	171	—

Net cash used in financing activities	—	(4,589)	(160)	(583)	171	(5,161)

Net (decrease) increase in cash and cash equivalents	—	(8,003)	2	(1,456)	—	(9,457)
Cash and cash equivalents at beginning of period	—	74,570	52	5,910	—	80,532

Cash and cash equivalents at end of period	$—	$66,567	$54	$4,454	$—	$71,075

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Unaudited)

Period from January 1, 2012 through

February 24, 2012 (Predecessor)

(in thousands)

	Unconsolidated
	Delaware Lyon	California Lyon	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated Company
Operating activities
Net cash (used in) provided by operating activities	$—	$(13,638)	$181	$(3,864)	$—	$(17,321)

Investing activities
Purchases of property and equipment	—	(419)	(3)	422	—	—
Investments in subsidiaries	—	183	—	—	(183)	—

Net cash (used in) provided by investing activities	—	(236)	(3)	422	(183)	—

Financing activities
Principal payments on notes payable	—	(116)	—	(500)	—	(616)
Proceeds from reorganization	—	30,971	—	—	—	30,971
Proceeds from issuance of convertible preferred stock	—	50,000	—	—	—	50,000
Proceeds from debtor in possession financing	—	5,000	—	—	—	5,000
Principal payment of debtor in possession financing	—	(5,000)	—	—	—	(5,000)
Payment of deferred loan costs	—	(2,491)	—	—	—	(2,491)
Noncontrolling interest contributions	—	—	—	1,825	—	1,825
Noncontrolling interest distributions	—	—	—	(1,897)	—	(1,897)
Advances to affiliates	—	—	—	(4)	4	—
Intercompany receivables/payables	—	(2,665)	(173)	2,659	179	—

Net cash provided by (used in) financing activities	—	75,699	(173)	2,083	183	77,792

Net increase (decrease) in cash and cash equivalents	—	61,825	5	(1,359)	—	60,471
Cash and cash equivalents at beginning of period	—	14,333	47	5,681	—	20,061

Cash and cash equivalents at end of period	$—	$76,158	$52	$4,322	$—	$80,532

Note 6—Fair Value of Financial Instruments

In accordance with FASB ASC Topic 820, Fair Value Measurements and Disclosure, (“ASC 820”) the Company is required to disclose the estimated fair value of financial instruments. As of March 31, 2013 and December 31, 2012, the Company used the following assumptions to estimate the fair value of each type of financial instrument for which it is practicable to estimate:

•

Notes Payable—The carrying amount is a reasonable estimate of fair value of the notes payable because the loans were entered into during the current or prior quarter, market rates are unchanged and/or the outstanding balance at year end is expected to be repaid within one year;

•	8 1/2% Senior Notes—The 8 1/2% Senior Notes are traded over the counter and their fair values were based upon quotes from industry sources.

The following table excludes cash and cash equivalents, restricted cash, receivables and accounts payable, which had fair values approximating their carrying amounts due to the short maturities and liquidity of these instruments. The estimated fair values of financial instruments are as follows (in thousands):

	Successor
	March 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Notes payable	$22,269	$22,269	$13,248	$13,248
8 1/2% Senior Notes due 2020	$325,000	$351,000	$325,000	$338,000

ASC 820 establishes a framework for measuring fair value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. The Company used Level 3 to measure the fair value of its Notes Payable, and Level 2 to measure the fair value of its 8 1/2% Senior Notes. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. The three levels of the hierarchy are as follows:

•	Level 1—quoted prices for identical assets or liabilities in active markets;

•

Level 2—quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table represents a reconciliation of the beginning and ending balance for the Company’s Level 3 fair value measurements:

Notes Payable
(in thousands)
Fair Value at December 31, 2012	$13,248
Repayments of principal(1)	(12,976)
Borrowings of principal(2)	21,997
Increase in value during the period	—

Fair Value at March 31, 2013	$22,269

(1)	Represents the actual amount of principal repaid
(2)	Represents the actual amount of principal borrowed

Note 7—Related Party Transactions

For the three months ended March 31, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012, the Company incurred reimbursable on-site labor costs of $1,000, $27,000 and $18,000, respectively, for providing customer service to real estate projects developed by entities controlled by General William Lyon and William H. Lyon. At March 31, 2013 and December 31, 2012, $1,000 and $7,000, respectively, was due to the Company for reimbursable on-site labor costs, all of which was paid.

Effective April 1, 2011, upon approval by the Company’s board of directors at that time, the Company and an entity controlled by General William Lyon and William H. Lyon entered into a Human Resources and Payroll Services contract to provide that the affiliate will pay the Company a base monthly fee of $21,335 and a variable monthly fee equal to $23 multiplied by the number of active employees employed by such entity (which will initially result in a variable monthly fee of approximately $8,000). The amended contract also provides that the Company will be reimbursed by such affiliate for a pro rata share of any bonuses paid to the Company’s Human Resources staff (other than any bonus paid to the Vice President of Human Resources). The Company believes that the compensation being paid to it for the services provided to the affiliate is at a market rate of compensation, and that as a result of the fees that are paid to the Company under this contract, the overall cost to the Company of its Human Resources department will be reduced. The Company earned fees of $0, $52,000 and $35,000, during the three months ended March 31, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012, respectively, related to this agreement. This contract expired on August 31, 2012 and was not renewed. Any future services provided to the affiliate will be on an as needed basis and will be paid for based on an hourly rate.

On September 3, 2009, Presley CMR, Inc., a California corporation (“Presley CMR”) and a wholly owned subsidiary of California Lyon, entered into an Aircraft Purchase and Sale Agreement (“PSA”) with an affiliate of General William Lyon to sell an aircraft (the “Aircraft”). The PSA provided for an aggregate purchase price for the Aircraft of $8.3 million, (which value was the appraised fair market value of the Aircraft), which consisted of: (i) cash in the amount of $2.1 million to be paid at closing and (ii) a promissory note from the affiliate in the amount of $6.2 million. The note is secured by the Aircraft. As part of the Company’s fresh start accounting, the note was adjusted to its fair value of $5.2 million. The discount on the fresh start adjustment is amortized over the remaining life of the note. The note requires semiannual interest payments to California Lyon of approximately $132,000. The note is due in September 2016.

For the three months ended March 31, 2013, the period from January 1, 2012 through February 24, 2012, and the period from February 25, 2012 through March 31, 2012, the Company incurred charges of $197,000, $118,000 and $79,000, respectively, related to rent on its corporate office, from a trust of which William H. Lyon is the sole beneficiary. The lease expired in March 2013 and the Company relocated its corporate office upon expiration of the lease. The Company has entered into a lease for the new location with an unrelated third party.

Note 8—Income Taxes

Since inception, the Company has operated solely within the United States.

On December 19, 2011, the Parent and certain of its subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the U.S. Bankruptcy Court for the District of Delaware. On February 25, 2012, the group of companies emerged from the Chapter 11 bankruptcy proceedings.

In connection with the Company’s emergence from the Chapter 11 bankruptcy proceedings, the Company experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, or the IRC, as of February 25, 2012. Section 382 of the IRC contains rules that limit the ability of a company that undergoes an “ownership change” to utilize its net operating loss carryforwards and certain built-in losses or deductions recognized during the five-year period after the ownership change. The Company is able to retain a portion of its U.S. federal and state net operating loss and tax credit carryforwards, or the “Tax Attributes”, in connection with the ownership change. However the IRC, Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its Tax Attributes against future U.S. taxable income in the event of a change in ownership. In the Company’s situation, the limitation under the IRC will generally be based on the value of the equity (for purposes of the applicable tax rules) on or immediately following the time of emergence. As a result, the Company’s future U.S. taxable income may not be fully offset by the Tax Attributes if such income exceeds the Company’s annual limitation, and the Company may incur a tax liability with respect to such income. In addition, subsequent changes in ownership for purposes of the IRC could further diminish the Company’s ability to utilize Tax Attributes.

In addition to the impact on Tax Attributes listed above, the Company also is subject to Tax Attribute reduction pursuant to various provisions contained in IRC Section 108(e) related to the Company’s issuance of 44,793,255 shares of Parent’s new Class A Common Stock, $0.01 par value per share and a $75 million principal amount 12% Senior Subordinated Secured Note due 2017, issued by California Lyon, in exchange of for the claims held by the holders of the formerly outstanding notes of California Lyon. These transactions resulted in Cancellation of Debt (COD) income for income tax purposes of approximately $203 million. IRC Section 108(a)(1)(A) provides that COD income is excluded from gross income when the discharge occurs in a Title 11 case under the jurisdiction of the bankruptcy court. However, pursuant to IRC Section 108(b)(1), if COD income is excluded due to the application of the bankruptcy exception, the amount of excluded COD income must generally be applied to reduce certain tax attributes of the debtor. In general, such attributes would normally be reduced in the following order: (1) net operating losses (current and carryforward); (2) general business tax credits; (3) minimum tax credits; (4) capital loss carryovers; (5) tax basis of the taxpayer’s assets; (6) passive activity losses & credit carryovers; and (7) foreign tax credit carryovers. This Tax Attribute reduction occurred on January 1, 2013.

At March 31, 2013, the Company had gross federal and state net operating loss carryforwards totaling approximately $44.8 million and $332.8 million, respectively. Federal net operating loss carryforwards begin to expire in 2028 and state net operating loss carryforwards begin to expire in 2013. In addition, as of March 31, 2013, the Company had unused federal and state built-in losses of $40.4 million and $26.9 million, respectively, which expire in 2017.

During the three months ended March 31, 2013, and the periods from January 1, 2012 through February 24, 2012 and February 25, 2012 through March 31, 2012, the Company recorded no income tax expense, leading to an effective tax rate of 0% for the period. The primary driver of the effective tax rate was the valuation allowance, booked against the Company’s benefit generated by the operating loss for the quarter, discussed in detail below.

In assessing the benefits of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers taxable income in carry back years, the scheduled reversal of deferred tax liabilities, tax planning strategies and projected future taxable income in making this assessment. As of March 31, 2013, due to uncertainties surrounding the realization of the cumulative federal and state deferred tax assets, the Company has a full valuation allowance against the deferred tax assets. In connection with the Company’s Tax Attribute reduction discussed above, the Company also reduced its valuation allowance on the remaining tax attributes. The valuation allowance as of March 31, 2013 and December 31, 2012, is $120.0 million and $200.0 million, respectively. Substantially all of the change in the valuation allowance relates to the Company’s Tax Attribute reduction.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) which is now codified as FASB Topic ASC 740, Income Taxes (“ASC 740”). ASC 740 prescribes a recognition threshold and a measurement criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be considered more likely than not to be sustained upon examination by taxing authorities. The Company has taken positions in certain taxing jurisdictions for which it is more likely than not that previously unrecognized tax benefits will be recognized. The Company records interest and penalties related to uncertain tax positions as a component of the provision for income taxes. At January 1, 2008, and for the periods ended December 31, 2008 through March 31, 2013, the Company had no unrecognized tax benefits.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal income tax examination for calendar tax years ending 2009 through 2012. The Company is subject to various state income tax examinations for calendar tax years ending 2008 through 2012.

Note 9—Business Combination

The Company acquired 100% of various entities which operate under the Village Homes brand (“Village Homes”) in the Denver metropolitan area, Fort Collins, and Granby, Colorado markets on December 7, 2012. The purchase price was $33.2 million in cash and the acquisition has been accounted for as a business combination in accordance with FASB ASC Topic 805, Business Combinations. Village Homes immediately began operating as a division of the Company, as its Colorado segment. The Village Homes brand was established in 1984 and has been a leading developer and builder of move-up homes, selling more than 10,000 homes in the Denver area over the past 25 years. The acquisition of Village Homes allowed the Company to expand into the Denver market, one of the largest and fastest growing housing markets in the United States, adding a fifth region while diversifying the Company’s existing portfolio. The acquisition eliminated lead-time and start-up costs of expanding into a new market, and provided a platform that can grow significantly without the need for additional general and administrative expenses.

The assets and liabilities acquired through the purchase of Village Homes were as follows (in thousands):

Real estate inventories owned	$32,923
Other assets, net	1,463
Intangibles	907
Receivables	70
Accounts payable	(1,029)
Accrued expenses	(1,133)

Cash paid for acquisitions, net	$33,201

For the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, the below unaudited pro forma information has been prepared to give effect to the Village Homes acquisition as if it occurred on January 1, 2012 (in thousands except number of shares and per share data):

	(unaudited)
	Successor	Predecessor
	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Revenues	$21,774	$28,521
Net (loss) income available to common stockholders	$(5,551)	$227,912
(Loss) income per common share, basic and diluted	$(0.06)	$227,912
Weighted average common shares outstanding, basic and diluted	92,368,169	1,000

The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

Note 10—(Loss) Income Per Common Share

Basic and diluted (loss) income per common share for the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012 were calculated as follows (in thousands, except number of shares and per share amounts):

	Successor		Predecessor
	Three Months Ended March 31, 2013	Period from February 25 through March 31, 2012	Period from January 1 through February 24, 2012
Basic weighted average number of common shares outstanding	120,300,654	92,368,169	1,000
Effect of dilutive securities:
Preferred shares, stock options, and warrants(1)	—	—	N/A

Diluted average shares outstanding	120,300,654	92,368,169	1,000
Net (loss) income available to common stockholders	$(3,522)	$(5,351)	$228,383
Basic (loss) income per common share	$(0.03)	$(0.06)	$228,383
Dilutive (loss) income per common share	$(0.03)	$(0.06)	$228,383
Antidilutive securities not included in the calculation of diluted (loss) income per common share (weighted average):
Preferred shares	77,005,744	64,831,831	N/A
Vested stock options	3,171,535	N/A	N/A
Unvested stock options	1,585,767	N/A	N/A
Warrants	15,737,294	15,737,294	N/A

(1)	For periods with a net loss, all potentially dilutive shares related to the preferred shares, options to acquire common stock, and warrants were excluded from the diluted loss per common share calculations because the effect of their inclusion would be antidilutive, or would decrease the reported loss per common share.

Note 11—Stock Based Compensation

We account for share-based awards in accordance with ASC Topic 718, Compensation-Stock Compensation, which requires the fair value of stock-based compensation awards to be amortized as an expense over the vesting period. Stock-based compensation awards are valued at the fair value on the date of grant. Compensation expense for awards with performance based conditions is recognized over the vesting period once achievement of the performance condition is deemed probable. The fair value of awards with performance based conditions that are subject to adjustment at the discretion of the Compensation Committee are remeasured at each reporting date until such time as the performance based condition has been resolved.

During the three months ended March 31, 2013, the Company granted 585,292 shares of restricted stock and 2,404,412 shares of performance based restricted stock.

Each of the performance based restricted stock awards vests as follows: One-third of the shares of performance based restricted stock will vest on each of the first, second and third anniversaries of the grant date, subject to the Company’s achievement of a pre-established return on equity target as of the end of the 2013 fiscal year and each officer’s continued service through each vesting date, with such adjustments as may be approved by the Compensation Committee. As of March 31, 2013, the current performance condition is not considered probable, thus no compensation expense has been recognized for these awards to date.

Each of the restricted stock awards vests as follows: 50% of the shares of restricted stock will vest on each of the first and second anniversaries of the grant date. In addition, the Company granted 338,234 shares of restricted stock to its non-employee directors, which have a one year vesting schedule, with 25% vesting each quarter.

Stock based compensation expense during the three months ended March 31, 2013 was $0.3 million.

Note 12—Commitments and Contingencies

The Company’s commitments and contingent liabilities include the usual obligations incurred by real estate developers in the normal course of business. In the opinion of management, these matters will not have a material effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

The Company is a defendant in various lawsuits related to its normal business activities. We believe that the accruals we have recorded for probable and reasonably estimable losses with respect to these proceedings are adequate and that, as of March 31, 2013, it was not reasonably possible that an additional material loss had been incurred in an amount in excess of the estimated amounts already recognized on our condensed consolidated financial statements. We evaluate our accruals for litigation and regulatory proceedings at least quarterly and, as appropriate, adjust them to reflect (i) the facts and circumstances known to us at the time, including information regarding negotiations, settlements, rulings and other relevant events and developments; (ii) the advice and analyses of counsel; and (iii) the assumptions and judgment of management. Similar factors and considerations are used in establishing new accruals for proceedings as to which losses have become probable and reasonably estimable at the time an evaluation is made. Based on our experience, we believe that the amounts that may be claimed or alleged against us in these proceedings are not a meaningful indicator of our potential liability. The outcome of any of these proceedings, including the defense and other litigation-related costs and expenses we may incur, however, is inherently uncertain and could differ significantly from the estimate reflected in a related accrual, if made. Therefore, it is possible that the ultimate outcome of any proceeding, if in excess of a related accrual or if no accrual had been made, could be material to our condensed consolidated financial statements.

We have non-cancelable operating leases primarily associated with our office facilities. Rent expense under cancelable and non-cancelable operating leases totaled $0.4 million, $0.4 million, and $0.7 million, in the three months ended March 31, 2013, the period from February 25, 2012 through March 31, 2012, and the period from January 1, 2012 through February 24, 2012, respectively, and is included in general and administrative expense in our consolidated statements of operations for the respective periods. The table below shows the future minimum payments under non-cancelable operating leases at March 31, 2013 (in thousands).

Year Ended December 31
2013	$1,338
2014	1,259
2015	618
2016	556
2017	580
Thereafter	2,654

Total	$7,005

In some jurisdictions in which the Company develops and constructs property, assessment district bonds are issued by municipalities to finance major infrastructure improvements. As a land owner benefited by these improvements, the Company is responsible for the assessments on its land. When properties are sold, the assessments are either prepaid or the buyers assume the responsibility for the related assessments. Assessment district bonds issued after May 21, 1992 are accounted for under the provisions of EITF 91-10, “Accounting for Special Assessment and Tax Increment Financing Entities” issued by the Emerging Issues Task Force of the Financial Accounting Standards Board on May 21, 1992, now codified as FASB ASC Topic 970-470, Real Estate—Debt, and recorded as liabilities in the Company’s consolidated balance sheet, if the amounts are fixed and determinable.

As of March 31, 2013 and December 31, 2012, the Company had $0.9 million and $0.9 million, respectively, in deposits as collateral for outstanding irrevocable standby letters of credit to guarantee the Company’s financial obligations under certain contractual arrangements in the normal course of business. The standby letters of credit were secured by cash as reflected as restricted cash on the accompanying consolidated balance sheet. The beneficiary may draw upon these letters of credit in the event of a contractual default by the Company relating to each respective obligation. These letters of credit generally have a stated term of 12 months and have varying maturities throughout 2013, at which time the Company may be required to renew to coincide with the term of the respective arrangement.

The Company also had outstanding performance and surety bonds of $62.9 million at March 31, 2013, related principally to its obligations for site improvements at various projects. The Company does not believe that draws upon these bonds, if any, will have a material effect on the Company’s financial position, results of operations or cash flows. As of March 31, 2013, the Company had $68.2 million, of project commitments relating to the construction of projects.

The Company has provided unsecured environmental indemnities to certain lenders, joint venture partners and land sellers. In each case, the Company has performed due diligence on the potential environmental risks including obtaining an independent environmental review from outside environmental consultants. These indemnities obligate the Company to reimburse the guaranteed parties for damages related to environmental matters. There is no term or damage limitation on these indemnities; however, if an environmental matter arises, the Company could have recourse against other previous owners.

See Note 5 for additional information relating to the Company’s guarantee arrangements.

In addition to the land bank agreements discussed below, the Company has entered into various purchase option agreements with third parties to acquire land. As of March 31, 2013, the Company has made non-refundable deposits of $6.3 million. The Company is under no obligation to purchase the land, but would forfeit remaining deposits if the land were not purchased. The total purchase price under the option agreements is $139.7 million as of March 31, 2013.

Land Banking Arrangements

The Company enters into purchase agreements with various land sellers. As a method of acquiring land in staged takedowns, thereby minimizing the use of funds from the Company’s available cash or other corporate financing sources and limiting the Company’s risk, the Company transfers the Company’s right in such purchase agreements to entities owned by third parties (“land banking arrangements”). These entities use equity contributions and/or incur debt to finance the acquisition and development of the land. The entities grant the Company an option to acquire lots in staged takedowns. In consideration for this option, the Company makes a non-refundable deposit of 15% to 25% of the total purchase price. The Company is under no obligation to purchase the balance of the lots, but would forfeit existing deposits and could be subject to penalties if the lots were not purchased. The Company does not have legal title to these entities or their assets and has not guaranteed their liabilities. These land banking arrangements help the Company manage the financial and market risk associated with land holdings. ASC 810 requires the consolidation of the assets, liabilities and operations of the Company’s land banking arrangements that are VIEs, of which none existed at March 31, 2013 and December 31, 2012.

The Company participates in one land banking arrangement, which is not a VIE in accordance with ASC 810, but which is consolidated in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Under the provisions of ASC 470, the Company has determined it is economically compelled, based on certain factors, to purchase the land in the land banking arrangement. The Company has recorded the remaining purchase price of the land of $39.0 million, which is included in real estate inventories not owned and liabilities from inventories not owned in the accompanying consolidated balance sheet as of March 31, 2013 and December 31, 2012, and represents the remaining net cash to be paid on the remaining land takedowns.

Summary information with respect to the Company’s land banking arrangements is as follows as of the periods presented (dollars in thousands):

	Successor
	March 31, 2013	December 31, 2012
Total number of land banking projects	1	1

Total number of lots	610	610

Total purchase price	$161,465	$161,465

Balance of lots still under option and not purchased:
Number of lots	199	199

Purchase price	$39,029	$39,029

Forfeited deposits if lots are not purchased	$27,734	$27,734

Note 13—Subsequent Events

No events have occurred subsequent to March 31, 2013, other than that listed below, that have required recognition or disclosure in the Company’s financial statements.

On May 21, 2013, the Company completed its initial public offering of 10,005,000 shares of Class A Common Stock, which consisted of 7,177,500 shares sold by the Company and 2,827,500 shares sold by the selling stockholder. The 10,005,000 shares in the offering were sold at a price to the public of $25.00 per share. The Company raised total net proceeds of approximately $165.0 million in the offering, after deducting the underwriting discount and estimated offering expenses. The Company did not receive any proceeds from the sale of shares by the selling stockholder.

In connection with the offering, the Company completed a common stock recapitalization which included a 1-for-8.25 reverse stock split of its Class A Common Stock (the “Class A Reverse Split”), the conversion of all outstanding shares of the Company’s Class C Common Stock, Class D Common Stock and Convertible Preferred Stock into Class A Common Stock on a one-for-one basis and as automatically adjusted for the Class A Reverse Split, and a 1-for-8.25 reverse stock split of its Class B Common Stock. Upon completion of the offering, the Company had 27,623,629 shares of Class A Common Stock outstanding, excluding shares issuable upon exercise of outstanding stock options, and 3,813,885 shares of Class B Common Stock outstanding, excluding shares underlying a warrant to purchase additional shares of Class B Common Stock. The warrant was amended to extend the term from five years to ten years, and the Warrant will now expire on February 24, 2022.

The tables below show the proforma effect of the 1-for-8.25 reverse stock split as of and for the Successor periods presented. The 1-for-8.25 reverse stock split should not be retroactively applied to the Predecessor periods as the Company’s reorganization was a recapitalization event, thus the Predecessor period is not meant to be comparable with the Successor period.

	March 31, 2013		December 31, 2012
	Before stock split	After stock split	Before stock split	After stock split
William Lyon Homes shares outstanding
Common stock, Class A	70,121,378	8,499,558	70,121,378	8,499,558
Common stock, Class B	31,464,548	3,813,885	31,464,548	3,813,885
Common stock, Class C	16,020,338	1,941,859	16,020,338	1,941,859
Common stock, Class D	3,084,585	373,889	2,499,293	302,945

Total number of shares outstanding	120,690,849	14,629,191	120,105,557	14,558,246

	Three Months Ended March 31, 2013		Period from February 25 through March 31, 2012
	Before stock split	After stock split	Before stock split	After stock split
(Loss) income per common share, basic and diluted	$(0.03)	$(0.24)	$(0.06)	$(0.48)
Weighted average common shares outstanding, basic and diluted	120,300,654	14,581,897	92,368,169	11,196,142

$325,000,000

William Lyon Homes, Inc.

Exchange Offer for

8.500% Senior Notes due 2020

PROSPECTUS

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware Corporation Registrants

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided by, or granted pursuant to, Section 145 will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Second Amended and Restated Certificate of Incorporation of William Lyon Homes provides that, to the fullest extent permitted by the DGCL, a director of the company will not be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director. Further, the liability of a director of the company to the company or its stockholders for monetary damages will be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The company is authorized to provide for indemnification of directors, officers, employees and agents for breach of duty to the corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

The Second Amended and Restated Bylaws of William Lyon Homes eliminate the personal liability of directors for breach of their fiduciary duty as directors, except that a director will be liable (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent permitted by the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

The Certificate of Incorporation and the bylaws of Lyon Mayfield, Inc. both provide that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation will be eliminated or limited to the fullest extent permitted by such amendment.

The bylaws of Lyon Mayfield, Inc. and the Second Amended and Restated Bylaws of William Lyon Homes further provide that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any proceeding by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving (during such person’s tenure as director and/or officer) at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL (or other applicable law) against all expense, liability and loss reasonably incurred or suffered by such person in connection with such proceeding (for William Lyon Homes, such indemnification rights will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators). Such director or officer has the right to be paid these expenses in advance of a final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the advance payment will be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

The bylaws of Lyon Mayfield, Inc. further provide that the indemnity and insurance rights conferred by the bylaws are not exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in the corporation’s Certificate of Incorporation or bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise. The corporation may purchase and maintain insurance on behalf of certain individuals, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of law. The corporation may also create a trust fund, grant a security interest and/or use other means, as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere. The corporation may, to the extent authorized by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions providing for the indemnification and advancement of expenses of directors and officers of the corporation.

California Corporation Registrants

Subsection (b) of Section 317 of the California Corporations Code, or the California Code, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, as defined in that section, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Subsection (c) of Section 317 of the California Code further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 317 of the California Code provides that indemnification is precluded under certain circumstances, including, (i) in respect of a claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in Subsections (b) or (c) of Section 317 or in defense of any claim, issue or matter therein, such agent will be indemnified against expenses actually and reasonably incurred in connection therewith. Otherwise, Section 317 requires that indemnification must be authorized in each specific instance by either a majority vote of a quorum consisting of directors who are not parties to such proceeding, by independent legal counsel in a written opinion if such a quorum of directors is not obtainable, by approval of the shareholders, with shares owned by the person to be indemnified not being entitled to vote, or by the court in which the proceeding is or was pending upon application by the corporation or an agent or attorney or other person rendering services in connection with the defense. Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it is ultimately determined that such person is not entitled to be indemnified under Section 317.

Section 317 of the California Code further provides that the indemnification provided for under Section 317 shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent such additional rights are properly authorized. The indemnification provided for under Section 317 for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. The rights to such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of such person’s heirs, executors and administrators. Section 317 also empowers the corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

Articles of Incorporation

The Articles of Incorporation of California Equity Funding, Inc., Duxford Financial, Inc., Presley CMR, Inc., HSP Inc., Presley Homes and Sycamore CC, Inc. provide that the corporation is authorized to indemnify the directors and officers to the fullest extent permissible under California law. The Articles of Incorporation also provide that the liability of the directors for monetary damage will be eliminated to the fullest extent permissible under California law.

California Equity Funding Inc., Presley Homes, and Sycamore CC, Inc. also provide in their Articles of Incorporation that if California law is ever amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of directors will be so eliminated or limited.

The Articles of Incorporation of PH-LP Ventures, PH Ventures-San Jose and PH Rielly Ventures provide that the liability of the directors for monetary damage will be eliminated to the fullest extent permissible under California law. Additionally, the corporation is authorized to provide indemnification of agents through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject to certain statutory limitations. The Articles of Incorporation of PH Reilly Ventures limit the authorization in the previous sentence to breaches of duty to the corporation and its shareholders.

The Articles of Incorporation of William Lyon Homes, Inc. are silent regarding indemnification of directors and officers.

Bylaws

The bylaws of William Lyon Homes, Inc., California Equity Funding, Inc., Duxford Financial, Inc., Presley CMR, Inc., HSP Inc., Presley Homes and Sycamore CC, Inc. provide that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this paragraph, a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the corporation or is or was serving (during such person’s tenure as director or officer) at the request of the corporation, any other corporation, partnership, joint venture, trust or other enterprise in any capacity, whether the basis of a Proceeding is an alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the corporation to the fullest extent authorized by California General Corporation Law, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. The right to indemnification will be a contract right and will include the right to be paid by the corporation the expenses incurred in defending a Proceeding in advance of its final disposition; provided, however, that, if California General Corporation Law requires, the payment of such expenses in advance of the final disposition of a Proceeding will be made only upon receipt by the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise. No amendment to or repeal of the indemnity provisions will apply to or have any effect on any right to indemnification with respect to any acts or omissions occurring prior to such amendment or repeal. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify the person against that expense, liability or loss under the California General Corporation Law. The corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by the corporation the expenses incurred in defending a Proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of the bylaws or otherwise with respect to the indemnification and advancement of expenses of directors and officers of the corporation. The aforementioned indemnity and insurance rights are not exclusive of any other rights which any director, officer, employee or agent may have or acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the extent the additional rights to indemnification are authorized in the Articles of Incorporation of the corporation.

The Bylaws of PH-LP Ventures and PH Ventures-San Jose provide that the liability of the directors of the corporation for monetary damages will be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide indemnification of agents for breach of duty to the corporation and shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject to certain statutory limits.

The Bylaws of PH Rielly Ventures generally permit indemnification to the extent allowed by Section 317 California Code. The only significant differences between the bylaws and Section 317 California Code exist regarding the exclusivity of the indemnification and the ability of the corporation to purchase insurance. The bylaws provide that the indemnification will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, to the extent such additional rights to indemnification are authorized in the Articles of Incorporation. The rights to indemnity will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person. With regard to insurance, the fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance will not render the provisions related to insurance inapplicable if either of the following conditions are satisfied: (a) If authorized in the Articles of Incorporation, any policy is limited to the extent provided by subdivision (d) of Corporations Code Section 204 or (b) The company issuing the insurance policy is organized, licensed and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization and provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased the policy; and the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

Arizona Corporation Registrant

Section 10-850 et seq. of the Arizona Revised Statutes (“A.R.S.”) provides that a corporation may indemnify an individual made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a “proceeding”) because either

(1) the individual is or was a director against liability incurred in the proceeding and (a) the individual’s conduct was in good faith, (b) the individual (i) in the case of conduct in an official capacity with the corporation, reasonably believed that the conduct was in the corporation’s best interests, (ii) in all other cases, reasonably believed that the conduct was at least not opposed to the corporation’s best interests, and (c) in the case of any criminal proceedings, had no reasonable cause to believe the conduct was unlawful; or (2) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.

Unless limited by the articles of incorporation, a corporation must indemnify (“mandatory indemnification”) a director who was the prevailing party, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Unless limited by the articles of incorporation or Section 10-851, Subsection D of the A.R.S., a corporation must indemnify a director who while serving as a director was not an officer, employee or holder of more than five per cent of the outstanding shares of any class of stock of the corporation or of any affiliate of the corporation (“outside director”). Unless limited by the articles of incorporation, a corporation must pay an outside director’s expenses in advance of a final disposition of a proceeding, if the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in the foregoing paragraph and the director furnishes the corporation with a written undertaking executed personally, or on the director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the relevant standard of conduct. Notwithstanding the foregoing, under the provisions that apply exclusively to outside directors a corporation may not provide the indemnification or the advancement of expenses provided for in this paragraph if a court of competent jurisdiction has determined before payment that the outside director failed to meet the standards described in the foregoing paragraph and a court of competent jurisdiction does not otherwise authorize payment under Section 10-854 of the A.R.S.

Section 10-856 of the A.R.S. provides that a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because the individual is or was an officer of the corporation (1) to the same extent as a director; and (2) if the individual is an officer but not a director (or if both an officer and director, if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer), to the further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract, except for (a) liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; and (b) liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or the shareholders, or an intentional violation of criminal law.

Additionally, a corporation may, before final disposition of the proceeding, pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding; provided that the director furnishes the corporation with (i) a written affirmation of the director’s good faith belief that the director has met the relevant standard of conduct or that the proceeding involves conduct for which liability has been properly eliminated under a provision of the articles of incorporation; and (ii) a written undertaking, executed personally or on the director’s behalf, to repay the advance if the director is not entitled to mandatory indemnification and it is ultimately determined that the director did not meet the relevant standard of conduct.

A corporation may purchase and maintain insurance, including retrospectively rated and self-insured programs, on behalf of an individual who is or was a director or officer of the corporation or who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability.

Unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may also apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

A corporation’s power to indemnify, advance expenses or maintain insurance on behalf of an employee or agent is not limited by the foregoing laws.

The Articles of Incorporation of William Lyon Southwest, Inc. provide that the corporation will indemnify, to the maximum extent permitted by applicable law, any person who incurs liability or expense by reason of such person acting as an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The foregoing indemnification is mandatory when such indemnification is permitted by law. To the fullest extent permitted by the A.R.S., a director will not be liable to the corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director.

The bylaws of William Lyon Southwest, Inc. provide that the corporation will indemnify any director or officer of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed proceedings (other than an action by or in the right of the corporation) by reason of the fact that such person is or was an authorized representative of the corporation (which means a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding to the maximum extent allowed under the Arizona Business Corporations Act (“BCA”) and not prohibited by the articles of incorporation. To the extent that an authorized representative of the corporation who neither was nor is a director or officer of the corporation has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, such person will be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the corporation, be indemnified by the corporation in any other circumstances to any extent if the corporation would be required by the bylaws to indemnify such person in such circumstances to such extent if such person were or had been a director or officer of the corporation. The bylaws also provide for the payment of expenses in advance of the final disposition of such proceeding to the extent permitted under the BCA and not prohibited under the articles of incorporation. Each person who acts as an authorized representative of the corporation will be deemed to be doing so in reliance upon such rights of indemnification as are provided in the articles of incorporation or in the bylaws. The indemnification provided in the articles of incorporation or by the bylaws are not exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, statute or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office or position, and will continue as to a person who has ceased to be an authorized representative of the corporation and will inure to the benefit of the heirs and personal representative of such person.

Arizona Limited Liability Company Registrant

Section 29-610 of the A.R.S. states that, unless otherwise provided in a company’s articles of organization, an Arizona limited liability company may indemnify a member, manager, employee, officer or agent or any other person.

The Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC provides that the company will indemnify, save harmless and pay all judgments and claims against the manager and each member relating to any liability or damage incurred that is attributable to any act performed or omitted to be performed by such individual in connection with the business of the company, including attorneys’ fees incurred in connection with the defense of any action based on any such act or omission, which attorneys’ fees will be paid as incurred. The company will have the right to assume the defense in any action or claim with respect to which it is indemnifying the manager or member. No manager or member will be personally liable or responsible for any claims or obligations, whether to the company, the manager or a member, with respect to any claim or obligation for which the company has agreed to indemnity, save harmless or pay; provided however, that there will be no indemnification of the manager or a member with respect to any liability, claim or obligation attributable to such manager’s or member’s fraud, bad faith, gross negligence or willful misconduct or for any expense, cost or liability for which such manager or member is personally responsible or liable under the terms of the bylaws or any other instrument. The indemnification will apply only in the event, and to the extent, that the manager or a member is not entitled to indemnification, or other payment, from any other source (including insurance). No manager or member will be personally liable for the failure of the company to make distributions as set forth in the bylaws and will not be liable, responsible, accountable in damages or otherwise to the company or the members for any act or omission performed or omitted by such manager or member in connection with the company or its business. Notwithstanding the foregoing, the manager and members will in all instances be liable for acts or omissions in breach of the bylaws or which constitute fraud, gross negligence, willful misconduct or breach of fiduciary duty.

California General Partnership Registrant

Subsection (c) of Section 16401 of the California Code provides that a partnership will reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property.

The general partnership agreement of WLH Enterprises provides that the partnership will indemnify, defend and hold harmless to the maximum extent permitted by law each of the partners for all payments and personal liabilities incurred in the course of the partnership’s business or for the preservation of its business or property so long as such payments or liabilities were incurred (a) with a good faith belief by the partner that such action was authorized and (b) with the good faith belief that the actions taken would be in the best interests of the partnership. The partnership will pay currently the costs of defense, subject to the indemnified party’s confirming the obligation to reimburse the partnership in the event of a definitive determination that the indemnified party did not act with a good faith belief that the action was authorized and a good faith belief that the actions taken would be in the best interests of the partnership or that the indemnification is precluded by applicable law.

California Limited Liability Company Registrants

Under Section 17155 of the California Code, except for a breach of duty, the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines or expenses of any kind incurred as a result of acting in that capacity. A limited liability company may purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

The operating agreements of Duxford Insurance Services LLC and Lyon East Garrison Company I, LLC provide that except as required by California Corporations Code, Section 17000 et seq., the initial member and any additional members admitted to the company pursuant to the provisions of the operating agreement will not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the company. Except as otherwise provided in the operating agreement (or by other individual contract, in the case of Lyon East Garrison Company I, LLC), no officer or member will be liable to the company or to any member or officer for any loss or damage sustained by the company or any member or officer in such person’s capacity as such, unless the loss or damage is the result of fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law by the officer or member. To the fullest extent permitted by applicable law, an officer or member is entitled to indemnification from the company for any loss, damage, expense (including attorneys’ fees), liability or claim incurred by such officer or member by reason of any act or omission performed or omitted by such officer or member in good faith on behalf of the company and in a manner reasonably believed to be in the best interests of the company and within the scope of authority conferred on such officer or member by the operating agreement, except that no such officer or member is entitled to indemnification for any loss, damage, liability or claim incurred by such officer or member by reason of fraud, deceit, breach of fiduciary duty, reckless or intentional misconduct, gross negligence, or a knowing violation of law; provided, however, that any indemnity provided for by this paragraph be provided out of and to the extent of company assets only, no debt will be incurred by the company or the members in order to provide a source of funds for any indemnity, and no member will have any personal liability (or any liability to make any additional capital contributions) on account thereof. The indemnification will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of member(s) or otherwise.

Delaware Limited Liability Company Registrants

Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of Lyon Waterfront LLC provides that neither the member, any officer of the company nor any other authorized person or other representative of the company (for purposes of this paragraph, “Indemnified Party”) will be liable or accountable in damages or otherwise to the company for any error of judgment or any mistake of fact or law or for anything that such Indemnified Party may do or refrain from doing, except in the case of fraud, willful misconduct or gross negligence in performing or failing to perform such Indemnified Party’s duties. To the maximum extent permitted by law, the company indemnifies, defends, protects and agrees to hold each Indemnified Party wholly harmless from and against any and all loss, expense or damage suffered by such Indemnified Party by reason of anything which such Indemnified Party may do or refrain from doing for and on behalf of the company and in furtherance of its interest, except (i) for losses suffered as a result of such Indemnified Party’s fraud, willful misconduct or gross negligence in performing or in failing to perform such Indemnified Party’s duties, and (ii) any such indemnity will be recoverable only from the assets of the company and the member will not have any personal liability therefor.

The Limited Liability Company Agreement (for purposes of this paragraph, “Agreement”) of Whitney Ranch Village 5 LLC provides that except as otherwise expressly provided under the Delaware Limited Liability Company Act (for purposes of this paragraph, the “Act”), the debts, obligations and liabilities of the company will be solely the debts, obligations and liabilities of the company, and no member will be obligated personally for such solely by reason of being a member of the company, except for liability otherwise provided by the Agreement or the Act. Except as otherwise provided in the Agreement, no member or its affiliates will be liable to the company or to any other member for any losses, costs, obligations, claims, expenses, damages or liabilities (including attorneys’ fees and costs) arising from any act or omission performed or omitted by it arising out of or in connection with the Agreement or the company’s business or affairs, except in the case of (a) negligence to the extent not covered by insurance, (b) gross negligence or willful misconduct, or (c) breach of its obligations under the Agreement or under any agreement between such member or its affiliate with the company. The company will indemnify, defend with counsel satisfactory to the members, protect and hold harmless each member, its shareholders, directors, officers, constituent partners, members, managers, agents and employees (for purposes of this paragraph, an “Indemnified Party”) from and against any and all liabilities suffered by such Indemnified Party by reason of anything that such Indemnified Party may do or refrain from doing for and on behalf of the company and in furtherance of the interests of the company, except in the case of the negligence of the

Indemnified Party not covered by insurance, the gross negligence or willful misconduct of the Indemnified Party in performing or in failing to perform its duties or taking any action beyond the authority of that Indemnified Party or with respect to anything that such Indemnified Party may do or refrain from doing with respect to the ownership, management or control of any of its own affairs or assets (including its membership interest in the company) as distinct from the affairs and assets of the company. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the Agreement or the company’s business or affairs, the company will reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as are incurred in connection therewith, provided that (i) the company will exercise exclusive control over the conduct of such action or proceeding and decisions as to settlement thereof, and (ii) such Indemnified Party will promptly repay to the company the amount of any such reimbursed expenses paid to it, together with interest thereon from the date of reimbursement to the date of repayment at the lesser of fifteen percent (15%) per annum or the maximum rate then allowed by law for such indemnities, if it is ultimately determined that no indemnity was entitled. The right to indemnity from the company will survive until such time as all claims or suits arising out of the indemnified matters are barred by the applicable statute of limitations; provided that the obligations of the company will be satisfied solely out of company assets. Notwithstanding anything to the contrary contained in the Agreement, the obligations of the company or any member will (i) be in addition to any liability which the company or such member may otherwise have and (ii) inure to the benefit of the other member, its affiliates and their respective partners, members, managers, shareholders, directors, officers, employees, agents and affiliates and any successors, assigns, heirs and personal representatives of such persons.

The Limited Liability Company Agreement of Lyon Mayfield, LLC (for purposes of this paragraph, “Agreement”) provides that to the fullest extent permitted by law, neither the managing member nor the special member nor any independent manager nor any employee or agent of the company nor any employee, representative, agent or affiliate of the managing member, a special member or the independent manager (for purposes of this paragraph, the “Covered Persons”) will be liable to the company or any other person bound by the Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Agreement, except for loss, damage or claim incurred by reason of such Covered Person’s gross negligence (or, in the case of an independent manager, bad faith) or willful misconduct. To the fullest extent permitted by applicable law, a Covered Person will also be entitled to indemnification to the same extent; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and the managing member and the special member will not have personal liability on account thereof; and except for other limited exceptions. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the company prior to final disposition upon receipt by the company of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the company or to any other Covered Person, a Covered Person acting under this Agreement will not be liable to the company or to any other Covered Person bound by the Agreement for its good faith reliance on the provisions of the Agreement or any approval or authorization granted by the company in accordance with the Agreement.

The Limited Liability Company Agreement of Laguna Big Horn, LLC (for purposes of this paragraph, “Agreement”) provides that each member agrees to indemnify, defend and hold harmless the other member and the company (and their respective direct and indirect agents, employees, representatives, officers, directors, shareholders, partners or members) from and against all claims, losses, damages, cost, expense, demands, liabilities, obligations, liens, encumbrances, rights of action or attorneys’ fees (for purposes of this paragraph, “Claims”) which may arise as a result of any of the following on the part of such indemnifying member, its agents, employees, or other representatives: a default under or breach of the Agreement, most acts or omissions outside the scope of the Agreement or any act or omission that constitutes gross negligence or willful misconduct on the part of the indemnifying member. No member or its direct or indirect agents, employees, representatives, officers, directors, shareholders, partners or members will be liable to the company or to any other member for any act performed, or omitted to be performed, by it in the conduct of its duties as a member, if such act or omission is reasonably believed by such member to be within the scope of the authority of such member under the Agreement and is performed or omitted in good faith and without gross negligence or willful misconduct. The company will defend, indemnify and save harmless each member and its direct or indirect agents, employees, representatives, officers, directors, shareholders, partners or members from Claims by reason of any act performed, or omitted to be performed, in good faith and without gross negligence or willful misconduct in the conduct of its duties within the scope of its authority expressly conferred by the Agreement. Such indemnity will not be construed to limit or diminish the coverage of any member under any insurance obtained by the company. Indemnification will cover the costs and expenses of the indemnitee, including reasonable attorneys’ fees and court costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity. Payment of a Claim will not be a condition precedent to indemnification.

Nevada Limited Liability Company Registrants

Section 86.371 of the Nevada Revised Statutes (the “N.R.S.”) provides that unless otherwise provided in the articles of organization or an agreement signed by the member or manager to be charged, no member or manager of any limited liability company is individually liable for the debts or liabilities of the company.

Section 86.411 of the N.R.S. provides that a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 86.421 of the N.R.S. provides that a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 86.431 of the N.R.S. provides that to the extent that a manager, member, employee or agent of a limited-liability company has been successful in defense of any action, suit or proceeding described in the preceding two paragraphs, or in defense of any claim, issue or matter therein, the company must indemnify such person against expenses, including attorney’s fees, actually and reasonably incurred by such person in connection with the defense. Any indemnification under the preceding two paragraphs, unless ordered by a court or advanced pursuant to the procedures of the paragraph below, may be made only as authorized in the specific case upon a valid determination that indemnification is proper in the circumstances.

Section 86.441 of the N.R.S. states that the articles of organization, the operating agreement or a separate agreement may provide that the limited liability company must pay the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the action, upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the member or manager is not entitled to be indemnified.

Section 86.451 of the N.R.S. provides that the indemnification or advancement of expenses discussed above (1) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of organization or any operating agreement, vote of members or disinterested managers, if any, or otherwise, for an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 86.421 of the N.R.S. or for the advancement of expenses made pursuant to Section 86.441 of the N.R.S., may not be made to or on behalf of any member or manager if a final adjudication establishes that the member’s or the manager’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (2) continues for a person who has ceased to be a member, manager, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 86.461 of the N.R.S. permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of any current or former member, manager, employee or agent of the company, or any person who is or was serving at the request of the company as a manager, member, employee or agent of another corporation, limited-liability company, partnership, joint venture, trust or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a manager, member, employee or agent, or arising out of his or her status as such, whether or not the company has the authority to indemnify such a person against such liability and expenses.

The operating agreements of Mountain Falls, LLC and Mountain Falls Golf Course, LLC provide that the company will indemnify each member, including the managing member, if it acts as the project’s general contractor, in the managing member’s capacity as general contractor, and the company will have the power to indemnify any person, who was or is a party, or who is threatened to be made a party, to any proceeding by reason of the fact that such person was or is a member, managing member, officer, employee, or other agent of the company, or was or is serving at the request of the company as a director, officer, employee, or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner that such person reasonably believed to be in the best interests of the company, and, in the case of a criminal proceeding, such person had no reasonable cause to believe that the person’s conduct was unlawful. To the extent that an agent of the company has been successful on the merits in defense of any proceeding, or in defense of any claim, issue, or matter in any such proceeding, the agent will be indemnified against expenses actually and reasonably incurred in connection with the proceeding. In all other cases, indemnification will be provided by the company only if authorized in the specific case by a majority of members. Indemnification expenses actually and reasonably incurred may be paid by the company in advance of the final disposition of a proceeding, as authorized by the managing member, upon receipt of an undertaking by such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified by the company.

Other

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

In addition, the Company has entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

The attached exhibit index is incorporated by reference herein.

(B) FINANCIAL STATEMENT SCHEDULES

Financial schedules are omitted because they are not applicable or not required, or because the information is included herein in our financial statements and/or the notes related thereto.

ITEM 22. UNDERTAKINGS

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

WILLIAM LYON HOMES, INC.,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

WILLIAM LYON HOMES,
a Delaware corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Chairman of the Board and Executive Chairman

* Douglas K. Ammerman	Director

* Gary H. Hunt	Director

* Matthew R. Niemann	Director

* Nathaniel Redleaf	Director

* Lynn Carlson Schell	Director

* Michael Barr	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

CALIFORNIA EQUITY FUNDING, INC.,
a California corporation

By:	/s/ RICHARD S. ROBINSON
Richard S. Robinson
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* Richard S. Robinson	President, Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary, Director (Principal Financial and Accounting Officer)

* William H. Lyon	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

PH-LP VENTURES,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

DUXFORD FINANCIAL, INC.,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

SYCAMORE CC, INC.,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary, Director (Principal Financial and Accounting Officer)

* General William Lyon	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

PRESLEY CMR, INC.,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

WILLIAM LYON SOUTHWEST, INC.,
an Arizona corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

PH-RIELLY VENTURES,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

HSP INC.,
a California corporation

By:	/s/ RICHARD S. ROBINSON
Richard S. Robinson
President

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* Richard S. Robinson	President, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Treasurer, Director (Principal Financial and Accounting Officer)

* William H. Lyon	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

PH VENTURES-SAN JOSE,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

PRESLEY HOMES,
a California corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer, Director (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Richard S. Robinson	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

LYON MAYFIELD, INC.,
a Delaware corporation

By:	/s/ WILLIAM H. LYON
William H. Lyon
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary, Director (Principal Financial and Accounting Officer)

* General William Lyon	Director

* Matthew R. Zaist	Director

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

WLH ENTERPRISES,
a California general partnership

By:	William Lyon Homes, Inc.,
a California corporation
Its:	General Partner

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

By:	Presley CMR, Inc.,
a California corporation
Its:	General Partner

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer of General Partner (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of General Partner (Principal Financial and Accounting Officer)

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

LYON EAST GARRISON COMPANY I, LLC,
a California limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Sole Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Sole Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Sole Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Sole Member

* Richard S. Robinson	Director of Sole Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

LAGUNA BIG HORN, LLC,
a Delaware limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Managing Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Managing Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Managing Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Managing Member

* Richard S. Robinson	Director of Managing Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

LYON WATERFRONT LLC,
a Delaware limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Sole Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Sole Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Sole Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Sole Member

* Richard S. Robinson	Director of Sole Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC,
an Arizona limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Manager

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Manager (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Manager (Principal Financial and Accounting Officer)

* General William Lyon	Director of Manager

* Richard S. Robinson	Director of Manager

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

DUXFORD INSURANCE SERVICES LLC,
a California limited liability company

By:	Duxford Financial, Inc.,
a California corporation
Its:	Sole Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Sole Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Sole Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Sole Member

* Richard S. Robinson	Director of Sole Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

WHITNEY RANCH VILLAGE 5 LLC,
a Delaware limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Managing Member and Sole Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer of and Director of Managing Member and Sole Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Managing Member and Sole Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Managing Member and Sole Member

* Richard S. Robinson	Director of Managing Member and Sole Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

LYON MAYFIELD, LLC,
a Delaware limited liability company

By:	Lyon Mayfield, Inc.,
a Delaware corporation
Its:	Managing Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer of Managing Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, Corporate Secretary, and Director of Managing Member (Principal Financial and Accounting Officer)

* Matthew R. Zaist	Director of Managing Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

MOUNTAIN FALLS, LLC,
a Nevada limited liability company

By:	William Lyon Homes, Inc.,
a California corporation
Its:	Sole Member

	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of Sole Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of Sole Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of Sole Member

* Richard S. Robinson	Director of Sole Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on June 5, 2013.

MOUNTAIN FALLS GOLF COURSE, LLC,
a Nevada limited liability company

By:	WLH ENTERPRISES,
a California general partnership
Its:	Managing Member

	By:	William Lyon Homes, Inc.,
a California corporation
	Its:	General Partner
	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

	By:	Presley CMR, Inc.
a California corporation
	Its:	General Partner
	By:	/s/ WILLIAM H. LYON
Name: William H. Lyon
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form S-4 has been signed on June 5, 2013 by the following persons in the capacities indicated.

Signature	Title

* William H. Lyon	Chief Executive Officer and Director of General Partner of Managing Member (Principal Executive Officer)

/s/ COLIN T. SEVERN Colin T. Severn	Vice President, Chief Financial Officer, and Corporate Secretary of General Partner of Managing Member (Principal Financial and Accounting Officer)

* General William Lyon	Director of General Partner of Managing Member

* Richard S. Robinson	Director of General Partner of Managing Member

*/S/ COLIN T. SEVERN Colin T. Severn Attorney-in-Fact

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of William Lyon Homes (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

3.2	Amended and Restated Bylaws of William Lyon Homes (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

3.3	Certificate of Ownership and Merger (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on January 5, 2000).

3.4	Certificate of Ownership and Merger (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 2006).

3.5	Articles of Incorporation of William Lyon Homes, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3 filed with the Commission on November 17, 2011).

3.6+	Bylaws of William Lyon Homes, Inc.

3.7	Articles of Incorporation of California Equity Funding, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.8	Bylaws of California Equity Funding, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.9	Articles of Incorporation of PH-LP Ventures (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.10	Bylaws of PH-LP Ventures (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.11	Articles of Incorporation of Duxford Financial, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.12	Bylaws of Duxford Financial, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.13	Articles of Incorporation of Sycamore CC, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.14	Bylaws of Sycamore CC, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.15	Articles of Incorporation of Presley CMR, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.16	Bylaws of Presley CMR, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.17	Articles of Incorporation of William Lyon Southwest, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.18	Bylaws of William Lyon Southwest, Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.19	Articles of Incorporation of PH-Rielly Ventures (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

Exhibit Number	Description

3.20	Bylaws of PH-Rielly Ventures (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.21	Articles of Incorporation of HSP Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.22	Bylaws of HSP Inc. (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.23	Articles of Incorporation of PH Ventures-San Jose (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.24	Bylaws of PH Ventures-San Jose (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.25	Articles of Incorporation of Presley Homes (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.26	Bylaws of Presley Homes (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.27+	Certificate of Incorporation of Lyon Mayfield, Inc.

3.28+	Bylaws of Lyon Mayfield, Inc.

3.29	Statement of Partnership Authority of WLH Enterprises (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.30	General Partnership Agreement of WLH Enterprises (incorporated by reference to William Lyon Homes’s Form S-4/A filed with the Commission on January 10, 2005).

3.31	Articles of Organization of Lyon East Garrison Company I, LLC (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.32	Operating Agreement of Lyon East Garrison Company I, LLC (incorporated by reference to William Lyon Homes, Inc.’s Form T-3/A filed with the Commission on February 22, 2012).

3.33+	Certificate of Formation of Laguna Big Horn, LLC.

3.34+	Limited Liability Company Agreement of Laguna Big Horn, LLC.

3.35+	First Amendment to Limited Liability Company Agreement of Laguna Big Horn, LLC.

3.36+	Certificate of Formation of Lyon Waterfront LLC.

3.37+	Limited Liability Company Agreement of Lyon Waterfront LLC.

3.38+	Articles of Organization of Circle G at the Church Farm North Joint Venture, LLC.

3.39+	Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC.

3.40+	First Amendment to the Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC.

3.41+	Second Amendment to the Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC.

3.42+	Articles of Organization of Duxford Insurance Services LLC.

3.43+	Operating Agreement of Duxford Insurance Services LLC.

3.44+	Certificate of Formation of Whitney Ranch Village 5 LLC.

3.45+	Limited Liability Company Agreement of Whitney Ranch Village 5 LLC.

Exhibit Number	Description

3.46+	Amendment to Limited Liability Company Agreement of Whitney Ranch Village 5 LLC.

3.47+	Certificate of Formation of Lyon Mayfield, LLC.

3.48+	Limited Liability Company Agreement of Lyon Mayfield, LLC.

3.49+	Articles of Organization of Mountain Falls, LLC.

3.50+	Operating Agreement of Mountain Falls, LLC.

3.51+	Articles of Organization of Mountain Falls Golf Course, LLC.

3.52+	Operating Agreement of Mountain Falls Golf Course, LLC.

3.53+	Agreement Regarding Amendment to Operating Agreements of Mountain Falls, LLC and Mountain Falls Golf Course, LLC.

4.1	Supplemental Indenture dated as of November 8, 2012, by and between William Lyon Homes, Inc., William Lyon Homes, and certain of William Lyon Homes’s subsidiaries (as guarantors) and U.S. Bank National Association, as trustee (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on November 8, 2012).

4.2	Indenture (including form of 8.5% Senior Note due 2020), dated as of November 8, 2012, by and between William Lyon Homes, Inc., William Lyon Homes, certain of William Lyon Homes’s subsidiaries (as guarantors) and U.S. Bank National Association, as trustee (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on November 8, 2012).

5.1++	Opinion of Latham & Watkins LLP.

5.2+	Opinion of Bryan Cave LLC.

5.3+	Opinion of Fennemore Craig Jones Vargas.

10.1	Form of Indemnity Agreement, between William Lyon Homes, a Delaware corporation, and the directors and officers of William Lyon Homes (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 1999).

10.2	Property Management Agreement between Corporate Enterprises, Inc., a California corporation (Owner) and William Lyon Homes, Inc., a California corporation (Manager) dated and effective November 5, 1999 (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 1999).

10.3	Warranty Service Agreement between Corporate Enterprises, Inc., a California corporation and William Lyon Homes, Inc., a California corporation dated and effective November 5, 1999 (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 1999).

10.4	Standard Industrial/Commercial Single-Tenant Lease—Net between William Lyon Homes, Inc. and a trust of which William H. Lyon is the sole beneficiary (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 2000).

10.5	The Presley Companies Non-Qualified Retirement Plan for Outside Directors (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 2002).

10.6	Sixth Extension and Modification Agreement dated December 30, 2011, by and between Circle G at the Church Farm North Joint Venture, LLC, an Arizona limited liability company, and U.S. Bank National Association, a national banking association (incorporated by reference to William Lyon Homes’s Registration Statement filed August 10, 2012 (File No. 333-183249)).

Exhibit Number	Description

10.7	Aircraft Purchase and Sale Agreement dated as of September 3, 2009, by and between Presley CMR, Inc., and Martin Aviation, Inc., or its designee (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on September 10, 2009).

10.8	Secured Promissory Note dated September 9, 2009 from Martin Aviation, Inc., a California corporation payable to William Lyon Homes, Inc., a California corporation (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on September 10, 2009).

10.9	Aircraft Mortgage and Security Agreement between Martin Aviation, Inc., a California corporation and William Lyon Homes, Inc., dated as of September 9, 2009 (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on September 10, 2009).

10.10†	Project Completion Bonus Plan (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on September 20, 2010).

10.11	Form of Second Lien Notes Registration Rights Agreement, dated as of February 25, 2012, by and among William Lyon Homes, Inc. and the Holders (as defined therein) (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.12	Form of Class A Common Stock Registration Rights Agreement, dated as of February 25, 2012, by and among William Lyon Homes and the Holders (as defined therein) (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.13	Class B Common Stock and Warrant Purchase Agreement, dated as of February 25, 2012, by and between William Lyon Homes and the Purchaser (as defined therein) (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.14	Warrant to Purchase Shares of Class B Common Stock of William Lyon Homes, dated as of February 25, 2012 (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.15	Class B Common Stock Registration Rights Agreement, dated as of February 25, 2012, by and among William Lyon Homes and the Holders (as defined therein) (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.16	Form of Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement, dated as of February 25, 2012, by and among William Lyon Homes and the Holders party thereto (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.17†	Employment Agreement, dated as of February 25, 2012, by and among William Lyon Homes, William Lyon Homes, Inc. and General William Lyon (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.18†	Employment Agreement, dated as of February 25, 2012, by and among William Lyon Homes, William Lyon Homes, Inc. and William H. Lyon (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on March 6, 2012).

10.19	Amended and Restated Loan Agreement, dated April 23, 2010, between Bank of the West, a California banking corporation, Mountain Falls, LLC, a Nevada limited liability company, and Mountain Falls Golf Course, LLC, a Nevada limited liability company (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

Exhibit Number	Description

10.20	Purchase and Sale Agreement and Joint Escrow Instructions, dated June 28, 2012, by and among ColFin WLH Land Acquisitions, LLC, a Delaware limited liability company, William Lyon Homes, Inc., a California corporation, and William Lyon Homes, a Delaware corporation (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.21†	Form of Employment Agreement, dated as of July 1, 2011, by William Lyon Homes and each of Matthew R. Zaist, Colin T. Severn and Bryan W. Doyle (incorporated by reference to Exhibit 10.1 to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on July 8, 2011).

10.22†	2011 Key Employee Bonus Program (incorporated by reference to Exhibit B to Exhibit 10.1 to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on July 8, 2011).

10.23†	William Lyon Homes 2012 Equity Incentive Plan (filed as Exhibit 10.24 to William Lyon Homes’s Registration Statement on Form S-1/A (File No. 333-183249) filed December 6, 2012 and incorporated by reference herein).

10.24†	William Lyon Homes 2012 Equity Incentive Plan Stock Option Grant Notice and Stock Option Agreement (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.25†	William Lyon Homes 2012 Equity Incentive Plan Restricted Stock Award Grant Notice and Restricted Stock Award Agreement (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.26†	William Lyon Homes, Inc. Employment Agreement, dated September 1, 2012, by William Lyon Homes, Inc., a California corporation (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.27	Registration Rights Agreement, dated November 8, 2012, by and between William Lyon Homes Inc., a California corporation, William Lyon Homes, a Delaware corporation, certain of William Lyon Homes’s subsidiaries, and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers (as defined therein) (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.28	Class A Common Stock and Convertible Preferred Stock Subscription Agreement, dated October 12, 2012, by and between William Lyon Homes, a Delaware corporation and WLH Recovery Acquisition LLC, a Delaware limited liability company (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.29	Amendment of and Joinder to Class A Common Stock Registration Rights Agreement, dated October 12, 2012, by and between WLH Recovery Acquisition LLC, a Delaware limited liability company and William Lyon Homes, a Delaware corporation (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.30	Amendment of and Joinder to Class A Common Stock Registration Rights Agreement, dated October 12, 2012, by and between ColFin WLH Land Acquisitions, LLC, a Delaware limited liability company and William Lyon Homes, a Delaware corporation (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

Exhibit Number	Description

10.31	Amendment of and Joinder to Convertible Preferred Stock and Class C Common Stock Registration Rights Agreement, dated October 12, 2012, by and between WLH Recovery Acquisition LLC, a Delaware limited liability company and William Lyon Homes, a Delaware corporation (incorporated by reference to William Lyon Homes’s Amendment No. 1 to Form S-1 Registration Statement filed December 6, 2012 (File No. 333-183249)).

10.32	Construction Loan Agreement dated as of September 20, 2012 by and between Lyon Branches, LLC, a Delaware limited liability company and California Bank & Trust, a California banking corporation (incorporated by reference to William Lyon Homes’s Quarterly Report for the quarter-ended September 30, 2012).

10.33	Construction Loan Agreement dated as of September 26, 2012 by and between William Lyon Homes, Inc., a California corporation and California Bank & Trust, a California banking corporation (incorporated by reference to William Lyon Homes’s Quarterly Report for the quarter-ended September 30, 2012).

10.34†	William Lyon Homes 2012 Equity Incentive Plan Form of Restricted Stock Award Agreement (performance-based) (incorporated by reference to William Lyon Homes’s Form S-1 Registration Statement filed April 9, 2013 (File No. 333-187819)).

10.35†	Revised Form of Employment Agreement, dated April 1, 2013 (incorporated by reference to William Lyon Homes’s Form S-1 Registration Statement filed April 9, 2013 (File No. 333-187819)).

10.36†	Amendment to Employment Agreement, dated March 6, 2013, by and between William Lyon Homes, Inc., and Matthew R. Zaist (incorporated by reference to William Lyon Homes’s Form S-1 Registration Statement filed April 9, 2013 (File No. 333-187819)).

10.37	Amendment No. 1 to Warrant to Purchase Shares of Class B Common Stock (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

10.38	Form of indemnification agreement (incorporated by reference to William Lyon Homes’s Current Report on Form 8-K filed with the Commission on May 28, 2013).

12.1+	Statement Regarding the Computation of Ratio of Earnings (Loss) to Fixed Charges and Preferred Stock Dividends for the Period from January 1, 2013 through March 31, 2013 the period from January 1, 2012 through February 24, 2012, the period from February 25, 2012 through March 31, 2012 and the Period from February 25, 2012 through December 31, 2012, and for the Years Ended December 31, 2011, 2010, 2009 and 2008.

21.1	List of Subsidiaries of William Lyon Homes, a Delaware Corporation (incorporated by reference to William Lyon Homes’s Annual Report on Form 10-K for the year-ended December 31, 2012).

23.1++	Consent of Windes & McClaughry Accountancy Corporation, Independent Registered Public Accounting Firm.

23.2++	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.3++	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.4+	Consent of Bryan Cave LLP (included in Exhibit 5.2).

23.5+	Consent of Fennemore Craig Jones Vargas (included in Exhibit 5.3).

24.1+	Powers of Attorney.

25.1+	Statement of Eligibility and Qualification of U.S. Bank National Association on Form T-1.

99.1+	Form of Letter of Transmittal with Respect to the Exchange Offer.

Exhibit Number	Description

99.2+	Form of Notice of Guaranteed Delivery with Respect to the Exchange Offer.

99.3+	Form of Letter to DTC Participants Regarding the Exchange Offer.

99.4+	Form of Letter to Beneficial Holders Regarding the Exchange Offer.

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

+	Filed previously
++	Filed herewith
†	Management contract or compensatory agreement
**	Pursuant to Rule 406T of Regulation S-T, the XBRL information will not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be deemed filed or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, or otherwise subject to liability under those Sections.